UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Wolverine Bancorp, Inc.

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WOLVERINE BANCORP, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

On June 13, 2017, the boards of directors of Wolverine Bancorp, Inc. (“Wolverine”) and Horizon Bancorp (“Horizon”) approved an Agreement and Plan of Merger (the “Merger Agreement”) that provides for Wolverine to merge with and into Horizon. Immediately following the merger, Wolverine Bank, the wholly-owned subsidiary of Wolverine, will merge with and into Horizon Bank, the wholly-owned subsidiary of Horizon, with Horizon Bank as the surviving entity.

If the merger is completed, each outstanding share of Wolverine common stock (other than shares then held of record by Horizon, shares held as treasury shares of Wolverine, and certain shares held by the Wolverine Bank employee stock ownership plan) will be converted into the right to receive 1.0152 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), and $14.00 in cash. Each Wolverine stockholder also will receive cash in lieu of any fractional shares of Horizon common stock that such stockholder would otherwise receive in the merger. Additionally, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the Merger Agreement, Wolverine would have the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals required for the merger are received if Horizon’s average common stock closing price over a specified period of time decreases below $23.02 per share, and the decrease is more than 15% than the corresponding percentage performance of the SNL Small Cap U.S. Bank and Thrift Index during the same period. If Wolverine elects to exercise its termination right, Horizon has the right to prevent Wolverine’s termination under these circumstances by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Subject to the adjustments described in the Merger Agreement and based on Horizon’s closing stock price of $25.78 on August 24, 2017, the value of the aggregate consideration that Wolverine’s stockholders will receive in the merger is approximately $88.1 million. The boards of directors of both Wolverine and Horizon believe that the merger is in the best interests of each of their respective companies and shareholders.

Horizon’s common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” On June 13, 2017, the last day prior to the public announcement of the merger, the closing price of a share of Horizon common stock was $27.50, which based on the 1.0152 exchange ratio and $14.00 per share cash consideration, represented an implied value of $41.92 per share of Wolverine common stock. On August 24, 2017, the latest practicable date before the date of this document, the closing price of a share of Horizon common stock was $25.78, which based on the exchange ratio and per share cash consideration, represented an implied value of $40.17 per share of Wolverine common stock. Wolverine’s common stock is traded on the NASDAQ Capital Market under the trading symbol “WBKC.” On June 13, 2017, the closing price of a share of Wolverine common stock was $31.95. On August 24, 2017, the closing price of a share of Wolverine common stock was $39.57.

Your vote is very important. We cannot complete the merger unless the stockholders of Wolverine approve the Merger Agreement and the merger. This document is a proxy statement that Wolverine is using to solicit proxies for use at its special meeting of stockholders to be held on October 3, 2017 to vote on the Merger Agreement and the merger. This document also serves as a prospectus relating to Horizon’s issuance of up to 2,322,327 shares of Horizon common stock in connection with the merger. This proxy statement/prospectus describes the Wolverine special meeting, the merger proposal, and other related matters.

Wolverine’s board of directors has determined that the merger is advisable and in the best interests of Wolverine, and the Wolverine board of directors unanimously recommends that the Wolverine stockholders vote “FOR” the approval and adoption of the Merger Agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should carefully read this entire proxy statement/prospectus, including the appendices hereto and the documents incorporated by reference herein, because it contains important information about the merger and the related transactions. In particular, you should carefully read the information under the section entitled “Risk Factors” beginning on page 19. You can also obtain information about Horizon and Wolverine from documents that each has filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated August 29, 2017, and it is first being mailed to Wolverine’s stockholders on or about September 1, 2017.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about Horizon from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Dona Lucker, Shareholder Relations Officer

(219) 874-9272

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by September 26, 2017.

You also can obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

In addition, if you are a Wolverine stockholder and have questions about the merger or the Wolverine special meeting, need additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the following:

Wolverine Bancorp, Inc.

5710 Eastman Avenue

Midland, Michigan 48640

Attn: Rick A. Rosinski, Chief Operating Officer and Corporate Secretary

(989) 631-4280

In order to ensure timely delivery of these documents, you should make your request no later than five business days before the special meeting date, or by September 26, 2017.

All information in this proxy statement/prospectus concerning Horizon and its subsidiaries has been furnished by Horizon, and all information in this proxy statement/prospectus concerning Wolverine and its subsidiaries has been furnished by Wolverine. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to Wolverine’s stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated August 29, 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Horizon shares as contemplated by the Merger Agreement shall create any implication to the contrary.

WOLVERINE BANCORP, INC.

5710 Eastman Avenue

Midland, Michigan 48640

(989) 631-4280

Notice of Special Meeting of Stockholders

To Be Held on October 3, 2017

To the Stockholders of Wolverine Bancorp, Inc.:

We are pleased to notify you of and invite you to a special meeting of the stockholders of Wolverine Bancorp, Inc. (“Wolverine”) to be held on Tuesday, October 3, 2017, at 3:00 p.m., local time, at The Midland Center for the Arts, Auditorium Lobby, located at 1801 West St. Andrews, Midland, Michigan, to consider and vote upon the following matters:

1.	Merger Proposal. To approve and adopt the Agreement and Plan of Merger, dated June 13, 2017 (the “Merger Agreement”), by and between Horizon Bancorp (“Horizon”) and Wolverine, pursuant to which Wolverine will merge with and into Horizon, and to approve the merger.

2.	Merger-Related Compensation Proposal. A proposal to approve, on a non-binding advisory basis, the compensation payable to the named executive officers of Wolverine in connection with the merger (the “Merger-Related Compensation Proposal”).

3.	Adjournment Proposal. A proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the merger (the “Adjournment Proposal”).

4.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Appendix A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 19 of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger. The board of directors of Wolverine has fixed the close of business on August 10, 2017 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

The board of directors of Wolverine recommends that Wolverine’s stockholders vote (1) “FOR” the approval and adoption of the Merger Agreement, (2) “FOR” the approval of the Merger-Related Compensation Proposal, and (3) “FOR” the approval of the Adjournment Proposal.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement and the merger must be approved and adopted by the holders of a majority of the issued and outstanding shares of Wolverine common stock in order for the proposed merger to be consummated. IF YOU DO NOT RETURN YOUR PROXY CARD, VOTE BY TELEPHONE OR BY INTERNET, OR DO NOT VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER.

Whether or not you plan to attend the special meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope or vote by telephone or by Internet. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors,

David H. Dunn

President and Chief Executive Officer

Midland, Michigan

August 29, 2017

i

ii

APPENDICES
Appendix A Agreement and Plan of Merger	A-i
Appendix B Opinion of Keefe, Bruyette & Woods, Inc.	B-1
Appendix C Voting Agreement	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	Horizon Bancorp (“Horizon”) is proposing to acquire Wolverine Bancorp, Inc. (“Wolverine”) in a transaction where Wolverine will merge with and into Horizon. Horizon would be the surviving entity in the merger, and Wolverine would cease to exist. Immediately following the merger, Wolverine Bank, Wolverine’s wholly-owned federally-chartered savings bank subsidiary, will merge with and into Horizon Bank, Horizon’s wholly-owned Indiana state-chartered commercial bank subsidiary, with Horizon Bank being the surviving entity (the “Bank Merger”).

In order to complete the merger of Wolverine with and into Horizon, the stockholders of Wolverine must vote to approve and adopt the Merger Agreement. Wolverine will hold a special meeting of its stockholders to solicit this approval, as well as solicit approvals on other merger-related matters. This proxy statement/prospectus contains important information about the merger, the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, the special meeting of Wolverine stockholders, and other related matters, and we encourage you to read it carefully.

Q:	What will Wolverine’s stockholders be voting on at the special stockholders meeting?

A:	At the special meeting of stockholders of Wolverine (the “Special Meeting”), Wolverine’s stockholders will be asked to vote to (i) approve and adopt the Merger Agreement and the merger, (ii) approve, on a non-binding advisory basis, the compensation payable to the named executive officers of Wolverine in connection with the merger (the “Merger-Related Compensation Proposal”), and (iii) approve a proposal of the Wolverine board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes, in person or by proxy, to approve any of these items (the “Adjournment Proposal”).

Q:	How does the Wolverine board of directors recommend that I vote at the Special Meeting?

A:	The Wolverine board of directors unanimously recommends that Wolverine’s stockholders vote “FOR” the approval and adoption of the Merger Agreement and the merger, “FOR” the approval of the Merger-Related Compensation Proposal, and “FOR” the approval of the Adjournment Proposal.

Q:	What will Wolverine’s stockholders receive in the merger?

A:	If the merger is completed, each share of Wolverine common stock will be converted into the right to receive (i) 1.0152 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement) (the “exchange ratio”), and (ii) $14.00 in cash (the “cash consideration”). We refer to the cash consideration and the exchange ratio collectively as the “merger consideration.” Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, any change in the market price of Horizon’s common stock prior to the completion of the merger will affect the market value of the merger consideration ultimately received by Wolverine’s stockholders at the time of the merger.

The exchange ratio is subject to adjustment as follows:

•	if prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted accordingly so that each stockholder of Wolverine receives at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that they would have received if such change had not occurred; or

•

if Wolverine elects to terminate the Merger Agreement because the average closing price of Horizon’s common stock is less than $23.02 for the 15 consecutive trading days before the date of the receipt of the approvals and consents necessary to consummate the merger (excluding any waiting periods applicable to regulatory applications), and if the decline in Horizon’s share price is more than 15% than the corresponding percentage performance of the SNL Small Cap U.S. Bank and Thrift Index over the same time period, Horizon may elect to negate Wolverine’s termination by increasing the exchange ratio pursuant to the formula specified in the Merger Agreement. See “The Merger Agreement – Merger Consideration” beginning on page 60.

In lieu of any fractional shares of Horizon common stock, Horizon also will pay each Wolverine stockholder who holds fractional shares an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the 15 consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the Special Meeting, it will be more difficult for Wolverine to obtain the necessary quorum to hold the Special Meeting. In addition, if you fail to vote it will have the same effect as a vote against the approval of the Merger Agreement and the merger. The Merger Agreement and the merger must be approved and adopted by the holders of a majority of the issued and outstanding shares of Wolverine common stock entitled to vote at the Special Meeting.

Q:	Why do Wolverine and Horizon want to merge?

A:	The Wolverine board of directors, in unanimously determining that the merger is in the best interests of Wolverine and its stockholders, considered a number of key factors that are described under the heading entitled “The Merger – Wolverine’s Reasons for the Merger; Board Recommendation” beginning on page 38.

Additionally, Horizon’s board of directors believes that combining Wolverine and Horizon will create a stronger Midwestern banking franchise. The merger will give the combined company greater scale, not only for serving existing customers more efficiently but also for future expansion. Horizon’s board believes Horizon and Wolverine have similar, community-oriented philosophies, and the merger is expected to give Horizon a stronger presence in current and new markets. For additional information regarding Horizon’s reasons for the merger, see “The Merger – Horizon’s Reasons for the Merger” beginning on page 41.

Q:	What is the value of the per share merger consideration?

A:	On June 13, 2017, which is the last business day on which shares of Horizon common stock traded preceding the public announcement of the proposed merger, the closing price of a share of Horizon common stock was $27.50, which, after giving effect to the 1.0152 exchange ratio and the cash consideration of $14.00 per share, results in an implied value of approximately $41.92 per Wolverine share. As of August 24, 2017, the most reasonably practicable date before the date of this proxy statement/prospectus, the closing price of a share of Horizon common stock was $25.78, which, after giving effect to the exchange ratio and cash consideration, results in an implied value of approximately $40.17 per Wolverine share.

Q:	What are the vote requirements to approve the matters that will be considered at the Special Meeting?

A:	At the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Wolverine common stock is required to approve and adopt the Merger Agreement and the merger. The advisory vote on the Merger-Related Compensation Proposal and the vote on the Adjournment Proposal each require more votes to be cast in favor of the proposal than are cast against it.

Q:	Who can vote at the Special Meeting?

A:	All holders of record of Wolverine common stock as of the close of business on August 10, 2017, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting, or any postponement or adjournment of the Special Meeting scheduled in accordance with Maryland law.

Q:	Why am I being asked to cast a non-binding advisory vote on the Merger-Related Compensation Proposal?

A:	The rules of the Securities and Exchange Commission (the “SEC”) require Wolverine to seek an advisory (non-binding) vote with respect to certain payments to be made to Wolverine’s named executive officers in connection with the merger.

Q:	What will happen if Wolverine’s stockholders do not approve the Merger-Related Compensation Proposal at the Special Meeting?

A:	Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the merger. The vote with respect to the Merger-Related Compensation Proposal is an advisory vote and will not be binding on Wolverine (or Horizon following the merger). Accordingly, as such compensation is contractual, such compensation will become payable if the merger is completed regardless of the outcome of the advisory vote.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; or (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the Special Meeting). It is important that you vote as soon as possible so that your shares can be voted at the Special Meeting.

If you hold your stock through a bank or broker (commonly referred to as held in “street name”), you may direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Voting by proxy or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold Wolverine shares in street name with a broker, your broker will not be able to vote your shares without instructions from you. You should contact your broker and ask what directions your broker will need from you. If you hold Wolverine shares in street name with a broker and you do not provide instructions to your broker on how to vote, your broker will not be able to vote your shares. This will have the same practical effect as a vote “AGAINST” approval and adoption of the Merger Agreement and the merger, but will have no impact on the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q:	Can I attend the Special Meeting and vote my shares in person?

A:	Yes. All Wolverine stockholders are invited to attend the Special Meeting. If you are a Wolverine stockholder of record, you can vote in person at the Special Meeting. If you hold Wolverine shares in street name through a bank, broker, or other nominee, then you must obtain a legal proxy from the holder of record by contacting your bank, broker, or other nominee to vote your shares in person at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Wolverine reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	What happens if I do not vote?

A:

Because the required vote of Wolverine’s stockholders to approve the Merger Agreement is based upon the number of issued and outstanding shares of Wolverine common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote “AGAINST” the approval and adoption of the Merger Agreement, but will have no effect on the Merger-Related Compensation proposal or the Adjournment Proposal. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the Merger Agreement and the merger.

Q:	Can I change my vote before the Special Meeting?

A:	Yes. If you are a Wolverine stockholder of record, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to Wolverine’s Corporate Secretary before the Special Meeting stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card before the Special Meeting that is dated later than the date of your prior proxy card. If you submitted your proxy by Internet or by telephone, you can change your vote by voting over the Internet or by telephone. Third, you may vote in person at the Special Meeting. Merely being present at the Special Meeting, without voting at the meeting, will not constitute a revocation of a previously given proxy. If you hold your shares in street name with a bank or broker, you must follow the directions you receive from your bank or broker to change your vote.

Q:	How do I vote shares held in Wolverine’s Employee Stock Ownership Plan and the Wolverine Bank 401(k) Plan?

A:	Wolverine maintains the Wolverine Bank Employee Stock Ownership Plan (the “Wolverine Bank ESOP”) that owns approximately 187,252 shares of Wolverine’s common stock. Each participant will instruct the Wolverine Bank ESOP trustee, Pentegra Trust Company, how to vote the shares of Wolverine common stock allocated to his or her account under the Wolverine Bank ESOP. The Wolverine Bank ESOP trustee will vote unallocated shares of common stock and allocated shares for which voting instructions are not timely received in the same proportion as the allocated shares for which it has received timely voting instructions. A participant in the Wolverine Bank 401(k) Plan (the “401(k) Plan”) is entitled to direct the 401(k) Plan trustee as to the shares in the Wolverine Bancorp, Inc. Stock Fund credited to his or her account. The 401(k) Plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) Plan trustee received voting instructions. A participant in either the Wolverine Bank ESOP or the 401(k) Plan will need to vote by mail (by completing and signing the instruction card that accompanies this proxy statement/prospectus). A participant must return his or her instruction card to the ESOP trustee or 401(k) Plan trustee by 5:00 p.m. on September 26, 2017 in order to instruct the respective trustee how to vote such Wolverine shares.

If a participant properly executes the instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the participant’s instructions. Where properly executed instruction cards are returned to the trustee with no specific instruction as to how to vote at the Special Meeting, the trustee will vote shares “FOR” the approval and adoption of the Merger Agreement and the merger, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.

Q:	Will Horizon’s stockholders receive any shares or cash as a result of the merger?

A:	No, Horizon’s stockholders will not receive any cash or shares in the merger.

Q:	When do you currently expect to complete the merger?

A:	We expect to complete the merger early in the fourth quarter of 2017. However, we cannot assure you when or if the merger will occur. Wolverine’s stockholders first must approve the Merger Agreement, among other things, before we are able to close the merger.

Q:	Do Wolverine’s stockholders have appraisal rights?

A:	No. Under the Maryland General Corporation Law, the stockholders of Wolverine do not have appraisal rights with respect to the merger.

Q:	What risks should I consider before I vote on the Merger Agreement?

A:

You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 19 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Horizon contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 151 of this proxy statement/prospectus.

Q:	Should I send in my Wolverine stock certificates now?

A:	No. Within five business days after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares for the merger consideration and surrender your Wolverine stock certificates. At that time, you must send your completed letter of transmittal to Horizon’s exchange agent named in the letter of transmittal in order to receive the merger consideration. You should not send your Wolverine stock certificates until you receive the letter of transmittal.

Q:	What are the tax consequences of the merger to Wolverine’s stockholders?

A:	Horizon and Wolverine expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes: (1) a holder of Wolverine common stock generally will recognize gain, but not loss, in an amount equal to the lesser of the amount of cash received, or the amount of gain “realized” in the merger where the amount of such realized gain will equal the amount by which (a) the cash plus the fair market value of the Horizon common stock received, exceeds (b) the holder’s aggregate adjusted tax basis in the Wolverine common stock; and (2) a holder of Wolverine common stock will recognize gain or loss, if any, on any fractional share of Horizon common stock for which cash is received equal to the difference between the amount of cash received and the holder’s allocable tax basis in the fractional share. At the closing, Horizon and Wolverine are each to receive an opinion confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page 85.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, Wolverine stockholders will not receive any consideration for their shares of Wolverine common stock in connection with the merger. Instead, Wolverine will remain an independent public company, and its common stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, Wolverine may be required to pay Horizon a fee with respect to the termination of the Merger Agreement, as described under the section entitled “The Merger Agreement – Termination Fee” beginning on page 78 of this proxy statement/prospectus.

Q:	Who should I contact if I have other questions about the Merger Agreement or the merger?

A:	If you have more questions about the Merger Agreement or the merger, you should contact:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

(219) 873-2611

Attention: Mark E. Secor, Chief Financial Officer

You may also contact:

Wolverine Bancorp, Inc.

5710 Eastman Avenue

Midland, Michigan 48640

(989) 631-4280

Attention: Rick A. Rosinski, Chief Operating Officer and Corporate Secretary

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the appendices and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” beginning on page 151.

The Companies

Horizon Bancorp

515 Franklin Square

Michigan City, IN 46360

(219) 874-9272

Horizon Bancorp is a registered bank holding company incorporated in Indiana and headquartered in Michigan City, Indiana. Horizon provides a broad range of banking services in Northern and Central Indiana and Southwestern and Central Michigan through its Indiana state-chartered commercial bank subsidiary, Horizon Bank, and other affiliated entities, including Horizon Risk Management, Inc. Horizon operates as a single segment, which is commercial banking. Horizon Bank was chartered as a national banking association in 1873, and converted from a national bank to an Indiana state commercial bank effective as of June 23, 2017. Horizon Bank currently operates 56 full service offices and 4 loan and deposit production offices. Horizon Bank is a full-service commercial bank offering commercial and retail banking services, corporate and individual trust and agency services, and other services incident to banking. Horizon Risk Management, Inc. is a captive insurance company incorporated in Nevada and was formed as a wholly-owned subsidiary of Horizon. Horizon’s common stock is traded on the NASDAQ Global Select Market under the trading symbol “HBNC.” Horizon’s primary regulator is the Board of Governors of the Federal Reserve System, referred to in this proxy statement/prospectus as the Federal Reserve Board. Horizon Bank’s primary regulator is the Indiana Department of Financial Institutions (the “IDFI”), and its primary federal regulator is the Federal Deposit Insurance Corporation (the “FDIC”). At June 30, 2017, Horizon Bancorp had total assets of $3.32 billion, total deposits of $2.42 billion, and total stockholders’ equity of $357.3 million.

Horizon’s website address is www.horizonbank.com. Information contained in, or accessible through, Horizon’s website does not constitute a part of this proxy statement/prospectus. Additional information about Horizon and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 151.

Wolverine Bancorp, Inc.

5710 Eastman Avenue

Midland, MI 48640

(989) 631-4280

Wolverine Bancorp, Inc. was incorporated in Maryland in 2010 as part of the mutual-to-stock conversion of Wolverine Bank, to become the savings and loan holding company of Wolverine Bank. Since being incorporated, other than holding the common stock of Wolverine Bank and making a loan to the Wolverine Bank ESOP, Wolverine has not engaged in any business activities to date, except the repurchase of shares of its outstanding common stock. Wolverine Bank, a wholly-owned subsidiary of Wolverine, is a federally-chartered savings bank headquartered in Midland, Michigan, the heart of the Great Lakes Bay Region with a population of over 500,000. Wolverine Bank was originally chartered in 1933. At June 30, 2017, Wolverine Bancorp had total assets of $385.9 million, total deposits of $262.7 million, and total stockholders’ equity of $62.2 million. Wolverine Bank provides financial services primarily to individuals, families, and businesses in the Great Lakes Bay Region of Michigan and throughout all of Michigan through its two banking offices located in Midland, Michigan, which is the County Seat of Midland County, its banking office in Frankenmuth, which is located in neighboring Saginaw County, and its loan production office in Troy, Michigan, which is located in Oakland County. Midland, Michigan is located approximately 120 miles northwest of Detroit and approximately 90 miles north of Lansing, Michigan, in the eastern portion of Michigan’s lower peninsula. Wolverine’s common stock is traded on the NASDAQ Capital Market under the trading symbol “WBKC.”

Wolverine’s website address is www.wolverinebank.com. Information contained in, or accessible through, Wolverine’s website does not constitute a part of this proxy statement/prospectus. Additional information about Wolverine and Wolverine Bank is included elsewhere in this proxy statement/prospectus. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 151.

Special Meeting of Wolverine’s Stockholders; Required Vote (page 25)

The Special Meeting is scheduled to be held on Tuesday, October 3, 2017, at 3:00 p.m., local time, at The Midland Center for the Arts, Auditorium Lobby, located at 1801 West St. Andrews, Midland, Michigan. At the Special Meeting, Wolverine’s stockholders will be asked to vote to adopt and approve the Merger Agreement, which provides for the merger of Wolverine into Horizon as contemplated by the Merger Agreement. You also will be asked to approve the Merger-Related Compensation Proposal and the Adjournment Proposal. Only Wolverine stockholders of record as of the close of business on August 10, 2017 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

As of August 10, 2017, the directors and executive officers of Wolverine, and their affiliates, owned and were entitled to vote 216,293 shares or approximately 10.3% of the 2,105,981 outstanding shares of Wolverine common stock. In connection with the execution of the Merger Agreement, all of the directors and executive officers of Wolverine and Wolverine Bank executed a voting agreement pursuant to which they agreed to vote all their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Approval of the Merger Agreement and the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Wolverine common stock. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal each require more votes to be cast in favor of the proposal than are cast against it.

The Merger and the Merger Agreement (page 30)

Horizon’s acquisition of Wolverine is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, Wolverine will be merged with and into Horizon, with Horizon as the surviving corporation. Immediately following the merger, Wolverine Bank will merge with and into Horizon Bank, with Horizon Bank surviving. We encourage you to read the Merger Agreement, which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

What Wolverine’s Stockholders Will Receive in the Merger (page 60)

If the merger is completed, each share of Wolverine common stock held by a Wolverine stockholder will be converted into the right to receive (i) 1.0152 shares of Horizon common stock, and (ii) $14.00 in cash. The exchange ratio is subject to the following adjustments:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted accordingly so that each holder of Wolverine common stock receives at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that such stockholders would have received if such change had not occurred; or

•	Decrease in Market Price of Horizon Common Stock. If Wolverine elects to terminate the Merger Agreement because the market price of Horizon’s common stock has decreased below certain amounts specified in the Merger Agreement, Horizon will have the option of increasing the exchange ratio pursuant to the formula specified in the Merger Agreement in lieu of Wolverine’s right to terminate the Merger Agreement.

Because the exchange ratio for the stock consideration is fixed, the value of the stock consideration will fluctuate with the market price of Horizon’s common stock. Accordingly, any change in the market price of Horizon’s common stock prior to the completion of the merger will affect the market value of the merger consideration ultimately received by Wolverine’s stockholders at the time of the merger.

In lieu of any fractional shares of Horizon common stock, Horizon will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the 15 consecutive trading days preceding the second business day prior to the closing of the merger on which such shares were actually traded.

Treatment of Wolverine Stock Options and Restricted Stock Awards (page 61)

All outstanding options (vested and unvested) to purchase Wolverine common stock will be converted into the right to receive from Horizon, at the effective time of the merger, an amount of cash equal to $40.00 minus the per share exercise price for each share subject to a Wolverine stock option, less applicable tax withholdings. The payments on these options will be made by Wolverine to the optionholders immediately prior to the effective time of the merger. As of the date of this document, there were outstanding vested options to purchase an aggregate of 116,085 shares of Wolverine common stock at a weighted average exercise price of $17.46 per share. In addition, as of the date of this document, options to purchase 64,000 shares of Wolverine common stock with a weighted average exercise price of $26.88 were unvested.

At the effective time of the merger, each award of restricted stock of Wolverine that is outstanding immediately prior to the effective time of the merger will fully vest and be canceled and automatically converted into the right to receive the merger consideration. Horizon will make the payments with respect to these restricted stock awards, less applicable tax withholdings, in the same manner as the merger consideration is delivered to other Wolverine stockholders.

Reasons for the Merger; Recommendation of Wolverine’s Board of Directors (page 38)

The Wolverine board of directors unanimously approved the Merger Agreement and the proposed merger. The Wolverine board believes that the Merger Agreement, including the merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, Wolverine and its stockholders, and therefore recommends that Wolverine’s stockholders vote “FOR” the proposal to adopt and approve the Merger Agreement. In reaching its decision, the Wolverine board of directors considered a number of factors, which are described in the section captioned “The Merger – Wolverine’s Reasons for the Merger; Board Recommendation” beginning on page 38. Because of the wide variety of factors considered, the Wolverine board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The Wolverine board also recommends that you vote “FOR” approval of the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.

No Appraisal Rights

Wolverine’s stockholders do not have appraisal rights under the Maryland General Corporation Law.

Voting Agreements (page 61)

As of August 10, 2017, the record date for the Special Meeting, the directors and executive officers of Wolverine owned and were entitled to vote 216,293 shares or approximately 10.3% of the 2,105,981 outstanding shares of Wolverine common stock. In connection with the execution of the Merger Agreement, all of the directors and executive officers of Wolverine and Wolverine Bank executed a voting agreement pursuant to which they agreed to vote their shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Opinion of Wolverine’s Financial Advisor (page 43)

In connection with the merger, Wolverine’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated June 13, 2017, to the Wolverine board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the holders of Wolverine common stock in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus. The opinion was for the information of, and was directed to, the Wolverine board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Wolverine to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the Wolverine board in connection with the merger, and it does not constitute a recommendation to any holder of Wolverine common stock as to how to vote in connection with the merger or any other matter.

Regulatory Approvals (page 79)

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals, which include a waiver from the Federal Reserve Bank of Chicago (the “FRB”) of the application requirements for the merger of Wolverine into Horizon, and the approvals of the FDIC and IDFI of the merger of Wolverine Bank into Horizon Bank. As of the date of this proxy statement/prospectus, Horizon has filed the required applications with the FDIC and IDFI, and we expect to receive FDIC and IDFI approval and the FRB’s waiver in October 2017. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

New Horizon Shares Will Be Eligible for Trading (page 79)

The shares of Horizon common stock to be issued in the merger will be eligible for trading on the NASDAQ Global Select Market.

Conditions to the Merger (page 72)

The obligation of Horizon and Wolverine to consummate the merger is subject to the satisfaction or, in certain circumstances, waiver, on or before the completion of the merger, of a number of conditions, including, but not limited to:

•	the Merger Agreement must receive the requisite approval of Wolverine’s stockholders;

•	approval of the merger by the appropriate regulatory authorities;

•	the accuracy of the representations and warranties of the other party under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) as of the date of the Merger Agreement and as of effective date of the merger;

•	the covenants made by the parties must have been fulfilled or complied with in all material respects at or prior to the effective time of the merger;

•	the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the Horizon shares to be issued pursuant to the Merger Agreement, must have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;

•	the boards of directors of Horizon and Wolverine must have received an opinion from their respective legal counsel to the effect that the merger will qualify as a tax free “reorganization” for purposes of Section 368(a) of the Internal Revenue Code, as amended (the “Code”);

•	as of the end of the month prior to the effective time of the merger, Wolverine’s consolidated stockholders’ equity, as defined in the Merger Agreement and subject to the exceptions listed in the Merger Agreement, will not be less than $62.8 million;

•	Wolverine Bank will have provided notice of termination to Fiserv Solutions, Inc. under that certain Master Agreement, dated October 1, 2010 between Wolverine Bank and Fiserv Solutions, Inc., which relates to the data processing services provided to Wolverine Bank;

•	the shares of Horizon common stock to be issued to Wolverine’s stockholders in the merger must have been approved for listing on the NASDAQ Global Select Market;

•	David H. Dunn, Wolverine’s President and Chief Executive Officer, and Rick A. Rosinski, Wolverine’s Chief Operating Officer, Treasurer, and Secretary, will have executed and delivered to Horizon mutual termination of employment agreements and will have entered into new employment agreements with Horizon Bank;

•	Wolverine Bank must receive all necessary regulatory approvals for and pay to Wolverine, at least one business day prior to the closing date of the merger, a cash dividend in the amount of Wolverine Bank’s excess capital as determined and requested by Horizon; and

•	the absence of any applicable law or order prohibiting the merger, or the absence of any litigation seeking to prevent the completion of the merger.

For a further description of the conditions necessary to the completion of the merger, see “The Merger Agreement – Conditions to the Merger” beginning on page 72. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination (page 76)

Horizon or Wolverine may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if Wolverine’s stockholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the merger is not consummated by May 31, 2018 (provided that the terminating party did not cause the failure of the merger to be consummated by that date), if the required regulatory approvals are not received (provided that the terminating party has fulfilled its obligations under the Merger Agreement), or if Wolverine’s stockholders do not approve the Merger Agreement at the Special Meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within 20 business days of notice of the breach. Each party also has the right to terminate the Merger Agreement under certain conditions related to Wolverine’s receipt of a third party proposal.

Additionally, Wolverine has the right to terminate the Merger Agreement during the five-day period following the date on which all regulatory approvals and other approvals (disregarding any waiting period applicable to the regulatory approvals) required for the merger are received if Horizon’s average common stock closing price is below $23.02 per share, and the percentage decrease in stock price of Horizon from Horizon’s closing stock price on the date of the Merger Agreement is more than 15% than the corresponding percentage performance of the SNL Small Cap U.S. Bank and Thrift Index during the same period. Horizon has the right to prevent Wolverine’s termination under these circumstances, however, by agreeing to increase the exchange ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page 78)

Wolverine is required to pay Horizon a $3,539,000 termination fee under the following circumstances:

•	if Horizon terminates the Merger Agreement because (i) Wolverine’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to stockholders, (ii) Wolverine’s board of directors has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement, (iii) Wolverine’s board of directors approves or publicly recommends an acquisition proposal with a third party, or (iv) Wolverine has entered into or publicly announced an intention to enter into another acquisition proposal;

•	if (i) either party terminates the Merger Agreement because it is not approved by the requisite vote of the stockholders of Wolverine at the Special Meeting, or Horizon terminates the Merger Agreement because a quorum could not be convened at the Special Meeting or at a reconvened meeting held at any time prior to or on May 31, 2018, and (ii) prior to the date of such termination, Wolverine receives an acquisition proposal from a third party and, prior to the date that is twelve months after such termination, Wolverine or any of its subsidiaries (including Wolverine Bank) enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	if either party terminates the Merger Agreement because the consummation of the merger has not occurred by May 31, 2018, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is twelve months after such termination, Wolverine or any of its subsidiaries (including Wolverine Bank) enters into any acquisition agreement or any acquisition proposal is consummated;

•	if Horizon terminates the Merger Agreement because Wolverine breaches or fails to perform any of its representations, warranties, or covenants , or because a “material adverse effect” (as defined in the Merger Agreement”) with respect to Wolverine has occurred after the date of the Merger Agreement, and prior to the date that is twelve months after such termination, Wolverine or any of its subsidiaries (including Wolverine Bank) enters into any acquisition agreement with a third party or any acquisition proposal is consummated; or

•	Wolverine terminates the Merger Agreement because it receives a proposal, which its board of directors determines is superior to the merger with Horizon and the Wolverine board approves such proposal or publicly announces its intention to enter into an agreement with respect to such proposal.

Interests of Officers and Directors in the Merger that Are Different From Yours (page 80)

When Wolverine’s stockholders consider the recommendation of the Wolverine board of directors to approve the Merger Agreement and the merger, you should be aware that certain of Wolverine’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Wolverine’s stockholders generally that may present actual or apparent conflicts of interest. Wolverine’s directors were aware of these interests and took them into account in approving the Merger Agreement. These include: certain payments under mutual termination agreements for certain executive officers of Wolverine related to the termination of their existing employment agreements, continued employment, including new employment agreements, for certain executive officers of Wolverine, the assumption by Horizon of existing long-term incentive plans with two executive officers of Wolverine, the appointment of one Wolverine board member to the boards of Horizon and Horizon Bank, the formation of a Great Lakes Bay Region advisory board of directors, which may include representatives from the Wolverine or Wolverine Bank boards of directors, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of Wolverine in the Merger” beginning on page 80.

Accounting Treatment of the Merger (page 79)

The merger will be accounted for as a business combination in accordance with United States generally accepted accounting principles.

Rights of Stockholders After the Merger (page 90)

When the merger is completed, Wolverine’s stockholders will become Horizon stockholders, and their rights then will be governed by Horizon’s articles of incorporation and bylaws and applicable law. Horizon is organized under Indiana law and Wolverine is organized under Maryland law. To review the differences in the rights of stockholders under each company’s governing documents, see “Comparison of the Rights of Stockholders” beginning on page 90.

Material Federal Income Tax Consequences of the Merger (page 85)

Horizon and Wolverine expect the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•	a holder of Wolverine common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a Wolverine stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value of the Horizon common stock received, exceeds (b) the stockholder’s aggregate adjusted tax basis in the Wolverine common stock; and

•	a Wolverine stockholder will recognize gain or loss, if any, on any fractional share of Horizon common stock for which cash is received equal to the difference between the amount of cash received and the Wolverine stockholder’s allocable tax basis in the fractional share.

To review the tax consequences of the merger to Wolverine’s stockholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page 85. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HORIZON

The following data is derived from Horizon’s audited annual historical financial statements and its unaudited financial statements at or for the periods indicated. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto of Horizon incorporated by reference into this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

(in thousands, except per share data)	At or for the Six Months Ended June 30,		At or for the year ended December 31,

	2017	2016	2016	2015	2014	2013	2012

	(unaudited)	(unaudited)
Summary of Operations:

Interest Income	$59,639	$48,178	$106,529	$88,588	$76,205	$74,886	$72,528

Interest Expense	6,873	7,535	20,537	13,854	13,222	13,503	14,322

Net Interest Income	52,766	40,643	85,992	74,734	62,983	61,383	58,206

Provision for Loan Losses	660	764	1,842	3,162	3,058	1,920	3,524

Net Interest Income after Provision for Loan Losses	52,106	39,879	84,150	71,572	59,925	59,463	54,682

Non-Interest Income	15,771	16,653	35,455	28,434	24,872	24,690	26,394

Non-Interest Expense	44,009	40,222	86,892	72,225	60,541	57,229	53,087

Income Before Income Taxes	23,868	16,310	32,713	27,781	24,256	26,924	27,989

Income Tax Expense	6,572	4,603	8,801	7,232	6,155	7,048	8,446

Net Income	17,296	11,707	23,912	20,549	18,101	19,876	19,543
Net Income Available to Common Shareholders	$17,296	$11,665	$23,870	$20,424	$17,968	$19,506	$19,062

Period-End Balances:

Total Assets	$3,321,178	$2,918,080	$3,141,156	$2,652,401	$2,076,922	$1,758,276	$1,848,227

Total Loans, Net	2,252,697	1,923,599	2,121,149	1,734,597	1,362,053	1,052,836	1,172,447

Total Deposits	2,418,783	2,082,261	2,471,210	1,880,153	1,482,319	1,291,520	1,294,153

Total Borrowings	485,304	492,883	304,945	482,144	383,840	288,782	378,095

Total Shareholders’ Equity	$357,259	$281,002	$340,855	$266,832	$194,414	$164,520	$158,968

Per Share Data:

Basic Earnings Per Share(1)	$0.78	$0.65	$1.19	$1.30	$1.32	$1.51	$1.59

Diluted Earnings Per Share(1)	0.77	0.64	1.19	1.26	1.27	1.45	1.53

Cash Dividends(1)	0.24	0.20	0.41	0.39	0.34	0.28	0.25
Book Value Per Common Share at Period-End(1)	$16.11	$14.90	$15.37	$14.20	$13.17	$11.76	$11.33

(1)	Adjusted for 3:2 stock splits on November 14, 2016 and November 13, 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WOLVERINE

The following table provides historical consolidated summary financial data for Wolverine. The data at or for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are derived from Wolverine’s audited financial statements for the years then ended. The financial information at or for the six months ended June 30, 2017 and June 30, 2016 is derived from unaudited financial statements and, in the opinion of Wolverine’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data at and for those dates. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Wolverine’s consolidated financial statements and related notes thereto included in this proxy statement/prospectus beginning on page F-1, and in conjunction with Wolverine’s “Additional Information About Wolverine – Management’s Discussion and Analysis of Financial Condition and Results of Operations of Wolverine” beginning on page 135.

(in thousands, except per share and ratio data)	At or for the Six Months Ended June 30,		At or for the year ended December 31,

	2017	2016	2016	2015	2014	2013	2012
	(unaudited)	(unaudited)
Selected Financial Condition Data:

Total Assets	$385,889	$378,757	$434,435	$417,813	$336,624	$297,761	$285,281

Cash and cash equivalents	62,148	19,298	103,634	52,865	29,686	26,181	16,552

Loans, net	314,432	331,830	320,606	314,613	296,477	259,381	253,838

Deposits	262,673	264,501	280,548	281,701	223,529	172,983	158,564

Federal Home Loan Bank advances	42,000	47,000	60,000	47,000	50,000	61,994	61,926

Stockholders’ equity	62,213	62,694	60,974	60,480	61,538	60,325	62,447

Selected Operating Data:

Interest and dividend income	$8,478	$8,230	$16,819	$15,616	$14,607	$13,402	$14,156

Interest expense	1,929	1,940	3,883	3,451	3,144	3,190	3,740

Net interest income	6,549	6,290	12,936	12,165	11,463	10,212	10,416

Provision (credit) for loan losses	(2,050)	(200)	(760)	800	1,020	830	2,205

Net interest income after provision (credit) for loan losses	8,599	6,490	13,696	11,365	10,443	9,382	8,211

Noninterest income	467	561	1,057	1,223	1,682	1,975	2,892

Noninterest expense	4,822	3,790	7,996	7,858	8,016	8,994	8,710

Income before income taxes	4,244	3,261	6,757	4,730	4,109	2,363	2,393

Provisions for income taxes	1,636	1,110	2,404	1,544	1,426	804	837

Net income	$2,608	$2,151	$4,353	$3,186	$2,683	$1,559	$1,556

	At or for the Six Months Ended June 30,		At or for the year ended December 31,

	2017	2016	2016	2015	2014	2013	2012
	(unaudited)	(unaudited)
Selected Financial Ratios and Other Data:

Net interest margin(1)	3.39%	3.26%	3.38%	3.39%	3.49%	3.60%	3.74%

Efficiency ratio(2)	68.73	55.32	57.14	58.69	60.98	73.80	65.45

Dividend payout ratio	61	N/A	73	63	47	58	159

Noninterest expense to average total assets	2.58	1.96	2.09	2.19	2.44	3.10	3.04

Average interest-earning assets to average interest-bearing liabilities	119.01	117.97	118.56	119.50	121.26	126.04	127.38

Loans to deposits	122.48	129.17	117.60	115.25	136.20	154.34	164.29

Basic earnings per share	$1.32	$1.07	$2.20	$1.57	$1.28	$0.69	$0.63

Diluted earnings per share	$1.28	$1.05	$2.16	$1.55	$1.27	$0.69	$0.63

Book value per share	$29.54	$29.23	$28.95	$28.03	$27.18	$26.25	$25.39

Performance Ratios:

Return on assets (ratio of net income to average total assets)	1.39%	1.11%	1.14%	0.89%	0.82%	0.54%	0.54%

Return on equity (ratio of net income to average equity)	8.37	6.98	7.00	5.17	4.39	2.48	2.39

Interest rate spread(3)	3.27	3.13	3.25	3.27	3.36	3.30	3.37

Asset Quality Ratios:

Nonperforming assets to total assets	1.24	1.95	1.49	1.79	2.77	2.38	3.95

Nonperforming loans to total loans	1.43	2.16	1.93	2.26	2.95	2.32	4.00

Allowance for loan losses to nonperforming loans	155.90	137.42	146.34	137.20	88.82	122.39	63.96

Allowance for loan losses to total loans	2.27	2.87	2.82	3.09	2.61	2.83	2.54

Capital Ratios:

Average equity to average assets	16.65	15.95	16.24	17.17	18.58	21.60	21.71

Equity to total assets at end of period	16.12	16.55	14.04	14.48	18.28	20.26	21.89

Total capital to risk-weighted assets(4)	21.54	21.95	22.02	20.70	22.69	25.90	26.04

Tier 1 common equity capital to risk-weighted assets(4)	20.28	20.67	20.75	19.45	21.43	24.60	24.77

Tier 1 capital to risk-weighted assets(4)	20.28	20.67	20.75	19.45	21.43	24.60	24.77

Tier 1 capital to average assets(4)	16.98	16.00	16.25	16.14	17.55	19.60	20.26

(1)	Represents net interest income as a percent of average interest-earning assets for the year.
(2)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(3)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(4)	Represents capital ratios of Wolverine Bank.

Per Share Equivalent Information

The following table sets forth the book value per share, cash dividends per share, and basic and diluted earnings per common share data for each of Horizon and Wolverine on a historical basis, for Horizon on a pro forma combined basis, and on a pro forma combined basis per Wolverine equivalent share.

The pro forma data gives effect to: (i) the acquisition by Horizon of Lafayette Community Bancorp (“LFCB”); (ii) the issuance of a number of shares of Horizon common stock to the shareholders of LFCB in connection with that acquisition; (iii) the proposed acquisition of Wolverine; and (iv) the proposed issuance of a number of shares of Horizon common stock and cash to the stockholders of Wolverine in connection with the merger. For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that the Wolverine acquisition and the merger of Horizon and Wolverine were effective on December 31, 2016 and June 30, 2017, as applicable. The data in the column “Pro Forma Equivalent Per Wolverine Share” shows the effect of the merger from the perspective of an owner of Wolverine common stock, and was obtained by multiplying the Combined Pro Forma Amounts for Horizon by the exchange ratio of 1.0152. The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements, or other possible financial benefits of the merger to the combined company, and does not attempt to suggest or predict future results.

This information does not purport to reflect what the historical results of the combined company would have been had Wolverine and Horizon been combined during these periods.

	Horizon Historical	Adjusted Horizon Historical(1)	Wolverine Historical	Combined Pro Forma Amounts for Horizon	Pro Forma Equivalent Per Wolverine Share
Book value per share:
at June 30, 2017	$16.11	$16.22	$29.54	$17.30	$17.56
at December 31, 2016	$15.37	$16.25	$28.95	$17.33	$17.60

Cash dividends per share:
Six months ended June 30, 2017	$0.24	$0.23	–	$0.21	$0.21
Year ended December 31, 2016(2)	$0.41	$0.39	$1.60	$0.35	$0.36

Basic earnings per share:
Six months ended June 30, 2017	$0.78	$0.76	$1.32	$0.80	$0.81
Year ended December 31, 2016(2)	$1.19	$1.17	$2.20	$1.25	$1.27

Diluted earnings per share:
Six months ended June 30, 2017	$0.77	$0.76	$1.28	$0.80	$0.81
Year ended December 31, 2016(2)	$1.19	$1.17	$2.16	$1.25	$1.27

(1)	Financial data as of and for the six months ended June 30, 2017 and year ended December 31, 2016 gives effect to the acquisition of LFCB.
(2)	Gives effect to 3:2 stock split on November 14, 2016.

Market Prices and Share Information

Horizon common stock is listed on the NASDAQ Global Select Market under the symbol “HBNC.” Wolverine common stock is listed on the NASDAQ Capital Market under the symbol “WBKC.” The following table lists the high and low prices per share for Horizon common stock and Wolverine common stock and the cash dividends declared by each company for the periods indicated.

	Horizon Common Stock			Wolverine Common Stock
	High	Low	Dividends(1)	High	Low	Dividends
Quarter Ended
September 30, 2017 (through August 24, 2017)	$27.00	$25.29	$0.13	$41.12	$38.47	–
June 30, 2017	28.20	24.54	0.11	$40.15	$29.91	$0.80
March 31, 2017	28.63	24.20	0.11	$35.00	$31.01	–
December 31, 2016	28.55	17.70	0.10	$32.95	$26.24	$1.60
September 30, 2016	20.05	16.51	0.10	$27.50	$25.44	–
June 30, 2016	16.81	15.83	0.10	$27.00	$25.50	–
March 31, 2016	18.65	14.61	0.10	$27.41	$25.50	–
December 31, 2015	19.46	15.16	0.10	$27.73	$25.37	$1.00
September 30, 2015	17.56	13.67	0.10	$26.65	$25.00	–
June 30, 2015	17.46	15.14	0.09	$26.75	$24.50	–
March 31, 2015	17.51	14.64	0.09	$24.45	$23.44	–

(1)	Gives effect to 3:2 stock split on November 14, 2016.

You should obtain current market quotations for Horizon and Wolverine common stock, as the market price of Horizon common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations on the internet, from a newspaper, or by calling your broker.

As of August 10, 2017, there were approximately 600 holders of record of Wolverine common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Horizon’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Horizon, applicable state law and government regulations, and other factors deemed relevant by Horizon’s board of directors.

The following table shows (i) the closing market prices of Horizon common stock as quoted on the NASDAQ Global Select Market and of Wolverine common stock as quoted on the NASDAQ Capital Market on June 13, 2017, the last business day prior to the announcement of the merger, and on August 24, 2017, the most recent date practicable preceding the date of this proxy statement/prospectus, and (ii) the equivalent pro forma value of a share of Wolverine common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. The equivalent prices per share of Wolverine common stock were calculated by multiplying the market price of Horizon common stock by 1.0152, which is the exchange ratio for the merger (subject to adjustment), and by adding the per share cash consideration of $14.00. All amounts in the table below are presented in dollars per share.

	Horizon Common Stock	Wolverine Common Stock	Equivalent Pro Forma Per Share of Wolverine Common Stock
June 13, 2017	$27.50	$31.95	$41.92
August 24, 2017	$25.78	$39.57	$40.17

Recent Developments of Horizon

On May 23, 2017, Horizon announced that it entered into an Agreement and Plan of Merger to acquire LFCB. LFCB is a one-bank holding company headquartered in Lafayette, Indiana with total assets of $167.7 million as of June 30, 2017. LFCB owns 100% of the capital stock of its subsidiary bank, Lafayette Community Bank (“LCB”), an Indiana-chartered commercial bank, which was established in 2000 and offers a full range of banking services and products with four branch locations serving Lafayette, Tippecanoe County, and the surrounding area. Pursuant to the transaction, LFCB will merge with and into Horizon, with Horizon as the surviving corporation. Immediately following the merger, LCB will merge with and into Horizon Bank, with Horizon Bank as the surviving bank.

Upon completion of the merger with LFCB, each LFCB shareholder will have the right to receive fixed consideration of $1.73 per share in cash and 0.5878 shares of Horizon common stock for each share of LFCB’s common stock. Based on Horizon’s August 24, 2017 closing price of $25.78 per share as reported on the NASDAQ Global Select Market, the transaction value is estimated at approximately $32.4 million. The parties anticipate completing this merger in the third quarter of 2017.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “Where You Can Find More Information” on page 151), including the risk factors included in Horizon’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Cautionary Note About Forward-Looking Statements” on page 23.

Fluctuations in the market price of Horizon’s common stock may cause the value of the stock portion of the merger consideration to decrease.

Upon completion of the merger, each share of Wolverine common stock will be converted into the right to receive 1.0152 shares of Horizon common stock and $14.00 in cash. The market value of the merger consideration may vary from the closing price of Horizon common stock on the date the merger was announced, on the date that this document was mailed to Wolverine’s stockholders, on the date of the Special Meeting of Wolverine’s stockholders, and on the date Horizon and Wolverine complete the merger and thereafter. While Wolverine will have the right to terminate the merger agreement in the event of a specified decline in the market value of Horizon common stock relative to the value of a designated market index unless Horizon elects to increase the aggregate merger consideration (see “The Merger Agreement – Termination”), neither company is otherwise permitted to terminate the Merger Agreement or resolicit the vote of Wolverine’s stockholders solely because of changes in the market price of Horizon’s stock. Any change in the market price of Horizon’s common stock prior to the completion of the merger will affect the market value of the merger consideration that Wolverine’s stockholders will receive upon completion of the merger. Accordingly, at the time of the Wolverine Special Meeting, Wolverine’s stockholders will not necessarily know, or be able to calculate with certainty, the market value of the merger consideration they will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Horizon’s business, operations, and prospects, and regulatory considerations. Many of these factors are beyond the control of Horizon. You should obtain current market quotations for shares of Horizon common stock before you vote.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on Horizon.

Before the merger can be completed, Horizon must receive a waiver from the FRB of the application requirements for the merger of Wolverine into Horizon, and both the FDIC and IDFI must approve the merger of Wolverine Bank into Horizon Bank. The FDIC and IDFI will consider, among other factors, the competitive impact of the holding company merger and the bank merger, the financial and managerial resources of Horizon and Wolverine and their subsidiary banks, and the convenience and needs of the communities to be served. As part of that consideration, we expect that the FDIC and IDFI will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. Horizon has received confirmation from the FRB that no formal application was required to be submitted to the FRB for the transactions contemplated by the Merger Agreement, but instead, Horizon could submit a waiver request. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed in connection with such approvals.

Additionally, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Horizon following the merger, any of which might have an adverse effect on Horizon following the merger.

The Merger Agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on Wolverine.

The Merger Agreement with Horizon is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: approval by the stockholders of Wolverine, regulatory approval, the continued

accuracy of certain representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement), and the performance by both parties of certain covenants and agreements. In addition, certain circumstances exist in which Wolverine may terminate the merger, including by accepting a superior proposal or by electing to terminate if Horizon’s stock price declines below a specified level. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to Wolverine, including:

•	Wolverine’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger;

•	Wolverine may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger; and

•	The market price of Wolverine common stock might decline to the extent that Wolverine’s market price following announcement of the merger reflects a market assumption that the merger will be completed.

If the Merger Agreement is terminated and Wolverine’s board of directors approves another merger or business combination, under certain circumstances Wolverine may be required to pay Horizon a $3,539,000 termination fee. Wolverine’s stockholders cannot be certain that Wolverine will be able to find a party willing to pay an equivalent or more attractive price than the price Horizon has agreed to pay in the merger.

Wolverine’s stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Wolverine’s stockholders currently have the right to vote in the election of the Wolverine board of directors and on other significant matters affecting Wolverine, such as the proposed merger with Horizon. When the merger occurs, each Wolverine stockholder will become a stockholder of Horizon with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Wolverine. In addition, on May 23, 2017, Horizon announced that it entered into an Agreement and Plan of Merger to acquire LFCB. Under the terms of that merger agreement, upon the completion of that merger each LFCB shareholder will have the right to receive fixed consideration of $1.73 per share in cash and 0.5878 shares of Horizon common stock for each share of LFCB’s common stock. See “Summary – Recent Developments of Horizon” on page 18 above. The issuance of Horizon shares in the LFCB transaction will be further dilutive to the Wolverine stockholders. Based on the anticipated number of Horizon common shares to be issued in the merger, and assuming the completion of Horizon’s merger with LFCB, it is anticipated that the Wolverine stockholders will only own approximately 9.96% of all of the outstanding shares of Horizon’s common stock following the merger. Because of this, Wolverine’s stockholders will have less influence on the management and policies of Horizon than they now have on the management and policies of Wolverine. Furthermore, stockholders of Horizon do not have preemptive or similar rights, and therefore, Horizon can sell additional voting securities in the future without offering them to the former Wolverine stockholders, which would further reduce their ownership percentage in, and voting control over, Horizon.

Horizon may be unable to successfully integrate Wolverine Bank’s operations and retain Wolverine Bank’s employees.

Immediately after the closing of the merger, Wolverine Bank will be merged with and into Horizon Bank. The possible difficulties of merging the operations of Wolverine Bank with Horizon Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures;

•	integrating systems; and

•	retaining key employees and customers.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Horizon, Horizon Bank, or Wolverine Bank, and the loss of key personnel and/or customers. The merger of Wolverine Bank with Horizon Bank will benefit greatly from the experience and expertise of certain key employees of Wolverine Bank who are expected to be retained by Horizon. However, there can be no assurances that Horizon will be successful in retaining these employees for the time period necessary to integrate Wolverine Bank into Horizon Bank at the level desired by Horizon. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of Wolverine Bank into Horizon Bank could have an adverse effect on the business and results of operations of Horizon or Horizon Bank, and, therefore, its stock price.

Horizon may be unable to retain Wolverine’s customers or grow the Wolverine business.

Wolverine operates in geographic markets and with customers primarily located in or near Midland and Saginaw Counties in the Great Lakes Bay Region of Northeastern Michigan. Horizon’s markets and customers are located primarily in Northern and Central Indiana and Southwest Michigan. Although Horizon is not anticipating major differences between the preferences of Wolverine’s customers compared to Horizon’s customers, any time there is a change in products, services, ownership, or management of a bank, there is a risk that customers may seek to obtain some or all of their banking products and services from other banks. Horizon believes that the desire of Wolverine’s customers to seek products or services elsewhere as a result of the merger will be lessened by the fact that certain key employees of Wolverine will be continuing with the bank after the merger.

The fairness opinion delivered to Wolverine’s board of directors before the execution of the Merger Agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

The fairness opinion of KBW was delivered to Wolverine’s board of directors on June 13, 2017 and speaks only as of such date. Changes in operations and prospects of Horizon and Wolverine, general market and economic conditions, and other factors both within and outside of Horizon’s and Wolverine’s control may significantly alter the relative value of the companies by the time the merger is completed. KBW’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from attempting to acquire Wolverine.

Until the completion of the merger, with some exceptions, Wolverine is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Horizon. In addition, Wolverine has agreed to pay a termination fee of $3,539,000 to Horizon if Horizon terminates the Merger Agreement after the board of directors of Wolverine withdraws, modifies, or changes its approval or recommendation of the Merger Agreement or approves or recommends an alternate acquisition transaction with a third party, or if Wolverine terminates the Merger Agreement after approving a third party proposal. These provisions could discourage other companies from trying to acquire Wolverine even though such other companies might be willing to offer greater value to Wolverine’s stockholders than Horizon has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on Wolverine’s financial condition.

Certain of Wolverine’s officers and directors have interests that are different from, or in addition to, the interests of Wolverine’s stockholders generally.

Certain of Wolverine’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Wolverine’s stockholders generally that may present actual or apparent conflicts of interest. Wolverine’s directors were aware of these interests and took them into account in approving the Merger Agreement. These include: certain payments under mutual termination agreements for certain executive officers of Wolverine related to the termination of their existing employment agreements, continued employment, including new employment agreements, for certain executive officers of Wolverine, the assumption by Horizon of existing long-term incentive plans with two executive officers of Wolverine, the appointments of one Wolverine board member to the boards of Horizon and Horizon Bank, the formation of a Great Lakes Bay Region advisory board of directors, which may include representatives from the Wolverine or Wolverine Bank boards of directors, and the continuation of director and officer indemnification and liability insurance protections. See “Interests of Certain Directors and Officers of Wolverine in the Merger” beginning on page 80.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in the recognition by Wolverine’s stockholders of taxable gain or loss in respect of their Wolverine shares.

Horizon and Wolverine intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service (the “IRS”) will not provide a ruling on the matter, Horizon and Wolverine, as a condition to closing, will each obtain an opinion from their respective legal counsel that the merger will qualify as a reorganization within the meaning of Code Section 368(a) for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, a Wolverine stockholder generally would recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the aggregate fair market value of the Horizon common stock received in the exchange, and (2) the Wolverine stockholder’s aggregate adjusted tax basis in the Wolverine common stock surrendered in the exchange. Furthermore, if the merger fails to qualify as a reorganization, Horizon, as successor to Wolverine, may incur a significant tax liability since the merger would be treated as a taxable sale of Wolverine’s assets for U.S. federal income tax purposes.

The shares of Horizon common stock to be received by Wolverine stockholders as a result of the merger will have different rights from the shares of Wolverine common stock.

The rights associated with Wolverine’s common stock are different from the rights associated with Horizon’s common stock. See the section of this proxy statement/prospectus entitled “Comparison of the Rights of Stockholders” (beginning on page 90) for a discussion of the different rights associated with Horizon’s and Wolverine’s common stock.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers and other persons with whom Horizon or Wolverine has a business relationship may delay or defer certain business decisions or might seek to terminate, change, or renegotiate their relationships with Horizon or Wolverine, as the case may be, as a result of the merger, which could negatively affect Horizon’s or Wolverine’s respective revenues, earnings, and cash flows, as well as the market price of Horizon common stock or Wolverine common stock, regardless of whether the merger is completed. In addition, under the terms of the Merger Agreement, Wolverine is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness, or make capital expenditures. Such limitations could negatively affect Wolverine’s business and operations prior to the completion of the merger.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include statements with respect to management’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of Horizon and Wolverine, and which may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements.

In addition, certain statements may be contained in the future filings of Horizon and Wolverine with the SEC, in press releases, and in oral and written statements made by or with the approval of Horizon or Wolverine that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of such forward-looking statements include, but are not limited to:

•	statements about the benefits of the merger between Horizon and Wolverine, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the merger;

•	statements of plans, objectives, and expectations of Horizon or Wolverine or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. Words such as “believe,” “contemplate,” “seek,” “estimate,” “plan,” “project,” “anticipate,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “will,” “should,” “indicate,” “would,” “may,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In addition to factors previously disclosed in Horizon’s and Wolverine’s reports filed with the SEC, factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Horizon and Wolverine will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues or earnings following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss, and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure of Wolverine’s stockholders to approve the merger;

•	local, regional, national, and international economic conditions and the impact they may have on Horizon and Wolverine and their customers and Horizon’s and Wolverine’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the value of Horizon’s common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate, or not predictive of actual results;

•	inflation, interest rate, securities market, and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships, and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, and securities) with which Horizon and Wolverine must comply;

•	the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Horizon’s and Wolverine’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Horizon and Wolverine and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times, and on the terms required to support Horizon’s and Wolverine’s future businesses; and

•	the impact on Horizon’s or Wolverine’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Horizon’s and Wolverine’s results to differ materially from those described in the forward-looking statements can be found in Horizon’s and Wolverine’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Horizon or Wolverine or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Horizon and Wolverine undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF WOLVERINE’S STOCKHOLDERS

General

This document is being delivered to Wolverine stockholders in connection with the solicitation of proxies by the board of directors of Wolverine to be voted at the Special Meeting of Wolverine’s stockholders. This document and the enclosed form of proxy are being sent to Wolverine’s stockholders on or about September 1, 2017.

Date, Place, and Time

The Special Meeting will be held on Tuesday, October 3, 2017 at 3:00 p.m., local time, at The Midland Center for the Arts, Auditorium Lobby, located at 1801 West St. Andrews, Midland Michigan, and at any adjournment or postponement of that meeting.

Purpose of the Meeting

The Special Meeting is being held:

•	To approve and adopt the Merger Agreement by and between Horizon and Wolverine, pursuant to which Wolverine will merge with and into Horizon, and the merger;

•	To approve, on a non-binding advisory basis, the Merger-Related Compensation Proposal;

•	To approve the Adjournment Proposal; and

•	To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

Wolverine’s board of directors and management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any stockholders requesting that other matters be considered. However, if any other business is properly presented before the Special Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

A copy of the Merger Agreement is attached as Appendix A to this proxy statement/prospectus.

Recommendation of Wolverine’s Board of Directors

The board of directors of Wolverine unanimously voted in favor of the Merger Agreement and the merger. Wolverine’s board of directors believes that the Merger Agreement, the merger, and the transactions contemplated thereby are in the best interests of Wolverine and its stockholders, and recommends that Wolverine’s stockholders vote:

•	“FOR” the approval and adoption of the Merger Agreement and the merger;

•	“FOR” the approval of the Merger-Related Compensation Proposal; and

•	“FOR” the approval of the Adjournment Proposal.

Record Date and Voting

The close of business on August 10, 2017 has been selected as the record date for the determination of Wolverine’s stockholders entitled to notice of and to vote at the Special Meeting. On that date, 2,105,981 shares of Wolverine’s common stock, par value $0.01 per share, were outstanding. Stockholders will be entitled to one vote for each share of Wolverine’s common stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Wolverine’s common stock will constitute a quorum for the transaction of business at the Special Meeting.

You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this proxy statement/prospectus); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the Special Meeting. If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the Special Meeting. If you plan to attend the Special Meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

All proxies properly submitted in time to be counted at the Special Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described above in accordance with the recommendations of the Wolverine board of directors on all the proposals as set forth in this proxy statement/prospectus and on any other matters in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you. Proxies solicited by this proxy statement/prospectus may be exercised only at the Special Meeting and any adjournment or postponement thereof and will not be used for any other meeting.

Vote Required

The following votes will be required to approve the proposals:

•	The approval and adoption of the Merger Agreement and the merger (Proposal No. 1) requires the affirmative vote of a majority of the outstanding shares of Wolverine common stock entitled to vote at the Special Meeting; and

•	The Merger-Related Compensation Proposal (Proposal No. 2) and the Adjournment Proposal (Proposal No. 3) each requires that more votes be cast in favor of the proposal than against the proposal.

Abstentions and “broker non-votes” (described below) are counted to determine the presence or absence of a quorum but are not considered votes cast. The required vote of Wolverine’s stockholders on the Merger Agreement is based on the number of outstanding shares of Wolverine common stock and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Special Meeting, or the abstention from voting by a Wolverine stockholder, or the failure of any Wolverine stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker (thereby resulting in a “broker non-vote”), will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions and broker non-votes will not be included in the vote count on the Merger-Related Compensation Proposal or the Adjournment Proposal.

A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have the authority to vote, even though they have not received instructions, on matters that are considered “routine.” However, under relevant stock exchange rules, the Merger Agreement proposal, the Merger-Related Compensation Proposal, and the Adjournment Proposal to be considered at the Special Meeting are not considered routine matters and brokers are not entitled to vote shares held for a beneficial owner on these matters without instructions from the beneficial owner of the shares. To avoid a broker non-vote of your shares, you must provide voting instructions to your broker or other nominee.

Shares Held by Officers and Directors

As of the record date:

•	Wolverine’s directors and executive officers and their affiliates owned and were entitled to vote 216,293 shares of Wolverine common stock, representing approximately 10.3% of the outstanding shares of Wolverine common stock; and

•	Horizon’s directors and executive officers and their affiliates owned and were entitled to vote less than 1% of the outstanding shares of Wolverine common stock. Horizon owns no shares of Wolverine common stock.

Revocability of Proxies

Submitting a proxy on the enclosed form of proxy does not preclude a Wolverine stockholder from voting in person at the Special Meeting. A Wolverine stockholder may revoke a proxy at any time prior to the vote at the Special Meeting by:

•	delivering to Rick A. Rosinski, Wolverine’s Corporate Secretary, at Wolverine’s corporate office at 5710 Eastman Avenue, Midland, Michigan 48640, on or before the date of the Special Meeting, a later-dated and signed proxy card or a written revocation of the proxy;

•	submitting a valid, later-dated proxy by Internet, telephone, or mail that is received prior to the Special Meeting;

•	attending the Special Meeting and voting in person; or

•	if you have instructed a broker to vote your shares, following the directions received from your broker to change those instructions.

You may not change your vote or revoke your proxy with respect to a proposal after the vote has been taken on such proposal at the Special Meeting. If you wish to revoke your proxy, you must do so sufficiently in advance to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken. Attendance at the Special Meeting will not, in itself, constitute a revocation of a proxy.

Voting of Shares Held in Wolverine’s ESOP or 401(k) Plan

Wolverine maintains an ESOP that owns approximately 187,252 shares of Wolverine common stock. Each participant will instruct the Wolverine Bank ESOP trustee, Pentegra Trust Company, how to vote the shares of Wolverine common stock allocated to his or her account under the ESOP. The ESOP trustee will vote unallocated shares of common stock and allocated shares for which voting instructions are not timely received in the same proportion as the allocated shares for which it has received timely voting instructions. A participant in the 401(k) Plan is entitled to direct the 401(k) Plan trustee as to the shares in the Wolverine Bancorp, Inc. Stock Fund credited to his or her account. The 401(k) Plan trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the 401(k) Plan trustee received voting instructions. A participant in either the Wolverine Bank ESOP or the 401(k) will need to vote by mail (by completing and signing the instruction card that accompanies this proxy statement/prospectus). A participant must return his or her instruction card to the ESOP trustee or 401(k) Plan trustee by 5:00 p.m. on September 26, 2017 in order to instruct the respective trustee how to vote such Wolverine shares.

Solicitation of Proxies

The proxy solicitation of Wolverine’s stockholders is being made by Wolverine on behalf of the Wolverine board of directors and will be paid for by Wolverine. In addition to solicitation by mail, directors, officers, and employees of Wolverine may solicit proxies for the Special Meeting from Wolverine’s stockholders personally or by telephone, the Internet, or other electronic means. However, Wolverine’s directors, officers, and employees will not be paid any special or extra compensation for soliciting such proxies, although they may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Upon request, Wolverine will reimburse brokers, dealers, banks, trustees, and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of Wolverine’s common stock.

In addition, Wolverine has made arrangements with Laurel Hill Advisory Group to assist in soliciting proxies for the Special Meeting and has agreed to pay them $6,000, plus out-of-pocket expenses, for these services.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement and the merger must be approved and adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of Wolverine common stock in order for the proposed merger to be consummated. Holders of Wolverine common stock are urged to read and carefully consider the information in the proxy statement/prospectus. IF YOU DO NOT RETURN YOUR PROXY CARD, VOTE BY TELEPHONE OR BY INTERNET, OR DO NOT

VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSED MERGER.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Wolverine Bancorp, Inc., 5710 Eastman Avenue, Midland, Michigan 48640, Attention: Rick A. Rosinski, Chief Operating Officer and Corporate Secretary, (989) 631-4280.

Security Ownership of Certain Beneficial Holders and Management

The following table sets forth as of August 10, 2017, which is the most recent practicable date, information regarding the beneficial share ownership of Wolverine’s common stock by: (i) each of the directors of Wolverine; (ii) each executive officer of Wolverine; (iii) the directors and executive officers of Wolverine as a group; and (iv) each person who is known to Wolverine to be the beneficial owner of more than 5% of any class of Wolverine’s voting securities. Information with respect to Wolverine’s directors, executive officers, and 5% shareholders is based on Wolverine’s records and data supplied by each of the directors, executive officers, and 5% shareholders. For each individual or group disclosed in the table below, the percentages in the column “Percent of Shares of Common Stock Outstanding” are based on 2,105,981 shares of Wolverine common stock issued and outstanding as of August 10, 2017, which is the most recent practicable date, plus the number of shares of common stock each such individual or group has the right to acquire on or within 60 days after August 10, 2017, computed in accordance with Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding
Five Percent Shareholders:
Maltese Capital Management LLC 150 East 52nd Street, 30th Floor New York, New York 10022	200,000	(2)	9.5%

Firefly Value Partners, LP 551 Fifth Avenue, 36th Floor New York, New York 10176	196,176	(3)	9.3%

Wolverine Bank Employee Stock Ownership Plan 5710 Eastman Avenue Midland, Michigan 48640	187,252		8.9%

Directors and Executive Officers:(4)

Roberta N. Arnold	19,826	(5)	*
Eric P. Blackhurst	14,128	(5)	*
David H. Dunn	113,716	(6)	5.3%
James W. Fisher	13,100	(5)	*
Richard M. Reynolds	51,043	(5)	2.4%
Rick A. Rosinski	39,080	(7)	1.8%
J. Donald Sheets	24,037	(5)	1.1%
Howard I. Ungerleider	14,529	(5)	*
Joseph M. VanderKelen	40,637	(5)	1.9%
All Directors and Executive Officers as a Group (9 persons)	330,096		14.9%

*	Indicates less than 1% of the total number of outstanding shares of Wolverine’s common stock.
(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Wolverine common stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the record date. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(2)	Based on a Schedule 13G/A filed jointly on February 2, 2017 by (i) Maltese Capital Management LLC, a New York limited liability company (“MCM”), (ii) Maltese Capital Holdings, LLC, a Delaware limited liability company, (iii) Malta Hedge Fund II, L.P., a Delaware limited partnership, and (iv) Terry Maltese, Managing Member of MCM, with respect to shares of Wolverine common stock that each of the foregoing may be deemed to have a beneficial ownership.
(3)	Based on an amended Schedule 13G/A filed jointly on February 14, 2017 by (i) FVP Master Fund, L.P., a Cayman Islands exempted limited partnership (“FVP Master Fund”), (ii) Firefly Value Partners, LP, a Delaware limited partnership (“Firefly Partners”), which serves as the investment manager of FVP Master Fund, (iii) FVP GP, LLC, a Delaware limited liability company (“FVP GP”), which serves as the general partner of FVP Master Fund, (iv) Firefly Management Company GP, LLC, a Delaware limited liability company (“Firefly Management”), which serves as the general partner of Firefly Partners, and (v) Messrs. Ryan Heslop and Ariel Warszawski, the managing members of FVP GP and Firefly Management (all of the foregoing, collectively, “Reporting Persons”). Messrs. Heslop and Warszawski, Firefly Partners, Firefly Management and FVP GP may be deemed to share with the Funds voting and dispositive power with respect to such shares. Each Reporting Person disclaims beneficial ownership with respect to any shares other than those owned directly by such Reporting Person.
(4)	The business address of each director and executive officer is 5710 Eastman Avenue, Midland, Michigan 48640.
(5)	Includes 9,022 shares that can be acquired through presently exercisable stock options and stock options that are exercisable within 60 days after August 10, 2017.
(6)	Includes 9,915 shares allocated to Mr. Dunn’s ESOP account over which Mr. Dunn has voting control. Includes 37,612 shares that can be acquired through presently exercisable stock options and stock options that are exercisable within 60 days after August 10, 2017.
(7)	Includes 6,596 shares allocated to Mr. Rosinski’s ESOP account and 2,000 shares of restricted stock over which Mr. Rosinski has voting control. Includes 13,037 shares that can be acquired through presently exercisable stock options and stock options that are exercisable within 60 days after August 10, 2017.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger. While Horizon and Wolverine believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents that we refer to carefully for more detailed information regarding the merger.

General

Horizon’s and Wolverine’s boards of directors have approved and adopted the Merger Agreement, the merger, and the transactions contemplated thereby. The Merger Agreement provides for the merger of Wolverine with and into Horizon, with Horizon as the surviving corporation. Immediately following the merger, Wolverine Bank, the wholly-owned federally-chartered savings bank subsidiary of Wolverine, will merge with and into Horizon Bank, the wholly-owned Indiana state-chartered commercial bank subsidiary of Horizon.

In connection with the merger, each outstanding share of Wolverine common stock will be converted into the right to receive (i) 1.0152 shares of Horizon common stock (subject to certain adjustments as described in the Merger Agreement), and (ii) $14.00 in cash. All of the executive officers and members of the board of directors of Wolverine and Wolverine Bank have entered into a voting agreement pursuant to which they have agreed to vote their shares of Wolverine common stock in favor of the approval and adoption of the Merger Agreement and the merger.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated. In addition, Eric P. Blackhurst, a current member of the Wolverine board of directors, will be appointed to the boards of directors of Horizon and Horizon Bank, effective as of the closing. If the term of the class of directors to which Mr. Blackhurst is appointed expires less than three years after the effective time of the merger, Horizon and Horizon Bank will cause him to be nominated and recommended for election by Horizon’s stockholders at the next election of directors as long as he continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank.

Please see “The Merger Agreement” beginning on page 60 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating and amending the Merger Agreement.

Background of the Merger

Since Wolverine Bank’s conversion from a mutual savings bank to a stock savings bank in January 2011, and concurrent (i) formation of Wolverine as the stock holding company of the bank and (ii) stock offering by Wolverine, Wolverine has managed its capital through organic growth, cash dividends and stock repurchases. Wolverine’s board of directors and management also have periodically reviewed and assessed strategic opportunities and challenges. The board of directors has considered the difficulty in growing profitably and operating a publicly-traded community financial institution under current economic and competitive conditions. At the same time, like many other small financial institutions, Wolverine has experienced increasing costs for technology and regulatory compliance.

As part of the board of directors’ and management’s evaluation of ways to meet these challenges, they routinely have considered both internal growth strategies and strategic business combinations as means of achieving economies of scale. In connection with this ongoing assessment, from as early as 2013, the board of directors has met regularly with KBW to review developments in the banking industry generally, Wolverine’s financial performance relative to certain other publicly-traded community financial institutions, capital management strategies (for example, stock repurchases and dividends) and the mergers and acquisitions market, including valuation trends and potential merger or acquisition partners for Wolverine.

KBW is a nationally recognized investment banking firm with substantial experience advising financial institutions generally, including with respect to mergers and acquisitions. In addition, KBW had previously served as financial advisor to Wolverine in connection with Wolverine Bank’s mutual-to-stock conversion and related stock offering by Wolverine that was completed in 2011. In addition to periodic meetings with KBW, representatives of the board of directors and management have also attended conferences to enhance their understanding of the banking industry and risks facing financial institutions.

On May 16, 2016, Wolverine’s board of directors met as part of the board’s ongoing assessment of Wolverine’s strategic opportunities and challenges. Representatives of KBW attended the meeting. At the meeting, KBW discussed with the board developments in the banking industry, current valuation trends, an overview of the financial performance of Wolverine relative to certain other publicly-traded community financial institutions, current trends in shareholder activism, and the mergers and acquisitions market. KBW also discussed financial considerations for comparing the option of Wolverine continuing to operate on a stand-alone basis with that of pursuing a merger transaction, and discussed the merger and acquisition process and other merger considerations.

On June 13, 2016, David H. Dunn, President and Chief Executive Officer of Wolverine, provided a strategic update to the board of directors, which included a banking industry update and discussions of Wolverine’s net income, net interest margin and operating expenses. The update also included, among other items, a comparable peer group overview focusing on certain key financial metrics, an executive summary of the 2016 budget, an overview of bank and thrift returns on average assets, a review of Wolverine’s stock price since the initial public offering and a review of Wolverine’s total shareholder return. Mr. Dunn noted the key drivers for increased consolidation in the banking industry and increased commercial real estate lending and the related regulatory focus on such lending.

At a special meeting on August 31, 2016, the board of directors met with representatives from Ernst & Young, an international accounting and advisory firm, who reviewed with the board the business, regulatory and operating challenges facing community banks, performance and trading metrics of different-sized financial institutions, the mergers and acquisitions market and recent shareholder activism.

At its regular meeting on September 12, 2016, the board of directors engaged in discussion regarding information from KBW relating to developments in the banking industry and gave further consideration to comparing the option of Wolverine continuing to operate on a stand-alone basis with that of pursuing a merger transaction.

At its regular meeting on October 10, 2016, the board of directors discussed Wolverine’s strategic plan as well as strategic alternatives, including organic growth, acquiring another company, or merging with another company.

At its regular meeting on November 14, 2016, the board of directors again met with KBW to discuss developments in the banking industry, as well as current valuation trends, an overview of Wolverine’s financial performance, the mergers and acquisitions market, and financial considerations related to Wolverine in a potential merger transaction, both as a buyer and as a seller. The board of directors again discussed its strategic plan as well as strategic alternatives, including organic growth, acquiring another company, or merging with another company.

At its regular meeting on December 12, 2016, the board of directors met to consider whether the board should initiate a process for a potential acquisition of Wolverine. Representatives of KBW and Wolverine’s special legal counsel, Luse Gorman, PC (“Luse Gorman”), attended this meeting. The board reviewed Wolverine’s recent financial performance and projected performance for 2016. Based on its discussion of relevant factors during this and prior meetings, as discussed above, the board determined that it was in Wolverine’s best interests to explore possible alternatives for the acquisition of Wolverine. The board also reviewed and discussed with legal counsel the board’s fiduciary duties in a merger context. The board then discussed engaging KBW to render financial advisory and investment banking services to Wolverine in connection with a possible acquisition of Wolverine. Following this discussion, the board of directors approved the engagement of KBW and the initiation of a process for the identification and evaluation of potential alternatives for the acquisition of Wolverine.

On January 6, 2017, at a special meeting, the board of directors reviewed with KBW a list of seven financial institution holding companies that could have an interest in a transaction with Wolverine, considering, among other things, the ability to pay, regulatory standing, geographic location, presence and market share. The parties under consideration as acquisition partners had assets ranging from over $1.5 billion to approximately $100 billion. The board of directors authorized initial contact with six of these parties (including Horizon). As part of its efforts to maximize value for Wolverine stockholders in a potential merger transaction, the board of directors also instructed KBW to assist the board in identifying additional parties that could be contacted, utilizing similar criteria.

Following this meeting, seven additional parties that could have an interest in a transaction with Wolverine were identified with KBW’s assistance. On January 13, 2017, the board of directors approved these seven additional parties to be contacted by KBW, bringing the total number of parties being considered by the board to 13.

At Wolverine’s direction, beginning January 15, 2017, KBW contacted all 13 financial institution holding companies concerning their level of interest, if any, in a possible business combination with Wolverine. Wolverine’s identity was not disclosed to these parties at that time. Eleven of these parties, including Horizon, indicated a preliminary interest. Wolverine executed non-disclosure agreements with five of these potential merger parties, after which those parties were informed of Wolverine’s identity. On February 2, 2017, a virtual data room containing a confidential information memorandum and additional information about Wolverine was opened and access was granted to each of these five parties after they executed the non-disclosure agreements. These parties were initially given until February 22, 2017 to submit non-binding indications of interest.

From January 29, 2017 to January 31, 2017, Wolverine’s Chairman, Richard M. Reynolds, and Mr. Dunn attended a banking conference at which meetings and discussions were held with Horizon and two other companies that had signed non-disclosure agreements. At these meetings, which were also attended by a representative of KBW, the parties discussed general matters about operations, including information that was contained in the confidential information memorandum. An additional, informal meeting was held at the conference with one other company that had signed a non-disclosure agreement. No matters relating to a merger were discussed with this other company at the meeting.

On February 7, 2017, Mr. Dunn and a representative of KBW held a phone conference with a financial institution holding company (“Company A”) that had signed a non-disclosure agreement. The parties discussed general matters about operations, including information that was contained in the confidential information memorandum.

At its regular meeting on February 13, 2017, Wolverine’s board of directors met to review 2016 financial results, as well as the 2017 budget. The board of directors also reviewed the merger process to date, including the meetings held at the recent banking conference.

On February 22, 2017, Horizon submitted an indication of interest that proposed paying merger consideration of $37.00 per Wolverine share, payable 70% in stock (1.0023 shares of Horizon stock for each Wolverine share) and 30% in cash ($11.10 for each Wolverine share). Wolverine stockholders who held less than 100 shares of common stock would only receive cash consideration of $37.00 per share. The indication of interest stated that Horizon would consider adding one independent member of Wolverine’s board of directors to Horizon’s board of directors. On that same day, Company A, who had also conducted preliminary due diligence, submitted an indication of interest that proposed paying merger consideration of between $36.20 to $37.50 for each Wolverine share, payable 50% in Company A common stock and 50% in cash. Company A also stated it would consider adding at least one member of the board of directors of Wolverine to Company A’s board of directors. Each indication of interest provided that the cash portion of the merger consideration would be paid by Wolverine as a special dividend to stockholders immediately prior to the closing of the merger. Each indication of interest indicated that all employment/change in control agreements would be honored. No other indications of interest were received from parties other than Horizon and Company A.

At a special meeting on February 27, 2017, Wolverine’s board of directors met to review the two indications of interest in detail. Representatives of Luse Gorman and KBW attended this meeting. The board of directors discussed the process to date and reviewed with KBW financial information about Horizon and

Company A, on both a historical and pro forma basis. Based on closing stock prices as of February 23, 2017, Horizon’s proposal had an implied value of $37.96 per Wolverine share, while Company A’s proposal had an implied value of between $38.76 and $41.95 per Wolverine share. The board of directors also discussed its fiduciary duties in connection with a proposed acquisition of Wolverine. The board of directors authorized continued due diligence by Horizon and Company A, and instructed management and KBW to ask these companies to submit updated indications of interest following their completion of due diligence.

On March 7, 2017, Company A conducted onsite due diligence of Wolverine.

On March 13, 2017, at its regular meeting, Wolverine’s board of directors reviewed the process to date, and discussed retaining an additional financial advisor to supplement its review of Wolverine’s strategic options, including a separate review of the Horizon and Company A indications of interest, and a comparison of these offers to the value of the bank on a stand-alone basis and in a scenario where it conducts a “going private” transaction.

On March 14, 2017, March 23, 2017 and March 24, 2017, Horizon conducted in-person due diligence of Wolverine.

On March 23, 2017, management of Company A and Wolverine met to discuss additional due diligence matters.

On April 10, 2017, at its regular meeting, Wolverine’s board of directors met separately with representatives of Horizon and Company A to discuss their companies, their offers and other information related to the merger process. Horizon and Company A also answered questions from Wolverine’s board, management and KBW regarding various considerations pertinent to Wolverine’s evaluation of the two indications of interest.

On April 12, 2017, Horizon submitted a revised indication of interest that proposed paying merger consideration of $39.19 per Wolverine share, payable 70% in stock (1.0532 shares of Horizon stock for each Wolverine share) and 30% in cash ($11.10 for each Wolverine share). Wolverine stockholders who held less than 100 shares of common stock would receive cash consideration of $39.00 per share. Horizon’s updated indication of interest reiterated its earlier offer that it would consider adding one independent member of the board of directors of Wolverine to Horizon’s board of directors.

On that same day, Company A submitted a revised indication of interest that proposed paying merger consideration of $38.80 for each Wolverine share, payable 50% in stock and 50% in cash. Company A’s updated indication of interest provided that it would consider adding two members of the board of directors of Wolverine to Company A’s board of directors.

On April 17, 2017, Wolverine’s board of directors met at a special meeting to review the indications of interest in detail and to determine the next steps. Representatives of Luse Gorman attended this meeting. The board of directors reviewed with Luse Gorman its fiduciary duties relating to the ongoing process and its decision regarding how and with whom to proceed between the two indications of interest.

Also as part of its review of the indications of interest, and based on its discussion at the March 13, 2017 board meeting regarding potential retention of an additional financial advisor, Wolverine’s board of directors received a presentation from Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”). Sheshunoff provides investment banking services to financial institutions, including providing advice with respect to mergers and acquisitions. Wolverine was a participant in Sheshunoff’s chief executive officer peer advisory and networking program. Sheshunoff reviewed the terms of the Horizon and Company A indications of interest and compared the pricing to hypothetical values of Wolverine as a going concern and in a merger transaction. Sheshunoff noted that the value of the offers from Horizon and Company A ($85.0 million and $85.8 million, respectively) exceeded Sheshunoff’s estimated present value for Wolverine of $61.9 million as a going concern on a discounted cash flow analysis basis, and also exceeded Sheshunoff’s estimated value for Wolverine on a market comparison approach of between $60.7 million and $67.1 million. Sheshunoff also noted that the value of the offers was consistent with Sheshunoff’s estimated value of between $81 million and $86 million for Wolverine using an acquisition analysis approach. Sheshunoff discussed that qualitative factors (e.g., cultural fit, buyer regulatory issues, execution risk, price risk, and liquidity) are also important in determining the right partner. Sheshunoff also discussed the difficulties associated with Wolverine conducting a “going private” transaction, whereby Wolverine would, in lieu of pursuing a merger transaction, remain an independent company that repurchased its public float (i.e., shares held by unaffiliated stockholders), issued debt and equity securities to fund the repurchase, and discontinued filing reports with the Securities and Exchange Commission. Sheshunoff did not provide an opinion as to the value of the offers included in the indications of interest; rather, the board of directors considered the information provided by Sheshunoff as part of the board’s decision regarding whether to proceed with a merger transaction and, if it were to proceed, with which party (Horizon or Company A).

At the April 17, 2017 meeting, Wolverine’s board of directors also reviewed the Horizon and Company A indications of interest with KBW. KBW also discussed the merger process to date and financial information about Horizon and Company A, on both a historical and a pro forma basis. Based on closing stock prices as of April 13, 2017, Horizon’s proposal had an implied value of $37.75 per Wolverine share, while Company A’s proposal had an implied value of $39.26 per Wolverine share.

Wolverine’s board of directors determined that it would proceed with merger negotiations with Horizon. In making this determination, the board considered, in addition to Horizon’s and Company A’s respective proposed per share consideration, Horizon’s experience in completing merger transactions, the liquidity of Horizon’s common stock (approximately 60,000 shares of Horizon common stock traded each day, which was significantly higher than the average daily trading volume for each of Wolverine and Company A), which would provide Wolverine stockholders with the option of selling their shares or remaining as stockholders of Horizon, Horizon’s current operations and future prospects, and the potential that Horizon could provide superior long-term value to Wolverine’s stockholders. The board also considered and weighed the potential impact of a transaction with each of Horizon and Company A on Wolverine’s customers, employees and the community, including consideration of Horizon’s significant presence in and understanding of the Michigan market and its similar culture in working with both customers and employees.

Wolverine’s board of directors also approved the selection of Chairman Reynolds, President and Chief Executive Officer Dunn, and Directors Eric P. Blackhurst and J. Donald Sheets as members of a merger committee who were authorized to negotiate certain matters relating to a merger with Horizon, including the deal price offered by Horizon.

Immediately following the April 17, 2017 board meeting, the Wolverine merger committee met to review ways to enhance the value of the transaction to Wolverine stockholders, including instructing KBW to request that Horizon increase its offer price, remove the requirement that the cash portion of the consideration be paid by Wolverine to its stockholders as a special dividend, provide “caps and collars” on the offer price, and increase the cash portion of the merger consideration to 35%.

KBW contacted Horizon’s financial advisor following the meeting of the merger committee to communicate the merger committee’s requests, and on April 20, 2017, Wolverine’s merger committee met to review the status of negotiations. The merger committee was advised by KBW that Horizon had responded by stating that it would increase its offer to $40.00 for each Wolverine share, payable 65% in Horizon common stock and 35% in cash. Horizon also agreed to remove the requirement that the cash portion of the consideration be paid as a special dividend. Horizon did not agree to provide “caps and collars” on the offer price, so the merger committee discussed a “double trigger walkaway right” as an alternative method to provide Wolverine stockholders with protection against market price reductions on Horizon’s common stock, whereby the Wolverine board of directors could terminate the merger agreement if Horizon’s stock dropped a certain percentage on an absolute basis, and also dropped a certain percentage below that of a to-be-determined peer group. The merger committee also instructed KBW to discuss with Horizon or its financial advisor the possibility of a “cash-stock election,” whereby stockholders could request that they receive merger consideration in cash, Horizon common stock, or a combination thereof, subject to an allocation process that would ensure that the final aggregate merger consideration was paid 65% in Horizon common stock and 35% on cash.

KBW contacted Horizon’s financial advisor following the meeting of the Wolverine merger committee to carry out the merger committee’s instructions. Horizon did not agree to provide a “cash-stock election” to

Wolverine stockholders. On April 21, 2017, Horizon submitted a revised indication of interest, which was distributed to each member of the Wolverine board. The revised indication of interest confirmed Horizon’s offer to pay merger consideration of $40.00 for each share of Wolverine common stock, payable 65% in Horizon common stock and 35% in cash. Wolverine stockholders who held less than 100 shares of common stock would receive cash consideration of $40.00 per share. The indication of interest also removed the requirement that the cash portion of the merger consideration be paid by Wolverine as a special dividend. Although not included in the indication of interest, Horizon’s financial advisor confirmed that the draft merger agreement to be provided to Wolverine would include a “double-trigger walkaway right.” Horizon’s revised indication of interest also required Wolverine to negotiate exclusively with Horizon for 60 days following Wolverine’s acceptance of the indication of interest. Wolverine’s management executed the indication of interest on April 24, 2017.

Horizon continued due diligence over the next few weeks. On May 4, 2017, Horizon began providing Wolverine and its advisors documents regarding Horizon’s business and operations for reverse due diligence by Wolverine.

On May 5, 2017, the Wolverine merger committee met to review the status of discussions and a general timeline of future events.

On May 11, 2017, Barnes & Thornburg LLP, counsel for Horizon, provided an initial draft of the merger agreement to Luse Gorman. The initial draft of the merger agreement included a termination fee of $4,452,200, or approximately 5% of the deal value. The parties began negotiating the terms of the merger agreement.

On May 11, 2017 and May 17, 2017, management of Wolverine, with the assistance of representatives of Luse Gorman and KBW, interviewed certain members of senior management of Horizon, for reverse due diligence purposes.

On May 15, 2017, at its regular meeting, Wolverine’s board of directors met to review the process to date and possible next steps. The board also met with three senior employees of Wolverine who had met with management of Horizon, and these employees provided the board with feedback as to those meetings and the synergies that could be achieved through a potential merger transaction with Horizon.

On May 18, 2017, KBW received two e-mails from representatives of Company A, noting Company A’s recently increased stock trading price. One of the e-mails also indicated that the increased stock price would result in a deal value to Wolverine in excess of $45.00 per share.

On May 18, 2017, the Wolverine merger committee met to discuss the e-mails received by KBW, the potential reasons for the recent increase in Company A’s share value, and possible next steps. Representatives of KBW and Luse Gorman attended this meeting. Company A had recently become eligible for inclusion on a widely-tracked index. Index funds that track this index were required to purchase Company A’s stock to reflect Company A’s inclusion in the index. Representatives of Luse Gorman again reviewed the board’s fiduciary duties with the merger committee. Following this meeting, the merger committee instructed KBW to provide summary information as to recent events to Horizon’s financial advisor without disclosing the identity of Company A. Management was also authorized to provide summary information to Horizon’s management, also without disclosing the identity of Company A.

On May 19, 2017, after receiving notice that Wolverine was evaluating recent communications from Company A, Horizon instructed its financial and legal advisors to suspend further work on the transaction until Horizon received a verbal indication from Wolverine that it intended to continue to pursue a transaction with Horizon. Through its financial advisor, Horizon communicated to Wolverine its intention to cease work on the transaction.

On May 19, 2017, the Wolverine merger committee met with representatives of KBW and Luse Gorman in attendance. Legal counsel again reviewed the board’s fiduciary duties with the merger committee. KBW discussed financial aspects of the two alternative proposals. Based on closing prices from May 18, 2017, Horizon’s proposal had an implied value of $39.77 for each Wolverine share, while Company A’s proposal had an implied value of $45.61 for each Wolverine share. The merger committee discussed that Horizon had instructed its legal counsel and financial advisor to stop negotiating and cease work on the merger agreement to allow Wolverine to consider its alternatives in view of its fiduciary obligations. At the end of this meeting, the merger committee instructed KBW to contact Horizon’s financial advisor to discuss potential ways to enhance the value of Horizon’s offer, such as increased merger consideration or a floor on the deal pricing.

From May 19 to 22, 2017, Horizon’s chief executive officer and its financial advisor discussed Wolverine’s request. Based on the current financial aspects of the transaction, as previously reviewed with Horizon’s board of directors, as well as other merger opportunities Horizon was considering, Horizon determined it had presented Wolverine with its best offer and was not willing to change the financial terms of its proposal. On May 22, 2017, Horizon’s financial advisor notified KBW that it would not modify its proposal and that Horizon believed the previously negotiated transaction terms, combined with its attractive stock valuation, the liquidity profile of its stock, and Horizon’s strong deal history, remained an attractive offer for Wolverine’s stockholders.

On May 24, 2017, the Wolverine merger committee met with representatives of KBW and Luse Gorman. KBW advised the committee that Horizon was not willing to change any of the terms of its indication of interest. The merger committee also reviewed information relating to the implied value of Company A’s proposal of $45.84 per share, and how the price of Company A’s common stock compared to that of certain other publicly-traded community financial institutions (which were publicly-traded banks and thrifts headquartered in the Midwest with total assets between $900 million and $1.5 billion and a return on average assets greater than or equal to 0.50%). Company A’s common stock was trading at multiples of tangible book value and trailing 12 months earnings that were significantly higher than the median multiples for the other publicly-traded community financial institutions observed. In contrast, Horizon’s common stock traded at a discount to its peers on a price-to-earnings basis. The merger committee and KBW discussed the likelihood that Company A’s stock value would begin to trade in line with its peers following the completion of the rebalancing of the index in which Company A was being included, and also discussed Horizon’s experience in completing merger transactions, the liquidity of Horizon’s common stock versus Company A’s common stock, the status of merger negotiations and the risk of losing Horizon as a merger partner if Wolverine were to try to negotiate an agreement with Company A. The merger committee instructed KBW to discuss additional information related to the comparison of Company A with other publicly-traded community financial institutions at an upcoming meeting of the full board.

On May 25, 2017, Wolverine’s board of directors met at a special meeting to review recent events. Representatives of KBW and Luse Gorman attended the meeting. Legal counsel again reviewed the board’s fiduciary duties in connection with the merger process and the board’s decision. The board of directors discussed possible next steps, including letting the Horizon 60-day exclusivity period lapse in order to negotiate further with Company A, continuing to negotiate with Horizon with the goal of executing a definitive merger agreement, and contacting Horizon to better evaluate Horizon’s expectations on next steps in view of recent developments. The board of directors reviewed the implied value of Company A’s proposal ($45.84 per share of Wolverine common stock, based upon Company A’s stock price as of May 23, 2017). The board of directors reviewed comparisons of Company A’s common stock to those of two peer groups of publicly-traded community financial institutions, on an earnings and tangible book value basis. The peer groups were: (i) publicly-traded banks and thrifts headquartered in the Midwest with total assets between $900 million and $1.5 billion and a return on average assets greater than or equal to 0.50%; and (ii) banks and thrifts listed on Nasdaq and headquartered in the Midwest with market capitalizations between $200 million and $300 million. The board discussed how Company A’s current pricing significantly exceeded the top quartile of peer group pricing, and also discussed the expectation of future downward pressure on Company A’s stock price. The board also considered the advantages of a transaction with Horizon, including increased liquidity for Wolverine stockholders compared to the limited liquidity in Company A’s common stock, Horizon’s current operations and future prospects, Horizon’s proven ability to complete merger transactions, the status of merger negotiations with Horizon and the risk of losing Horizon as a merger partner if Wolverine were to try to negotiate with Company A. At the completion of this meeting, the board of directors instructed KBW to contact Horizon’s financial advisor to determine whether

Horizon would allow Wolverine to contact Company A to get a better understanding of their level of interest in pursuing a merger with Wolverine in view of the recent increase in Company A’s stock price (without disclosing the name of Company A).

KBW contacted Horizon’s financial advisor following the meeting of Wolverine’s board of directors to carry out the board’s instructions. On May 26, 2017, Horizon’s financial advisor informed KBW that Wolverine continued to be subject to an exclusivity agreement with Horizon, and that Horizon expected Wolverine to affirmatively state its intention to continue negotiations with Horizon, under the current terms, by May 31, 2017, or Horizon would terminate discussions.

On May 30, 2017, Wolverine’s board of directors held a special meeting to review the communication from Horizon’s financial advisor. Representatives of KBW and Luse Gorman attended the meeting. The board of directors reviewed the relative pricing offered by Horizon and Company A. Based on closing prices from May 30, 2017, Horizon’s proposal had an implied value of $39.60 per share of Wolverine common stock, with the total value of the merger consideration being 64.6% Horizon common stock and 35.4% cash, while Company A’s proposal had an implied value of $45.38 per share of Wolverine common stock, with the total value of the merger consideration being 57.3% Company A’s common stock and 42.7% cash. The board of directors discussed Horizon’s strength as a merger partner, including its long-term business and financial prospects when combined with Wolverine. The board of directors also discussed the risk of not being able to consummate any merger transaction if negotiations with Horizon were terminated and a transaction with Company A could not be negotiated on terms satisfactory to Wolverine. The board of directors discussed the future value of Company A’s stock based on the recent increase in trading price and its value in relation to its peers. Following this discussion, based on its evaluation of all of the described factors that were discussed and considered over the course of several board and merger committee meetings, Wolverine’s board of directors determined that it was in Wolverine’s and its stockholders’ best interests to proceed with Horizon. Therefore, the board agreed to continue to proceed toward the negotiation of a final, definitive merger agreement with Horizon.

The parties continued negotiations regarding the terms of the merger agreement and exchanged drafts of and comments on the merger agreement. As part of these negotiations, Horizon revised the merger agreement to reduce the termination fee to $3,539,000, or approximately 4% of the deal value at that time. Horizon also revised the merger agreement to provide that all stockholders would receive the same merger consideration, such that stockholders owning fewer than 100 shares of Wolverine stock would not receive the cash consideration only.

On June 8, 2017, the Wolverine merger committee met with representatives of Luse Gorman to review the merger agreement and the status of open items. The merger committee also discussed the next steps in the process.

At a regular meeting of Wolverine’s board of directors held on June 12, 2017 and attended by representatives of KBW and Luse Gorman, the board reviewed in detail with legal counsel the merger agreement and ancillary documents, including: (i) voting agreements to be entered into by Wolverine’s directors and executive officers; (ii) employment agreements to be entered into by certain senior officers, including Mr. Dunn; and (iii) termination and release agreements to be entered into by certain senior officers, including Mr. Dunn. At this meeting, KBW reviewed with the board the financial aspects of the proposed merger and discussed on a preliminary basis the fairness opinion to be delivered by KBW with respect to the merger consideration to be received by the holders of Wolverine common stock in the proposed merger. The board of directors reviewed the relative pricing offered by Horizon and Company A. Based on closing prices from June 9, 2017, Horizon’s proposal had an implied value of $41.52 per share of Wolverine common stock, with the total value of the merger consideration being 66.3% Horizon common stock and 33.7% cash, while Company A’s proposal had an implied value of $43.25 per share of Wolverine common stock, with the total value of the merger consideration being 55.1% Company A common stock and 44.9% cash.

On June 12, 2017, the board of directors of Horizon met with Horizon’s management who presented the terms of the merger agreement that had been distributed to the board prior to the meeting, the strategic rationale for the transaction, and the financial aspects of the merger. Following this presentation, the board of directors of

Horizon reviewed and discussed the draft of the merger agreement and the consideration to be paid by Horizon to Wolverine’s stockholders. Horizon’s management responded to questions from the board regarding the merger and the merger consideration. Following a lengthy discussion, the board voted to approve management’s finalization and execution of the merger agreement and all related documents.

At a special meeting of Wolverine’s board of directors held on June 13, 2017 and attended by representatives of KBW and Luse Gorman, legal counsel updated the board as to the status of negotiations with Horizon. Legal counsel also discussed the proposed resolutions that the independent members of the board (all directors except for Mr. Dunn) would be requested to approve, as well as the proposed resolutions that the full board would be requested to approve. At this meeting, KBW again reviewed with the board the financial aspects of the proposed merger and rendered to the board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration to be received by the holders of Wolverine common stock in the proposed merger was fair, from a financial point of view, to the holders of Wolverine common stock. After further discussion, the independent members of Wolverine’s board of directors voted unanimously to approve the merger agreement with Horizon in substantially the form presented, to recommend that Wolverine stockholders vote to approve the merger agreement and the merger, and to approve the executive compensation arrangements of senior officers, including Mr. Dunn. Following this vote, and taking into consideration the factors described under “– Wolverine’s Reasons for the Merger; Board Recommendation,” the board of directors voted unanimously to approve the Merger Agreement with Horizon in substantially the form presented, to recommend that Wolverine stockholders vote to approve the Merger Agreement and the merger, and to authorize management, with the assistance of counsel, to finalize and execute the Merger Agreement and all related documents.

Following approval of Wolverine’s board of directors, on June 13, 2017, the parties executed the Merger Agreement. Wolverine and Horizon issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on June 14, 2017.

Wolverine’s Reasons for the Merger; Board Recommendation

Wolverine’s board of directors unanimously recommends that Wolverine stockholders vote for approval and adoption of the Merger Agreement and the merger. The board’s recommendation follows its determination that the merger and the Merger Agreement were fair to and in the best interest of Wolverine and its stockholders. In making its determination and recommendation in authorizing and approving the merger and in approving and adopting the Merger Agreement, Wolverine’s board of directors consulted with members of Wolverine’s management, and with representatives of KBW and Luse Gorman, and also considered a number of factors that the Wolverine board of directors viewed as relevant to its decisions, including, without limitation, the following:

•	information concerning the business, earnings, operations, financial condition, asset quality and prospects of Wolverine and Horizon, both individually and as a combined company;

•	the understanding of Wolverine’s board of directors of the strategic options available to Wolverine and the board of directors’ assessment of those options and the likelihood of Wolverine’s execution of its business plan as an independent entity, and the board’s determination that execution of the business plan was not more likely to create greater present value for Wolverine’s stockholders than the value to be paid by Horizon;

•	management’s assessment of the execution risks involved in attaining the performance levels assumed by the business projections relating to Wolverine;

•	the prospects of profitably deploying Wolverine’s capital in a reasonable period of time;

•	the challenges facing Wolverine’s management to grow Wolverine’s franchise and enhance stockholder value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margin in the current interest rate environment and competition;

•	conditions and activity in the mergers and acquisition market providing an opportunity for Wolverine to deliver accelerated and enhanced stockholder value, as compared to organic growth;

•	the purchase price per share to be paid by Horizon and the resulting valuation multiples;

•	that over 65% of the merger consideration (as calculated at the time of entering into the Merger Agreement) would be in stock of Horizon, which would allow Wolverine stockholders to participate in the future performance of the combined company;

•	the increased need for scale to absorb the growing costs of operations, cyber security and compliance with banking regulations;

•	the compatibility of the business cultures of Wolverine and Horizon;

•	the complementary nature of and potential synergies related to Wolverine’s and Horizon’s business;

•	the geographic fit and increased customer convenience of the expanded branch network of Horizon;

•	the scale, scope, capital position, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

•	the historical performance of Horizon’s common stock, Horizon’s greater market capitalization, the stock’s liquidity in terms of average daily trading volume and the level of future cash dividends anticipated to be received by Wolverine stockholders;

•	the continued participation of Wolverine’s directors and management in the combined company, which enhances the likelihood that the expected benefits of the merger will be realized, in particular that:

○	Eric P. Blackhurst will be added to Horizon’s and Horizon Bank’s boards of directors following the completion of the merger; and

○	Messrs. Dunn and Roskinski will have ongoing roles with the combined company;

•	the stock component of the merger consideration, including the exchange ratio, and the potential for the price of Horizon common stock to increase after the signing of the Merger Agreement;

•	the financial presentation of KBW to the Wolverine board of directors and the opinion, dated June 13, 2017, of KBW to the Wolverine board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Wolverine common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of Wolverine’s Financial Advisor”;

•	the legal analyses as to the structure of the merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that Wolverine (including its board of directors) employed in considering potential strategic alternatives, including the merger with Horizon;

•	the results of the solicitation process conducted by Wolverine, with the advice and assistance of its advisors;

•	the terms of the Merger Agreement, including the fixed cash and stock consideration and the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	certain structural protections included in the Merger Agreement, including:

○	that the Merger Agreement does not preclude a third party from making an unsolicited acquisition proposal to Wolverine and that, under certain circumstances more fully described under “The Merger Agreement – Acquisition Proposals by Third Parties,” Wolverine may furnish non-public information to and enter into discussions with such a third party regarding an acquisition proposal;

○	the ability of the Wolverine board of directors to submit the Merger Agreement to stockholders without recommendation, in which event the board of directors may communicate the basis for its lack of a recommendation to the extent required by law;

○	the ability of Wolverine to terminate the Merger Agreement if the price of Horizon’s common stock drops more than 15% relative to both its price before public announcement of the transaction and the SNL Small Cap U.S. Bank and Thrift Index;

○	the ability of Wolverine to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Wolverine of $3,539,000, an amount that was negotiated at arm’s-length and was determined by the Wolverine board of directors to be reasonable under the circumstances and generally comparable to termination fees in other similar transactions; and

○	the covenant of Horizon to use its reasonable best efforts to obtain regulatory approval;

•	the anticipated effect of the merger on Wolverine’s employees (including that Wolverine employees who do not continue as employees of Horizon will be entitled to severance benefits);

•	the effect on Wolverine’s customers and the communities served by Wolverine, including Horizon’s commitment to donate $50,000 annually for a five-year period to nonprofit organizations and/or community schools in the markets served by Wolverine;

•	that Horizon will establish a Great Lakes Bay Region Advisory Board and add representatives from the communities served by Wolverine;

•	the ability of Horizon to complete the Merger, from a business, financial, and regulatory perspective, and its proven track record of successfully completing acquisition transactions; and

•	the ability of Horizon to pay the merger consideration and the relative value of the Horizon currency compared to its peers.

The Wolverine board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed merger, including, without limitation, the following:

•	the challenges of integrating Wolverine’s business, operations and employees with those of Horizon;

•	that Horizon had recently announced the acquisition of another financial institution and the challenges of obtaining regulatory approval and integrating two institutions concurrently;

•	the potential risk of diverting management attention and resources from the operation of Wolverine’s business and towards the completion of the merger;

•	the restrictions on the conduct of Wolverine’s business before the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Wolverine from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Wolverine absent the pending merger;

•	that the interests of certain of Wolverine’s directors and officers may be different from, or in addition to, the interests of Wolverine’s other stockholders as described under the heading “Interests of Certain Directors and Officers of Wolverine in the Merger;”

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the need to and likelihood of obtaining approval by stockholders of Wolverine and bank regulators to complete the transaction;

•	the risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of Wolverine’s business before the merger is completed;

•	the possibility of a reduction in the trading price of Horizon common stock following the announcement of the Merger Agreement and prior to completion of the merger;

•	that a termination fee in the amount of $3,539,000 would have to be paid to Horizon if Wolverine determined to terminate the Merger Agreement to accept a superior proposal or if Horizon determined to terminate the Merger Agreement due to Wolverine’s material breach of its non-solicitation obligations, or, after the receipt of a third party proposal, Wolverine’s breach of its representations or warranties, failure to recommend or the withdrawal or modification of its recommendation of the Merger Agreement, or entry into an acquisition agreement following its failure to obtain stockholder approval of the Merger Agreement;

•	the impact that provisions of the Merger Agreement relating to payment of a termination fee by Wolverine may have on Wolverine receiving an alternative proposal;

•	the potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees; and

•	the possibility of litigation in connection with the merger.

This discussion of the information and factors considered by Wolverine’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Wolverine board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Wolverine board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to Wolverine stockholders. Rather, the Wolverine board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Wolverine board of directors may have assigned different weights to different factors.

Certain of Wolverine’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Wolverine’s stockholders generally. The Wolverine board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Wolverine stockholders. For a discussion of these interests, see “Interests of Certain Directors and Officers of Wolverine in the Merger.”

For the reasons set forth above, Wolverine’s board of directors has unanimously approved the Merger Agreement, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and merger consideration, are advisable and in the best interests of Wolverine and its stockholders, and unanimously recommends that Wolverine stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement and the merger, “FOR” the approval of the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.

Horizon’s Reasons for the Merger

To reach its decision to approve the Merger Agreement, Horizon’s board of directors consulted with Horizon’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Horizon and Wolverine, taking into account the results of Horizon’s due diligence review of Wolverine, including Horizon’s assessments of Wolverine’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk, and litigation;

•	the overall greater scale that will be achieved by the merger that will better position the combined company for future growth;

•	its belief that Horizon and Wolverine have similar cultures and similar community-oriented philosophies, and the complementary nature of the strengths of the management personnel of each company;

•	its ability to retain a seasoned management team to lead its banking efforts in the Great Lakes Bay Region of Michigan;

•	growth opportunities in the Great Lakes Bay Region and Oakland County, Michigan;

•	the belief of Horizon’s management that the merger will result in pre-tax annual cost savings of approximately $3.0 million in 2018, $3.1 million in 2019, and $3.2 million in 2020. Approximately $2.2 million of the expected savings in 2018 are expected to result from reduced expenses for salaries, employee benefits, and other employee matters, approximately $360,000 are expected to result from reduced data processing expenses, approximately $120,000 are expected to result from reduced professional fees, and approximately $365,000 are expected to result from reduced general, administrative, and other expenses;

•	the belief of Horizon that the merger will produce earnings enhancement opportunities from additional sources of non-interest income;

•	the estimation by Horizon’s management that the merger will result in after-tax earnings per share accretion of $0.10 in 2018, $0.09 in 2019, and $0.07 in 2020;

•	the likelihood of a successful integration of Wolverine’s business, operations, and workforce with those of Horizon and of successful operation of the combined company, and the belief that customer disruption in the transition phase would not be significant due to the complementary nature of the markets served by Horizon and Wolverine;

•	the historical and current market prices of Horizon’s common stock and Wolverine’s common stock;

•	the fact that Wolverine’s stockholders would own approximately 8.4% of the diluted share ownership of the combined company (giving effect to the completion of the previously announced acquisition of LFCB);

•	the financial and other terms and conditions of the Merger Agreement, including the fact that the exchange ratio and the per share amount of the cash merger consideration are both fixed, provisions designed to limit the ability of Wolverine’s board of directors to entertain third party acquisition proposals, a provision giving Wolverine the right to terminate the Merger Agreement in the event of a specified decline in the market value of Horizon’s common stock relative to a designated market index unless Horizon agrees to pay additional merger consideration, and provisions providing for payment by Wolverine to Horizon of a $3,539,000 termination fee if the Merger Agreement is terminated under certain circumstances;

•	the board’s belief that Horizon will be able to finance the cash portion of the merger consideration on substantially the terms contemplated by it;

•	the interests of Wolverine’s directors and executive officers in the merger, in addition to their interests generally as stockholders, as described under “Interests of Certain Directors and Officers of Wolverine in the Merger” beginning on page 80; and

•	the need to obtain Wolverine’s stockholder approval and regulatory approvals in order to complete the transaction.

The foregoing discussion of the factors considered by Horizon’s board of directors is not intended to be exhaustive, but rather includes the material factors considered by Horizon’s board of directors. In reaching its decision to approve the Merger Agreement and the merger, Horizon’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Horizon’s board of directors considered these factors as a whole, including discussions with, and questioning of, Horizon’s management and its financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, Horizon’s board of directors unanimously approved the Merger Agreement and the merger, and the transactions contemplated by the Merger Agreement.

Effects of the Merger

The respective boards of directors of Horizon and Wolverine believe that, over the long-term, the merger will be beneficial to Horizon’s stockholders, including the current stockholders of Wolverine who will become Horizon stockholders if the merger is completed. The Horizon board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating Wolverine Bank into Horizon’s banking subsidiary, which savings are expected to enhance Horizon’s earnings.

Horizon expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Horizon to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur early in the fourth quarter of 2017, Horizon plans to begin the process of eliminating redundant functions and eliminating duplicative expenses that were identified prior to the completion of the merger. It is contemplated that after the merger Horizon Bank will continue to operate the main offices and branch offices of Wolverine Bank. For more information about Wolverine’s branch offices, see “Additional Information About Wolverine – Properties” beginning on page 134.

The amount of any cost savings Horizon may realize in 2017 will depend upon how quickly and efficiently Horizon is able to implement the processes outlined above during the year.

Horizon believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	reduce director fees;

•	reduce regulatory fees; and

•	reduce legal and accounting fees.

Horizon has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Horizon also believes that the merger will be beneficial to the customers of Wolverine as a result of the additional products and services offered by Horizon and because of its increased lending capabilities.

Negotiations, Transactions, or Material Contracts

Except as set forth above or elsewhere in this proxy statement/prospectus, none of Wolverine, Wolverine Bank, nor any of their respective directors, executive officers, or other affiliates had any negotiations, transactions, or material contracts with Horizon, Horizon Bank, or any of their directors, executive officers, or other affiliates during the past three years that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement/prospectus.

Opinion of Wolverine’s Financial Advisor

Wolverine engaged KBW to render financial advisory and investment banking services to Wolverine, including an opinion to the Wolverine board of directors as to the fairness, from a financial point of view, to the holders of Wolverine common stock of the merger consideration to be received by such stockholders in the proposed merger of Wolverine with and into Horizon. Wolverine selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Wolverine board held on June 13, 2017, at which the Wolverine board evaluated the proposed merger. At this meeting, KBW rendered to the Wolverine board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Wolverine common stock. The Wolverine board approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Wolverine board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Wolverine common stock. It did not address the underlying business decision of Wolverine to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the Wolverine board in connection with the merger, and it does not constitute a recommendation to any holder of Wolverine common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such stockholder should enter into a voting, stockholders’ or affiliates’ agreement with respect to the merger.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Wolverine and Horizon and bearing upon the merger, including, among other things:

•	a draft of the Merger Agreement dated June 13, 2017 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Wolverine;

•	the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Wolverine;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Horizon;

•	the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Horizon;

•	certain regulatory filings of Wolverine, Horizon and their respective subsidiaries, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three-year period ended December 31, 2016 and the quarter ended March 31, 2017;

•	certain other interim reports and other communications of Wolverine and Horizon to their respective shareholders; and

•	other financial information concerning the businesses and operations of Wolverine and Horizon that was furnished to KBW by Wolverine and Horizon or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Wolverine and Horizon;

•	the assets and liabilities of Wolverine and Horizon;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Wolverine and Horizon with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of Wolverine that were prepared by, and provided to KBW and discussed with KBW by, Wolverine management and that were used and relied upon by KBW at the direction of such management and with the consent of the Wolverine board;

•	publicly available consensus “street estimates” of Horizon (which estimates reflected the estimated pro forma impact of Horizon’s pending acquisition of Lafayette Community Bancorp, which acquisition was publicly announced on May 23, 2017 (the “Lafayette Acquisition”)), as well as assumed long-term Horizon growth rates provided to KBW by Horizon management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Wolverine management and with the consent of the Wolverine board;

•	projected balance sheet and capital data of Horizon, giving effect to Horizon’s estimates and assumptions regarding the pro forma impact of the Lafayette Acquisition, as of September 30, 2017, that was prepared by Horizon management, provided to and discussed with KBW by such management and used and relied upon by KBW based on such discussions at the direction of Wolverine management and with the consent of the Wolverine board; and

•	estimates regarding certain pro forma financial effects of the merger on Horizon (including, without limitation, the cost savings and related expenses expected to result from or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, the management of Horizon, and used and relied upon by KBW based on such discussions, at the direction of Wolverine management and with the consent of the Wolverine board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of Wolverine and Horizon regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. Although KBW assisted with the efforts undertaken by Wolverine to solicit indications of interest from third parties regarding a potential transaction with Wolverine, KBW was not requested to, and did not, engage in further discussions with parties other than Horizon once Wolverine and Horizon entered into a period of exclusivity, notwithstanding the existence of another interested party that had recently indicated it might still have an interest in a potential transaction with Wolverine. KBW expressed no opinion as to whether any alternative sale or other transaction resulting from further discussions with parties other than Horizon could have been more favorable in any respect to holders of Wolverine common stock than the merger or whether the merger consideration would have been more favorable to holders of Wolverine common stock than the consideration that could have been received by such holders in any such alternative transaction.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Wolverine as to the reasonableness and achievability of the financial and operating forecasts and projections of Wolverine referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Wolverine, upon Horizon management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Horizon, the assumed Horizon long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Horizon, all referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Horizon “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Horizon management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW expressed no view or opinion as to the Lafayette Acquisition (or any terms, aspects or implications thereof) and has assumed, with the consent of Wolverine, that the Lafayette Acquisition would be consummated as described to KBW by Horizon management, and would occur in the third quarter of 2017.

It is understood that the portion of the foregoing financial information of Wolverine and Horizon that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Horizon, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Wolverine and Horizon and with the consent of the Wolverine board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Wolverine or Horizon since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Wolverine’s consent, that the aggregate allowances for loan and lease losses for Wolverine and Horizon are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Wolverine or Horizon, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Wolverine or Horizon under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	that the merger and any related transactions (including the bank subsidiary merger) would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above) with no additional payments or adjustments to the merger consideration (including the allocation between cash and stock);

•	that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•	that each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the subsidiary bank merger) and that all conditions to the completion of the merger and any such related transaction would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•	that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Wolverine, Horizon or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Wolverine that Wolverine relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Wolverine, Horizon, the merger and any related transaction (including the subsidiary bank merger), the Merger Agreement and the Lafayette Acquisition. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of Wolverine common stock of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the subsidiary bank merger), including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation of the merger consideration between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to Wolverine, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. For purposes of KBW’s analyses, KBW did not incorporate recently-announced proposed changes to United States tax laws regarding corporate tax rates. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Wolverine to engage in the merger or enter into the Merger Agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Wolverine or the Wolverine board;

•	the fairness of the amount or nature of any compensation to any of Wolverine’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Wolverine common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Wolverine (other than the holders of Wolverine common stock, solely with respect to the merger consideration as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Horizon or any other party to any transaction contemplated by the Merger Agreement;

•	any adjustment (as provided in the Merger Agreement) to the merger consideration assumed to be paid in the merger for purposes of KBW’s opinion;

•	whether Horizon has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the cash consideration to the holders of Wolverine common stock at the closing of the merger;

•	the actual value of Horizon common stock to be issued in the merger;

•	the prices, trading range or volume at which Wolverine common stock and Horizon common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Horizon common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the Merger Agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Wolverine, Horizon, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the subsidiary bank merger), or the Lafayette Acquisition, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Wolverine and Horizon. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Wolverine board in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Wolverine board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Wolverine and Horizon and the decision of Wolverine to enter into the Merger Agreement was solely that of the Wolverine board.

The following is a summary of the material financial analyses presented by KBW to the Wolverine board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Wolverine board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $41.49 per share of Wolverine common stock, consisting of the sum of (i) the implied value of the stock consideration of 1.0152 shares of Horizon common stock based on the closing price of Horizon common stock on June 12, 2017, and (ii) the cash consideration of $14.00.

Wolverine Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Wolverine to 12 selected publicly traded banks and thrifts that were headquartered in the Midwest U.S. and that had total assets between $300 million and $500 million and tangible common equity to tangible assets ratios greater than 10.00%. Targets of publicly announced merger transactions and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

BOSP Bancshares, Inc.	Liberty Bancorp, Inc.

Boyle Bancorp, Inc.	Madison County Financial, Inc.

Denmark Bancshares, Inc.	Northeast Indiana Bancorp, Inc.

FNBH Bancorp, Inc.	Northern States Financial Corporation

HFB Financial Corporation	Perpetual Federal Savings Bank

Jacksonville Bancorp, Inc.	Poage Bankshares, Inc.

To perform this analysis, KBW used profitability and other financial information as of, or for the latest 12 months (“LTM”) period ended, March 31, 2017 or, in the case of BOSP Bancshares, Inc., Boyle Bancorp, Inc., FNBH Bancorp, Inc. and HFB Financial Corporation, December 31, 2016, and KBW also used market price information as of June 12, 2017. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Wolverine’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Wolverine and the selected companies:

		Selected Companies
	Wolverine	25th Percentile	Median	Average	75th Percentile
LTM Return on Average Assets	1.21%	0.79%	0.94%	0.93%	1.13%

LTM Return on Average Equity	7.58%	6.59%	7.15%	7.09%	8.63%

LTM Return on Average Tangible Common Equity	7.50%	6.66%	7.18%	7.24%	8.65%

LTM Net Interest Margin	3.36%	3.46%	3.59%	3.64%	3.78%

LTM Net Interest Income / Average Assets	0.24%	0.65%	0.72%	0.80%	0.88%

LTM Net Interest Expense / Average Assets	2.04%	3.35%	3.01%	2.94%	2.85%

LTM Efficiency Ratio	57.40%	75.68%	70.51%	67.80%	62.80%

KBW’s analysis also showed the following concerning the financial condition of Wolverine and the selected companies:

		Selected Companies
	Wolverine	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	16.47%	11.30%	12.49%	13.32%	14.28%

Total Capital Ratio	22.62%	16.93%	17.84%	18.82%	20.41%

Loans / Deposits	119.76%	78.00%	90.40%	88.41%	92.96%

Loan Loss Reserve / Gross Loans	2.69%	1.44%	1.54%	1.71%	1.96%

Nonperforming Assets(1) / Total Assets	1.60%	1.61%	1.32%	1.33%	0.64%

LTM Net Charge-Offs / Average Loans	(0.02%)	0.11%	0.01%	(0.09)%	0.08%

(1)	Nonperforming assets included loans 90+ days past due.

In addition, KBW’s analysis showed the following concerning the market performance of Wolverine and the selected companies (excluding the impact of the LTM earnings per share (“EPS”) multiples for two of the selected companies, which multiples were considered to be not meaningful because they were either less than zero or greater than 30.0x):

		Selected Companies
	Wolverine	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	21.89%	8.59%	19.47%	20.51%	26.37%

One-Year Total Return	27.94%	13.18%	20.30%	23.08%	30.36%

Year-To-Date Stock Price Change	(0.09%)	2.79%	4.68%	6.21%	8.58%

Stock Price / Book Value per Share	1.06x	0.98x	1.05x	1.06x	1.17x

Stock Price / Tangible Book Value per Share	1.06x	1.00x	1.07x	1.08x	1.18x

Stock Price / LTM EPS	13.4x	11.7x	12.4x	12.6x	13.7x

Dividend Yield(1)	5.07%	0.73%	1.50%	1.72%	2.71%

LTM Dividend Payout(1)	68.09%	8.04%	28.42%	27.62%	44.98%

(1)	Dividend payout and yield calculated using most recent quarterly dividend annualized excluding special dividends.

No company used as a comparison in the above selected companies analysis is identical to Wolverine. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Horizon Bancorp Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Horizon to 11 selected major exchange-traded banks and thrifts that were headquartered in the Midwest U.S. and that had total assets between $2.5 billion and $4.0 billion. Targets of publicly announced merger transactions and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Bank Mutual Corporation	Midland States Bancorp, Inc.

First Financial Corporation	MidWestOne Financial Group, Inc.

First Mid-Illinois Bancshares, Inc.	Peoples Bancorp Inc.

German American Bancorp, Inc.	QCR Holdings, Inc.

Independent Bank Corporation	Stock Yards Bancorp, Inc.

Mercantile Bank Corporation

To perform this analysis, KBW used profitability and other financial information as of, or for the LTM period ended, March 31, 2017, and KBW also used market price information as of June 12, 2017. KBW also used 2017 and 2018 EPS estimates taken from publicly available consensus “street estimates” of Horizon and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Horizon’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Horizon and the selected companies:

		Selected Companies
	Horizon	25th Percentile	Median	Average	75th Percentile
LTM Return on Assets	0.87%	0.94%	1.01%	1.02%	1.13%

LTM Return on Equity	8.29%	7.74%	9.13%	9.44%	11.13%

LTM Return on Average Tangible Common Equity	11.22%	10.35%	11.77%	11.42%	13.22%

LTM Net Interest Margin	3.50%	3.55%	3.75%	3.67%	3.81%

LTM Net Interest Income / Average Assets	1.11%	0.95%	1.06%	1.20%	1.50%

LTM Net Interest Expense / Average Assets	2.71%	3.09%	2.77%	2.91%	2.60%

LTM Efficiency Ratio	62.21%	65.94%	60.70%	62.14%	58.75%

KBW’s analysis showed the following concerning the financial condition of Horizon and the selected companies:

		Selected Companies
	Horizon	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.48%	8.28%	9.77%	9.63%	10.18%

Total Capital Ratio	13.87%	12.97%	13.49%	14.06%	14.94%

Loans / Deposits	87.93%	80.20%	85.56%	88.10%	94.10%

Loan Loss Reserve / Gross Loans	0.70%	0.79%	1.03%	0.97%	1.07%

Nonperforming Assets(1) / Total Assets	0.40%	0.93%	0.72%	0.89%	0.55%

LTM Net Charge-Offs / Average Loans	0.04%	0.17%	0.08%	0.12%	(0.05%)

(1)	Nonperforming assets included loans 90+ days past due.

In addition, KBW’s analysis showed the following concerning the market performance of Horizon and the selected companies:

		Selected Companies
	Horizon	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	65.80%	34.73%	42.76%	42.23%	51.98%

One-Year Total Return	69.03%	38.86%	45.68%	45.32%	55.37%

Year-To-Date Stock Price Change	(3.29%)	(6.41%)	(3.95%)	(2.73%)	1.03%

Stock Price / Book Value per Share	1.72x	1.46x	1.58x	1.75x	1.98x

Stock Price / Tangible Book Value per Share	2.30x	1.75x	1.99x	2.02x	2.21x

Stock Price / LTM EPS	21.5x	17.8x	18.7x	19.3x	20.0x

Stock Price / 2017 Estimated EPS	16.0x	16.9x	17.7x	18.1x	18.4x

Stock Price / 2018 Estimated EPS	14.1x	15.3x	16.2x	16.4x	17.0x

Dividend Yield(1)	1.62%	1.80%	2.00%	1.89%	2.24%

LTM Dividend Payout	33.33%	32.06%	34.57%	37.43%	41.39%

(1)	Dividend payout and yield calculated using most recent quarterly dividend annualized excluding special dividends.

No company used as a comparison in the above selected companies analysis is identical to Horizon. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 12 selected whole bank and thrift transactions, with acquired companies headquartered in the Midwest U.S., announced since January 1, 2016 with assets between $200 million and $700 million, tangible common equity / tangible assets ratios greater than 10.00% and nonperforming assets to total assets ratios less than 3.00%. Transactions without reported deal values were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company

Citizens Community Bancorp, Inc.	Wells Financial Corp.

Topeka Bancorp Inc.	Kaw Valley Bancorp, Inc.

First Busey Corporation	Mid Illinois Bancorp, Inc.

First Merchants Corporation	Arlington Bank

First Commonwealth Financial Corporation	DCB Financial Corp

United Community Bancorp, Inc.	Liberty Bancshares, Inc.

First Defiance Financial Corp.	Commercial Bancshares, Inc.

Monona Bankshares, Inc.	MCB Bankshares, Inc.

Middlefield Banc Corp.	Liberty Bank, National Association

QCR Holdings, Inc.	Community State Bank

First Mid-Illinois Bancshares, Inc.	First Clover Leaf Financial Corp.

Horizon Bancorp	La Porte Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data (if available) based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•	Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity);

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, which we refer to as the “core deposit premium.”

The transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $41.49 per share of Wolverine common stock and using historical financial information for Wolverine as of and for the twelve-month period ended March 31, 2017.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was either less than zero or greater than 100.0x, and the impact of the core deposit premium of another of the selected transactions, which core deposit premium was also considered to be not meaningful):

		Selected Transactions
	Wolverine	25th Percentile	Median	Average	75th Percentile
Transaction Value / LTM EPS (x)	17.7x	14.4x	18.2x	17.4x	19.1x

Transaction Value / Book Value (%)	140.0%	104.2%	124.1%	135.6%	164.7%

Transaction Value / Tangible Book Value (%)	140.0%	116.0%	130.7%	140.3%	164.7%

Core Deposit Premium (%)	17.1%	4.4%	4.9%	7.3%	11.3%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Wolverine or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Horizon and Wolverine to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) projected balance sheet and capital data for Horizon, giving effect to Horizon’s estimates and assumptions regarding the pro forma impact of the then pending Lafayette Acquisition, as of September 30, 2017 provided by Horizon management, (ii) historical balance sheet and capital data for Wolverine as of March 31, 2017, (iii) publicly available EPS consensus “street estimates” of Horizon for 2017 and 2018, (iv) financial and operating forecasts and projections of Wolverine provided by Wolverine management, and (v) market capitalization data as of June 12, 2017 applying, in the case of Horizon, a pro forma adjustment to share count for estimated shares to be issued in the then pending Lafayette Acquisition. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Horizon and Wolverine shareholders in the combined company based on the stock consideration of 1.0152 shares of Horizon common stock per share of Wolverine common stock and also hypothetically assuming 100% stock consideration in the proposed merger for illustrative purposes:

	Horizon as a % of Total	Wolverine as a % of Total
Ownership

At 1.0152x	92%	8%

Assuming 100% stock consideration	88%	12%

Balance Sheet

Total Assets	90%	10%

Gross Loans Held For Investment	88%	12%

Deposits	91%	9%

Tangible Common Equity	82%	18%

Income Statement

2017 Estimated Net Income	89%	11%

2018 Estimated Net Income	90%	10%

Market Capitalization	90%	10%

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Horizon and Wolverine. Using (i) closing balance sheet estimates as of September 30, 2017 for Horizon and Wolverine provided by Horizon management (giving effect, in the case of Horizon, to Horizon’s estimates and assumptions regarding the pro forma impact of the then pending Lafayette Acquisition), (ii) publicly available consensus “street estimates” of Horizon for 2017 and 2018, (iii) an assumed long term EPS growth rate for Horizon provided by Horizon management, (iv) financial and operating forecasts and projections of Wolverine provided by Wolverine management and pro forma assumptions (including certain purchase accounting adjustments, cost savings and related expenses) provided by Horizon management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Horizon. This analysis indicated the merger could be accretive to Horizon’s estimated 2018 EPS and estimated 2019 EPS (assuming one-time merger-related charges at closing and no additional impact to EPS), accretive to Horizon’s estimated book value per share as of September 30, 2017 and dilutive to Horizon’s estimated tangible book value per share as of September 30, 2017. Furthermore, the analysis indicated that each of Horizon’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of September 30, 2017 could be lower. For all of the above analysis, the actual results achieved by Horizon following the merger may vary from the projected results, and the variations may be material.

Wolverine Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Wolverine to estimate a range for the implied equity value of Wolverine. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Wolverine provided by Wolverine management, and assumed discount rates ranging from 12.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Wolverine could generate over the five-year period from 2017 to 2021 as a standalone company, and (ii) the present value of Wolverine’s implied terminal value at the end of such period. KBW assumed that Wolverine would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on tangible book value multiples and the other based on 2022 net income multiples. Using implied terminal values for Wolverine calculated by applying a terminal multiple range of 0.87x to 1.27x to Wolverine’s estimated tangible book value as of December 31, 2022, this discounted cash flow analysis resulted in a range of implied values per share of Wolverine stock of approximately $29.14 to $35.66 per share. Using implied terminal values for Wolverine calculated by applying a terminal multiple range of 10.4x to 14.4x to Wolverine’s estimated 2022 net income, this discounted cash flow analysis resulted in a range of implied values per share of Wolverine common stock of approximately $35.82 to $45.74 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of Wolverine.

Horizon Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of Horizon to estimate a range for the implied equity value of Horizon. In this analysis, KBW used publicly available consensus “street estimates” of Horizon for 2017 and 2018, as well as assumed long-term net income and asset growth rates of Horizon provided by Horizon management, and assumed discount rates ranging from 10.0% to 13.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Horizon could generate over the five-year period from 2017 to 2021 as a standalone company, and (ii) the present value of Horizon’s implied terminal value at the end of such period. KBW assumed that Horizon would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Horizon, KBW applied a range of 14.3x to 18.3x estimated Horizon’s 2022 net income. This discounted cash flow analysis resulted in a range of implied values per share of Horizon common stock of approximately $25.02 to $34.64 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values of Horizon.

Miscellaneous. KBW acted as financial advisor to Wolverine and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to certain existing sales and trading relationships between KBW and Wolverine and between Horizon and a KBW broker-dealer affiliate, respectively), may from time to time purchase securities from, and sell securities to, Wolverine and Horizon. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Wolverine or Horizon for its and their own accounts and for the accounts of its and their respective customers and clients. KBW employees may also maintain individual positions in Wolverine common stock and Horizon common stock. Such positions included on the date of KBW’s opinion and currently include an individual position in shares of Horizon common stock held by a senior member of the KBW advisory team providing services to Wolverine in connection with the proposed merger.

Pursuant to the KBW engagement agreement, Wolverine agreed to pay KBW a cash fee equal to 1.25% of the aggregate merger consideration, $25,000 of which became payable promptly after execution of the engagement agreement, $200,000 of which became payable upon the rendering of KBW’s opinion, and the balance of which is contingent upon the consummation of the merger. Wolverine also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Wolverine. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Horizon and has not received compensation for such services. KBW may in the future provide investment banking and financial advisory services to Wolverine or Horizon and receive compensation for such services.

Certain Financial Projections Provided by Wolverine and Horizon

Wolverine and Horizon do not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, earnings, or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, during February 2017, Wolverine’s management provided Horizon certain nonpublic unaudited prospective financial information regarding Wolverine prepared by Wolverine’s management. This nonpublic unaudited prospective financial information was prepared by Wolverine’s management as part of the annual budget process. This prospective financial information was updated in April 2017, and again in June 2017. In addition, KBW, in connection with the financial analyses performed in rendering its fairness opinion, used certain unaudited projected balance sheet and capital data for Horizon, giving effect to Horizon’s estimates and assumptions regarding the pro forma impact of the then-pending Lafayette Acquisition, as of September 30, 2017, which was provided by Horizon management. A summary of these projections is included in this proxy statement/prospectus because such initial forecasts and projected data were made available to Horizon and Wolverine, as the case may be, as described in the preceding sentences. They were also provided to Sheshunoff and KBW, who also received other prospective financial information that is described below.

This nonpublic unaudited prospective financial information was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements, or GAAP. The information included below does not comprise all of the prospective financial information provided by Horizon and Wolverine to each other or to KBW or Sheshunoff. However, a summary of the material elements of this information is set forth below.

Although presented with numerical specificity, the financial forecasts reflect numerous estimates and assumptions of Wolverine’s and Horizon’s respective management made at the time they were prepared, and, in the case of Wolverine, assume the execution of various strategic initiatives that Wolverine is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment, the timing and level of loan originations, deposit generation, operating and other expenses, effective tax rates and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies. These uncertainties and contingencies include, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Wolverine and Horizon operate, and the risks and uncertainties described under “Risk Factors” beginning on page 19 and “Cautionary Note About Forward-Looking Statements” beginning on page 23, all of which are difficult to predict and many of which are outside the control of Wolverine and Horizon and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized. Actual results may differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the management of Wolverine and Horizon could or might have taken during these time periods.

The inclusion in this proxy statement/prospectus of the nonpublic unaudited prospective financial information below should not be regarded as an indication that Wolverine, Horizon, their respective boards of directors, or KBW or Sheshunoff considered, or now consider, these projections and forecasts to be fact or necessarily predictive of actual future results, and they should not be relied upon as such. The unaudited prospective financial information does not give effect to the merger of Wolverine and Horizon, including the impact of negotiating or executing the Merger Agreement, the expenses to be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Horizon or Wolverine, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that, if these financial forecasts had been prepared as of the date of this proxy statement/prospectus, the same underlying assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Horizon would operate the Wolverine business after the merger. Horizon and Wolverine do not intend to, and each disclaims any obligation to, make publicly available any update or other revision to this unaudited prospective financial information to reflect circumstances occurring since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts of Wolverine summarized in this section were prepared by and are the responsibility of the management of Wolverine. The financial forecasts of Horizon summarized in this section were prepared by and are the responsibility of the management of Horizon. No independent registered public accounting firm has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Further, the unaudited prospective financial information does not take into account the effect on any of Wolverine, Wolverine Bank, Horizon, or Horizon Bank, as applicable, of any possible failure of the merger to occur. None of Wolverine, Wolverine Bank, Horizon, Horizon Bank, KBW or Sheshunoff, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any stockholder of Wolverine, stockholder of Horizon, or other person regarding Wolverine’s or Horizon’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

In light of the foregoing, and taking into account that the Special Meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Wolverine stockholders are cautioned not to place unwarranted reliance on such information, and Wolverine urges its stockholders to review Wolverine’s and Horizon’s most recent financial statements for a description of their respective historical financial results.

Below are certain financial projections that were prepared by Wolverine’s management and were provided to Wolverine’s board of directors, Horizon and KBW in connection with the proposed merger.

At December 31, 2017
(In millions)
Balance Sheet Data
Mortgage loans	$369.0
General reserve for loan losses	9.6
Total assets	412.7
Total deposits	309.4
Borrowings	37.0
Total liabilities	350.5
Total equity	62.2

For the Year Ending December 31, 2017
(In thousands)
Income Statement Data
Interest income	$18,614
Interest expense	4,319

Interest margin	14,295
Provision for loan losses	300
Other provisions/expenses	466

Interest margin after provision and other	13,529
Other income	1,519
Operating expense	7,780

Income before taxes	7,268
Income taxes	2,293

Net income	$4,975

The prospective financial information for Wolverine that was provided to Sheshunoff in April 2017 (but not Horizon) consisted of updated information. Specifically, Sheshunoff was provided with and used the following.

	At December 31,
	2017	2018	2019	2020	2021
	(In millions)
Balance Sheet Data
Assets	$389.0	$431.0	$476.0	$520.0	$573.0
Loans	365.0	402.0	442.0	486.0	534.0
Allowance for loan losses	9.0	9.5	9.9	10.4	10.9
Investments	25.0	30.0	35.0	35.0	40.0
Deposits	284.0	328.0	371.0	423.0	473.0
Borrowings	37.0	32.0	32.0	22.0	22.0
Capital	63.0	65.0	67.2	69.5	71.9

	For the Years Ended December 31,
	2017	2018	2019	2020	2021
	(Dollars in millions, except EPS amounts)
Income Information
Net income	$4.400	$4.469	$4.805	$5.178	$5.576
ROA	1.07%	1.09%	1.06%	1.04%	1.02%
ROE	7.10%	6.98%	7.27%	7.58%	7.89%
EPS	$2.08	$2.10	$2.25	$2.41	$2.58

The prospective financial information for Wolverine that was provided to KBW in June 2017 (but not Horizon) by Wolverine’s management and utilized and relied upon by KBW, as described in “– Opinion of Wolverine’s Financial Advisor,” consisted of updated information. Specifically, KBW was provided with and used the following: (a) net income of $4.7 million in 2017 and $4.9 million in 2018 and (b) 5% annual earnings and asset growth after 2018.

The following table presents selected financial projections for Horizon as of September 30, 2017, which were provided by Horizon’s management to Wolverine and KBW:

(In thousands)	Estimated Balance Sheet As of September 30, 2017
Assets	$3,534,840
Total Loans	2,464,731
Gross Loans Held for Investment	2,462,942
Deposits	2,618,799
Common Equity	394,431
Tangible Common Equity	294,357

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this document and is incorporated into this document by reference. You should read the Merger Agreement in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the merger, Wolverine will merge with and into Horizon, with Horizon as the surviving corporation of such merger. The separate existence of Wolverine will terminate. The shares of Horizon common stock will continue to be listed on the NASDAQ Global Select Market under the symbol “HBNC.” Immediately following the merger, Wolverine Bank, the wholly-owned federally-chartered savings bank subsidiary of Wolverine, will merge with and into Horizon Bank, the wholly-owned Indiana-chartered commercial bank subsidiary of Horizon. The separate existence of Wolverine Bank will terminate. In addition, prior to the effective time of the merger, Wolverine Bank will use its reasonable best efforts to sell its wholly-owned real estate holdings subsidiary, Wolverine Commercial Holdings, LLC, and dissolve its wholly-owned subsidiary, Wolserv Corporation, which has a membership interest in a title company.

Under the Merger Agreement, the executive officers and directors of Horizon and Horizon Bank serving at the effective time of the merger will continue to serve as such after the merger is consummated. In addition, Eric P. Blackhurst, a current member of Wolverine’s board of directors, will be appointed to the boards of directors of Horizon and Horizon Bank, effective as of the closing. If the term of the class of directors to which Mr. Blackhurst is appointed expires less than three years after the effective time of the merger, Horizon and Horizon Bank will cause him to be nominated and recommended for election by Horizon’s stockholders at the next election of directors as long as he continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank.

Merger Consideration

If the merger is completed, each share of Wolverine common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held as treasury stock of Wolverine, shares held by the Wolverine Bank ESOP that are remitted to Wolverine prior to the effective time of the merger in order to repay the Wolverine Bank ESOP loan balance as further described below, and shares held by Horizon) will be converted into the right to receive both (i) 1.0152 shares of Horizon common stock (the “exchange ratio” or the “stock consideration”), and (ii) $14.00 in cash (the “cash consideration,” and together with the stock consideration, the “merger consideration”). No fractional shares of Horizon common stock will be issued in the merger. Instead, Horizon will pay to each holder of Wolverine common stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average per share closing price of a share of Horizon common stock as quoted on the NASDAQ Global Select Market during the 15 consecutive trading days on which such shares were actually traded immediately preceding the second business day prior to the closing of the merger.

The exchange ratio is subject to adjustment as follows:

•	Anti-Dilution Adjustments. If prior to the effective time of the merger, Horizon changes the number of shares of Horizon common stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, or similar transaction, or if Horizon establishes a record date for such a change, the exchange ratio will be adjusted accordingly so that each holder of Wolverine common stock will receive at the effective time, in the aggregate, the number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that such stockholders would have received if such change had not occurred.

•	Decrease in Market Price of Horizon Common Stock. Wolverine may notify Horizon of its decision to terminate the Merger Agreement if, at any time during the five-day period commencing on the date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the fifth day following the date Wolverine provides notice to Horizon after such determination date, only if both of the following conditions are satisfied:

○	the average of the daily closing prices of Horizon common stock as reported on the NASDAQ Global Select Market for the 15 consecutive trading days on which shares of Horizon common stock actually traded immediately preceding the determination date is less than $23.02; and

○	the percentage decrease in the stock price of Horizon from Horizon’s closing stock price on the date immediately prior to the date of the Merger Agreement is more than 15% than the corresponding percentage performance of the SNL Small Cap U.S. Bank and Thrift Index during the same period.

If Wolverine elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $27.08 (the initial Horizon market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the 15 consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on June 12, 2017, minus 0.15, and the denominator of which is equal to Horizon market value as determined on the determination date; or (ii) the quotient determined by dividing $27.08 by the closing price for Horizon’s common stock for the 15 consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible to determine at this time if the merger consideration will be adjusted pursuant to the foregoing provisions or what any such adjusted merger consideration would be. However, in general, more shares of Horizon common stock would be issued, to take into account the extent by which the average price of Horizon’s common stock exceeded the decline in the average price of the common stock of the index group.

Treatment of Wolverine Stock Options and Restricted Stock Awards

The Merger Agreement provides that all outstanding options to purchase Wolverine common stock, whether or not vested, will be converted into the right to receive from Horizon, at the effective time of the merger, $40.00 per share in cash, minus the per share exercise price for each share subject to a Wolverine stock option, less applicable tax withholdings. These payments will be made by Wolverine immediately prior to the effective time of the merger. As of the date of this proxy statement/prospectus, there were outstanding vested options to purchase 93,248 shares of Wolverine common stock at a weighted average exercise price of $17.49 per share, and outstanding unvested options to purchase 88,337 shares of Wolverine common stock with a weighted average exercise price of $24.43. Therefore, outstanding options as of the date of this proxy statement/prospectus will be cashed out for approximately $3.5 million (based on the cash-out price of $40.00 per share of Wolverine).

At the effective time of the merger, each award of restricted shares of Wolverine common stock, whether or not vested, that is outstanding immediately prior to the effective time of the merger will fully vest and be canceled and automatically converted into the right to receive the merger consideration. Horizon will make the payments with respect to these restricted share awards, less applicable tax withholdings, in the same manner as the merger consideration is delivered to other Wolverine stockholders.

Voting Agreements

As of the record date of the Wolverine Special Meeting, the executive officers and directors of Wolverine owned and were entitled to vote 216,293 shares or approximately 10.3% of the 2,105,981 outstanding shares of Wolverine common stock. In connection with the execution of the Merger Agreement, all of the directors and executive officers of Wolverine and Wolverine Bank executed a voting agreement pursuant to which they agreed to vote all their Wolverine shares in favor of the merger. A copy of that voting agreement is attached as Appendix C to this proxy statement/prospectus.

Treatment of Wolverine Bank’s 401(k) Plan

The Wolverine Bank 401(k) Plan will be terminated no later than the day prior to the effective time of the merger. Distributions of participants’ 401(k) Plan account balances will not begin until after a favorable determination letter is received from the IRS with respect to the Wolverine Bank 401(k) Plan’s qualified status at the time of termination, except distributions may be made earlier upon the occurrence of a participant’s retirement, death, disability, or termination of employment. Participants with outstanding plan loans under the Wolverine Bank 401(k) Plan as of the effective time will be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the effective time and until such time as plan termination distributions are paid. At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid, Horizon (as successor-in-interest) will cause loans to be made, outside of any tax-qualified retirement plan, to those Wolverine Bank employees who had loans outstanding under the Wolverine Bank 401(k) Plan as of the loan repayment date, in an amount not to exceed the outstanding loan balance as of such date; provided that, such employee completes any necessary documentation and qualifies for such loan under the applicable loan policies and underwriting standards of Horizon. Each refinancing loan will have a fixed interest rate not to exceed 4% per annum and will have an amortization period not to exceed the remaining term of the plan loan.

Before the closing date, Horizon will amend its 401(k) plan to permit Wolverine Bank employees continuing with Horizon to enter the Horizon 401(k) plan as of the closing date, and those employees will be credited with prior years of service with Wolverine Bank for purposes of eligibility and vesting (but not benefit accruals). Horizon will permit Wolverine Bank 401(k) Plan participants who will be continuing employees of Horizon to roll over their account balances into the Horizon 401(k) plan, subject to the terms of Horizon’s 401(k) plan and any applicable rollover restrictions.

Treatment of the Wolverine Bank Employee Stock Ownership Plan

No later than 10 days prior to the closing date of the merger, Wolverine will terminate the Wolverine Bank Employee Stock Ownership Plan, effective as of the closing date. Wolverine also will amend the Wolverine Bank ESOP to: (i) freeze participation under the plan and to provide that no distributions will be made until after the IRS issues a favorable determination letter that the plan termination does not adversely affect the Wolverine Bank ESOP’s qualification for favorable income tax treatment under the Code (however, distributions may be made earlier upon the occurrence of a participant’s retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the plan); and (ii) provide that the excess of the proceeds from the sale or remittance of shares of Wolverine common stock held in the plan’s unallocated suspense account over the unpaid principal and accrued interest of the Wolverine Bank ESOP loan attributable to the shares held in the suspense account will (after repayment of the note) be allocated to the accounts of the Wolverine Bank ESOP’s active participants according to each active participant’s proportionate Wolverine Bank ESOP account balance as of the day before the plan termination date. Wolverine will file, or cause to be filed, with the IRS an application for a favorable determination letter upon termination of the Wolverine Bank ESOP.

Wolverine will direct the trustee of the Wolverine Bank ESOP to cause the unpaid principal balance and accrued interest of the Wolverine Bank ESOP loan to be repaid by remitting a sufficient number of Wolverine shares held in the Wolverine Bank ESOP’s suspense account to Wolverine or any other lender, including Horizon as successor in interest to Wolverine, with each remitted share to be valued in an amount of cash equal to the merger consideration. All remaining Wolverine shares held by the Wolverine Bank ESOP (including any shares remaining in the suspense account) will be converted into the merger consideration.

Wolverine will make contributions to the Wolverine Bank ESOP prior to the effective time of the merger consistent with the terms of the plan and past practices.

Exchange and Payment Procedures

At and after the effective time of the merger, each certificate or book-entry account statement evidencing shares of Wolverine common stock (other than shares held as treasury stock of Wolverine, shares held by the Wolverine Bank ESOP that are remitted to Wolverine prior to the effective time of the merger to repay the Wolverine Bank ESOP loan balance and shares held by Horizon) will represent only the right to receive the merger consideration in accordance with the terms of the Merger Agreement. Horizon will provide the exchange agent with the irrevocable authorization to issue a sufficient number of shares of Horizon common stock to be used to issue the aggregate stock consideration to Wolverine stockholders and deposit with the exchange agent sufficient cash to pay the aggregate cash consideration payable to Wolverine stockholders. No later than five business days after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of Wolverine common stock, which will include detailed instructions on how such holder may exchange such holder’s Wolverine’s stock certificates or book-entry statements for the merger consideration.

Horizon will cause a book-entry account statement representing the number of whole shares of Horizon common stock that each holder of Wolverine common stock has the right to receive and a check for $14.00 per share plus any cash that such holder has the right to receive in lieu of a fractional share of Horizon common stock to be delivered to such stockholder as soon as reasonably practicable after the stockholder delivers to Horizon certificates or book-entry statements representing such shares of Wolverine common stock and a properly completed letter of transmittal, and any other documents required by the Merger Agreement or reasonably requested by Horizon or the exchange agent. No interest will be paid on any merger consideration that any such holder will be entitled to receive.

No dividends or other distributions on Horizon common stock with a record date occurring after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry statement representing shares of Wolverine common stock until the holder surrenders such certificate or book-entry statement in accordance with the Merger Agreement.

The stock transfer books of Wolverine will be closed at the effective time of the merger, and after the effective time, there will be no transfers on the stock transfer records of Wolverine of any shares of Wolverine common stock. Horizon will be entitled to rely on Wolverine’s stock transfer books to establish the identity of those persons entitled to receive merger consideration. In the event of a dispute with respect to ownership of stock represented by any certificate or book-entry statement of Wolverine common stock, then Horizon will be entitled to deposit any merger consideration represented by the former Wolverine certificate in escrow with an independent third party selected by Horizon. If any former Wolverine certificate or book-entry statement is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or book-entry statement to be lost, stolen, or destroyed and, if required by Horizon, the posting by such person of a bond or other indemnity as Horizon may reasonably direct as indemnity against any claim that may be made with respect to the former Wolverine certificate or book-entry statement, Horizon will issue the merger consideration in exchange for such lost, stolen, or destroyed certificate or book-entry statement. All shares of Wolverine common stock owned by Horizon will be canceled and will cease to exist, and no stock of Horizon or other consideration will be exchanged for such stock.

If outstanding certificates or book-entry statements for Wolverine shares are not surrendered or the payment for the certificates or book-entry statements is not claimed prior to the date the merger consideration would otherwise escheat to the appropriate governmental entity, the unclaimed merger consideration will, to the extent permitted by law, become the property of Horizon free and clear of all claims of any person who may previously have been entitled to such consideration. Any former Wolverine stockholder who has not complied with these exchange procedures will only be able to look to Horizon for payment of the merger consideration or any dividends or distributions payable on Horizon stock. Neither the exchange agent, Horizon, nor Wolverine will have any liability to a Wolverine stockholder for any escheat of the merger consideration under applicable law.

Exchange Agent

Horizon’s stock transfer agent, Computershare, Inc., will act as the exchange agent in connection with the merger.

Dividends and Distributions

Until Wolverine common stock certificates or book-entry statements are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Horizon common shares into which shares of Wolverine common stock may have been converted will accrue but will not be paid. When such certificates or book-entry statements have been duly surrendered, Horizon will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Wolverine of any shares of Wolverine common stock. When certificates or book-entry statements representing shares of Wolverine common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for the merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of Wolverine, on the one hand, and Horizon, on the other hand, to each other, as to, among other things, the following:

•	the corporate organization and existence of each party and their subsidiaries;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement, and make it valid and binding;

•	that the Merger Agreement does not conflict with or violate:

○	the articles of incorporation and bylaws of each party;

○	applicable law; and

○	agreements, instruments, or obligations of each party;

•	the capitalization of Wolverine and Horizon;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided by each party;

•	the absence of undisclosed obligations or liabilities;

•	financial statements and reports;

•	the adequacy of its loan loss reserves;

•	the filing and accuracy of tax returns;

•	litigation and pending proceedings;

•	each party’s deposit insurance;

•	SEC filings;

•	Community Reinvestment Act;

•	no reason for any delays in regulatory approvals;

•	compliance with bank secrecy and anti-money laundering laws and regulations;

•	each party’s books and records;

•	compliance with environmental laws;

•	each party’s internal controls;

•	information security, including compliance with data protection and privacy laws and regulations;

•	employee benefit plans;

•	agreements with regulatory agencies; and

•	insurance.

In addition, the Merger Agreement contains representations and warranties of Wolverine to Horizon as to:

•	material contracts;

•	the status of its loans and investments;

•	indebtedness;

•	labor and employment matters including compliance with applicable labor and employment laws;

•	obligations to employees;

•	absence of certain events occurring since March 31, 2017;

•	insider transactions;

•	indemnification agreements;

•	stockholder approval;

•	title to its assets;

•	intellectual property;

•	the absence of a stockholder rights plan;

•	broker’s, finder’s, and other fees;

•	fiduciary accounts; and

•	receipt of a fairness opinion from Wolverine’s financial advisor.

Finally, the Merger Agreement contains representations and warranties of Horizon to Wolverine as to:

•	no approval of Horizon’s stockholders is required in connection with the merger;

•	the transactions contemplated by the Merger Agreement are not subject to antitakeover provisions under Indiana law;

•	absence of certain events occurring since March 31, 2017; and

•	Horizon Bank’s status as “well-capitalized” under the federal banking regulations.

No representations and warranties of the parties will survive the consummation of the merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

Under the Merger Agreement, Wolverine and Horizon have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, until the effective time of the merger:

•	Wolverine is required to conduct its business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business;

•	Wolverine is required to use reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees and preserve its present relationships with customers and persons with whom it has business dealings;

•	Wolverine is required to use reasonable best efforts to maintain all of the material properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted;

•	Wolverine is required to maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with past practice and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business;

•	Wolverine is required to not knowingly do or fail to do anything that will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound; and

•	Horizon is required to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises, and not take actions that would materially adversely affect the parties’ ability to obtain the regulatory approvals for the merger, adversely affect its ability to perform its covenants under the Merger Agreement in any material respect, or result in its representations and warranties in the Merger Agreement not being true and correct or result in the failure of a condition to closing not being satisfied.

The following is a summary of the more significant restrictions imposed upon Wolverine, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of Horizon, which cannot be unreasonably withheld, Wolverine, Wolverine Bank, and Wolverine’s other subsidiaries may not:

•	make any change in the capitalization or the number of issued and outstanding shares of Wolverine or its subsidiaries, or redeem any of its outstanding shares of common stock (other than the withholding of shares to satisfy tax obligations upon the vesting of restricted stock or the exercise of options);

•	authorize a class of stock or issue or grant any warrant, option, right, or other agreement relating to its stock or any convertible securities, or authorize the issuance of securities (other than pursuant to the exercise of any stock options outstanding as of the date of the Merger Agreement);

•	distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its stockholders, except for semi-annual or quarterly dividends paid by Wolverine to its stockholders not to exceed $0.80 per share in the aggregate; provided that, each of Wolverine’s subsidiaries may pay cash dividends to Wolverine or Wolverine Bank in the ordinary course of business for payment of Wolverine’s or Wolverine Bank’s reasonable and necessary business and operating expenses and expenses of the merger; and provided further that, at Horizon’s request and except as prohibited by law or by any bank regulatory agency, Wolverine Bank may pay dividends to Wolverine; and provided further that, no dividend may be paid for the quarter in which the merger is scheduled to be consummated or is actually consummated if during such period Wolverine’s stockholders will become entitled to receive dividends on their shares of Horizon common stock received in the merger; and provided further that, Wolverine may pay additional dividends to its stockholders of up to $0.80 per share in the aggregate before March 31, 2018 if the closing of the merger has not occurred before December 31, 2017, and Wolverine’s consolidated annual net income, as agreed upon by Horizon and Wolverine, is at least 95% of Wolverine’s 2016 consolidated audited annual net income (without taking into account Wolverine’s professional fees and expenses related to the merger);

•	purchase or otherwise acquire any investment security for their own account that exceeds $2,000,000 individually, except as consistent with past practice, other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by U.S. governmental or other agencies, in either case having an average remaining life of three years or less;

•	except as already committed in writing, cancel, release, or compromise any indebtedness in excess of $100,000;

•	amend the articles of incorporation or bylaws of Wolverine or the similar organizational documents of any of its subsidiaries;

•	except for binding commitments in effect as of the date of the Merger Agreement, make, renew, or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of Wolverine or any subsidiary and classified as “Other Loan Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $500,000; or, in the case of Wolverine Bank, make, purchase, renew, modify, or amend or extend the maturity of (1) any commercial loan in excess of $1,000,000 (provided Wolverine Bank may renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,500,000 or less), (2) any mortgage loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other mortgage loan in excess of $424,000 (unless the mortgage loan can be sold in the secondary market), (3) any consumer loan in excess of $75,000, (4) any home equity loan or line of credit in excess of $100,000, (5) any loan participation, or (6) any agreement to purchase mortgage loans from a third-party originator;

•	waive, release, grant, or transfer any material rights of value, or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction, or incur any liability or obligation requiring payments by Wolverine or any of its subsidiaries that exceed $50,000, whether individually or in the aggregate or that contain any financial commitment extending after June 13, 2018;

•	open or close any branch or ATM, or make an application for the foregoing, except as contemplated by any bank regulatory application filed in connection with the merger;

•	except as already committed in writing as of the date of the Merger Agreement and other than expenditures necessary to maintain its existing assets in good repair, make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate; or

•	knowingly take or fail to take any action that would or would be likely to prevent, impede, or delay the merger from qualifying as a tax-free reorganization under the Code.

Covenants

In addition to the restrictions noted above, Wolverine and Horizon have agreed to take other actions, such as:

•	in the case of Wolverine, to submit the Merger Agreement to its stockholders at a meeting to be called and held as soon as reasonably practicable following the effectiveness of the registration statement;

•	in the case of Wolverine and Horizon, to cooperate fully and use reasonable best efforts to procure all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law that are necessary for consummation of the merger;

•	in the case of Wolverine and Horizon, to ensure that any materials or information provided by either Wolverine or Horizon to the other for use in any filing with any state or federal regulatory agency or authority will not contain any untrue or misleading statement of material fact and will not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of Wolverine, to use commercially reasonable efforts to obtain any required material third party consents to agreements, contracts, commitments, leases, instruments and documents;

•	in the case of Wolverine, to maintain insurance on its assets, properties, and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by Wolverine as of the date of the Merger Agreement;

•	in the case of Wolverine, to maintain blanket bond insurance coverage relating to or resulting from any breach of fidelity by any third-party mortgage broker compensated by Wolverine or any of its subsidiaries in connection with the origination of any mortgage loan, with such policy to have a single loss coverage limit of no less than $5,000,000 and a deductible of no more than $1,000,000;

•	in the case of Wolverine, to continue to accrue reserves for employee benefits and merger related expenses, and to consult and cooperate in good faith with Horizon on (i) conforming the loan and accounting policies and practices of Wolverine to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes; and (ii) determining the amount and timing for recognizing Wolverine’s expenses of the merger, in each case, no earlier than the fifth day before the closing of the merger and only after Horizon acknowledges that all conditions to its obligation to consummate the merger have been satisfied;

•	in the case of Wolverine, to cease and cause to be terminated any existing solicitations, discussions, or negotiations with other parties that have made or intend to make an acquisition proposal, except as permitted by the Merger Agreement;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of Wolverine and Horizon, to supplement, amend, and update the disclosure schedules to the Merger Agreement as necessary;

•	in the case of Wolverine and Horizon, to give the other party’s representatives and agents, including investment bankers, attorneys, or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the merger to the other party’s properties, facilities, operations, books, and records;

•	in the case of Wolverine, to deliver additional audited financial statements, monthly consolidated balance sheets and income statements, call reports and other financial statements reasonably requested by Horizon;

•	in the case of Wolverine, if requested by Horizon, to cooperate with an environmental consulting firm designated by Horizon in the conduct by such firm of a Phase I environmental investigation on all real property owned or leased by Wolverine or its subsidiaries as of the date of the Merger Agreement, and any real property acquired or leased by Wolverine or its subsidiaries after the date of the Merger Agreement; provided, that Horizon will be responsible for the costs of such investigation and the parties will share equally in the costs of any additional required investigation or testing;

•	in the case of Wolverine, to deliver any reports, notices or proxy statements sent to any governmental authority or to Wolverine’s stockholders, and any orders issued by any governmental authority, to Horizon when available;

•	in the case of Wolverine and Horizon, until the effective time of the merger, except with the written consent of the other party, which consent will not be unreasonably withheld, Wolverine and Horizon each will, and will cause each of their subsidiaries to, use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights and franchises, and will not voluntarily take any action that would: (i) adversely affect the ability of the parties to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect the parties’ abilities to perform their covenants under the Merger Agreement in any material respect; or (iii) result in the parties’ representations and warranties not being true and correct (subject to the standards set forth in the Merger Agreement) or in any of the conditions to the consummation of the merger not being satisfied;

•	in the case of Wolverine, not to create any employment contract, agreement, or understanding with or employment rights for any of the officers or employees of Wolverine or its subsidiaries, or prohibit or restrict Horizon from changing, amending, or terminating any employee benefits provided to its employees from time to time;

•	in the case of Wolverine, to take such actions as necessary to terminate the Wolverine Bank 401(k) Plan as soon as practicable after the execution of the Merger Agreement, to file an application with the IRS for a favorable determination letter as to such plan’s qualified status upon its termination, and to thereafter distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•	in the case of Wolverine, to take all actions necessary to terminate, as of the effective time of the merger, all of Wolverine’s and its subsidiaries’ group insurance policies, if instructed by Horizon, and if Horizon determines to continue any such policy or other welfare benefit plan or cafeteria plan after the effective time, to take all actions necessary to assign any Wolverine group insurance policies to Horizon as of the effective time of the merger and to provide Horizon with all necessary financial, enrollment, eligibility, contractual, and other information related to Wolverine’s welfare benefit and cafeteria plans to assist Horizon in the administration of such plans after the effective time of the merger;

•	in the case of Wolverine, to pay out all amounts payable upon a qualifying termination event in connection with a change in control pursuant to the employment agreements between Wolverine Bank and (i) David H. Dunn dated July 1, 2016, and (ii) Rick A. Rosinski dated July 1, 2016, provided that, if required, these agreements will be amended prior to the effective time of the merger to provide that no payment will be made under these agreements or under any other arrangement that would constitute an “excess parachute payment” under Section 280G of the Code, and to the extent any payment would constitute an “excess parachute payment,” the payment will be reduced so that the payment would no longer be considered an “excess parachute payment,” and each executive enters into mutual termination of employment agreements and new employment agreements with Horizon Bank;

•	in the case of Horizon, to honor the employment agreements between Wolverine Bank and (i) Brian Cherry, Commercial Loan Officer of Wolverine Bank, dated June 30, 2016 and as amended on June 13, 2017; (ii) Jeremy Clark, Commercial Loan Officer of Wolverine Bank, dated December 15, 2016 and as amended on June 13, 2017; and (iii) John W. Schmitt, Manager of Commercial Underwriting of Wolverine Bank, dated June 30, 2016 and as amended on June 13, 2017, as well as the other employee benefit plans and compensation arrangements identified by Wolverine to Horizon;

•	in the case of Horizon, to assume the Long-Term Incentive Plans with Messrs. Dunn and Rosinski (the “LTIPs”), and in the case of Wolverine, to amend the LTIPs as soon as feasible after the date of the Merger Agreement to, in general, maintain the current status of the LTIPs;

•	in the case of Wolverine, no later than 10 days prior to the closing date, and subject to review and approval by Horizon, to terminate the Wolverine Bank ESOP effective as of the closing date, to amend the Wolverine Bank ESOP to freeze participation under the plan and to prohibit distributions of accrued benefits after the plan’s termination date until the IRS issues a favorable determination letter as to the plan’s qualification for favorable tax treatment under the Code (except for distributions permitted under the terms of the plan upon the occurrence of certain events), and to amend the Wolverine Bank ESOP to provide that the excess of the proceeds from the sale or remittance of shares of Wolverine common stock held in the plan’s unallocated suspense account over the unpaid principal and accrued interest of the note attributable to the suspense shares shall (after repayment of the note) be allocated to the accounts of the plan participants on a pro rata basis; and Wolverine will file an application with the IRS for the favorable determination letter regarding the Wolverine Bank ESOP referenced above;

•	in the case of Horizon, to amend the Horizon Employee Stock Ownership Plan (the “Horizon ESOP”) to permit continuing Wolverine employees to enter the Horizon ESOP as of the effective time of the merger (continuing employees will be credited with prior years of service with Wolverine for eligibility and vesting purposes, but not for benefit accruals);

•	in the case of Wolverine, use its reasonable best efforts to effectuate the sale of Wolverine Commercial Holdings, LLC, and the dissolution of Wolserv Corporation;

•	in the case of Horizon, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

•	in the case of Wolverine and Horizon, to prepare this proxy statement/prospectus and, in the case of Horizon, file a registration statement with the SEC covering the shares of Horizon common stock to be issued to Wolverine stockholders pursuant to the Merger Agreement;

•	in the case of Horizon, to cause the shares of Horizon common stock to be issued to Wolverine stockholders pursuant to the Merger Agreement to be approved for listing on the NASDAQ Global Select Market;

•	in the case of Horizon, to make available to the officers and employees of Wolverine who continue as employees of Horizon after the effective time, substantially the same employee benefits as are generally available to similarly-situated Horizon employees, and to provide credit for prior service with Wolverine and its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under Horizon’s employee benefit plans;

•	in the case of Horizon, to provide severance benefits to certain employees of Wolverine Bank as of the effective time of the merger;

•	in the case of Horizon, maintain a directors’ and officers’ liability insurance policy for up to six years after the effective time of the merger to cover the present officers and directors of Wolverine and its subsidiaries with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, and continue for six years after the effective time the indemnification and exculpation rights of the present and former officers and directors of Wolverine and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time to the same extent then permitted under applicable law or the articles of incorporation or bylaws of Wolverine or its subsidiaries;

•	in the case of Horizon, to appoint Eric P. Blackhurst to Horizon’s and Horizon Bank’s boards of directors;

•	in the case of Horizon, to form a Great Lakes Bay Region Advisory Board to be comprised of three to five members and add representatives to that board (which may include members from the Wolverine or Wolverine Bank boards of directors) from the communities served by Wolverine Bank;

•	in the case of Horizon, to, at all times until the stock consideration has been paid in full, reserve a sufficient number of shares of Horizon common stock to be issued as the stock consideration under the Merger Agreement;

•	in the case of Horizon, to take all necessary or appropriate steps to cause the transactions contemplated under the Merger Agreement and any other dispositions of equity securities of Wolverine or acquisitions of equity securities of Horizon in connection with the transactions under the Merger Agreement to be exempt under Rule 16b-3(d) of the Securities Exchange Act of 1934; and

•	in the case of Horizon, for five years after the effective time of the merger, to cause Horizon Bank to donate $50,000 annually to nonprofit organizations and/or community schools in the markets served by Wolverine Bank.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement – Employee Benefits and Payments” beginning on page 75 and “Interests of Certain Directors and Officers of Wolverine in the Merger” beginning on page 80.

Acquisition Proposals by Third Parties

In the Merger Agreement, Wolverine agreed to immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with other persons or entities concerning a proposal to acquire Wolverine. In addition, until the merger is completed or the Merger Agreement is terminated, Wolverine has agreed that it, and its officers, directors, and representatives, and those of its subsidiaries, will not:

•	solicit, initiate, or knowingly encourage or facilitate, any inquiries to acquire Wolverine; or

•	initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire Wolverine.

However, at any time before the Special Meeting, Wolverine may furnish information regarding Wolverine to, or engage in discussion with, any person or entity in response to a bona fide unsolicited proposal by the person or entity relating to an acquisition proposal if:

•	Wolverine’s board of directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that such proposal constitutes or is reasonably likely to lead to an offer that is materially more favorable to Wolverine’s stockholders from a financial point of view and its other constituencies than the merger and is reasonably capable of being completed without undue delay, and the failure to consider such proposal would reasonably likely result in a breach of the fiduciary duties of Wolverine’s board of directors; and

•	Wolverine provides any information to Horizon that it intends to provide to such third party, and only after having used its reasonable best efforts to enter into a confidentiality agreement with such third party, on terms no less favorable to Wolverine than those contained in the confidentiality agreement with Horizon, including not providing such third party with any exclusive right to negotiate with Wolverine.

Additionally, Wolverine will not fail to make, withdraw, or modify its recommendation to the Wolverine stockholders to approve the Merger Agreement or enter into any letter of intent or acquisition agreement constituting or related to any acquisition agreement, unless, at any time before the Special Meeting:

•	Wolverine’s board of directors determines in good faith (after consulting with its financial advisors and outside counsel) that the failure to do so would reasonably likely result in a breach of its fiduciary duties to its stockholders under applicable law; and

•	Wolverine provides written notice to Horizon that it is prepared to change or withhold its recommendation to Wolverine’s stockholders in response to a superior proposal, and provides

Horizon with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Horizon fails, within five business days of such notice, to make a proposal that would, in the reasonable good faith judgment of the Wolverine board of directors (after consultation with financial advisors and outside legal counsel), cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal or that the change or withholding of the recommendation to Wolverine’s stockholders is no longer required to comply with its fiduciary duties.

For purposes of the Merger Agreement, the term “superior proposal” means any acquisition proposal relating to Wolverine, Wolverine Bank, or any of their subsidiaries, that the Wolverine board of directors determines in good faith (after having received the advice of its financial advisor) to be (i) materially more favorable to the stockholders of Wolverine from a financial point of view and its other constituencies than the merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $3,539,000 termination fee), and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Horizon and Wolverine to consummate the merger is subject to the satisfaction, on or before the completion of the merger, of a number of conditions, which under the terms of the Merger Agreement cannot be waived, including:

•	The Merger Agreement must receive the approval of Wolverine’s stockholders.

•	Horizon must have registered with the SEC the shares of Horizon common stock to be issued to Wolverine’s stockholders in the merger, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares must have been received, the registration statement of which this proxy statement/prospectus is a part, must have been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement can have been issued or threatened.

•	All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement must have been obtained and remain in full force and effect, all statutory waiting periods applicable to those approvals must have expired, and none of those approvals must contain any conditions, restrictions, or requirements that would either (i) have a material adverse effect on Horizon, or (ii) reduce the benefits of the merger to such a degree that Horizon would not have entered into the Merger Agreement had such conditions, restrictions, or requirements been known.

•	The shares of Horizon common stock to be issued to Wolverine’s stockholders must have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

•	None of Horizon, Wolverine, or any of their subsidiaries are subject to any statute, rule, regulation, injunction, order, or decree which prohibits, prevents, or makes illegal the completion of the merger, and no litigation or similar proceeding will have been initiated relating to the merger which is likely to have a material adverse effect on Wolverine or which seeks to prevent the completion of the merger.

•	The boards of directors of Horizon and Wolverine must have received an opinion from their respective legal counsel, dated as of the closing date, that the merger will qualify as a tax free “reorganization” for purposes of Section 368(a) of the Code.

The obligation of Horizon and Wolverine to consummate the merger also is subject to the satisfaction or waiver, on or before the completion of the merger, of the following conditions:

•	Wolverine and Horizon must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the merger.

•	Each of Horizon and Wolverine must have received from the other at the closing of the merger all the items, documents, consents, and other closing deliveries, in form and content reasonably satisfactory to the recipient, required by the Merger Agreement.

The obligation of Horizon to consummate the merger also is subject to the satisfaction or waiver of other conditions, including:

•	The representations and warranties of Wolverine relating to organization and authority, corporate power and authority to conduct business with respect to both Wolverine and Wolverine Bank, subsidiaries, status as a federally-chartered savings bank, corporate power and authority to enter into the Merger Agreement, the Merger Agreement or merger conflicting with Wolverine’s or its subsidiaries’ articles of incorporation or bylaws, capitalization, interim events that have or are reasonably likely to have a material adverse effect on Wolverine, and a change in the conduct of Wolverine’s business since March 31, 2017 (in each case, after giving effect to the matters set forth in Wolverine’s disclosure schedules to the Merger Agreement) must be true, accurate, and correct (other than, in the case of the capitalization representation, such failures to be true, accurate, and correct as are de minimis) in accordance with its terms as of the closing date as though made on the closing date (except to the extent such representations and warranties speak as of the date of the Merger Agreement or some other date).

•	The representations and warranties of Wolverine relating to the Merger Agreement or merger conflicting with applicable law, financial statements and reports, absence of undisclosed liabilities, taxes, tax returns, and related reports, broker’s, finder’s, or other fees, the fairness opinion of Wolverine’s financial advisor, and Wolverine’s SEC filings (in each case, after giving effect to the matters set forth in Wolverine’s disclosure schedules) must be true, accurate, and correct in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties speak as of the date of the Merger Agreement or some other date).

•	All the other representations and warranties of Wolverine (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties but, in each case, after giving effect to the matters set forth in Wolverine’s disclosure schedules) must be true, accurate, and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on closing date; provided that, for these purposes, the representations and warranties will be deemed to be true, accurate, and correct unless the failure or failures of the representations and warranties to be true, accurate, and correct, either individually or in the aggregate, and without giving effect to any materiality or material adverse effect qualifications in the representations or warranties, has had or would reasonably be expected to have a material adverse effect on Wolverine.

•	Messrs. Dunn and Rosinski have executed and delivered mutual termination of employment agreements to Horizon, and will have entered into new employment agreements with Horizon Bank.

•	Wolverine Bank must receive all necessary regulatory approvals for and pay to Wolverine, at least one business day prior to the closing date of the merger, a cash dividend in the amount of Wolverine Bank’s excess capital as determined and requested by Horizon.

•	Wolverine Bank will have provided notice of termination to Fiserv Solutions, Inc. (“Fiserv”) with respect to that certain Master Agreement dated October 1, 2010 between Wolverine Bank and Fiserv, which relates to Wolverine Bank’s data processing functions provided by Fiserv.

•	As of the end of the month prior to the effective time of the merger, Wolverine’s consolidated stockholders’ equity, as defined in the Merger Agreement and subject to the exceptions listed in the Merger Agreement, will not be less than $62,800,000.

•	Wolverine will have obtained all required third party consents under material contracts or agreements.

The obligation of Wolverine to consummate the merger also is subject to the satisfaction or waiver of other conditions, including:

•	The representations and warranties of Horizon relating to organization and authority, corporate power and authority, due organization, capitalization, and interim events since March 31, 2017 that have or are reasonably likely to have a material adverse effect on Horizon (in each case, after giving effect to the matters set forth in Horizon’s disclosure schedules to the Merger Agreement) must be true, accurate, and correct (other than, in the case of the capitalization representation, such failures to be true, accurate, and correct as are de minimis) in each case as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date.

•	The representations and warranties of Horizon relating to the Merger Agreement or merger conflicting with applicable law, absence of undisclosed liabilities, financial statements and reports, taxes, tax returns, and related reports, and Horizon’s SEC filings (in each case, after giving effect to the matters set forth in Horizon’s disclosure schedules) must be true, accurate, and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date.

•	All the other representations and warranties of Horizon (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations or warranties but, in each case, after giving effect to the matters set forth in Horizon’s disclosure schedules) must be true, accurate, and correct in all respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date as though made on closing date; provided that, for these purposes, the representations and warranties will be deemed to be true, accurate, and correct unless the failure or failures of the representations and warranties to be true, accurate, and correct, either individually or in the aggregate, and without giving effect to any materiality or material adverse effect qualifications in the representations or warranties, has had or would reasonably be expected to have a material adverse effect on Horizon.

For purposes of the Merger Agreement, the term “material adverse effect” means, with respect to either party, any effect that is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of the party and its subsidiaries, on a consolidated basis, or that would materially impair the ability of Wolverine or Horizon to perform its obligations under the Merger Agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the Merger Agreement. However, a “material adverse effect” does not include the impact of:

•	changes in banking and similar laws of general applicability to banks, savings associations, or their holding companies or interpretations of such laws by courts or governmental authorities;

•	changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally;

•	effects of any action or omission taken by a party with the prior written consent of the other party or at the direction of the other party;

•	the expenses incurred by Wolverine and Wolverine Bank or Horizon and Horizon Bank in negotiating, documenting, effecting, and consummating the transactions contemplated by the Merger Agreement;

•	the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the effect of compliance with the Merger Agreement on the business, financial condition, or results of operations of Wolverine and its subsidiaries or Horizon and its subsidiaries;

•	any changes in general economic or capital market conditions affecting banks, savings associations, and their holding companies generally, including changes in interest rates; and

•	changes in national or international political or social conditions including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the U.S. or any of its territories, possessions, offices, or military installations, unless it uniquely affects either or both of the parties or their subsidiaries, taken as a whole.

Expenses

Except as otherwise provided in the Merger Agreement, Wolverine and Horizon will be responsible for their respective expenses incidental to the merger.

Employee Benefits and Payments

The Merger Agreement requires Horizon to make available to the officers and employees of Wolverine and its subsidiaries who continue as employees of Horizon or any subsidiary substantially the same employee benefits as are generally available to similarly-situated Horizon employees. Those officers and employees also will receive credit for prior service with Wolverine and its subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its subsidiaries. If a Wolverine benefit plan is terminated at or prior to the effective time of the merger, continuing employees will become eligible to participate in Horizon’s similar employee benefit plans, if any, as of the effective time of the merger. Additionally, if a Wolverine benefit plan is terminated after the effective time of the merger, continuing employees will be eligible to participate in Horizon’s similar benefit plans, if any, on the date of such plan termination. Horizon will use its reasonable best efforts to: (i) waive waiting period and pre-existing condition provisions for continuing employees under health and dental plans; and (ii) give continuing employees credit under such plans for any deductibles and co-insurance payments. With respect to vacation and paid time off, continuing employees will be subject to the terms and conditions of Horizon’s vacation and paid time off policies in place for similarly situated employees of Horizon, with credit given for prior years of service with Wolverine and its subsidiaries for determining vacation pay eligibility and the amount of vacation pay.

Other than with respect to Messrs. Dunn, Rosinski, Cherry, Clark, and Schmitt, employees of Wolverine Bank who are still employed by Wolverine Bank at the effective time of the merger and who will not continue as employees of Horizon, or who continue with Horizon but are terminated other than for cause within 12 months after the effective time or who resign because they are not offered a comparable position with Horizon Bank within a 25 mile radius of their current work location at Wolverine Bank, will be entitled to severance pay in accordance with Horizon’s policies and procedures. In addition, Horizon, at its expense, will provide group career counseling for Wolverine Bank employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program for up to four visits per employee. Also, those terminated employees will be entitled to continuation coverage under group health plans as required by COBRA and to professional career counseling services.

In addition, Wolverine will pay out, in a lump sum no later than the closing date of the merger, all amounts payable pursuant to the employment agreements between Wolverine Bank and (i) Mr. Dunn dated July 1, 2016, and (ii) Mr. Rosinski dated July 1, 2016, as if the change in control payments contemplated by those employment agreements had been triggered by the merger; provided that, Messrs. Dunn and Rosinski enter into mutual termination of employment agreements and new employment agreements with Horizon Bank concurrently with the execution of the Merger Agreement. Messrs. Dunn and Rosinski have executed the above-referenced mutual termination of employment agreements and new employment agreements with Horizon Bank, effective upon the completion of the merger.

Horizon also will assume the LTIPs with Messrs. Dunn and Rosinski and the employment agreements with Messrs. Cherry, Clark, and Schmitt, and make the payments thereunder in accordance with the terms of those plans and agreements.

Additionally, certain executives and directors of Wolverine will receive certain payments and benefits in connection with the merger, which are described in the section captioned “Interests of Certain Directors and Officers of Wolverine in the Merger” beginning on page 80.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either Horizon or Wolverine may terminate the Merger Agreement if, among other things, any of the following occur:

•	Wolverine’s stockholders do not approve the Merger Agreement at the Special Meeting;

•	any governmental authority has issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the merger, and such order has become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the merger has been denied, or any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable governmental authority; provided that, the right to terminate the Merger Agreement under these provisions will not be available to a party whose failure to fulfill any of its obligations (excluding representations and warranties) under the Merger Agreement has been the cause of any event described in this paragraph;

•	the merger has not been consummated by May 31, 2018 (provided the terminating party did not cause the failure of the merger to be consummated by that date); or

•	the respective boards of directors of Horizon and Wolverine mutually agree to terminate the Merger Agreement.

Additionally, Horizon may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event has occurred that is not capable of being cured prior to or on May 31, 2018 and would result in a condition to Horizon’s obligations to consummate the merger not being satisfied (as long as Horizon is not then in material breach of any of its representations, warranties, or covenants);

•	Wolverine breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a closing condition to the merger, and such condition is not capable of being satisfied prior to or on May 31, 2018, or has not been cured by Wolverine within 20 business days after Wolverine’s receipt of written notice of such breach from Horizon (as long as Horizon is not then in material breach of any of its representations, warranties, or covenants);

•	any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has, individually or in the aggregate, a material adverse effect on Wolverine;

•	Wolverine’s board of directors has failed to include its recommendation to approve the merger in the proxy statement/prospectus related to the Special Meeting;

•	Wolverine’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

•	Wolverine has entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any acquisition proposal; or

•	a quorum could not be convened at the Special Meeting or at a reconvened meeting held at any time prior to or on May 31, 2018.

Wolverine may terminate the Merger Agreement at any time prior to the effective time of the merger if any of the following occur:

•	any event will have occurred that is not capable of being cured prior to or on May 31, 2018 and would result in a condition to Wolverine’s obligations to consummate the merger not being satisfied (as long as Wolverine is not then in material breach of any of its representations, warranties, or covenants);

•	Horizon breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a closing condition to the merger, and such condition is not capable of being satisfied prior to or on May 31, 2018, or has not been cured by Horizon within 20 business days after Horizon’s receipt of written notice of such breach from Wolverine (as long as Wolverine is not then in material breach of any of its representations, warranties, or covenants);

•	any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has, individually or in the aggregate, a material adverse effect on Horizon;

•	the Wolverine board of directors has approved an acquisition proposal from a third party, or Wolverine has entered into a definitive agreement, agreement in principle, or letter of intent with respect to a third-party acquisition proposal; or

•	at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) and all other approvals and consents necessary for the consummation of the merger have been received (disregarding any waiting period) (the “determination date”), with such termination to be effective on the fifth business day following the date Wolverine provides notice to Horizon after the determination date if both of the following conditions are satisfied:

○	the average of the daily closing price of Horizon common stock as reported on the NASDAQ Global Select Market for the 15 consecutive trading days immediately preceding the determination date on which shares of Horizon common stock actually traded (the “Horizon Market Value”) is less than $23.02; and

○	the decline in Horizon’s share price is more than 15% than the corresponding percentage performance of the SNL Small Cap U.S. Bank and Thrift Index.

If Wolverine elects to exercise its termination right as described above, Horizon may elect to avoid termination of the Merger Agreement by increasing the exchange ratio to the lesser of the amounts determined pursuant to the following formula: (i) a quotient, the numerator of which is equal to the product of the $27.08 (the initial market value), the exchange ratio (as then in effect), and the average daily closing value of the SNL Small Cap U.S. Bank and Thrift Index for the 15 consecutive trading days immediately preceding the determination date divided by the closing value of the SNL Small Cap U.S. Bank and Thrift Index on the determination date, minus 0.15, and the denominator of which is equal to the Horizon Market Value on the determination date; or (ii) the quotient determined by dividing $27.08 by the closing price for Horizon’s common stock for the 15 consecutive trading days immediately preceding the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.85. Since the formula is dependent on the future price of Horizon’s common stock and that of the SNL Small Cap U.S. Bank and Thrift Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Horizon common stock would be issued to Wolverine’s stockholders.

Under certain circumstances described in the Merger Agreement, a $3,539,000 termination fee may be payable by Wolverine to Horizon if the Merger Agreement is terminated and the merger is not consummated. See “– Termination Fee” directly below.

Termination Fee

Wolverine will pay Horizon a $3,539,000 termination fee if the Merger Agreement is terminated for any of the following reasons:

•	if Horizon terminates the Merger Agreement because (i) Wolverine’s board of directors fails to include its recommendation to approve the merger in the proxy statement/prospectus delivered to stockholders; (ii) Wolverine’s board of directors has withdrawn, modified, or changed its approval or recommendation of the Merger Agreement; (iii) Wolverine’s board of directors approves or publicly recommends an acquisition proposal with a third party; or (iv) Wolverine has entered into or publicly announced an intention to enter into another acquisition proposal;

•	if either party terminates the Merger Agreement because it is not approved by the requisite vote of the stockholders of Wolverine at the Special Meeting or by Horizon because a quorum could not be convened at Wolverine’s stockholders meeting called to approve the merger and, in each case, prior to the date of such termination a third-party acquisition proposal was made, and prior to the date that is 12 months after such termination Wolverine or any of its subsidiaries enters into any acquisition agreement with a third party or an acquisition proposal is consummated;

•	if either party terminates the Merger Agreement because the consummation of the merger has not occurred by May 31, 2018, and (i) prior to the date of such termination an acquisition proposal was made by a third party, and (ii) prior to the date that is 12 months after such termination, Wolverine or any of its subsidiaries enters into any acquisition agreement or any acquisition proposal is consummated;

•	if Horizon terminates the Merger Agreement because (i) Wolverine breaches or fails to perform any of its representations, warranties, or covenants contained in the Merger Agreement and that breach or failure to perform would give rise to the failure of a closing condition to the merger, and such condition is not capable of being satisfied prior to or on May 31, 2018, or has not been cured by Wolverine within 20 business days after Wolverine’s receipt of written notice of such breach from Horizon, or (ii) an event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstances or state of facts, that has, individually or in the aggregate, a material adverse effect on Wolverine has occurred, and prior to the date that is 12 months after such termination under (i) or (ii) above, Wolverine or any of its subsidiaries enters into any acquisition agreement or any acquisition proposal is consummated; or

•	if Wolverine terminates the Merger Agreement because Wolverine’s board of directors has approved an acquisition proposal from a third party, or Wolverine has entered into a definitive agreement, agreement in principle, or letter of intent with respect to a third-party acquisition proposal.

Management and Operations After the Merger

Horizon’s officers and directors serving at the effective time of the merger will continue to serve as Horizon’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office; provided that, Horizon and Horizon Bank will take all appropriate action so that, as of the effective time of the merger and in accordance with Horizon’s bylaws and the bylaws of Horizon Bank, Eric P. Blackhurst will be appointed to the boards of directors of Horizon and Horizon Bank. If the term of the class of directors to which Mr. Blackhurst is appointed expires less than three years after the effective time of the merger, Horizon and Horizon Bank will cause him to be nominated and recommended for election by Horizon’s stockholders at the next election of directors as long as he continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank. Horizon’s articles of incorporation and bylaws in existence as of the effective time of the merger will remain Horizon’s articles of incorporation and bylaws following the effective time, until such articles of incorporation and bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, if requested by Horizon, Wolverine will cooperate with an environmental consulting firm designated by Horizon in connection with the conduct, at any time after the date of the Merger Agreement, by the consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by Wolverine or any of its subsidiaries as of the date of the Merger Agreement or acquired thereafter, including OREO, to the extent not prohibited by any lease governing Wolverine Bank’s lease of any bank branch. Horizon will furnish copies of any reports of the consultant that it receives with respect to any Wolverine property, promptly upon Horizon’s receipt of such reports. Horizon will be responsible for the costs of the Phase I assessments, and Horizon and Wolverine will each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials).

Effective Time of the Merger

The merger will become effective on the day and at the time specified in the articles of merger of Horizon and Wolverine as filed with the Indiana Secretary of State and the Maryland Department of Assessments and Taxation. Unless otherwise mutually agreed to by the parties, the effective time of the merger will occur within 10 business days after the fulfillment of all conditions precedent to the merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the merger cannot be completed until Horizon receives necessary regulatory approvals. The merger of Horizon Bank and Wolverine Bank requires the approval of the FDIC and IDFI. In addition, Horizon has filed the required documentation with the FRB to request a waiver of the FRB’s approval for the merger of Wolverine into Horizon.

On July 27, 2017, Horizon Bank filed the required applications with both the IDFI and FDIC to obtain approval of the merger of Wolverine Bank into Horizon Bank. Horizon expects to receive FDIC and IDFI approval of the bank merger and the FRB’s waiver of the application requirements for the merger of Wolverine into Horizon in October 2017. Although we believe that we will be able to obtain these regulatory approvals and waivers, there can be no assurance that all requisite approvals and waivers will be obtained or that they will be obtained within the time period we anticipate.

Accounting Treatment of the Merger

Horizon will account for the merger under the acquisition method of accounting in accordance with GAAP. Using the acquisition method of accounting, the assets (including identified intangible assets) and liabilities of Wolverine will be recorded by Horizon at their respective fair values at the time of the completion of the merger. The excess of Horizon’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Select Market Listing

Horizon’s common stock is listed on the NASDAQ Global Select Market under the symbol “HBNC.” The shares to be issued to the Wolverine stockholders in the merger will be eligible for trading on the NASDAQ Global Select Market.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF WOLVERINE IN THE MERGER

When Wolverine’s stockholders are considering the recommendation of the Wolverine board of directors in connection with the Merger Agreement proposal, you should be aware that some of the employees and directors of Wolverine and Wolverine Bank have interests that are in addition to, or different from, the interests of Wolverine’s stockholders generally, which are described below. Wolverine’s board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement. Except as described below, to the knowledge of Wolverine, the officers and directors of Wolverine do not have any material interest in the merger apart from their interests as stockholders of Wolverine.

Treatment of Stock Options

Directors and executive officers of Wolverine and Wolverine Bank hold outstanding Wolverine stock options. The Merger Agreement provides that, at the effective time of the merger, each stock option granted by Wolverine will vest and convert into the right to receive cash equal to the product of (1) the number of shares subject to such stock option, multiplied by (2) the excess of $40.00 over the exercise price of such option, less applicable tax withholdings. The following table sets forth the number of outstanding stock options held by each of the executive officers and directors of Wolverine and Wolverine Bank as of August 24, 2017 (the latest practicable date prior to the filing of this document) and the cash-out value of the stock options as determined under the terms of the Merger Agreement.

Name	# of Stock Options(1)	Cash-Out Value
Roberta N. Arnold	15,022	$270,124
Eric P. Blackhurst	15,022	270,124
David H. Dunn	37,612	853,792
James W. Fisher	15,022	270,124
Richard M. Reynolds	15,022	270,124
Rick A. Rosinski	15,037	319,515
J. Donald Sheets	15,022	270,124
Howard I. Ungerleider	15,022	270,124
Joseph M. VanderKelen	15,022	270,124

(1)	All stock options in the column above are vested, with the exception of 2,000 stock options awarded to Mr. Rosinski on December 15, 2015 and 7,500 stock options awarded to each of Ms. Arnold, Mr. Blackhurst, Mr. Fisher, Mr. Reynolds, Mr. Sheets, Mr. Ungerleider and Mr. VanderKelen on September 12, 2016. Wolverine has 49,263 stock options available under its equity incentive plan that were never awarded.

Treatment of Restricted Stock

Directors and executive officers of Wolverine and Wolverine Bank hold shares of Wolverine restricted stock. Under the Merger Agreement, at the effective time of the merger, each restricted share of Wolverine common stock will vest and convert into the right to receive the merger consideration. The following table sets forth the number of shares of restricted stock held by each of the executive officers and directors of Wolverine and Wolverine Bank as of August 24, 2017 (the latest practicable date prior to the filing of this document) and their value based on a price per share of Wolverine common stock of $39.60, the average closing price per share over the first five business days following the announcement of the Merger Agreement.

Name	# of Restricted Shares(1)	Value of Restricted Shares
Roberta N. Arnold	–	$–
Eric P. Blackhurst	–	–
David H. Dunn	–	–
James W. Fisher	–	–
Richard M. Reynolds	–	–
Rick A. Rosinski	2,000	79,200
J. Donald Sheets	–	–
Howard I. Ungerleider	–	–
Joseph M. VanderKelen	–	–

(1)	Wolverine has 15,036 shares of restricted stock available under its equity incentive plan that were never awarded.

Payments Under Employment Agreements with David H. Dunn and Rick A. Rosinski

Wolverine Bank maintains employment agreements with David H. Dunn, President and Chief Executive Officer of Wolverine and Wolverine Bank, and Rick A. Rosinski, Chief Operating Officer, Treasurer and Secretary of Wolverine and Wolverine Bank. The employment agreements with Messrs. Dunn and Rosinski provide for the following severance benefits in the event of a termination of employment by Wolverine Bank without “cause” or a resignation by the executive for “good reason” (each term as defined in the employment agreements) within 12 months following a change in control, such as the merger (a “qualifying termination”):

•	For Mr. Dunn, a lump sum cash severance payment: (1) equal to three times his annual base salary; and (2) equal to the amount of benefits that would have accrued on the executive’s behalf under Wolverine Bank’s 401(k) plan and employee stock ownership plan, with the amount of benefits determined based on the benefits accrued on behalf of the executive under such retirement plans during the 12 months preceding his date of termination. In addition, Wolverine Bank will provide Mr. Dunn for a period of three years (at no cost to Mr. Dunn) with non-taxable medical and dental coverage and life insurance coverage substantially identical to the coverage maintained by Wolverine Bank for him prior to his date of termination; provided, however, that such continued coverage would cease when Mr. Dunn becomes eligible for Medicare coverage unless he is covered by family coverage or coverage for himself and a spouse, in which case his family or spouse coverage would continue for the remainder of the three-year period.

•

For Mr. Rosinski, a lump sum cash severance payment: (1) equal to two times his annual base salary; and (2) equal to the amount of benefits that would have accrued on the executive’s behalf under Wolverine Bank’s 401(k) plan and employee stock ownership plan, with the amount of benefits determined based on the benefits accrued on behalf of the executive under such retirement plans during the 12 months preceding his date of termination. In addition, Wolverine Bank will provide Mr. Rosinski for a period of two years (at no cost to Mr. Rosinski) with non-taxable medical and dental coverage and life insurance coverage substantially identical to the coverage maintained by Wolverine Bank for him prior to his date of termination; provided, however, that such continued coverage would cease when Mr. Rosinski becomes eligible for Medicare coverage unless he is covered by family coverage or coverage for himself and a spouse, in which case his family or spouse coverage would continue for the remainder of the two-year period.

In connection with the Merger Agreement, Wolverine and Wolverine Bank entered into a mutual termination of employment agreement with each of Messrs. Dunn and Rosinski, which quantify and settle the benefits owed to the executives under their employment agreements. Under these agreements Messrs. Dunn and Rosinski will be entitled to a lump-sum cash payment of $1,037,218 and $443,830, respectively. The payments are contingent upon the consummation of the merger and the executive’s execution of a release of claims related to his employment with Wolverine and Wolverine Bank through the date of the merger. Each mutual termination of employment agreement provides that the foregoing cash payments would be reduced by the minimum amount necessary so that they do not result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. It is not expected that the payments to Messrs. Dunn and Rosinski would result in excess parachute payments.

Continued Employment for David H. Dunn and Rick A. Rosinski

In addition to entering into a mutual termination of employment agreement, each of Messrs. Dunn and Rosinski entered into an employment agreement with Horizon Bank that will be effective as of the effective time of the merger. Mr. Dunn will serve as Regional Market President – Great Lakes Bay Region Michigan of Horizon Bank. Mr. Rosinski will serve as Vice President – Large Account Relationship Manager of Horizon Bank.

The new employment agreement for Mr. Dunn has a term that will begin as of the effective of the merger and continue for one year thereafter. Within 60 days of each anniversary date of the agreement, Mr. Dunn will meet with Horizon Bank to determine whether to continue his employment relationship. If the parties do not reach a mutual agreement for continued employment before the expiration date, then the employment agreement will expire and Mr. Dunn’s employment will automatically terminate. The new employment for Mr. Rosinski has an initial term of one year, beginning immediately after the effective time of the merger. On each anniversary date of the effective time of the merger until the year in which Mr. Rosinski attains age 64, the term will be extended for an additional year, unless Horizon Bank provides written notice of non-renewal to Mr. Rosinski at least 30 days prior to the expiration of any one-year term period.

The employment agreements provide for an annual base salary of $242,050 and $135,100 for Messrs. Dunn and Rosinski, respectively. In addition, each executive is entitled to participate in the incentive compensation and employee benefit plans that are generally available to other Horizon Bank employees with similar job duties and responsibilities. Horizon Bank will also pay for Mr. Dunn’s country club membership dues as mutually agreed to by Horizon Bank and Mr. Dunn. In the event of the executive’s involuntary termination without “cause” or voluntary resignation for “good reason” (each term as defined in the employment agreements), each executive would be entitled to, in addition to any accrued but unpaid base salary and incentive compensation earned through the date of termination, a severance payment in an amount equal to his annual base salary for the remainder of the term of his agreement.

In addition, Messrs. Dunn and Rosinski agree (1) not to engage in certain competitive activities with respect to Horizon and Horizon Bank in the counties of Oakland, Midland and Saginaw, Michigan, (2) not to solicit or provide services to customers or prospective customers of Horizon Bank or any affiliate, (3) not to solicit for employment employees of Horizon Bank or its affiliates, and (4) not to disclose confidential information. The non-competition and non-solicitation restrictions contained in the agreements expire 36 months following the date of termination for Mr. Dunn and 24 months following the date of termination for Mr. Rosinski. The requirement to not disclose confidential information remains in effect at all times.

Assumption of Long-Term Incentive Plans with David H. Dunn and Rick A. Rosinski

Wolverine Bank maintains three Long-Term Incentive Plans: (1) a Long-Term Incentive Plan for Mr. Dunn, effective January 1, 2002 (the “2002 Plan”); and (2) two Long-Term Incentive Plans for Messrs. Dunn and Rosinski, effective January 1, 2006 (the “2006 Plans”). The plans were frozen on June 30, 2010 with respect to new contributions. In August 2010, amounts earned under the plans as a result of the satisfaction of certain objective performance measures were contributed to a rabbi trust and, as elected by Messrs. Dunn and Rosinski, invested in Wolverine common stock. The benefits payable to Mr. Dunn under the 2002 Plan will currently commence on December 31, 2018 and are payable in five annual installments, and the benefits payable to Messrs. Dunn and Rosinski under the 2006 Plans will currently commence on December 31, 2017 and are payable in five annual installments. Upon completion of the merger, Horizon will assume the 2002 Plan and 2006 Plans and will be prohibited from accelerating the timing of the payments without the consent of the executives; provided, however, that Messrs. Dunn and Rosinski will be prohibited from deferring the commencement date of the payments. Messrs. Dunn and Rosinski are permitted to make investment elections, with the option of either cash, Horizon common stock or any other investment alternative approved by Horizon. All amounts payable under the 2002 Plan and the 2006 Plans have been earned and fully accrued by Wolverine Bank without regard to the merger.

Eric P. Blackhurst Becoming a Director of Horizon and Horizon Bank

Eric P. Blackhurst, a director of Wolverine and Wolverine Bank, will be appointed to the boards of directors of both Horizon and Horizon Bank effective as of the closing of the merger. Mr. Blackhurst’s initial term on the Horizon board of directors will expire at the 2019 annual meeting of Horizon’s stockholders, at which point Horizon and Horizon Bank will nominate him for re-election by Horizon’s stockholders as long as he continues to be eligible and qualified to serve as a director of Horizon and Horizon Bank.

Great Lakes Bay Region Advisory Board

Horizon has agreed to form, as soon as reasonably practical after the effective time of the merger, a Great Lakes Bay Region Advisory Board comprised of three to five members from communities served by Wolverine Bank. The members of the advisory board may include representatives from the Wolverine and/or Wolverine Bank boards of directors, or other third parties as determined by Horizon. Each of such persons will be entitled to receive fees and shares of Horizon common stock in amounts equal to those received by members of Horizon’s other advisory boards of directors.

Indemnification and Insurance of Directors and Officers

Horizon has agreed that all rights to indemnification and exculpation from liabilities arising out of or pertaining to matters existing or occurring on or prior to the effective time of the merger in favor of the present and former officers and directors of Wolverine and Wolverine Bank as provided under the articles of incorporation or bylaws of Wolverine or Wolverine Bank, or permitted under applicable law, will survive the merger and continue for six years following the merger.

In addition, Horizon has agreed to maintain a directors’ and officers’ liability insurance policy for up to six years following the merger to cover the present officers and directors of Wolverine and Wolverine Bank with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, Horizon is not obligated to pay each year more than 150% of Wolverine’s annual premiums for such coverage.

Employee Stock Ownership Plan

The Wolverine Bank ESOP is a tax-qualified plan that covers substantially all of the employees of Wolverine Bank who have attained age 21. The ESOP received a share acquisition loan from Wolverine, the proceeds of which were used to acquire shares of Wolverine common stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, using contributions received from Wolverine Bank. Prior to the effective time of the merger, the outstanding share acquisition loan of the ESOP will be repaid by the ESOP by delivering a sufficient number of unallocated shares of Wolverine common stock to Wolverine. Any unallocated shares remaining in the suspense account (after the repayment of the outstanding share acquisition loan) will be allocated to the active plan participants pro-rata as earnings. As of the effective time of the merger, the ESOP will be terminated and all allocated shares of common stock held by the ESOP will be converted into the merger consideration.

As a result of the foregoing, Wolverine’s executive officers, as well as other employees who participate in the ESOP, would receive a benefit in connection with the ESOP’s termination to the extent that the stock price of Wolverine common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.

Merger-Related Executive Compensation for Wolverine’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Wolverine’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Wolverine’s stockholders, as described below in the Merger-Related Compensation Proposal.

The following table sets forth the amount of payments and benefits that each of Wolverine’s named executive officers would receive in connection with the merger, assuming the following: (1) the effective time of the merger is October 1, 2017; and (2) Messrs. Dunn and Rosinski remain continuously employed with Horizon Bank beginning at the effective time of the merger pursuant to their employment agreements, as described under “– Continued Employment for David H. Dunn and Rick A. Rosinski.” The table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control. Amounts below are based on certain assumptions that may or may not actually occur. As a result, the actual amounts to be received by a named executive officer may materially differ from the amounts set forth below.

Executive	Cash(1) ($)	Equity(2) ($)	Other(3) ($)	Total ($)
David H. Dunn	1,037,218	853,792	581,544	2,472,554
Rick A. Rosinski	443,830	398,715	386,901	1,229,446

(1)	In connection with the Merger Agreement, each of the named executive officers entered into a mutual termination of employment agreement which quantifies and settles the benefits owed to the executives under their employment agreements. Under these agreements, the named executive officers are entitled to the lump-sum cash payment set forth in the table. The payments are contingent upon the consummation of the merger and the executive’s execution of a release of claims related to his employment with Wolverine and Wolverine Bank through the date of the merger. The cash severance payable to Messrs. Dunn and Rosinski under the mutual termination of employment agreements is considered a “single trigger” benefit, since it is payable upon a change in control of Wolverine, provided the executive executes a general release of claims. Each mutual termination of employment agreement provides that the payments set forth in the table would be reduced by the minimum amount necessary so that they do not result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.
(2)	The amounts in this column represent the aggregate value of: (1) the Wolverine restricted stock awards for which vesting would be accelerated based on a per share price of $39.60, which is the average closing market price of Wolverine common stock over the first five business days following the public announcement of the merger; and (2) the cash payment for all outstanding Wolverine options, based on a per share value of $40.00, less the applicable per share exercise price. Such vesting and payment are considered “single trigger” benefits, since they are payable upon a change in control of Wolverine. For Mr. Dunn, his equity amount is attributable to the payment in cancellation of 37,612 stock options. For Mr. Rosinski, his equity amount represents $79,200 attributable to the value of 2,000 restricted stock awards for which vesting is accelerated and $319,515 attributable to the payment in cancellation of 15,037 stock options.
(3)	The amounts in this column represent the estimated additional benefits to be received by the named executive officer that is attributable to the Wolverine Bank ESOP upon its termination and the repayment of the outstanding ESOP loan to Wolverine.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Wolverine common stock with respect to the exchange of Wolverine common stock for Horizon common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their Wolverine common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing is subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the income tax consequences applicable to participants in the 401(k) plan or with respect to employee benefits generally, nor the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of Wolverine common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Wolverine common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Wolverine common stock that are partnerships or other pass-through entities (and persons holding their Wolverine common stock through a partnership or other pass-through entity), persons who acquired shares of Wolverine common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Wolverine common stock as part of a straddle, hedging, constructive sale, or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Wolverine common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Wolverine common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Horizon and Wolverine intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Barnes & Thornburg LLP, as counsel to Horizon, and Luse Gorman, PC, as counsel to Wolverine, each has rendered an opinion, attached as Exhibits 8.1 and 8.2, respectively, to the Registration Statement of which this proxy statement/prospectus is a part, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, subject to the limitations, assumptions, and qualifications described therein. The obligations of Horizon and Wolverine to consummate the merger are conditioned upon the receipt of an opinion from Barnes & Thornburg LLP, counsel to Horizon, and an opinion from Luse Gorman, PC, counsel to Wolverine, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon the assumptions, representations, warranties, and covenants made by Horizon and Wolverine, including those contained in the Merger Agreement. The opinion of Barnes & Thornburg LLP also will provide that the merger will qualify as a statutory merger under Indiana state law. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts existing at the effective time of the merger, the tax consequences of the merger could be adversely affected. The determination by tax advisors as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger unless tax counsel determines that such determination may be made as of the last business day before the Merger Agreement becomes a binding contract in accordance with Treasury Regulation Section 1.368-1(e).

Horizon and Wolverine have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, each Wolverine stockholder is urged to consult his, her, or its own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Pursuant to the Merger Agreement, Horizon and Wolverine may exercise their respective right to terminate the merger if Barnes & Thornburg LLP or Luse Gorman, PC, as applicable, are unable to render the tax opinion at closing. If the market price of the Horizon common stock as of the effective time declines relative to the market price of Wolverine common stock to the extent that the value of the Horizon common stock received by the Wolverine stockholders in the merger is less than 40% of the fair market value of the total consideration received in the merger by Wolverine’s stockholders for their shares of Wolverine common stock upon the merger, then Horizon and Wolverine will not be obligated to consummate the merger pursuant to the Merger Agreement because Barnes & Thornburg LLP or Luse Gorman, PC would be unable to render their respective favorable tax opinion on the merger.

Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Horizon, its subsidiaries, or Wolverine or Wolverine Bank by reason of the merger. The material United States federal income tax consequences of the merger to the U.S. Holders are described below.

Exchange of Wolverine Common Stock for Horizon Common Stock and Cash. As a result of receiving a combination of Horizon common stock and cash in exchange for shares of Wolverine common stock, a U.S. Holder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a U.S. Holder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Horizon common stock received, exceeds (b) the U.S. Holders’ aggregate adjusted tax basis in the Wolverine common stock surrendered in the merger. Any recognized loss disallowed will be included in the adjusted basis of the Horizon common stock received in the merger, as discussed below. Any recognized gain will be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Horizon common stock received in the merger will be the same as the aggregate adjusted tax basis of the shares of Wolverine common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by (i) the gain recognized in the merger, if any, and (ii) the recognized loss disallowed in the merger, if any. The holding period for shares of Horizon common stock received by such U.S. Holder will include such U.S. Holder’s holding period for the Wolverine common stock surrendered in exchange for the Horizon common stock, provided that such shares of Wolverine common stock were held as capital assets of the U.S. Holder at the effective time of the merger. If a U.S. Holder acquired different blocks of Wolverine common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Wolverine common stock, and the cash and shares of Horizon stock received will be allocated pro rata to each such block of stock. U.S.

Holders of Wolverine common stock should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Horizon common stock received in the merger.

Taxation of Capital Gain. Except as described under “– Potential Recharacterization of Gain as a Dividend” below, gain that U.S. Holders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. Holders have held (or are treated as having held) their Wolverine common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate U.S. Holders of Wolverine common stock is generally taxed at preferential rates. For non-corporate U.S. Holders, long-term capital gain generally can be taxed at a maximum U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The maximum U.S. federal income tax rate in effect for long-term capital gains recognized during 2017 is 20% for high income taxpayers, i.e., married couples filing joint returns and surviving spouses with taxable income in excess of $470,700, heads of household with taxable income in excess of $444,550, and other individuals with taxable income in excess of $418,400. The maximum long-term capital gains rate for most other non-high income taxpayers is 15%. In addition, net investment income of certain high-income taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) under Section 1411 of the Code. The definition of “high income taxpayers” for purposes of the net investment income tax is different than as defined above for purposes of the capital gains rate. Because the impact of the net investment income tax depends primarily upon the particular circumstances of a U.S. Holder, U.S. Holders should consult their own tax advisors regarding the potential impact of these tax rules to them.

Potential Recharacterization of Gain as a Dividend. It is possible that gain recognized by a U.S. Holder will not be capital gain if the U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the U.S. Holder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a U.S. Holder’s receipt of cash has the effect of a distribution of a dividend, the U.S. Holder will be treated as if he, she, or it first exchanged all of his, her, or its Wolverine common stock solely in exchange for Horizon common stock and then Horizon immediately redeemed a portion or all of that stock for the cash that the U.S. Holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the U.S. Holder if such receipt is, with respect to the U.S. Holder, “not essentially equivalent to a dividend,” “substantially disproportionate,” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in Horizon. If a U.S. Holder that has a relatively minimal stock interest in Horizon and no right to exercise control over corporate affairs suffers a reduction in the U.S. Holder’s proportionate interest in Horizon, the U.S. Holder should be regarded as having suffered a meaningful reduction in the U.S. Holder’s proportionate interest in Horizon. For example, the IRS has held in a published ruling that, in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in the stockholder’s proportionate interest will constitute a “meaningful reduction.” The IRS has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder who owns less than 50% of the voting power of the outstanding Horizon common stock if the percentage of the outstanding Horizon voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the U.S. Holder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a U.S. Holder, if it results in a complete termination of a U.S. Holder’s interest in the outstanding Horizon common stock that is considered to be actually and constructively owned by the U.S. Holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a U.S. Holder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the U.S. Holder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the U.S. Holder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b)(3) of the Code, a U.S. Holder may elect to waive the attribution rules of Section 318 of the Code pursuant to Section 302(c) of the Code.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each U.S. Holder. U.S. Holders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Taxation of Dividend. If, after applying the tests described in “– Potential Recharacterization of Gain as a Dividend” above, the deemed redemption results in the gain recognized by a U.S. Holder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual Wolverine U.S. Holders at the long-term capital gains rate, provided that the U.S. Holder held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the closing date. The maximum rate on qualified dividends for high income taxpayers is currently 20%. In addition, certain high-income taxpayers may be subject to an additional 3.8% net investment income tax. Any gain treated as ordinary income will be taxable at ordinary income rates.

Cash Received In Lieu of a Fractional Share of Horizon Common Stock. A U.S. Holder who receives cash in lieu of a fractional share of Horizon common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Horizon of the fractional share. As a result, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. Holder’s fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. See discussion in “– Taxation of Capital Gain” above for information regarding the tax rates applicable to long-term capital gains, including the potential application of the net investment income tax. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number (Form W-9), and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability to the extent that they exceed such U.S. Holder’s federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

A U.S. Holder will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder. A U.S. Holder who is a “significant holder” of Wolverine shares and who receives shares of Horizon will be required to retain records pertaining to the merger with regard to the stock consideration received by such U.S. Holder and file a statement with his, her, or its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such U.S. Holder’s basis in the Wolverine common stock surrendered and the fair market value of the Horizon common stock and cash received in the merger. A “significant holder” is a holder of Wolverine common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Wolverine or securities of Wolverine with a basis for federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, Wolverine urges its stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws. The foregoing summary of material U.S. federal income tax consequences of the merger is not intended or written to be used, and cannot be used, by any shareholder of Wolverine or any other person for the purpose of avoiding penalties that may be imposed by the Internal Revenue Service.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

Under the Merger Agreement, Wolverine stockholders will exchange their shares of Wolverine common stock for shares of Horizon common stock and cash (and cash for fractional share interests). Horizon is organized under the laws of the State of Indiana, and the rights of Horizon stockholders are governed by the laws of the State of Indiana, including the IBCL, and Horizon’s articles of incorporation and bylaws. Wolverine is organized under the laws of the State of Maryland, and the rights of Wolverine stockholders are governed by the laws of the State of Maryland, including the Maryland General Corporation Law (the “MGCL”), and the articles of incorporation of Wolverine, as amended (the “Wolverine Articles”) and the bylaws of Wolverine (the “Wolverine Bylaws”). Upon consummation of the merger, Wolverine’s stockholders receiving the stock consideration will become Horizon stockholders, and the Amended and Restated Articles of Incorporation of Horizon (the “Horizon Articles”), the Amended and Restated Bylaws of Horizon (the “Horizon Bylaws”), and the IBCL will govern their rights as Horizon stockholders.

The following summary discusses some of the material differences between the current rights of Horizon stockholders and Wolverine stockholders under the Horizon Articles, Horizon Bylaws, Wolverine Articles, Wolverine Bylaws, and applicable law.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of, as applicable, the Horizon Articles, the Horizon Bylaws, the Wolverine Articles, the Wolverine Bylaws, and applicable law.

Authorized Capital Stock

Horizon

Horizon currently is authorized to issue up to 66,000,000 shares of common stock, no par value, of which approximately 22,200,447 shares were outstanding as of August 24, 2017. Horizon also is authorized to issue up to 1,000,000 shares of preferred stock. Horizon’s board may fix the preferences, limitations, and relative voting and other rights of the shares of any series of preferred stock that it designates. As of August 24, 2017, options to purchase 339,556 shares of Horizon common stock were outstanding.

Wolverine

Wolverine currently is authorized to issue up to 100,000,000 shares of capital stock in one class of common stock, $0.01 par value per share. Wolverine also is authorized to issue up to 50,000,000 shares of preferred stock. As of August 24, 2017, 2,104,183 shares of common stock were outstanding and no shares of preferred stock are outstanding. Under the MGCL and the articles of incorporation of Wolverine, the board of directors may increase or decrease the number of authorized shares without stockholder approval. In addition, the board of directors may, without stockholder approval, establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rights and liquidation preferences. The ability of Wolverine to issue shares of preferred stock could have an anti-takeover effect. As of August 24, 2017, options to purchase 180,085 shares of Wolverine common stock were outstanding.

Voting Rights and Cumulative Voting

Horizon

Each holder of Horizon common stock generally has the right to cast one vote for each share of Horizon common stock held of record on all matters submitted to a vote of shareholders of Horizon.

Indiana law provides that shareholders may not cumulate their votes in the election of directors unless the corporation’s articles of incorporation so provide. The Horizon Articles do not grant cumulative voting rights to Horizon shareholders.

Wolverine

Each holder of Wolverine common stock generally has the right to cast one vote for each share of Wolverine common stock held of record on all matters submitted to a vote of stockholders of Wolverine. The

Wolverine Articles prohibit cumulative voting. The Wolverine Articles also provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the MGCL, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Dividends

Horizon

Horizon may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as the Horizon board may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Horizon has no issued and outstanding shares of preferred stock that take preference in dividend distributions over shares of common stock in certain circumstances. See “– Preferred Stock” below.

Wolverine

Holders of common stock are entitled, when declared by the Wolverine board, to receive dividends, subject to the rights of holders of preferred stock. Under Maryland law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

In addition, a Maryland corporation that would be prohibited from making a distribution because its assets would be less than the sum of its total liabilities and preferences of outstanding preferred stock may also make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

Liquidation

Horizon

In the event of the liquidation, dissolution, and/or winding-up of Horizon, the holders of shares of Horizon common and preferred stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Horizon’s debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Horizon. Horizon presently has no issued and outstanding shares of preferred stock that take preference in liquidation distributions over its shares of common stock. See “– Dividends” directly above, and “– Preferred Stock” directly below.

Wolverine

In the event of the liquidation, dissolution, or winding up of Wolverine, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Wolverine available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preferred Stock

Horizon

In general, the Horizon board is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The Horizon board is authorized to issue up to 1,000,000 shares of preferred stock, but no shares of preferred stock are currently outstanding. If any preferred stock is issued, the Horizon board may fix the designation, preferences, limitations, relative voting, and other rights of the shares of such preferred stock.

Wolverine

Pursuant to the Wolverine Articles, preferred stock may be issued with preferences and designations as Wolverine’s board of directors may from time to time determine. Wolverine’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights. The issuance of shares of preferred stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

No Sinking Fund Provisions

No common or preferred shares of Horizon or Wolverine are subject to any mandatory redemption, sinking fund, or other similar provisions.

Additional Issuances of Stock

Horizon

Except in connection with the proposed merger with LFCB, and as otherwise provided in this proxy statement/prospectus, Horizon has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Horizon common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, issuance under a stock incentive plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Horizon Articles, no shareholder approval is required for the issuance of additional shares. As a result, the Horizon board may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Horizon’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Exchange.

Wolverine

Under the MGCL and Wolverine’s Articles, Wolverine’s board of directors may increase or decrease the number of authorized shares without stockholder approval. Wolverine has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock.

Number of and Restrictions Upon Directors

Horizon

The Horizon Bylaws state that the Horizon board will be composed of five to 15 members, with the actual number being set by the Horizon board. Currently, the number of directors is set at twelve members. The Horizon board is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Each director holds office for the term for which he or she was elected and until his or her successor is elected and has qualified, whichever period is longer, or until his or her death, resignation, or removal. The Horizon Bylaws provide that a director will not qualify to serve as such effective as of the end of the term during which he or she becomes 75 years of age, and that a non-incumbent director may not be nominated for election as a director if he or she is 60 years of age at the time of election.

Wolverine

Wolverine’s Articles require the board of directors to be divided into three classes and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Additionally, Wolverine’s Bylaws provided that a person is not qualified to serve as director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. The Wolverine Bylaws provide that no person may serve on the board of directors and at the same time be a director or officer of a financial institution or credit union that has an office in any county in which Wolverine or any of its subsidiaries has an office or any contiguous county. The Wolverine Bylaws also provide that no person at least 70 years of age is eligible for election, reelection, appointment or reappointment to the board of Wolverine. Further, no director can serve as a director of Wolverine beyond the annual meeting of the stockholders of Wolverine immediately following the director becoming 70 years of age.

Removal of Directors

Horizon

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise.

Under the Horizon Articles, any director may be removed, with or without cause, either at a meeting or by written consent, by the affirmative vote of at least 70% of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors. Any director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors at a meeting of shareholders called for that purpose, or (ii) two-thirds or more of the other directors.

Wolverine

Under Maryland law, if a board of directors has been divided into classes, a director may not be removed without cause. The Wolverine Articles provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of Wolverine’s then-outstanding common stock entitled to vote.

Special Meetings of the Board

Horizon

The Horizon Bylaws provide that special meetings of the Horizon board may be called by, or at the request of, the Chairman, the President or a majority of the directors.

Wolverine

Wolverine’s Bylaws provide that special meetings of the board of directors may be called by one-third of the directors then in office, the president or the chairperson of the board.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Stockholders

Horizon

Pursuant to the Horizon Bylaws, nominations for election to the Horizon board may be made by the Horizon board or by any Horizon shareholder. Nominations, other than those made by or on behalf of the existing management of Horizon, must be made in writing and must be delivered or mailed to the President of Horizon not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. All such shareholder nominations must include the information specified in the Bylaws.

The Horizon Bylaws also provide that shareholders may submit proposals for business to be considered at Horizon’s annual meeting of shareholders, and have those proposals included in Horizon’s proxy and proxy statement delivered to shareholders, if the shareholder has given written notice to Horizon’s Secretary at least 120 days before the date of Horizon’s proxy statement for the prior year. Such proposals must be made in writing, must be received at Horizon’s principal executive offices not less than 120 calendar days in advance of the date of Horizon’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders and must contain the information specified in the Bylaws.

Wolverine

Wolverine’s Bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, Wolverine’s Secretary must receive written notice not earlier than the close of business on the 90th day nor later than the 80th day prior to the date of the annual meeting. In the event that less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders, notice by the stockholder must be received not later than the 10th day following the day on which public disclosure of the date of such meeting is first made. No adjournment or postponement of a meeting of stockholders will commence a new period for the giving of notice.

Special Meetings of Stockholders

Horizon

The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, by the Secretary, at the request in writing of a majority of the directors.

Wolverine

Wolverine’s Bylaws provide that special meetings of the stockholders may be called by the president, the majority of the board of directors or Wolverine’s Secretary upon a request in writing therefor, signed by a majority of stockholders.

Indemnification

Horizon

Under the IBCL as applicable to Horizon, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

The Horizon Articles provide that every person who is or was or has agreed to become a director or officer of Horizon will be indemnified by Horizon against any and all liability and expense that may be incurred by him or her resulting from any claim, provided that the person acted in good faith and, for civil actions, acted in what he or she reasonably believed to be in or not opposed to the best interests of Horizon, or, for criminal actions, had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. Horizon also may, but is not required to, indemnify an employee or agent under similar circumstances. The indemnification by Horizon extends to attorneys’ fees, judgments, fines, liabilities, and settlements. Horizon must also advance expenses for the defense of a director or officer upon determination of eligibility and upon receipt of written affirmation of eligibility and an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director or officer to be entitled to indemnification, the Horizon board, special legal counsel or the shareholders must determine that the director has met the standards of conduct required by the Horizon Articles.

Wolverine

Wolverine’s Articles provide that a director of the corporation will not be liable to the corporation or its stockholders for monetary damages, subject to the limitations, described below. Under Wolverine’s Articles, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services, for the amount of the improper benefit or profit; (2) to the extent that a final adjudication adverse to the person is entered based on a finding that the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action in the proceeding; or (3) to the extent otherwise provided under Maryland law.

Under Maryland law, a corporation may not indemnify a director or officer if it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director for a proceeding brought by the director against the corporation.

The Wolverine Articles provide that it will indemnify (1) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses and (2) other employees or agents to such extent as is authorized by the board of directors and Maryland law. Maryland law allows Wolverine to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Wolverine.

Preemptive Rights

Horizon

Although permitted by the IBCL, the Horizon Articles do not provide for preemptive rights to subscribe for any new or additional common or preferred stock.

Wolverine

Under the MGCL, unless the articles of incorporation provide otherwise, stockholders have no preemptive rights. Wolverine’s Articles do not provide for preemptive rights. Accordingly, Wolverine’s stockholders do not have preemptive rights.

Amendment of Articles of Incorporation and Bylaws

Horizon

Except as otherwise provided below, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders entitled to vote on the matter in which more votes are cast in favor of the amendment than against the amendment. The following provisions of the Horizon Articles may not be altered, amended, or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter:

•	Section 6.3, which establishes a three-tier director class structure; and

•	Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the number of directors of the Horizon board in office at the time of the vote.

Wolverine

Wolverine’s Articles may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding voting common stock of Wolverine, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the board of directors approves such amendment. However, approval by at least 80% of the outstanding common stock is required to amend certain provisions regarding, but not limited to, the limitation of voting rights, majority voting, classification of the board, board vacancies, removal of directors, amendment of the bylaws, acquisition offers, issuance of preferred stock, a stockholder quorum, indemnification of officers and directors, limitations on liability, cumulative voting, advance notice requirements for stockholder proposals and nominations, and the provision requiring at least 80% outstanding voting stock approval to amend the aforementioned provisions.

Restrictions on Unsolicited Changes in Control (Anti-Takeover Protections)

Horizon

General. The Horizon Articles include several provisions that may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then-current market prices, but would not be approved by the company’s board of directors. These provisions also have the effect of rendering the removal of management and the incumbent board of directors more difficult. However, the Horizon board has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Directors. Certain provisions in the Horizon Articles and Horizon Bylaws impede changes in the majority control of the company’s board of directors. The Horizon Articles provide that the board will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of the Horizon board.

The Horizon Bylaws provide that any vacancy occurring in the Horizon board, including a vacancy created by resignation, death, incapacity, or an increase in the number of directors, may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. No decrease in the number of directors of Horizon can have the effect of shortening the term of any incumbent director.

Finally, the Horizon Bylaws impose certain notice requirements in connection with the nomination by shareholders of candidates for election to the board of directors, and for proposals by shareholders of business to be acted upon at a meeting of shareholders.

Under the Horizon Articles, any director may be removed, with or without cause, by the affirmative vote of the holders of 70% of all of the outstanding shares of Horizon’s capital stock entitled to vote on the election of directors. Any Horizon director may be removed with cause by the affirmative vote of (i) the holders of a majority of all of the outstanding shares of capital stock of Horizon entitled to vote on the election of directors, or (ii) two-thirds or more of the other directors.

Restrictions on Call of Special Meetings. The Horizon Bylaws state that special shareholders’ meetings may be called by the Chairman, the President, or, at the request in writing of a majority of the directors, by the Secretary.

No Cumulative Voting. The Horizon Articles do not provide for cumulative voting rights in the election of directors.

Authorization of Preferred Stock. Horizon is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights, if any. In the event of a proposed merger, tender offer, or other attempt to gain control of Horizon not approved by the board of directors, it might be possible for the Horizon board to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors of Horizon has no present plans or understandings for the issuance of any preferred stock and it does not intend to issue any preferred stock except on terms that the board may deem to be in the best interests Horizon’s shareholders.

Evaluation of Offers. The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, the communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Horizon’s Articles provide that the Horizon board, when evaluating a business combination or tender or exchange offer, in addition to considering the adequacy of the amount to be paid in connection with any such transactions, may consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on Horizon and its subsidiaries, and each of their respective employees, depositors, loan and other customers, creditors, and other elements of the communities in which Horizon and its subsidiaries operate or are located; (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Horizon and its subsidiaries and the other elements of the communities in which Horizon and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management.

Procedures for Certain Business Combinations. The Horizon Articles require the affirmative vote of 70% of the outstanding shares of all classes of voting stock (reduced to 66 2/3% under certain conditions), and an independent majority of shareholders, to approve certain business combinations with holders of more than 10% of Horizon’s voting shares or their affiliates.

Amendments to Articles and Bylaws. As noted above, except for certain exceptions, amendments to the Horizon Articles must be approved by a majority vote of the Horizon board and also by a vote of shareholders in which more votes are cast in favor of the amendment than against the amendment. Additionally, the following provisions of the Horizon Articles may not be altered, amended or repealed without the affirmative vote of at least 70% of the outstanding shares of Horizon stock entitled to vote on such matter: (i) Section 6.3, which establishes a three-tier director class structure; and (ii) Section 6.4, regarding director removal.

The Horizon Articles may be amended by the Horizon board without shareholder approval to designate a new series of preferred shares.

The Horizon Bylaws may be amended only by a majority vote of the total number of directors of Horizon.

Wolverine

Directors. The Wolverine board of directors is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it takes at least two annual elections to replace a majority of the board of directors. Further, the Wolverine Bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. The Wolverine Bylaws also set forth qualifications as to individuals who can and cannot serve on the board of directors.

Under Wolverine’s Bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Restrictions on Call of Special Meetings. The Wolverine Bylaws provide that special meetings of stockholders can be called by the president, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The Wolverine Articles prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The Wolverine Articles provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The Wolverine Articles provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “– Limitation of Voting Rights”).

Authorization of Preferred Stock. The Wolverine Articles authorize 50,000,000 shares of serial preferred stock. Wolverine is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Wolverine that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Wolverine. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. The provisions requiring the affirmative vote of 80% of outstanding shares for certain stockholder actions have been included in the Wolverine Articles in reliance on Section 2-104(b)(4) of the MGCL. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for shareholder action under the MGCL.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Wolverine and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Wolverine’s voting stock after the date on which Wolverine had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Wolverine at any time after the date on which Wolverine had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Wolverine. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Wolverine and an interested stockholder generally must be recommended by the board of directors of Wolverine and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Wolverine, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Wolverine other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Wolverine’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Evaluation of Offers. The Wolverine Articles provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Wolverine (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Wolverine and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Wolverine’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Wolverine and its subsidiaries and on the communities in which Wolverine and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Wolverine;

•	whether a more favorable price could be obtained for Wolverine’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Wolverine and its subsidiaries;

•	the future value of the stock or any other securities of Wolverine or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Wolverine to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Wolverine board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

State and Federal Law

Indiana State Law. Several provisions of the IBCL could affect the acquisition of shares of Horizon common stock, or otherwise affect the control of Horizon. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations (assuming the company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the company. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. Horizon has elected in the Horizon Articles to not be governed by Chapter 43 of the IBCL.

In addition, the IBCL contains a Control Share Acquisition Statute that may have the effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. The Control Share Acquisition Statute provides that, unless otherwise provided in a corporation’s articles of incorporation or by-laws, shares acquired in certain acquisitions of the corporation’s stock (which take the acquiror over the successive thresholds of 20%, 33%, and 50% of the corporation’s stock) will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. An Indiana corporation is subject to the Control Share Acquisition Statute if it has 100 or more shareholders and its principal place of business is in Indiana. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Horizon has elected not to be governed by the Control Share Acquisition Statute.

The Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the Horizon Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Horizon board has flexibility in responding to unsolicited proposals to acquire Horizon, and accordingly it may be more difficult for an acquiror to gain control of Horizon in a transaction not approved by its board of directors.

Maryland State Law. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

1.	one-tenth or more but less than one-third;

2.	one-third or more but less than a majority; or

3.	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s charter or bylaws. Although Wolverine’s bylaws provide that the Maryland Control Share Acquisition law will be inapplicable to acquisitions of Wolverine’s common stock, this provision may be repealed at any time by a majority vote of the whole board of directors, in whole or in part, at any time, whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.

The Wolverine Articles provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Wolverine (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Wolverine and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “– Evaluation of Offers” above.

Federal Limitations. Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company/savings and loan holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

ADDITIONAL INFORMATION ABOUT WOLVERINE

Business of Wolverine

Wolverine

Wolverine was incorporated in Maryland in 2010 as part of the mutual-to-stock conversion of Wolverine Bank, for the purpose of becoming the savings and loan holding company of Wolverine Bank. Since being incorporated, other than holding the common stock of Wolverine Bank, retaining approximately 50% of the net cash proceeds of the stock conversion offering and making a loan to the employee stock ownership plan of Wolverine Bank, Wolverine has not engaged in any business activities, except the repurchase of shares of its outstanding common stock as previously publicly disclosed. At June 30, 2017, Wolverine had $385.9 million of total assets, $262.7 million of deposits and $62.2 million of total stockholders’ equity.

Wolverine is authorized to pursue business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “– Supervision and Regulation – Holding Company Regulation” beginning on page 131 for a discussion of the activities that are permitted for savings and loan holding companies. Wolverine may also borrow funds for reinvestment in Wolverine Bank.

Wolverine’s cash flow depends on earnings from the investment of the net proceeds retained from its initial public stock offering that was consummated in January 2011, and any dividends received from Wolverine Bank. Wolverine neither owns nor leases any property, but pays a fee to Wolverine Bank for the use of its premises, equipment and furniture. At the present time, Wolverine employs only persons who are officers of Wolverine Bank who also serve as officers of Wolverine. Wolverine uses the support staff of Wolverine Bank from time to time and pays a fee to Wolverine Bank for the time devoted to Wolverine by employees of Wolverine Bank. However, these persons are not separately compensated by Wolverine. Wolverine may hire additional employees, as appropriate, to the extent it expands its business in the future.

Wolverine Bank

Wolverine Bank, a wholly owned subsidiary of Wolverine, is a federally chartered savings bank headquartered in Midland, Michigan, the heart of the Great Lakes Bay Region with a population of over 500,000. Wolverine Bank was originally chartered in 1933. Wolverine Bank provides financial services primarily to individuals, families and businesses in the Great Lakes Bay Region of Michigan and throughout all of Michigan through its two banking offices located in Midland, Michigan, which is the County Seat of Midland County, and its banking office in Frankenmuth, which is located in neighboring Saginaw County. Midland, Michigan is located approximately 120 miles northwest of Detroit and approximately 90 miles north of Lansing, Michigan, in the eastern portion of Michigan’s lower peninsula.

Wolverine Bank’s business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in commercial real estate loans including multi-family loans and land loans, one-to-four family residential mortgage loans, construction loans, and home equity loans and lines of credit and to a lesser extent, commercial non-mortgage loans and consumer loans (consisting primarily of mobile home loans, automobile loans, loans secured by savings deposits and other consumer loans). At June 30, 2017, $266.5 million, or 81.1%, of Wolverine Bank’s total loan portfolio was comprised of commercial mortgage loans including multi-family mortgage loans and land loans, and $32.2 million, or 9.8%, of Wolverine Bank’s total loan portfolio was comprised of one-to-four family residential mortgage loans. Wolverine Bank also may invest in securities, including U.S. government and agency debt securities, and to a lesser extent, municipal obligations.

Wolverine Bank offers a variety of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and consumer checking accounts and retirement accounts, including health savings accounts.

Wolverine Bank offers extended hours at its branch offices, and is dedicated to offering alternative banking delivery systems utilizing state-of-the-art technology, including ATMs, online banking, remote deposit capture, telephone banking, and mobile banking delivery systems.

Generally, Wolverine Bank retains in its portfolio all adjustable-rate loans that it originates, as well as fixed-rate one-to-four family residential mortgage loans with terms of less than 15 years. Consistent with Wolverine Bank’s interest rate risk strategy and based upon the market and rate environment, Wolverine Bank will consider holding in its portfolio longer term fixed-rate one-to-four family residential mortgage loans. Historically, as part of Wolverine Bank’s interest rate risk strategy, Wolverine Bank has sold substantially all of its fixed-rate one-to-four family residential mortgage loans with terms of 15 years or greater on a servicing-released basis. In 2016 Wolverine Bank originated $17.3 million of loans for sale and sold $18.1 million of fixed-rate one-to-four family residential mortgage loans, including refinances, in order to generate fee income and consistent with Wolverine Bank’s interest rate risk strategy.

Wolverine Bank’s executive offices are located at 5710 Eastman Avenue, Midland, Michigan 48640. Wolverine Bank’s telephone number at this address is (989) 631-4280. Wolverine Bank’s website address is www.wolverinebank.com. Information on Wolverine Bank’s website is not incorporated into this proxy statement/prospectus and should not be considered part of this proxy statement/prospectus.

Market Area

Wolverine Bank operates from two banking offices located in Midland, Michigan, a banking office in Frankenmuth, which is located in neighboring Saginaw County, and a loan production office in Troy, Michigan, which is located in Oakland County. The Great Lakes Bay Region of Michigan, located in the eastern portion of Michigan’s lower peninsula, approximately 120 miles north of Detroit, is Wolverine Bank’s primary market area for both lending and deposits. The Great Lakes Bay Region, with a population of over half a million residents, is a hub of research, product development, agribusiness and manufacturing for the auto, chemical, plastics, silicon, advanced materials and technology industries. Wolverine Bank also does significant commercial real estate lending in the Metro Detroit, Greater Lansing and Greater Grand Rapids Regions.

Wolverine Bank’s operations tend to be influenced by the economic trends experienced throughout Michigan. Wolverine Bank competes for deposits with community banking institutions, credit unions and regional and superregional financial institutions with greater financial and other resources than Wolverine Bank has. In recent years, both Wolverine Bank’s primary market area as well as Michigan as a whole has experienced limited to negative growth, reflecting in part, the economic downturn. Future business and growth opportunities will be influenced by economic and demographic characteristics of Wolverine Bank’s primary market area and of Michigan.

According to the United States Census Bureau, as of July 2015, the latest date for which the data is available, Midland County has a population of approximately 84,000 and Saginaw County has a population of approximately 200,000. This market area has experienced limited population growth from 2001 to 2015. Specifically, Midland County’s population remained nearly unchanged over the 2001 to 2015 period, while Saginaw County’s population shrank at a 1.8% compounded annual rate over the period. The foregoing demographic trends are projected to continue for both Saginaw and Midland Counties where modest population shrinkage is projected through 2016. Household growth trends coincide with the population growth trends as growth also has been modest over the 2001 to 2015 period. Households within Midland and Saginaw Counties, Michigan are expected to remain flat or shrink modestly over the next four-year period.

Midland County’s per capita and median household income levels approximate Michigan and national averages. Conversely, per capita and household income levels were below these averages for Saginaw County in 2016.

Historically, Wolverine Bank’s primary market area, and specifically the City and County of Midland, has been heavily dependent upon the three largest employers: The Dow Chemical Company, MidMichigan Medical Center and Dow Corning Corporation, a wholly owned subsidiary of The Dow Chemical Company. These three entities employ approximately 8,500 persons in Midland County. The Dow Chemical Company is a major multinational producer of specialty chemicals, advanced materials, agro sciences technology-based products and solutions, and Dow Corning is a producer of silicone and a global leader in silicon-based technology and innovation. In addition, these companies have been in the forefront of the development and commercialization of solar energy products and technologies. Historically, these companies have been very important to the local economy because of the employment opportunities and their philanthropic and outgrowth activities.

According to the Michigan Bureau of Labor Market Information and Strategic Initiatives, as of December 2016, unemployment rates in Midland County, the Bay City Metropolitan Statistical Area (“MSA”) and the Saginaw MSA were 4.1%, 4.9% and 4.5%, respectively. The unemployment rate at December 31, 2016 for the State of Michigan was 5.0% and the national average was 4.7%. While there has been some improvement in the national unemployment rate over the last twelve months, Wolverine Bank’s primary market area continues to be significantly affected by the weaknesses in the national and Michigan economies, and any recovery is expected to be slow and prolonged.

Competition

Wolverine Bank faces intense competition in its market area both in making loans and attracting deposits. Wolverine Bank competes with credit unions, which historically have had a very strong presence in Michigan. Wolverine Bank also competes with commercial banks, savings institutions, mortgage brokerage firms, finance companies, mutual funds, insurance companies and investment banking firms. Some of Wolverine Bank’s competitors have greater name recognition and market presence that benefit them in attracting customers, and offer certain services that Wolverine Bank does not or cannot provide.

Specifically, Wolverine Bank is subject to a high level of competition from two sources. Chemical Bank holds an approximate 67% share of commercial bank and thrift deposits in Wolverine Bank’s market in Midland County as well as a significant market share in other contiguous markets. Additionally, the Dow Chemical Employees Credit Union operates through a single office in Midland and holds in excess of $1.3 billion of deposits. Thus, while the presence of Dow Chemical and Dow Corning corporate headquarters in Midland area provides high earnings and has limited the economic deterioration experienced in many similar Michigan jurisdictions, Wolverine Bank’s ability to capture banking relationships from Dow employees is difficult due to the significant presence of these institutions.

Wolverine Bank’s deposit sources are primarily concentrated in the communities surrounding its banking offices located in the Great Lakes Bay Region of Michigan, including the Michigan counties of Midland and Saginaw. As of June 30, 2016, the latest date for which Federal Deposit Insurance Corporation (“FDIC”) data are available, Wolverine Bank ranked second of nine bank and thrift institutions with offices in Midland County with a 16.0% deposit market share. When including credit unions, which have a substantial deposit market share in Wolverine Bank’s primary market area, Wolverine Bank held approximately 7.8% of the total federally insured deposits in Midland County. Wolverine Bank ranked 13 of 15 bank and thrift institutions with offices in Saginaw County with a 0.8% deposit market share. When including credit unions, Wolverine Bank’s market share dropped to 0.4% of the federally insured deposits within Saginaw County.

Lending Activities

Wolverine Bank’s principal lending activity is the origination of commercial mortgage loans including multi-family and land loans, residential mortgage loans and home equity loans, construction loans, and to a lesser extent, commercial non-mortgage loans and other consumer loans.

Loan Portfolio Composition. The following table sets forth the composition of Wolverine Bank’s loan portfolio by type of loan at the dates indicated.

	At December 31,
	2016		2015		2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential mortgage loans:
One-to four-family	$35,389	10.5%	$39,719	12.0%	$44,316	14.1%	$49,726	18.2%	$58,158	21.5%
Home equity	4,031	1.2%	5,459	1.6%	6,645	2.1%	7,912	2.9%	10,790	4.0%
Commercial mortgage loans:
Commercial real estate	195,924	58.3%	183,934	55.5%	153,705	49.0%	126,154	46.1%	108,087	39.9%
Multifamily	54,827	16.3%	58,804	17.7%	61,204	19.5%	62,790	23.0%	60,755	22.4%
Land	11,547	3.4%	12,543	3.8%	10,060	3.2%	9,734	3.6%	12,668	4.7%
Construction:
Residential	1,709	0.5%	3,591	1.1%	4,452	1.4%	5,355	2.0%	3,637	1.3%
Residential non-owner occupied	7,068	2.1%	8,168	2.5%	7,567	2.4%	3,314	1.2%	456	20.0%
Non-residential	4,698	1.4%	3,026	0.9%	9,654	3.1%	–	–%	8,169	3.0%

Total mortgage loans	315,193	93.7%	315,244	95.2%	297,603	94.9%	264,985	97.0%	262,720	97.0%
Commercial non-mortgage	20,047	6.0%	14,826	4.5%	14,717	4.7%	7,226	2.6%	6,739	2.5%
Other consumer	1,074	0.3%	1,221	0.4%	1,142	0.4%	1,167	40.0%	1,297	50.0%

Total loans	336,314	100.00%	331,291	100.00%	313,462	100.00%	273,378	100.00%	270,756	100.00%

Other items:
Unearned fees and discounts, net	563		567		555		467		585
Undisbursed loan funds	5,819		6,050		8,454		5,933		9,662
Allowance for loan losses	9,326		10,061		7,976		7,597		6,671

Total loans, net	$320,606		$314,613		$296,477		$259,381		$253,838

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of Wolverine Bank’s loan portfolio at December 31, 2016. Wolverine Bank has no demand loans, loans having no stated repayment schedule or maturity, or overdraft loans.

	One-to four- family Mortgage		Home Equity		Multifamily		Land		Commercial Real Estate
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending December 31,
2017	$1,578	5.30%	$1,288	4.22%	$6,178	5.01%	$6,468	4.57%	$33,458	4.84%
2018	1,193	5.14	1,135	4.98	6,762	4.89	3,090	4.40	21,089	4.77
2019	2,673	5.11	759	4.32	5,562	4.44	1,490	4.29	36,558	4.77
2020 to 2021	3,997	5.24	245	5.05	34,409	4.27	499	4.35	85,196	4.62
2022 to 2026	508	4.71	603	4.21	1,916	4.50	–	–	18,942	4.77
2027 to 2031	2,856	3.43	1	5.50	–	–	–	–	681	4.27
2032 and beyond	22,584	4.42	–	–	–	–	–	–	–	–

Total	$35,389	4.56%	$4,031	4.50%	$54,827	4.45%	$11,547	4.48%	$195,924	4.71%

	Construction Residential		Construction Residential Non-Owner Occupied		Construction- Non Residential		Commercial Non-Mortgage		Other Consumer		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Due During the Years Ending December 31,
2017	$–	–%	$1,253	4.94%	$345	5.25%	$10,373	4.20%	$307	3.19%	$61,248	4.71%
2018	–	–	–	–	–	–	3,400	5.53	33	5.81	36,702	4.85
2019	–	–	–	–	–	–	2,941	5.76	649	4.41	50,632	4.78
2020 to 2021	–	–	1,235	3.89	1,367	4.66	3,333	4.50	–	–	130,281	4.63
2022 to 2026	–	–	4,580	4.50	2,732	4.04	–	–	85	5.25	29,366	4.53
2027 to 2031	–	–	–	–	–	–	–	–	–	–	3,538	3.69
2032 and beyond	1,709	3.75	–	–	254	5.00	–	–	–	–	24,547	4.38

Total	$1,709	3.75%	$7,068	4.47%	$4,698	4.36%	$20,047	4.70%	$1,074	4.17%	$336,314	4.66%

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2016 that are contractually due after December 31, 2017.

	Due after December 31, 2017
	Fixed	Adjustable	Total
	(In thousands)
Residential mortgage loans:
One-to four-family	$24,266	$9,545	$33,811
Home equity	1,656	1,087	2,743
Commercial mortgage loans
Commercial real estate	136,948	25,518	162,466
Multifamily	48,279	370	48,649
Land	1,014	4,065	5,079
Construction	11,071	806	11,877

Total mortgage loans	223,234	41,391	264,625
Commercial non-mortgage	1,709	7,965	9,674
Other consumer	767	–	767

Total loans	$225,710	$49,356	$275,066

Commercial Real Estate, Multifamily and Land Loans. Wolverine Bank originates commercial real estate mortgage loans, loans on multifamily dwellings and loans on undeveloped land. At December 31, 2016, $195.9 million, or 58.3% of Wolverine Bank’s loan portfolio, consisted of commercial real estate loans, $54.8 million, or 16.3% of the loan portfolio, consisted of multifamily loans, and $11.5 million, or 3.4% of the total loan portfolio, consisted of land loans. Of the $195.9 million of commercial real estate loans, $35.4 million were secured by non-owner occupied one-to-four family rental properties.

Wolverine Bank originates commercial real estate and multifamily loans secured primarily by office buildings, strip mall centers, owner-occupied offices, hotels, condominiums, apartment buildings and developed lots. At December 31, 2016, Wolverine Bank’s commercial real estate, multifamily and land loans had an average loan balance of approximately $488,000. At December 31, 2016, substantially all of Wolverine Bank’s commercial real estate, multifamily and land loans were secured by properties located in Michigan. On a limited basis to existing local customers of Wolverine Bank, Wolverine Bank has made commercial real estate loans outside of Michigan, and at December 31, 2016 had seven commercial real estate loans outside of Michigan, of which one was collateralized by land in Ohio with a loan balance of $231,000, one was collateralized by commercial property in Tennessee with a loan balance of $2.4 million, three were collateralized by commercial property in Florida with loan balances totaling $3.0 million, and two were collateralized by commercial property in Indiana with loan balances totaling $4.6 million. All commercial real estate loans outside of Michigan were performing in accordance with their repayment terms at December 31, 2016.

Wolverine Bank’s commercial real estate, multifamily and land loans are generally written for terms of up to five years with a balloon payment at the end of the fifth year, with a 15-year amortization schedule. Wolverine Bank’s Small Business Administration loans, and on a limited basis other commercial real estate loans, are originated with terms of up to 10 years. On occasion, Wolverine Bank may make these types of loans with amortization terms of up to 25 years. The majority of Wolverine Bank’s commercial real estate, multifamily and land loans have fixed interest rates. The rates on Wolverine Bank’s adjustable-rate commercial real estate and multifamily loans are generally tied to the prime interest rate as reported in The Wall Street Journal. Many of Wolverine Bank’s adjustable-rate commercial real estate loans are not fully amortizing and, therefore, require a “balloon” payment at maturity. Wolverine Bank’s commercial real estate, multifamily and land loans are generally subject to prepayment penalties. A portion of Wolverine Bank’s commercial real estate and multifamily loans represent permanent financing for borrowers who have completed real estate construction for which Wolverine Bank previously provided construction financing.

In underwriting commercial real estate and multifamily loans, Wolverine Bank generally lends up to 70% of the property’s appraised value and up to 65% of the property’s appraised value if the property is unimproved land. On occasion, Wolverine Bank may lend up to 80% of the appraised value on these types of loans. Wolverine Bank bases its decisions to lend on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, Wolverine Bank emphasizes the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%), computed after deduction for a vacancy factor and property expenses Wolverine Bank deems appropriate. Personal guarantees are typically obtained from commercial borrowers. Wolverine Bank generally requires title insurance insuring the priority of its lien, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect its security interest in the underlying property.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one-to-four family residential mortgage loans. Commercial real estate loans, however, entail significant additional credit risks compared to one-to-four family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project, and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Also, if Wolverine Bank makes a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. At December 31, 2016, Wolverine Bank’s largest commercial real estate loan had an outstanding balance of $6.0 million, was secured by various properties and was performing in accordance with its repayment terms.

One-to-Four Family Residential Mortgage Loans. At December 31, 2016, $35.4 million, or 10.5% of Wolverine Bank’s total loan portfolio, consisted of owner-occupied one-to-four family residential mortgage loans. Wolverine Bank offers residential mortgage loans that conform to Fannie Mae and Freddie Mac underwriting standards (conforming loans) as well as non-conforming loans. Wolverine Bank generally underwrites its one-to-four family residential mortgage loans based on the applicant’s employment and credit history and the appraised value of the subject property. Wolverine Bank also offers loans through various agency programs which are originated for sale.

Wolverine Bank currently offers fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that generally provide an initial fixed interest rate for one year with annual interest rate adjustments thereafter, that amortize over a period up to 30 years. Private mortgage insurance is generally required for all of Wolverine Bank’s one-to-four family residential mortgage loans that exceed an 80% loan-to-value ratio. At December 31, 2016, fixed-rate one-to-four family residential mortgage loans totaled $25.8 million, of which $5.7 million contained five-year balloon payment terms, and adjustable-rate one-to-four family residential mortgage loans totaled $9.5 million.

Wolverine Bank’s one-to-four family residential mortgage loans are generally conforming loans, underwritten according to Fannie Mae or Freddie Mac guidelines. Wolverine Bank generally originates both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Fannie Mae and Freddie Mac, which is currently $417,000 for single-family homes in Wolverine Bank’s market area. At December 31, 2016, Wolverine Bank had four one-to-four family residential mortgage loans that had principal balances in excess of $417,000. At that date, Wolverine Bank’s average one-to-four family residential mortgage loan had a principal balance of $102,000. Wolverine Bank also originates loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” Most of Wolverine Bank’s jumbo loans are originated with a five-year fixed-rate term and a balloon payment, with up to a 30-year amortization schedule. Additionally, occasionally Wolverine Bank will originate fixed-rate jumbo loans with terms of up to 30 years. At December 31, 2016, Wolverine Bank’s largest one-to-four family residential mortgage loan had an outstanding balance of $626,000 and was performing in accordance with its repayment terms.

Wolverine Bank actively monitors its interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. In recent years there has been increased demand for long-term fixed-rate loans, as market rates have dropped and remained near historic lows. As a result, Wolverine Bank has sold substantially all of its fixed-rate one-to-four family residential mortgage loans that do not contain balloon payment terms as these loans have all had terms of 15 years or greater. Generally, however, Wolverine Bank retains in its portfolio fixed-rate one-to-four family residential mortgage loans with terms of less than 15 years, although this has represented a very small percentage of the fixed-rate loans that Wolverine Bank has originated in recent years due to the favorable long-term rates for borrowers.

Wolverine Bank currently offers several types of adjustable-rate mortgage loans secured by residential properties with interest rates that are fixed for an initial period of one year. Wolverine Bank offers adjustable-rate mortgage loans that are fully amortizing. After the initial fixed period, the interest rate on adjustable-rate mortgage loans generally resets every year based upon a contractual spread or margin above the one-year Treasury Note, adjusted to a constant maturity, as published weekly by the Federal Reserve Board, subject to periodic and lifetime limitations on interest rate changes. Generally the initial change in interest rates on Wolverine Bank’s adjustable-rate mortgage loans cannot exceed two percentage points, subsequent interest rate changes cannot exceed two percentage points and total interest rate changes cannot exceed six percentage points over the life of the loan.

Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans, primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default and higher rates of delinquency. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Since changes in the interest rates on adjustable-rate mortgages may be limited by an initial fixed-rate period or by the contractual limits on periodic interest rate adjustments, adjustable-rate loans may not adjust as quickly to increases in interest rates as Wolverine Bank’s interest-bearing liabilities.

Wolverine Bank does not offer or purchase loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.

Wolverine Bank generally requires title insurance on all of its one-to-four family residential mortgage loans, and also requires that borrowers maintain fire and extended coverage casualty insurance in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Wolverine Bank also requires flood insurance, as applicable. Wolverine Bank does not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

Construction Loans. Wolverine Bank also originates construction loans for one-to-four family residential properties and commercial properties, including multifamily properties. At December 31, 2016, $13.5 million, or 4.0%, of Wolverine Bank’s total loan portfolio, consisted of construction loans, all of which were secured by one-to-four family residential real estate, multifamily loans, and commercial “mixed-use” buildings and homes.

Wolverine Bank makes construction loans for commercial properties, including multifamily loans and commercial “mixed-use” buildings and homes built by developers on speculation. Construction loans for commercial real estate are made in accordance with a schedule reflecting the cost of construction, and are generally limited to a 70% loan-to-completed appraised value ratio. Wolverine Bank generally requires that a commitment for permanent financing be in place prior to closing the construction loan. At December 31, 2016, Wolverine Bank’s largest construction loan had a principal balance of $4.5 million and was secured by multi-family real estate. This loan was performing in accordance with its repayment terms at December 31, 2016.

Construction loans for one-to-four family residential properties are originated with a maximum loan to value ratio of 70% and are generally “interest-only” loans during the construction period, which typically does not exceed nine months. After this time period, the loan converts to permanent, amortizing financing following the completion of construction. Depending on the complexity of the construction project, Wolverine Bank may choose to extend the term of an “interest-only” construction loan made on a one-to-four family residential property. At December 31, 2016, the additional unadvanced portion of these construction loans totaled $5.8 million.

Repayment of loans on income-producing property is normally expected from the property’s eventual rental income, income from the borrower’s operations, the personal resources of the guarantor, or the sale of the subject property. Repayment of construction loans is usually expected from permanent financing upon completion of construction. Wolverine Bank typically provides the permanent mortgage financing on its construction loans on income-producing property.

Generally, before making a commitment to fund a construction loan, Wolverine Bank requires an appraisal of the property by a state-certified or state-licensed appraiser. Wolverine Bank reviews and inspects properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, Wolverine Bank may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose Wolverine Bank to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Home Equity Loans and Lines of Credit. In addition to traditional one-to-four family residential mortgage loans, Wolverine Bank offers home equity loans and home equity lines of credit that are secured by the borrower’s primary or secondary residence. Home equity loans and lines of credit are generally underwritten using the same criteria that Wolverine Bank uses to underwrite one-to-four family residential mortgage loans. Home equity loans may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing first mortgage loan. Wolverine Bank’s home equity loans are primarily originated with fixed rates of interest with terms of up to five years, a balloon payment, and a 15-year amortization schedule. Home equity lines of credit generally are originated with variable rates tied to the prime interest rate, with an established floor and monthly payments of 2.0% of the outstanding balance.

At December 31, 2016 Wolverine Bank had $4.0 million, or 1.2% of its total loan portfolio, in home equity loans and $1.7 million of home equity lines of credit. Wolverine Bank had $1.9 million of undisbursed funds related to home equity lines of credit as of year-end. Wolverine Bank’s largest home equity loan was approximately $593,000.

Home equity loans secured by second mortgages have greater risk than one-to-four family residential mortgage loans secured by first mortgages. Wolverine Bank faces the risk that the collateral will be insufficient to compensate it for loan losses and costs of foreclosure. When customers default on their loans, Wolverine Bank attempts to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate Wolverine Bank for the amount of the unpaid loan and it may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to Wolverine Bank’s home equity loans, decreases in real estate values could adversely affect the value of property used as collateral for Wolverine Bank’s loans.

Commercial Non-Mortgage Loans. Wolverine Bank also originates commercial non-mortgage (term) loans and variable lines of credit. These loans are generally originated to small- and medium-sized companies in Wolverine Bank’s primary market area. Wolverine Bank’s commercial non-mortgage loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. These loans are primarily secured by business assets other than real estate, such as business equipment and inventory, accounts receivable or stock. The commercial non-mortgage loans that Wolverine Bank offers have fixed interest rates or variable-rates indexed to the Prime Rate as published in The Wall Street Journal, and with terms ranging from one to seven years. Wolverine Bank’s commercial non-mortgage loan portfolio consists primarily of secured loans.

At December 31, 2016, Wolverine Bank had $20.0 million of commercial non-mortgage loans outstanding, representing 6.0% of its total loan portfolio.

When making commercial non-mortgage loans, Wolverine Bank considers the financial statements, lending history and debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, if any. Generally Wolverine Bank’s loans are guaranteed by the principals of the borrower.

Commercial non-mortgage loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and that are secured by real property whose value tends to be more easily ascertainable, commercial non-mortgage loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial non-mortgage loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. Wolverine Bank seeks to minimize these risks through its underwriting standards.

At December 31, 2016, Wolverine Bank’s largest commercial non-mortgage loan outstanding was for $3.7 million and was secured by other collateral. At December 31, 2016, this loan was performing in accordance with its repayment terms.

Consumer Loans. To a lesser extent, Wolverine Bank offers a variety of consumer loans, including new and used automobile loans, recreational vehicle loans, and loans secured by certificates of deposits and other collateral, including marketable securities. At December 31, 2016, Wolverine Bank’s consumer loan portfolio totaled $1.1 million, or 0.3% of its total loan portfolio.

Consumer loans generally have shorter terms to maturity, which reduces Wolverine Bank’s exposure to changes in interest rates. In addition, Wolverine Bank’s management believes that offering consumer loan products helps to expand and create stronger ties to Wolverine Bank’s existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by Wolverine Bank’s loan personnel. All loans that Wolverine Bank originates are underwritten pursuant to its standard policies and procedures. In addition, Wolverine Bank’s one-to-four family residential mortgage loans generally incorporate Fannie Mae or Freddie Mac underwriting guidelines. Wolverine Bank originates both adjustable-rate and fixed-rate loans. Wolverine Bank’s ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Wolverine Bank’s loan origination and sales activity may be adversely affected by a rising interest rate environment which typically results in decreased loan demand. Most of Wolverine Bank’s commercial real estate and commercial non-mortgage loans are generated by its internal business development efforts and referrals from professional contacts. Most of Wolverine Bank’s originations of one-to-four family residential mortgage loans, consumer loans and home equity loans and lines of credit are generated by existing customers, referrals from realtors, residential home builders, walk-in business and from Wolverine Bank’s website.

Consistent with Wolverine Bank’s interest rate risk strategy, in the low interest rate environment that has existed in recent years, it has sold on a servicing-released basis substantially all of the conforming, fixed-rate one-to-four family residential mortgage loans with maturities of 15 years or greater that it has originated.

From time to time, Wolverine Bank will purchase loan participations secured by properties within and outside of its primary market area in which it is not the lead lender. Historically, the loan participations have been secured by one-to-four family residential properties, commercial properties throughout Michigan, or business assets other than real estate. In these circumstances, Wolverine Bank follows its customary loan underwriting and approval policies. Wolverine Bank has sufficient capital to take advantage of these opportunities to purchase loan participations, as well as strong relationships with other community banks in its primary market area and throughout Michigan that may desire to sell participations, and Wolverine Bank intends to increase its purchases of participations in the future as a growth strategy. At December 31, 2016, Wolverine Bank’s loan participations totaled $11.4 million, or 3.6% of its loan portfolio, all of which were collateralized by properties outside of its primary market area.

The following table shows Wolverine Bank’s loan origination, purchases, sale and repayment activities for the periods indicated.

	For the Year Ended December 31,
	2016	2015	2014
	(In thousands)
Originations by type:
Mortgage Loans:
Residential	$10,922	$21,937	$20,414
Commercial	61,015	43,529	74,779
Construction	11,778	24,219	31,491
Home equity	63	1,166	1,843
Commercial non-mortgage	21,456	6,302	25,141
Other Consumer	146	139	225

Total loans originated	105,380	97,292	153,893

Purchases:
Total commercial non-mortgage	2,118	1,173	6,515

Sales and repayments:
Mortgage Loans:
Residential	(15,252)	(26,534)	(25,823)
Commercial	(56,116)	(14,390)	(55,003)
Construction	(13,088)	(31,107)	(18,487)
Home equity	(1,491)	(2,352)	(3,111)
Commercial non-mortgage	(16,235)	(6,193)	(17,650)
Other Consumer	(294)	(60)	(251)

Total sales and repayments	(102,476)	(80,636)	(120,325)
Total loans sold	(18,121)	(20,722)	(18,347)

Principal repayments	(84,355)	(59,914)	(101,978)

Total reductions	(102,476)	(80,636)	(120,325)

Increase (decrease) in other items, net	970	307	(2,987)

Net increase	$5,992	$18,136	$37,096

Loan Approval Procedures and Authority. Wolverine Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by its Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan. To assess the borrower’s ability to repay, Wolverine Bank reviews the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. Wolverine Bank will also evaluate a guarantor when a guarantee is provided as part of the loan.

Wolverine Bank’s policies and loan approval limits are established by its Board of Directors. Wolverine Bank’s Manager of Commercial Underwriting may approve secured commercial loans up to $500,000 and unsecured loans up to $50,000. Similarly, Wolverine Bank’s Assistant Consumer Underwriter has authority to approve secured consumer loans up to $200,000 and saleable secured residential loans up to the secondary market limit (currently $417,000). Wolverine Bank’s President and CEO may approve secured loans up to $1.0 million and unsecured loans up to $500,000. The President and CEO in combination with a Manager of Underwriting may approve secured loans up to $1,500,000 or unsecured loans up to $750,000, and these limits are increased to $2,000,000 (consumer or residential loans), $2,500,000 (commercial loans) and $1,000,000 (unsecured loans) with the addition of a second Manager of Underwriting. Two or more board members may approve loans up to $3,500,000. All loans in excess of $3,500,000 must be approved by its Board of Directors. There is one other individual with lending authority, but at lower limits than stated above. There are higher limits for each lending authority described above for renewals or extensions.

Wolverine Bank generally requires appraisals by a rotating list of independent, licensed, third-party appraisers of all real property securing loans. All appraisers are approved by the Board of Directors annually.

Non-performing and Problem Assets

For all of Wolverine Bank’s loans, once a loan is past its grace period, a computer generated past due notice is mailed. Past due notices continue to be mailed monthly in the event the account is not brought current. Prior to the time a loan is 30 days past due, Wolverine Bank attempts to contact the borrower by telephone. Thereafter Wolverine Bank continues with follow-up calls. Generally, once a loan becomes 90 days delinquent and no acceptable workout arrangement has been reached, Wolverine Bank commences the foreclosure or repossession process. A summary report of all loans 90 days or more past due, or 30 days or more past due if the loan is less than one-year old, is provided monthly to Wolverine Bank’s Board of Directors.

Loans are usually placed on non-accrual status when the payment of principal and/or interest is 90 days or more past due. Loans are also placed on non-accrual status when it is determined collection of principal or interest is in doubt or if the collateral is in jeopardy. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received and only after the loan is returned to accrual status. The loans are typically returned to accrual status if unpaid principal and interest are repaid so that the loan is current.

Non-Performing Assets. The table below sets forth the amounts and categories of Wolverine Bank’s non-performing assets at the dates indicated.

	At December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Non-accrual loans:
Residential mortgage loans:
One-to four-family	$137	$99	$107	$254	$503
Home equity	–	–	–	–	–
Commercial mortgage loans:
Commercial Real Estate	4,872	5,188	1,339	779	2,013
Multifamily	–	–	–	–	–
Land	1,061	1,842	2,700	4,041	4,720
Construction	–	–	3,960	–	–
Commercial non-mortgage	–	–	19	157	278
Other Consumer	–	–	–	–	–

Total non-accrual loans(1)	6,070	7,129	8,125	5,231	7,514

Troubled debt restructurings (not included above):
One-to four-family	–	204	322	333	659
Commercial Real Estate	303	–	–	643	2,257
Land	–	–	439	–	–
Commercial non-mortgage	–	–	94	–	–

Total TDRs	303	204	855	976	2,916

Total non-performing loans	6,373	7,333	8,980	6,207	10,430

Real estate owned:
Residential mortgage loans:
One-to four-family	78	48	118	253	216
Home equity	–	–	–	–	–
Commercial Loans:
Commercial Real Estate	–	–	–	164	390
Land	8	82	217	455	238
Construction	–	–	–	–	–

Total real estate owned	86	130	335	872	844

Total non-performing assets	$6,459	$7,463	$9,325	$7,079	$11,274

Ratios:
Non-performing loans to total loans	1.9%	2.2%	2.9%	2.3%	4.1%
Non-performing assets to total assets	1.5%	1.8%	2.7%	2.4%	4.0%

(1)	At December 31, 2016, 2015, 2014, 2013, and 2012, includes $4.4 million, $5.1 million, $5.3 million, $3.7 million, and $4.2 million of troubled debt restructurings, respectively.

For the year ended December 31, 2016, gross interest income that would have been recorded had Wolverine Bank’s non-accruing loans been current in accordance with their original terms was $647,000. Wolverine Bank recognized interest income of $35,000 on such loans for the year ended December 31, 2016.

At December 31, 2016, Wolverine Bank’s non-accrual loans totaled $6.1 million. The non-accrual loans consisted primarily of five real estate relationships with principal balances totaling $9.1 million, with a net balance of $5.4 million after charge-offs. These loans are secured primarily by developed land and commercial real estate properties.

Other than as disclosed in the above tables, there are no other loans at December 31, 2016 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Troubled Debt Restructurings. Troubled debt restructurings (“TDRs”) are defined under ASC 310-40 to include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates or on terms materially less favorable than current market rates. Wolverine Bank periodically modifies loans to extend the term or make other concessions to help borrowers stay current on their loans and to avoid foreclosure. Wolverine Bank generally does not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At December 31, 2016, Wolverine Bank had $5.2 million of troubled debt restructurings, of which $4.4 million were included as non-accrual loans in the preceding table. At December 31, 2016 Wolverine Bank’s troubled debt restructuring related to 11 loans, nine of which related to commercial real estate. As of December 31, 2016 accruing TDR loans totaled $303,000 as compared to $200,000 at December 31, 2015.

Delinquent Loans. The following table sets forth certain information with respect to Wolverine Bank’s loan portfolio delinquencies at the dates indicated.

	Loans Delinquent For
	60 to 89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2016
Residential mortgage loans:
One-to four-family	2	$94	1	$137	3	$231
Home equity	–	–	–	–	–	–
Commercial mortgage loans:
Commercial real estate	1	648	2	100	3	748
Multifamily	–	–	–	–	–	–
Land	–	–	2	1,061	2	1,061
Construction	–	–	–	–	–	–

Total mortgage loans	3	742	5	1,298	8	2,040

Commercial non-mortgage	–	–	–	–	–	–
Other consumer	–	–	–	–	–	–

Total loans	3	$742	5	$1,298	8	$2,040

At December 31, 2015
Residential mortgage loans:
One-to four-family	3	$152	–	$–	3	$152
Home equity	–	–	–	–	–	–
Commercial mortgage loans:
Commercial real estate	3	1,011	–	–	3	1,011
Multifamily	–	–	–	–	–	–
Land	–	–	2	1,842	2	1,842
Construction	–	–	–	–	–	–

Total mortgage loans	6	1,163	2	1,842	8	3,005

Commercial non-mortgage	–	–	–	–	–	–
Other consumer	–	–	–	–	–	–

Total loans	6	$1,163	2	$1,842	8	$3,005

	Loans Delinquent For
	60 to 89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2014
Residential mortgage loans:
One-to four-family	1	$152	2	$107	3	$259
Home equity	–	–	–	–	–	–
Commercial mortgage loans:
Commercial real estate	1	634	3	649	4	1,283
Multifamily	–	–	–	–	–	–
Land	–	–	4	2,700	4	2,700
Construction	–	–	–	–	–	–

Total mortgage loans	2	786	9	3,456	11	4,242

Commercial non-mortgage	–	–	1	19	1	19
Other consumer	–	–	–	–	–	–

Total loans	2	$786	10	$3,475	12	$4,261

At December 31, 2013
Residential mortgage loans:
One-to four-family	–	$–	1	$254	1	$254
Home equity	–	–	–	–	–	–
Commercial mortgage loans:
Commercial real estate	3	667	1	49	4	716
Multifamily	–	–	1	1,363	1	1,363
Land	–	–	5	4,068	5	4,068
Construction	–	–	–	–	–	–

Total mortgage loans	3	667	8	5,734	11	6,401

Commercial non-mortgage	–	–	–	–	–	–
Other consumer	–	–	1	36	1	36

Total loans	3	$667	9	$5,770	12	$6,437

At December 31, 2012
Residential mortgage loans:
One-to four-family	–	$–	4	$344	4	$344
Home equity	–	–	–	–	–	–
Commercial mortgage loans:
Commercial real estate	1	29	3	721	4	750
Multifamily	–	–	–	–	–	–
Land	–	–	7	4,667	7	4,667
Construction	–	–	–	–	–	–

Total mortgage loans	1	29	14	5,732	15	5,761

Commercial non-mortgage	–	–	1	277	1	277
Other consumer	–	–	–	–	–	–

Total loans	1	$29	15	$6,009	16	$6,038

Total loans delinquent 60 or more days decreased $1.0 million to $2.0 million at December 31, 2016 from $3.0 million at December 31, 2015. The decrease in delinquent loans was due primarily to a decrease of $781,000 in total delinquent land loans.

Real Estate Owned and Foreclosed Assets. Real estate acquired by Wolverine Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. In addition, Wolverine Bank could repossess certain collateral, including automobiles and other titled vehicles, called other repossessed assets. At December 31, 2016, Wolverine Bank had $86,000 in real estate owned.

Classification of Assets. Wolverine Bank’s policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that Wolverine Bank will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose Wolverine Bank to risk sufficient to warrant classification in one of the afore-mentioned categories, but which possess potential weaknesses that deserve Wolverine Bank’s close attention, are required to be designated as special mention.

When Wolverine Bank classifies assets as either substandard or doubtful, it undertakes an impairment analysis, which may result in allocating a portion of its general loss allowances to a specific allowance for such assets as Wolverine Bank deems prudent. The allowance for loan losses is the amount estimated by Wolverine Bank’s management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When Wolverine Bank classifies a problem asset as doubtful, it charges the asset off. For other classified assets, Wolverine Bank provides a specific allowance for that portion of the asset that is considered uncollectible. Wolverine Bank’s determination as to the classification of its assets and the amount of its loss allowances are subject to review by its principal federal regulator, the Office of the Comptroller of the Currency, which can require that Wolverine Bank establish additional loss allowances. Wolverine Bank reviews its asset portfolio on a monthly basis to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth Wolverine Bank’s amounts of classified assets and criticized assets (classified assets and loans designated as special mention) at the dates indicated. At the dates presented Wolverine Bank had no assets classified as doubtful.

	At December 31,
	2016	2015	2014	2013	2012
	(In thousands)
Classified Assets:
Substandard	$7,589	$19,591	$21,435	$20,128	$21,380

Total classified assets	7,589	19,591	21,435	20,128	21,380
Special mention	5,760	976	2,815	5,889	12,628

Total criticized assets	$13,349	$20,567	$24,250	$26,017	$34,008

Of the $7.6 million of substandard assets at December 31, 2016, $5.6 million were comprised of commercial real estate loans, $1.1 million were land loans, $871,000 were one-to-four family residential mortgage loans, and $86,000 were other real estate owned.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Wolverine Bank’s allowance for loan losses is the amount considered necessary to reflect probable incurred losses in its loan portfolio. Wolverine

Bank evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Wolverine Bank’s methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio.

Specific Allocations for Identified Problem Loans. Wolverine Bank may establish a specific allocation for certain loans. Loss is measured by determining the present value of expected future cash flows, the loan’s observable market value, or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of Wolverine Bank’s collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, Wolverine Bank considers the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. Wolverine Bank establishes a general allowance for loans that are not deemed impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allocations, have not been allocated to particular problem loans. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on Wolverine Bank’s historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting Wolverine Bank’s primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment. Although Wolverine Bank’s policy allows for a general valuation allowance on certain smaller-balance, homogenous pools of loans classified as substandard, it has historically evaluated every loan classified as substandard, regardless of size, for potential impairment.

In addition, as an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review Wolverine Bank’s allowance for loan losses. Such agency may require that Wolverine Bank recognize additions to the allowance based on the Office of the Comptroller of the Currency’s judgments of information available to them at the time of their examination.

Wolverine Bank periodically evaluates the carrying value of loans and the allowance is adjusted accordingly. While Wolverine Bank uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection. Loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans, including troubled debt restructurings, that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Generally, loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following table sets forth activity in Wolverine Bank’s allowance for loan losses for the periods indicated.

	At or For the Years Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$10,061	$7,976	$7,597	$6,671	$9,503

Charge-offs:
Residential mortgage loans:
One-to four-family	(67)	(45)	(55)	(210)	(116)
Home equity	–	–	–	–	–
Commercial mortgage loans:
Commercial real estate	(85)	–	–	–	(1,337)
Multifamily	–	–	–	–	(1,241)
Land	–	–	–	–	(2,393)
Construction	–	–	(750)	–	(2)
Commercial non-mortgage	–	–	–	–	(84)
Other consumer	(1)	(1)	(1)	(2)	(4)

Total charge-offs	(153)	(46)	(806)	(212)	(5,177)

Recoveries:
Residential mortgage loans:
One-to four-family	54	33	57	15	27
Home equity	–	–	–	1	16
Commercial mortgage loans:
Commercial real estate	39	1,268	10	100	36
Multifamily	–	–	–	–	55
Land	81	26	93	182	–
Construction	–	–	–	–	–
Commercial non-mortgage	–	–	–	5	–
Other consumer	4	4	5	5	6

Total recoveries	178	1,331	165	308	140
Net (charge-offs) recoveries	25	1,285	(641)	96	(5,037)
Provision for loan losses	(760)	800	1,020	830	2,205

Balance at end of period	$9,326	$10,061	$7,976	$7,597	$6,671

Ratios
Net (charge-offs) recoveries to average loans outstanding	0.01%	0.4%	(2.0)%	0.1%	(2.0)%
Allowance for loan losses to non-performing loans at end of period	146.30%	125.4%	86.0%	122.4%	64.0%
Allowance for loan losses to total loans at end of period	2.91%	3.0%	2.6%	2.8%	2.6%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. Wolverine Bank had no unallocated allowance at the dates presented.

	At December 31,
	2016		2015		2014
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Residential mortgage loans
One-to four-family	$798	10.5%	$948	12.0%	$881	14.2%
Home equity	49	1.2	108	1.6	100	2.1
Commercial mortgage loans
Commercial real estate	5,422	58.3	4,913	55.5	3,573	49.0
Multifamily	1,084	16.3	1,515	17.7	1,391	19.5
Land	1,142	3.4	1,605	3.8	1,205	3.2
Construction	294	4.0	604	4.5	539	6.9
Commercial non-mortgage	524	6.0	344	4.5	269	4.7
Other consumer	13	0.3	24	0.4	18	0.4

Total allowance	$9,326	100.0%	$10,061	100.0%	$7,976	100.0%

	At December 31,
	2013		2012
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Residential mortgage loans
One-to four-family	$1,354	18.2%	$1,433	21.5%
Home equity	251	2.9	266	4.0
Commercial mortgage loans
Commercial real estate	2,861	46.1	2,663	39.9
Multifamily	1,514	23.0	1,497	22.4
Land	1,145	3.6	312	4.7
Construction	285	3.2	302	4.5
Commercial non-mortgage	157	2.6	166	2.5
Other consumer	30	0.4	32	0.5

Total allowance	$7,597	100.0%	$6,671	100.0%

The allowance for loan losses decreased $735,000, or 7.9%, to $9.3 million at December 31, 2016 from $10.1 million at December 31, 2015. The decrease in Wolverine Bank’s allowance for loan losses was due in part to continued economic improvement, stabilized levels of non-performing assets, stabilized delinquencies and reduced specific allocations as a results of improved asset quality as well as improvement in Wolverine Bank’s qualitative and environmental factors.

Investments

Wolverine Bank conducts investment transactions in accordance with its board-approved investment policy, which is reviewed at least annually by the Audit Committee of the Board, and any changes to the policy are subject to ratification by the full board of directors. This policy dictates that investment decisions give consideration to the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, minimizing exposure to credit risk, potential returns and consistency with Wolverine Bank’s interest rate risk management strategy. Authority to make investments under approved guidelines is delegated to Wolverine Bank’s management investment committee, comprised of Wolverine Bank’s President and Chief Executive Officer and Wolverine Bank’s Chief Operating Officer and Treasurer. All investments are reported to its board of directors for ratification at the next regular board meeting.

Wolverine Bank’s current investment policy permits it to invest in any legally permissible investment security, including U.S. Treasury obligations, agency debt securities insured and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae and other eligible federal agencies, municipal securities, banker’s acceptances, certificates of deposit, overnight investments and eligible mutual funds.

Wolverine Bank does not engage in any speculative trading or any transactions in short sales, options, mortgage derivative products or other financial derivative products. In recent years, Wolverine Bank has not purchased any mortgage-backed securities. As a federal savings bank, Wolverine Bank is generally not permitted to invest in equity securities, although this general restriction does not apply to Wolverine, which may acquire up to 5% of voting securities of any company without regulatory approval.

ASC 320-10, “Investment – Debt and Equity Securities” requires that, at the time of purchase, Wolverine Bank designate a security as held to maturity, available-for-sale, or trading, depending on its ability and intent. Securities available for sale are reported at fair value, while securities held to maturity are reported at amortized cost. Wolverine Bank does not maintain a trading portfolio.

Municipal Obligations. At December 31, 2016, Wolverine Bank held no municipal obligations. Wolverine Bank’s policy allows it to purchase municipal securities of credit-worthy issuers. Wolverine Bank is not permitted to invest more than 2.0% of its total assets in municipal obligations.

Investment Securities Portfolio. The following table sets forth the composition of Wolverine Bank investment securities portfolio at the dates indicated, excluding Federal Home Loan Bank of Indianapolis stock and federally insured interest-earning time deposits. All of such securities were classified as held-to-maturity.

	At December 31,
	2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Treasury bond	$499	$500	$500	$500	$–	$–

Sources of Funds

General. Deposits traditionally have been Wolverine Bank’s primary source of funds for its lending and investment activities. Wolverine Bank also borrows, primarily from the Federal Home Loan Bank of Indianapolis, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage Wolverine Bank’s cost of funds. Wolverine Bank’s additional sources of funds are the proceeds from the sale of loans originated for sale, scheduled loan payments, maturing investments, loan prepayments, retained earnings and income on other earning assets.

Deposits. Wolverine Bank generates deposits primarily from the areas in which its branch offices are located and from existing and prospective customers. Wolverine Bank relies on its competitive pricing, convenient locations and customer service to attract and retain both retail and commercial deposits. Additionally, Wolverine Bank has attracted deposits from numerous Michigan cities, townships, counties and nonprofit organizations due to its successful marketing efforts, community ties, and financial stability and strength.

Wolverine Bank offers a variety of deposit accounts with a range of interest rates and terms. Wolverine Bank’s deposit accounts consist of savings accounts, checking accounts, money market accounts, certificates of deposit and retirement accounts. At December 31, 2016, Wolverine Bank had $21.0 million in brokered deposits, of which $3.1 million was through the Certificate of Deposit Account Registry Service (CDARS) network. When a customer makes a deposit and requests the full protection of FDIC insurance, but where such deposit exceeds applicable limits, Wolverine Bank may use the CDARS network to place the funds into certificates of deposit issued by banks in the network so that the full amount of the deposit is insured by the FDIC.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies, including the cost of alternate sources of funds, and market interest rates, liquidity requirements, interest rates paid by competitors and Wolverine Bank’s deposit growth goals.

At December 31, 2016, Wolverine Bank had a total of $127.2 million in certificates of deposit, of which $75.4 million had remaining maturities of one year or less.

The following tables set forth the distribution of Wolverine Bank’s average total deposit accounts, by account type, for the periods indicated.

	For the Years Ended December 31,
	2016			2015			2014
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Savings accounts	$13,334	5.02%	0.09%	$12,985	5.45%	0.10%	$12,828	6.01%	0.11%
Checking accounts	33,562	12.63	0.07%	34,305	14.40	0.07%	33,855	15.87	0.08%
Money market accounts	67,528	25.41	0.40%	74,150	31.14	0.40%	64,593	30.27	0.35%
Certificates of deposit	151,281	56.94	1.15%	116,704	49.01	0.97%	102,082	47.85	0.94%

Total deposits	$265,705	100.00%	0.77%	$238,144	100.00%	0.61%	$213,358	100.00%	0.58%

The following table sets forth the amount of Wolverine Bank’s certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,
	2016	2015	2014
	(In thousands)
Interest Rate
Less than 2.00%	$119,489	$155,784	$104,795
2.00% to 2.99%	5,277	5,276	1,451
3.00% to 3.99%	573	588	589
4.00% to 4.99%	1,590	1,566	1,724
5.00% to 5.99%	290	571	552

Total	$127,219	$163,785	$109,111

Borrowings. Wolverine Bank’s borrowings consist of advances from the Federal Home Loan Bank of Indianapolis. At December 31, 2016, Wolverine Bank had access to additional Federal Home Loan Bank advances of up to $35.9 million with the purchase of additional Federal Home Loan Bank stock. The following table sets forth information concerning balances and interest rates on Wolverine Bank’s borrowings at the dates and for the periods indicated.

	At or For the Years Ended December 31,
	2016	2015	2014
	(Dollars in thousands)
Balance at end of period	$60,000	$47,000	$50,000
Average balance during period	$48,083	$54,083	$51,333
Maximum outstanding at month end	$60,000	$60,000	$52,000
Weighted average interest rate at end of period	3.01%	3.84%	3.97%
Average interest rate during period	3.77%	3.64%	3.81%

In addition to Federal Home Loan Bank advances, at December 31, 2016, Wolverine Bank had Federal Funds purchased of $27.0 million.

Subsidiary Activities

Wolverine Bank is the wholly owned subsidiary of Wolverine. Wolverine Bank has two subsidiaries, Wolserv Corporation, a Michigan corporation that has a membership interest in a title company, and Wolverine Commercial Holdings LLC, a Michigan LLC owned by Wolverine Bank that holds certain real estate.

Expense and Tax Allocation

Wolverine Bank has entered into an agreement with Wolverine to provide it with certain administrative support services, whereby Wolverine Bank will be compensated at not less than the fair market value of the services provided. In addition, Wolverine Bank and Wolverine have an agreement for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2017, Wolverine Bank had 32 full-time employees and 24 part-time employees. Wolverine Bank’s employees are not represented by any collective bargaining group. Management believes that Wolverine Bank has a good working relationship with its employees.

Supervision and Regulation

General

Wolverine Bank is supervised and examined by the Office of the Comptroller of the Currency and is also subject to examination by the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of stockholders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Wolverine Bank also is a member of and owns stock in the Federal Home Loan Bank of Indianapolis, which is one of the 12 regional banks in the Federal Home Loan Bank System. Wolverine Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or Federal Reserve Board, which governs reserves to be maintained against deposits and other matters. The Office of the Comptroller of the Currency examines Wolverine Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. Wolverine Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Wolverine Bank’s loan documents.

Any change in these laws or regulations, whether by the FDIC, the Office of the Comptroller of the Currency or Congress, could have a material adverse impact on Wolverine, Wolverine Bank and their operations.

As a savings and loan holding company, Wolverine is required to comply with the rules and regulations of the Federal Reserve Board and to file certain reports with and is subject to examination by the Federal Reserve. Wolverine is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) made extensive changes in the regulation of federal savings banks such Wolverine Bank. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated. Responsibility for the supervision and regulation of federal savings banks was transferred to the Office of the Comptroller of the Currency, which is the agency that is primarily responsible for the regulation and supervision of national banks. Pursuant to the Dodd-Frank Act, responsibility for the regulation and supervision of savings and loan holding companies, such as Wolverine, was transferred to the Federal Reserve Board, which supervises bank holding companies. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations, a function previously assigned to prudential regulators, and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Wolverine Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the primary enforcement authority of, their prudential regulator rather than the Consumer Financial Protection Bureau.

The material regulatory requirements that are applicable to Wolverine Bank and Wolverine are described below.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies, as well as changes that affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Wolverine Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than on total deposits. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage originations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of the Comptroller of the Currency. Under these laws and regulations, Wolverine Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Wolverine Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Wolverine Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of the Comptroller of the Currency regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system), and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the Office of the Comptroller of the Currency, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors but qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

In July 2013, the Office of the Comptroller of the Currency and the other federal bank regulatory agencies issued a final rule that revised their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule established a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigned a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also required unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments to executive officers if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule also implements the Dodd-Frank Act’s directive to apply to savings and loan holding companies consolidated capital requirements that are not less stringent than those applicable to their subsidiary institutions. The final rule was effective January 1, 2015. The “capital conservation buffer” will be phased in from January 1, 2016 to January 1, 2019, when the full capital conservation buffer will be effective.

At June 30, 2017 Wolverine Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2017, Wolverine Bank did not have any relationships in excess of 15% of unimpaired capital and surplus.

Capital Distributions. Office of the Comptroller of the Currency regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of the Comptroller of the Currency – imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of the Comptroller of the Currency at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of the Comptroller of the Currency may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized. A savings bank may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of the Comptroller of the Currency to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of the Comptroller of the Currency is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as the acquisition or sale of branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice. Wolverine Bank received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of the Comptroller of the Currency regulations and by Sections 23A and 23B of the

Federal Reserve Act and its implementing Regulation W promulgated by the Federal Reserve Board. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Wolverine Bank. Wolverine is an affiliate of Wolverine Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of the Comptroller of the Currency regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of the Comptroller of the Currency requires savings banks to maintain detailed records of all transactions with affiliates.

Wolverine Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(a)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(b)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Wolverine Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Wolverine Bank’s Board of Directors.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of the Comptroller of the Currency is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital and 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of the Comptroller of the Currency, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of the Comptroller of the Currency has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2017, Wolverine Bank met the criteria for being considered “well-capitalized.”

Deposit Insurance. Wolverine Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC. Deposit accounts in Wolverine Bank are insured up to a maximum of $250,000 for each separately insured depositor.

The FDIC imposes an assessment for deposit insurance on all depository institutions. Under the FDIC’s risk-based assessment system, insured institutions are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by FDIC regulations, with less risky institutions paying lower rates. Assessment rates (inclusive of possible adjustments) currently range from 2  1⁄2 to 45 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The FDIC’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

In addition to the FDIC assessments, the Financing Corporation is authorized to impose and collect, through the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the Financing Corporation in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the Financing Corporation are due to mature in 2017 through 2019. For the quarter ended June 30, 2017, the annualized Financing Corporation assessment was equal to 0.54 basis points of total assets less tangible capital.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC and the FDIC has exercised that discretion by establishing a long-term fund ratio of 2%.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Wolverine Bank. Wolverine Bank’s management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Management of Wolverine Bank does not know of any practice, condition or violation that may lead to termination of Wolverine Bank’s deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Wolverine Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Indianapolis, Wolverine Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2017, Wolverine Bank was in compliance with this requirement.

Qualified Mortgages and Retention of Credit Risk. The Consumer Financial Protection Bureau has issued a rule designed to clarify for lenders how they can avoid legal liability under the Dodd-Frank Act, which would hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet this “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative-amortization; and

•	terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total monthly debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The Consumer Financial Protection Bureau’s rule on qualified mortgages could limit Wolverine Bank’s ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive/and or time consuming to make these loans, which could limit Wolverine Bank’s growth or profitability.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain not less than 5% of the credit risk for any asset that is not a “qualified residential mortgage.” The regulatory agencies have issued a proposed rule to implement this requirement. The Dodd-Frank Act provides that the definition of “qualified residential mortgage” can be no broader than the definition of “qualified mortgage” issued by the Consumer Financial Protection Bureau for purposes of its regulations (as described above). Although the final rule with respect to the retention of credit risk has not yet been issued, the final rule could have a significant effect on the secondary market for loans and the types of loans Wolverine Bank originates, and restrict its ability to make loans.

Other Regulations

Interest and other charges collected or contracted for by Wolverine Bank are subject to state usury laws and federal laws concerning interest rates. Wolverine Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-in-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Wolverine Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Wolverine is a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Wolverine is registered with the Federal Reserve Board and is subject to

Federal Reserve Board regulations, examinations, supervision and reporting requirements. In addition, the Federal Reserve Board has enforcement authority over Wolverine and its non-insured subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. The business activities of Wolverine are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. The Dodd-Frank Act added that any savings and loan holding company that engages in activities permissible for a financial holding company must meet the qualitative requirements for a bank holding company to be a financial holding company and conduct the activities in accordance with the requirements that would apply to a financial holding company’s conduct of the activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Federal Reserve Board, and certain additional activities authorized by Federal Reserve Board regulations.

Federal law prohibits a savings and loan holding company, including Wolverine, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Federal Reserve Board. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

Capital. Savings and loan holding companies have not historically been subjected to consolidated regulatory capital requirements. However, the Dodd-Frank Act required the Federal Reserve Board to set for all depository institution holding companies minimum consolidated capital levels that are as stringent as those required for the insured depository subsidiaries. The previously discussed final rule regarding regulatory capital requirements implements the Dodd-Frank Act as to savings and loan holding companies. Consolidated regulatory capital requirements identical to those applicable to the subsidiary depository institutions apply to savings and loan holding companies as of January 1, 2015. As is the case with institutions themselves, the capital conservation buffer will be phased in between 2016 and 2019.

Dividends. The Federal Reserve Board has issued policy guidance regarding the payment of dividends by bank holding companies that it has made applicable to savings and loan holding companies as well. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Federal Reserve Board guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Wolverine to pay dividends or otherwise engage in capital distributions.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Federal Securities Laws

Wolverine’s common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Wolverine is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, Wolverine’s Chief Executive Officer and Chief Financial Officer are required to certify that Wolverine’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of Wolverine’s internal control over financial reporting; they have made certain disclosures to Wolverine’s auditors and the audit committee of the board of directors about Wolverine’s internal control over financial reporting; and they have included information in Wolverine’s quarterly and annual reports about their evaluation and whether there have been changes in Wolverine’s internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. Wolverine has policies, procedures and systems designed to ensure compliance with these regulations.

Taxation

Federal Taxation

General. Wolverine and Wolverine Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Wolverine and Wolverine Bank.

Method of Accounting. For federal income tax purposes, Wolverine and its subsidiaries currently report income and expenses on the accrual method of accounting with a tax year ending December 31st for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At June 30, 2017, Wolverine Bank had no minimum tax credit carryforward.

Corporate Dividends. Wolverine may exclude from its income 100% of dividends received from Wolverine Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Wolverine and its subsidiaries’ federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Companies headquartered in Michigan, such as Wolverine Bank, are subject to a Michigan capital tax which is an assessment of 0.29% of a company’s consolidated net capital, based on a rolling five-year average. Other applicable state taxes include generally applicable sales, use and real property taxes.

As a Maryland business corporation, Wolverine is required to file an annual franchise tax return with the State of Maryland.

Properties

Wolverine Bank operates from its main office in Midland, Michigan, from one branch office located in Midland, Michigan, and one branch office located in Frankenmuth, Michigan. At June 30, 2017, the net book value of Wolverine Bank’s premises, land and equipment was $1.1 million.

The following table sets forth information with respect to Wolverine’s banking offices, including the expiration date of leases with respect to leased facilities.

Address	Leased or Owned	Year Acquired or Leased	Expires
Main Office: 5710 Eastman Avenue Midland, Michigan 48640	Owned	1979	n/a

Branch Offices:
Downtown Office: 118 Ashman Street Midland, Michigan 48640	Leased	2005	2020

Frankenmuth Office: 464 N. Main Street Frankenmuth, Michigan 48734	Owned	1978	n/a

Legal Proceedings

As of the date of this document, Wolverine was not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business that, in the aggregate, involve amounts that Wolverine’s management believes will not materially adversely affect Wolverine’s financial condition, results of operations or cash flows.

Market Price and Dividend Information and Related Stockholder Matters

For information regarding the high and low prices per share for Wolverine common stock and the cash dividends declared by Wolverine for each quarterly period within the last two fiscal years and the first three quarters of 2017, as well as certain other related stockholder matters, see “Summary – Market Prices and Share Information” on page 17 above.

Dividend payments by Wolverine Bancorp depend, in large part, on dividends it receives from Wolverine Bank, because Wolverine has no source of income other than dividends from Wolverine Bank and interest payments with respect to Wolverine’s loan to the Wolverine Bank ESOP.

Wolverine is subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

The Federal Reserve Board has issued policy guidance regarding the payment of dividends by bank holding companies that it has made applicable to savings and loan holding companies as well. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Federal Reserve Board guidance provides for prior regulatory review of capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Wolverine

Critical Accounting Policies

Wolverine considers accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Wolverine considers the following to be its critical accounting policies.

Allowance for Loan Losses. Wolverine believes that the allowance for loan losses and related provision for loan losses are particularly susceptible to change in the near term, due to changes in credit quality, which are evidenced by trends in charge offs and in the volume and severity of past due loans. In addition, Wolverine’s portfolio is comprised of a substantial amount of commercial real estate loans that generally have greater credit risk than one- to four-family residential mortgage and consumer loans because these loans generally have larger principal balances and are non-homogenous.

The allowance for loan losses is maintained at a level to cover probable credit losses inherent in the loan portfolio at the balance sheet date. Based on Wolverine’s estimate of the level of allowance for loan losses required, Wolverine records a provision for loan losses as a charge to earnings to maintain the allowance for loan losses at an appropriate level. The estimate of Wolverine’s credit losses is applied to two general categories of loans:

•	loans that Wolverine evaluates individually for impairment under Accounting Standards Codification 310-10, “Receivables;” and

•	groups of loans with similar risk characteristics that Wolverine evaluates collectively for impairment under Accounting Standards Codification 450-20, “Loss Contingencies.”

The allowance for loan losses is evaluated on a regular basis by Wolverine’s management and reflects consideration of all significant factors that affect the collectability of the loan portfolio. The factors used to evaluate the collectability of the loan portfolio include, but are not limited to, current economic conditions, Wolverine’s historical loss experience, the nature and volume of the loan portfolio, the financial strength of the borrower, and estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are subject to significant revision as more information becomes available. Actual loan losses may be significantly more than the allowance for loan losses Wolverine has established, which could have a material negative effect on Wolverine’s financial results.

Income Tax Accounting. The provision for income taxes is based upon income in Wolverine’s consolidated financial statements, rather than amounts reported on its income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on Wolverine’s deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. Under U.S. GAAP, a valuation allowance is required to be recognized if it is more likely than not that a deferred tax asset will not be realized. The determination as to whether Wolverine will be able to realize the deferred tax assets is highly subjective and dependent upon judgment concerning Wolverine’s evaluation of both positive and negative evidence, Wolverine’s forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. Positive evidence includes the existence of taxes paid in available carryback years as well as the probability that taxable income will be generated in future periods, while negative evidence includes any cumulative losses in the current year and prior two years and general business and economic trends. Any reduction in estimated future taxable income may require Wolverine to record a valuation allowance against its deferred tax assets. Any required valuation allowance would result in additional income tax expense in the period and could have a significant impact on Wolverine’s future earnings. Positions taken in Wolverine’s tax returns may be subject to challenge by the taxing authorities upon examination. The benefit of an uncertain tax position is initially recognized in the financial statements only when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are both initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with the tax authority, assuming full knowledge of the position and all relevant facts. Differences between Wolverine’s position and the position of tax authorities could result in a reduction of a tax benefit or an increase to a tax liability, which could adversely affect Wolverine’s future income tax expense.

Wolverine believes its tax policies and practices are critical accounting policies because the determination of its tax provision and current and deferred tax assets and liabilities have a material impact on its net income and the carrying value of Wolverine’s assets. Wolverine believes its tax liabilities and assets are properly recorded in the consolidated financial statements at June 30, 2017, December 31, 2016 and December 31, 2015 and no valuation allowance was necessary.

Comparison of Financial Condition at June 30, 2017 and December 31, 2016

Total assets decreased $48.5 million, or 11.2%, to $385.9 million at June 30, 2017 from $434.4 million at December 31, 2016. The decrease was primarily the result of a decrease of $41.5 million in interest-earning demand deposits due to the payoff in early January 2017 of $27.0 million of federal funds purchased, the payoff of $13.0 million variable-rate Federal Home Loan Bank advances that originated in December 2016, the maturity of $5.0 million Federal Home Loan Bank advance, and a decrease of $6.2 million in net loans receivable offset by $12.0 million of federal funds purchased.

Loans held for sale decreased $238,000 to $0 at June 30, 2017 from $238,000 at December 31, 2016.

Net loans decreased $6.2 million, or 2.1%, to $314.4 million at June 30, 2017 from $320.6 million at December 31, 2016. Commercial non-mortgage loans decreased $5.2 million, or 25.9%, one-to four-family loans decreased $3.2 million, or 9.0%, and construction loans decreased $3.1 million, or 23.0%, partially offset by an increase in commercial real estate loans of $6.6 million, or 3.4%.

The undisbursed portion of loans increased $468,000 to $6.3 million at June 30, 2017 from $5.8 million at December 31, 2016.

Other real estate owned increased $112,000, or 130.2%, to $198,000 at June 30, 2017, from $86,000 at December 31, 2016 resulting from additions of $190,000 offset by net sales of $78,000.

Other assets, consisting primarily of net deferred and accrued federal taxes, decreased $204,000 to $4.5 million at June 30, 2017 from $4.7 million at December 31, 2016.

Deposits decreased $17.8 million to $262.7 million at June 30, 2017 from $280.5 million at December 31, 2016. Core deposits (consisting of interest-bearing and noninterest-bearing checking accounts, money market accounts and savings accounts) decreased $1.2 million, primarily due to decreases in money market and checking accounts. Certificates of deposit decreased $16.7 million, or 13.1%, to $110.5 million at June 30, 2017 from $127.2 million at December 31, 2016, primarily due to maturities that were not renewed.

Federal Home Loan Bank advances decreased $18.0 million to $42.0 million at June 30, 2017 from $60.0 million at December 31, 2016 due to the payoff of $13.0 million variable rate advances in early January and other scheduled maturities.

Federal Funds purchased decreased $15.0 million, or 55.6%, to $12.0 million at June 30, 2017 from $27.0 million at December 31, 2016 due to the payoff of $27.0 million in early January offset by new advances of $12.0 million in June.

Interest payable and other liabilities, consisting primarily of liabilities for checks and money orders, and accrued expenses, increased $1.1 million from $5.9 million at December 31, 2016 to $7.0 million at June 30, 2017 due to a $1.8 million increase in borrower’s prepaid taxes and insurances, increased accrued profit sharing of $410,000, and increased accounts payable of $324,000 offset in part by a decrease in accrued dividends payable of $1.5 million.

Total stockholders’ equity increased $1.2 million, or 2.0%, to $62.2 million at June 30, 2017 from $61.0 million at December 31, 2016, primarily due to net income of $2.6 million offset in part by dividends payable of $1.7 million.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

Total assets increased $16.6 million, or 4.0%, to $434.4 million at December 31, 2016 from $417.8 million at December 31, 2015. The increase resulted from an increase of $50.8 million in cash and cash equivalents offset in part by a $39.0 million decrease in interest-earning time deposits.

Cash and cash equivalents increased $50.8 million, or 96.0%, to $103.6 million at December 31, 2016 from $52.9 million at December 31, 2015. The increase in cash and cash equivalents was primarily due to a $13.0 million advance, the maturing of $39.0 million of interest-earning time deposits, and increased Federal funds purchased of $3.0 million.

Mortgage loans held for sale decreased $343,000, or 59.0%, to $238,000 at December 31, 2016 from $581,000 at December 31, 2015 due to fluctuation in mortgage secondary market activities.

Net loans increased $6.0 million, or 1.9%, to $320.6 million at December 31, 2016 from $314.6 million at December 31, 2015 as commercial real estate loans increased $12.0 million, to $195.9 million at December 31, 2016 from $183.9 million at December 31, 2015 and commercial non-mortgage loans increased $5.2 million to $20.0 million at December 31, 2016 from $14.8 million at December 31, 2015. One-to-four family residential mortgage loans decreased $4.3 million, to $35.4 million at December 31, 2016 from $39.7 million at December 31, 2015, primarily due to repayments and refinances. Additionally, Wolverine does not hold a significant amount of fixed rate one-to-four family residential mortgage loans in its portfolio in the current interest rate environment. Multifamily loans decreased $4.0 to $54.8 million from $58.8 million at December 31, 2015. In addition, home equity loans decreased $1.5 million to $4.0 million from $5.5 million, construction loans decreased $1.3 million to $13.5 million from $14.8 million, and land loans decreased $1.0 million to $11.5 million from $12.5 million.

Securities held to maturity, which consists of one treasury bond at December 31, 2016, decreased to $499,000 at December 31, 2016 from $500,000 at December 31, 2015.

Other assets, consisting primarily of deferred federal taxes, decreased $452,000, or 8.7%, to $4.7 million at December 31, 2016, from $5.2 million at December 31, 2015. A decrease to the corporate federal income tax rate may impair Wolverine’s deferred tax assets (DTAs). At December 31, 2016, Wolverine’s DTAs were approximately $3.3 million. While a decline in the corporate tax rate may lower Wolverine’s tax provision expense, it may also significantly impair the value of Wolverine’s DTAs in the year the rate decrease is enacted. Such impairment could have a material adverse effect on Wolverine’s financial condition and results of operations.

Federal Home Loan Bank stock remained constant at $2.7 million from December 31, 2015 to December 31, 2016.

Deposits decreased $1.2 million, or 0.4%, to $280.5 million at December 31, 2016 from $281.7 million at December 31, 2015. Certificates of deposit decreased $36.6 million, or 22.3%, to $127.2 million at December 31, 2016 from $163.8 million at December 31, 2015. Wolverine’s core deposits (consisting of interest-bearing and noninterest-bearing checking accounts, money market accounts and savings accounts) increased $35.4 million, or 30.1%, to $153.3 million at December 31, 2016 from $117.9 million at December 31, 2015.

Total stockholders’ equity increased $494,000, or 0.8%, to $61.0 million at December 31, 2015 from $60.5 million at December 31, 2015 primarily due to net income of $4.4 million less a dividend declared of $3.2 million and repurchases of Wolverine’s common stock totaling $1.5 million.

Comparison of Operating Results for the Three Months ended June 30, 2017 and 2016

General. Wolverine recorded net income of $1.3 million for the three months ended June 30, 2017 compared to net income of $1.2 million for the three months ended June 30, 2016. The increase was primarily related to a decrease in provision for loan losses of $1.3 million due to a negative provision of $1.5 million for the three months ended June 30, 2017 from a negative provision of $200,000 for the three months ending June 30, 2016. This was offset in part by an increase in professional and service fees of $697,000 from $129,000 for the three months ended June 30, 2016 to $826,000 for the three months ended June 30, 2017, which is primarily due to the merger, and an increase in salaries and employee benefits of $261,000 from $1.2 million for the three months ended June 30, 2016 to $1.4 million for the three months ended June 30, 2017. In addition interest and dividend income increased $167,000 to $4.3 million for the three months ended June 30, 2017 from income of $4.2 million for the three months ended June 30, 2016.

Interest and Dividend Income. Interest and dividend income increased $167,000, or 4.0%, to $4.3 million for the three months ended June 30, 2017. Average balances of interest-earnings assets decreased $13.7 million to $363.2 million for the three months ended June 30, 2017 from $377.0 million for the three months ended June 30, 2016, and the average yield on interest-earning assets increased 16 basis points to 4.58% during the 2017 period from 4.42% during the 2016 period.

Interest income on loans increased $141,000, or 3.5%, to $4.2 million for the three months ended June 30, 2017 from $4.1 million for the three months ended June 30, 2016. This increase was partially due to $178,000 in loan interest income related to one-time prepayment penalties. There was an increase of 28 basis points in the average yield to 5.17% during the 2017 period versus 4.89% during the 2016 period, primarily due to an increase in overall market interest rates. Average net loans decreased $21.3 million, or 6.4%, to $312.4 million for the three months ended June 30, 2017 from $333.7 million for the three months ended June 30, 2016.

Income from dividends and investment securities increased $26,000 to $126,000 for the quarter ended June 30, 2017 from $100,000 for the quarter ended June 30, 2016.

Interest Expense. Interest expense decreased $34,000, or 3.5%, to $939,000 for the three months ended June 30, 2017 from $973,000 for the three months ended June 30, 2016. Interest expense on deposits increased $40,000 to $548,000 during the 2017 period from $508,000 during the 2016 period. Interest expense on borrowed funds decreased $74,000 to $391,000 for the three months ended June 30, 2017 from $465,000 for the three months ended June 30, 2016 due to the payoff of maturing advances.

Average interest-bearing liabilities decreased $9.7 million, or 3.1%, to $304.7 million for the three months ended June 30, 2017 from $314.4 million for the three months ended June 30, 2016. The average rate paid on these liabilities decreased one basis point to 1.23% during the 2017 period from 1.24% during the 2016 period. Interest expense on certificates of deposit decreased $75,000, or 17.2%, to $362,000 for the three months ended June 30, 2017 from $443,000 for the three months ended June 30, 2016. The average balance of certificates of deposits decreased to $112.4 million for the 2017 period, from $155.7 million for the 2016 period as certificates of deposits ran off at maturity, while the rate on certificates of deposit increased 15 basis points to 1.29% for the three months ended June 30, 2017 from 1.14% for the three months ended June 30, 2016 primarily due to the increase in overall market interest rates.

The average balance of core deposits, consisting of checking accounts, money market accounts and savings accounts, increased $31.2 million, or 27.9%, to $142.9 million for the three months ended June 30, 2017 from $111.7 million for the three months ended June 30, 2016. The interest paid on core deposits increased $120,000 to $185,000 for the three months ended June 30, 2017 from $65,000 for three months ended June 30, 2016. The rate on core deposits for the three months ended June 30, 2017 increased 29 basis points to 0.52% from 0.23% for the three months ended June 30, 2016 primarily due to the increase in overall market interest rates.

Net Interest Income. Net interest income increased $201,000 to $3.4 million for the three months ended June 30, 2017 from $3.2 million for the three months ended June 30, 2016. Changes in net interest income are influenced by a variety of factors, including changes in the level and mix of interest-earning assets and interest-bearing liabilities, the level and direction of interest rates, the difference between short-term and long-term interest rates and the general strength of the economy.

Provision for Loan Losses. Based on Wolverine’s analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” Wolverine recorded a negative provision for loan losses of $1.5 million for the three months ended June 30, 2017 and a negative provision for loan losses of $200,000 for the three months ended June 30, 2016. The negative provision in the 2017 period was primarily due to a decrease of $760,000 in specific allocations related to four commercial relationships and a $568,000 reduction in qualitative factors. At June 30, 2017, non-performing loans totaled $4.5 million, or 1.5% of total loans, as compared to $7.1 million, or 2.1% of total loans, at June 30, 2016. The allowance for loan losses to total loans receivable was 2.2% at June 30, 2017 and 2.8% at June 30, 2016. The negative provision expense in 2017 is also due to continued economic improvement, stabilized levels of non-performing assets, and stabilized delinquencies. All loans deemed impaired are reviewed for additional impairment at least each quarter. Overall, management continues to focus on resolving non-performing assets and maintaining levels of asset quality. In addition to its collections department personnel in working out loans, Wolverine continues to involve business development officers and, on significant assets, underwriters and senior management.

Noninterest Income. Noninterest income increased $19,000, or 6.8%, to $297,000 for the three months ended June 30, 2017 from $278,000 for the three months ended June 30, 2016.

Noninterest Expense. Noninterest expense increased $1.0 million for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016. This was primarily due to a $697,000 increase in professional and service fees related to the merger, a $261,000 increase in salaries and employee benefits expense, and a $75,000 increase in loan legal expense. This was offset in part by a decrease of $79,000 in Federal Deposit Insurance Corporation premiums.

Income Tax Expense. Wolverine recorded $932,000 of income tax expense for the three months ended June 30, 2017 compared to $587,000 of income tax expense for the three months ended June 30, 2016. Wolverine’s effective tax rate was 42.2% for the three months ended June 30, 2017 and 33.1% for the three months ended June 30, 2016.

Comparison of Operating Results for the Six Months ended June 30, 2017 and 2016

General. Wolverine recorded net income of $2.6 million for the six months ended June 30, 2017 compared to net income of $2.2 million for the six months ended June 30, 2016. Net interest income increased $259,000 to $6.5 million for the six months ended June 30, 2017 from $6.3 million for the six months ended June 30, 2016.

Interest and Dividend Income. Interest and dividend income increased $248,000, or 3.0%, to $8.5 million for the six months ended June 30, 2017 from $8.2 million for the six months ended June 30, 2016. Although the average balance of interest-earning assets decreased $12.9 million to $366.1 million for the six months ended June 30, 2017 from $379.0 million for the six months ended June 30, 2016, the average yield on interest-earning assets increased 18 basis points to 4.52% during the 2017 period from 4.34% during the 2016 period.

Interest income on loans increased $215,000, or 2.7%, to $8.2 million for the six months ended June 30, 2017 from $8.0 million for the six months ended June 30, 2016. This increase was due in part to $208,000 in loan interest income related to one-time prepayment penalties. There was an increase of 21 basis points in the average yield to 5.10% for the six months ended June 30, 2017 from 4.89% for the six months ended June 30, 2016 reflecting the increase in overall market interest rates.

Interest income on investment securities and other interest-earning assets, and dividends on Federal Home Loan Bank of Indianapolis stock increased $33,000, or 14.4%, to $262,000 for the six months ended June 30, 2017 from $229,000 for the six months ended June 30, 2016.

Interest Expense. Interest expense decreased $11,000, or 0.6%, to $1.9 million for the six months ended June 30, 2017 from $1.9 million for the six months ended June 30, 2016. There was a decrease in interest-bearing liabilities of $11.9 million, or 3.7%, to $307.6 million for the six months ended June 30, 2017 from $319.5 million for the six months ended June 30, 2016. The average rate paid on these liabilities increased four basis points to 1.25% for the 2017 period from 1.21% for the 2016 period.

The average balance of Wolverine’s core deposits, consisting of checking accounts, money market accounts and savings accounts, increased $29.7 million, or 26.5%, to $141.7 million for the six months ended June 30, 2017 from $112.0 million for the six months ended June 30, 2016. Also, the interest on core deposits increased $215,000 to $351,000 for the 2017 period from $136,000 for the 2016 period.

Interest expense on certificates of deposits decreased $128,000, or 14.5%, to $752,000 for the six months ended June 30, 2017 from $880,000 for the six months ended June 30, 2016. This was primarily due to a decrease in the average balance of certificates of deposits of $41.9 million to $118.6 million for the 2017 period, from $160.5 million for the 2016 period as certificates of deposit ran off at maturity. Also, the yield on certificates of deposit increased 17 basis points to 1.27% for the 2017 period from 1.10% for the 2016 period.

Net Interest Income. Net interest income increased $259,000, or 4.1%, to $6.5 million for the six months ended June 30, 2017 from $6.3 million for the six months ended June 30, 2016, as Wolverine’s average net loans decreased $13.5 million from $327.5 million to $314.0 million. Wolverine’s net interest rate spread increased 14 basis points to 3.27% from 3.13% and its net interest margin increased 13 basis points to 3.39% from 3.26%. The increase in net interest income reflected the increase in net loans; paying off of maturing, higher interest rate Federal Home Loan Bank advances; managing the maturities of higher interest rate certificates of deposit; and managing the inflow, interest rates, and term structure of new deposits. These items were offset by Wolverine’s ongoing interest rate risk strategy of selling in the secondary market long-term, fixed-rate one- to four-family residential mortgage loans during the current low interest rate environment.

Provision for Loan Losses. Based on its analysis of the factors described in “Critical Accounting Policies – Allowance for Loan Losses,” Wolverine recorded a negative provision for loan losses of $2.1 million for the six months ended June 30, 2017 and a negative provision for loan losses of $200,000 for the six months ended June 30, 2016. The negative provision in 2017 was primarily due to a decrease of $1.6 million in specific allocations related to five commercial relationships, $568,000 in qualitative factors, changes in quarterly factors used to calculate the allowance for loan losses, and improved loan quality. The negative provision expense in 2017 is also due to continued economic improvement, stabilized levels of non-performing assets, and stabilized delinquencies. All loans deemed impaired are reviewed for additional impairment at least each quarter. Overall, management continues to focus on resolving non-performing assets and maintaining levels of asset quality. In addition to its collections department personnel in working out loans, Wolverine continues to involve business development officers and, on significant assets, underwriters and senior management.

The allowance for loan losses as a percentage of non-performing loans increased to 155.9% at June 30, 2017 from 137.4% at June 30, 2016. To the best of its knowledge, Wolverine has provided for all losses that are both probable and reasonable to estimate at June 30, 2017 and 2016.

Noninterest Income. Noninterest income decreased $94,000, or 16.8%, to $467,000 for the six months ended June 30, 2017 from $561,000 for the six months ended June 30, 2017. The decrease was primarily attributable to a decrease of $125,000 in net gain on loan sales offset by a $36,000 decrease in net gain on the sale of other real estate owned, and a $23,000 decrease in loan fees earned offset in part by a $47,000 increase in loan fees earned.

Noninterest Expense. Noninterest expense increased $1.0 million, or 27.2% for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016. This was primarily due to an increase of $801,000 in professional and service fees, which were primarily related to the merger, and a $245,000 increase in salaries and employee benefits.

Income Tax Expense. Wolverine recorded a $1.6 million income tax expense for the six months ended June 30, 2017 compared to a $1.1 million income tax expense for the 2016 period, reflecting the income of $4.2 million before income tax expense during the six months ended June 30, 2017 versus income before income tax of $3.3 million for the six months ended June 30, 2016. Wolverine’s effective tax expense rate was 38.6% for the six months ended June 30, 2017 compared to an effective tax expense rate of 34.0% for the six months ended June 30, 2016.

Comparison of Operating Results for the Years Ended December 31, 2016 and 2015

Wolverine recorded net income of $4.4 million for the year ended December 31, 2016, an increase of $1.2 million as compared to net income of $3.2 million for the year ended December 31, 2015 primarily due to an increase in interest income from loans. Earnings per share, basic and diluted, for the year ended December 31, 2016 were $2.20 and $2.16, respectively.

Interest and Dividend Income. Interest and dividend income increased $1.2 million, or 7.7%, to $16.8 million for the year ended December 31, 2016 from $15.6 million for the year ended December 31, 2015, and the average balance of interest-earning assets increased to $375.8 million in 2016 from $351.6 million in 2015, and the average yield on interest-earning assets increased 4 basis points to 4.48% during 2015 from 4.44%.

The biggest component increase in average interest-earning assets was in loans, which increased $22.8 million, or 7.6%, to $323.6 million for the year ended December 31, 2016 from $300.8 million for the year ended December 31, 2015. The average yield on loans decreased 3 basis points to 5.08% for the year ended December 31, 2016 from 5.11% for the year ended December 31, 2015. The average interest-earning deposits increased $8.3 million for the year ended December 31, 2016 to $18.0 million from $9.7 million for the year ended December 31, 2015. The average yield on interest-earning deposits increased 29 basis points to 0.82% at December 31, 2016 from 0.53% at December 31, 2015. Other interest-earning assets decreased $7.0 million, or 18.5%, to $30.9 million for the year ended December 31, 2016 from $37.9 million for the year ended December 31, 2015.

Interest income on loans increased $1.0 million, or 6.5%, to $16.4 million for 2016 from $15.4 million for 2015, as the average balance of loans increased to $323.6 million during 2016 from $300.8 million during 2015 and the average yield on net loans of decreased three basis points to 5.08% for the year ended December 31, 2016 from 5.11% for the year ended December 31, 2015. In addition, $505,000 of this increase was due to one-time, non-recurring prepayment penalties.

Interest and dividend income on investment securities, other interest-earning assets and FHLB of Indianapolis stock, increased $140,000, or 57.4%, to $384,000 for the year ended December 31, 2016 from $244,000 for the year ended December 31, 2015. This includes interest income on interest-earning demand deposits, interest-earning time deposits and held-to-maturity securities. The increased interest income is primarily due an increase of 29 basis points in the average yield on interest bearing deposits from 0.53% for the year ended December 31, 2015 to 0.82% for the year ended December 31, 2016.

Interest Expense. Interest expense increased $432,000, or 12.5%, to $3.9 million for the year ended December 31, 2016 from $3.5 million for the year ended December 31, 2015, as the average rate Wolverine paid on these liabilities increased six basis points to 1.23% from 1.17%, and the average balance of interest-bearing liabilities increased $24.8 million, or 8.5%, to $317.0 million for 2016 from $292.2 million for 2015. Certificate of deposits had the largest increase in interest expense incurred of approximately $611,000, or 53.9%, to $1.7 million for the year ended December 31, 2016 from $1.1 million for the year ended December 31, 2015, as average balances increased by $34.6 million. The weighted average rate for certificate of deposits increased 18 basis points to 1.15% for 2016 from 0.97% for 2015.

The average balance of Wolverine’s core deposits, consisting of checking accounts, money market accounts and savings accounts, decreased $7.0 million, or 5.8%, to $114.4 million for the year ended December 31, 2016 from $121.4 million for the year ended December 31, 2015 and the interest on core deposits decreased $28,000 to $290,000 for 2016 from $318,000 for 2015. The cost of these funds decreased 1 basis point to 0.25% for the year ended December 31, 2016, from 0.26% for the year ended December 31, 2015.

Net Interest Income. Net interest income increased $771,000, or 6.3%, to $12.9 million for the year ended December 31, 2016 from $12.2 million for the year ended December 31, 2015, as Wolverine’s net average interest-earning assets increased to $59.8 million from $59.4 million, its net interest rate spread decreased 2 basis points to 3.25% from 3.27%, and its net interest margin decreased 1 basis point to 3.38% from 3.39%. The decrease in net interest rate spread and margin is due to an increase in the cost of interest-bearing deposits. In addition, Wolverine received $500,000 in loan interest income related to one-time, non-recurring prepayment penalties.

Provision for Loan Losses. Based on Wolverine’s analysis of the factors described in “– Critical Accounting Policies – Allowance for Loan Losses,” Wolverine recorded a negative provision for loan losses of $760,000 for the year ended December 31, 2016 as compared to a provision for loan losses of $800,000 for the year ended December 31, 2015. The factors used to evaluate the adequacy of the allowance and provision for loan losses of the loan portfolio include, but are not limited to, current economic conditions, Wolverine’s historical loss experience, the nature and volume of the loan portfolio, the financial strength of the borrower, and estimated value of any underlying collateral. The allowance for loan losses to total loans receivable decreased to 2.9% at December 31, 2016 from 3.0% at December 31, 2015. The decrease in Wolverine’s allowance for loan losses was due in part to a decrease of $430,000 in specific allocations related to commercial real estate loans and continued economic improvement, the stabilization of non-performing assets, and stabilized delinquencies.

The allowance for loan losses as a percentage of non-performing loans increased to 146.3% at December 31, 2016 from 125.4% at December 31, 2015, while non-performing loans decreased by $534,000 from December 31, 2015 to December 31, 2016 due to decreased non-accrual loans and troubled debt restructurings. To the best of Wolverine’s knowledge, it has provided for all losses that are both incurred and reasonable to estimate at December 31, 2016 and 2015.

Noninterest Income. Noninterest income decreased $166,000, or 13.6%, to $1.1 million for the year ended December 31, 2016 from $1.2 million for the year ended December 31, 2015. The decrease was due primarily to a decrease of $191,000 in gains on the sale of a loans, an $86,000 decrease in other income, and a $37,000 decrease in services charges and fees. This was offset in part by a $148,000 increase in gains on sale of other real estate owned.

Noninterest Expense. Noninterest expense increased $138,000 to $8.0 million for the year ended December 31, 2016 from $7.9 million for the year ended December 31, 2015. There was an increase of $412,000 in salaries and benefits as a result of increased profit sharing and an $186,000 increase in professional and service fees, primarily due to an increase in accounting and audit expenses of $90,000 and an $85,000 increase in general legal expense. This was offset in part by a $396,000 decrease in loan legal expenses from $322,000 at December 31, 2015 to a reimbursement of $74,000 at December 31, 2016, due primarily to recoveries of legal expenses previously incurred.

Income Tax Expense. Wolverine recorded a $2.4 million income tax expense for the year ended December 31, 2016 compared to a $1.5 million income tax expense for 2015, reflecting income of $6.8 million before income tax expense during 2016 versus income of $4.7 million before income tax expense during 2015. Wolverine’s effective tax rate was 35.6% for 2016 compared to an effective tax rate of 32.6% for 2015.

Asset Quality

Other real estate owned totaled $198,000, or 0.1% of total assets, at June 30, 2017 compared to $86,000, or 0.0% of total assets, at December 31, 2016. The largest other real estate owned relationship as of June 30, 2017 was $190,000, which consisted primarily of commercial real estate.

Non-performing assets, which includes non-performing loans, other real estate owned and troubled debt restructurings, totaled $4.9 million, or 1.3% of total assets, at June 30, 2017 compared to $6.5 million, or 1.5% of total assets, at December 31, 2016.

Wolverine’s largest substandard and non-performing relationship as of June 30, 2017 has a balance of $2.9 million. Of the $6.1 million loans rated substandard, approximately $1.6 million are performing.

Other real estate owned totaled $86,000, or 0.0% of total assets, at December 31, 2016 as compared to $130,000, or 0.3% of total assets, at December 31, 2015. The largest relationship as of December 31, 2015 was $78,000 or 90.7% of other real estate owned, which consisted of one-to-four family property.

Non-performing assets totaled $6.5 million, or 1.5% of total assets, at December 31, 2016 as compared to $7.5 million, or 1.8% of total assets, at December 31, 2015.

The largest substandard relationship as of December 31, 2016 had a total balance of $3.0 million. Of the $7.6 million loans rated substandard, approximately $2.1 million are performing.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. Tax-equivalent yield adjustments have not been made for tax-exempt securities. All average balances are based on month-end balances, which Wolverine’s management deems to be representative of operations. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the Years Ended December 31,
	2016			2015			2014
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/Rate
				(Dollars in thousands)
Interest-earning assets:
Total loans	$323,625	$16,435	5.08%	$300,758	$15,372	5.11%	$285,465	$14,409	5.05%
Securities:
U.S. Government and agency securities	498	3	0.60	500	1	0.19	25	1	4.73
FHLB Stock	2,700	119	4.41	2,700	127	4.68	3,183	136	4.28
Interest bearing deposits	18,021	148	0.82	9,726	51	0.53	–	–	–
Other	30,938	114	0.37	37,904	65	0.17	32,297	61	0.19

Total interest-earning assets	375,782	16,819	4.48	351,588	15,616	4.44	320,970	14,607	4.55

Non-interest-earning assets	7,307	–		7,519	–		7,777	–

Total assets	$383,089	$16,819		$359,107	$15,616		$328,747	$14,607

Interest-bearing liabilities:
Regular savings accounts	$13,334	12	0.09	$12,985	13	0.10	$12,828	14	0.11
Checking accounts	33,562	8	0.02	34,305	10	0.03	33,855	13	0.04
Money market accounts	67,528	270	0.40	74,150	295	0.40	64,593	230	0.36
Certificates of deposit	151,281	1,743	1.15	116,704	1,133	0.97	102,082	849	0.83

Total interest-bearing deposits	265,705	2,033		238,144	1,451		213,358	1,106
Federal Home Loan Bank advances	48,083	1,850	3.85	54,083	2,000	3.70	51,333	2,038	3.97
Federal funds purchased	3,167	12	0.39	2,000	–		–	–

Total interest-bearing liabilities	316,955	3,896	1.23	294,227	3,451	1.17	264,691	3,144	1.19

Non-interest-bearing liabilities	3,937	–		3,225	–		2,975	–

Total liabilities	320,892	3,896		297,452	3,451		267,666	3,144

Equity	62,197	–		61,654	–		61,081	–

Total liabilities and equity	$383,089	$3,883		$359,107	$3,451		$328,747	$3,144

Net interest income		$12,936			$12,165			$11,463

Net interest rate spread(1)			3.25%			3.27%			3.36%
Net interest-earning assets(2)	$58,827			$57,360			$56,279

Net interest margin(3)			3.38%			3.39%			3.49%
Average interest-earning assets to interest-bearing liabilities			118.56%			119.50%			121.26%

(1)	Net interest rate spread represents the difference between the yield on average interest earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest earning assets represents total interest earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on Wolverine’s net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated to the changes due to rate and the changes due to volume in proportion to the relationship of the absolute dollar amounts of change in each.

	Years Ended December 31, 2016 vs. 2015			Years Ended December 31, 2015 vs. 2014
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
			(In thousands)
Interest earning assets:
Loans	$1,162	$(99)	$1,063	$780	$184	$964
Held to maturity securities	–	2	2	2	(2)	–
Other	(212)	350	138	74	(29)	45

Total interest earning assets	950	253	1,203	856	153	1,009

Interest bearing liabilities:
Regular savings accounts	–	(1)	(1)	–	(1)	(1)
Checking accounts	–	(2)	(2)	–	(3)	(3)
Money market accounts	(26)	1	(25)	36	28	64
Certificates of deposit	374	237	611	132	153	285

Total interest-bearing deposits	348	235	583	168	177	345
Federal Home Loan Bank advances	(228)	65	(163)	106	(144)	(38)
Federal funds purchased	–	12	12	–	–	–

Total interest-bearing liabilities	120	312	432	274	33	307

Change in net interest income	$830	$(59)	$771	$582	$120	$702

Management of Market Risk

General. Because the majority of Wolverine’s assets and liabilities are sensitive to changes in interest rates, its most significant form of market risk is interest rate risk. Wolverine is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more quickly than its interest-earning assets. As a result, a principal part of Wolverine’s business strategy is to manage interest rate risk and limit the exposure of its net interest income to changes in market interest rates. Accordingly, Wolverine’s Board of Directors has established an internal Asset/Liability Management Committee pursuant to its Interest Rate Risk Management Policy that is responsible for evaluating the interest rate risk inherent in its assets and liabilities, for determining the level of risk that is appropriate, given Wolverine’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Wolverine’s interest rate sensitivity is monitored through the use of an interest rate risk model that reports Economic Value of Equity (EVE) and Earnings-at-Risk (EaR).

Wolverine has sought to manage its interest rate risk in order to control the exposure of its earnings and capital to changes in interest rates. As part of Wolverine’s ongoing asset-liability management, it currently uses the following strategies to manage interest rate risk:

(i)	sell the majority of Wolverine’s long-term, fixed rate one-to-four family residential mortgage loans that it originates;

(ii)	lengthen the weighted average maturity of Wolverine’s liabilities through retail deposit pricing strategies;

(iii)	invest in shorter-term investment securities, interest-earning time deposits, and overnight deposits;

(iv)	originate commercial mortgage loans, including multi-family loans and land loans, commercial loans and consumer loans, which tend to have shorter terms and higher interest rates than one-to-four family residential mortgage loans, and that generate customer relationships that can result in larger noninterest-bearing demand deposit accounts; and

(v)	maintain adequate levels of capital.

Economic Value of Equity. An Economic Value of Equity (EVE) report measures an institution’s interest rate risk by focusing on changes in its economic value of equity. EVE is an estimate of the economic net worth of an institution’s on- and off- balance sheet assets, and provides an indication of an institution’s ability to withstand loss. Unlike book capital, however, because EVE is a present value measure, changes in economic value caused by changes in interest rates are recognized immediately. The economic value is determined for the base case for a set of yield curve shock scenarios. These scenarios include rate shocks -100 basis points to +400 basis points. Wolverine’s model estimates the economic value of each type of asset, liability and off-balance-sheet contract under the assumption of instantaneous rate increases or decreases of 100 to 300 basis points in 100 basis point increments. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change In Rates” column below.

The table below sets forth, as of December 31, 2016, the calculation of the estimated changes in Wolverine’s economic value of equity that would result from the designated immediate changes in the yield curve.

At December 31, 2016
				EVE as a Percentage of Present Value of Assets(3)
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated (Decrease) in EVE		EVE Ratio(4)	Increase (Decrease) (basis points)
		Amount	Percent
		(Dollars in thousands)
+300	$60,970	$467	0.77%	14.40%	13
+200	60,929	426	0.70%	14.27%	16
+100	60,716	213	0.35%	14.11%	16
0	60,503	–	–	13.95%	–
-100	60,633	130	0.21%	13.86%	(9)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2016, in the event of a 200 basis point increase in interest rates, Wolverine would experience a 0.70% increase in economic value of equity. In the event of a 100 basis point decrease in interest rates, Wolverine would experience a 0.21% increase in economic value of equity.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in economic value of equity. Modeling changes in economic value of equity require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the economic value of equity tables presented assume that the composition of Wolverine’s interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the economic value of equity tables provide an indication of Wolverine’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

Earnings-at-Risk. The EaR report provides monthly projections of the Net Income and Net Interest Income over 24 months under a set of interest rate scenarios. Depending on the repricing of the funding and investment, the net income may have significant variations over time and over the scenarios. Therefore, this report provides valuable information in identifying any risk in future earnings. The maximum loss in earnings compared with the base case is called the Earnings-at-Risk.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Wolverine’s primary sources of funds consist of deposit inflows, loan sales and repayments, retail CDs and money markets with larger customers (i.e. municipalities, colleges and universities, nonprofits, medium businesses, etc.), and maturities of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Wolverine’s Asset/Liability Management Committee is responsible for establishing and monitoring Wolverine’s liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of Wolverine’s customers as well as unanticipated contingencies. For the year ended December 31, 2016, Wolverine’s liquidity ratio averaged 17.6% of its total assets. Wolverine believes that it has enough sources of liquidity to satisfy its short- and long-term liquidity needs as of December 31, 2016.

Wolverine regularly monitors and adjusts investments in liquid assets based upon its assessment of: (i) expected loan demand; (ii) expected deposit flows; (iii) yields available on interest-earning deposits and securities; and (iv) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and medium-term securities.

Wolverine’s most liquid assets are cash and cash equivalents. The levels of these assets are affected by Wolverine’s operating, financing, lending and investing activities during any given period. At December 31, 2016, cash and cash equivalents totaled $103.6 million.

Wolverine’s cash flows are derived from operating activities, investing activities and financing activities as reported in its Statements of Cash Flows included in its financial statements.

At December 31, 2016, Wolverine had $6.1 million in loan commitments outstanding plus $6.3 million in unused lines of credit to borrowers and $787,000 in standby letters of credit. Depending on market conditions, Wolverine may be required to pay higher rates on certificates of deposits or other borrowings than it currently pays on the certificates of deposit due on or before December 31, 2017 in order to retain the deposits. Moreover, it is Wolverine’s intention as it continues to grow its commercial real estate loan portfolio, to emphasize lower cost deposit relationships with these commercial customers and thereby replace higher cost certificates with lower cost deposits. Wolverine has the ability to attract and retain deposits by adjusting the interest rates offered.

Wolverine’s primary investing activity is originating loans. During the years ended December 31, 2016 and 2015, Wolverine originated $105.4 million and $97.3 million of loans, respectively.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. Wolverine had a net decrease in total deposits of $1.2 million for the year ended December 31, 2016. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Wolverine and its local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If Wolverine requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Indianapolis, which provides an additional source of funds. Federal Home Loan Bank advances were $60.0 million at December 31, 2016 and $47.0 million December 31, 2015. Federal Home Loan Bank advances have been used primarily to fund loan demand. At December 31, 2016, Wolverine had the ability to borrow up to an additional $35.9 million from the Federal Home Loan Bank of Indianapolis and had Federal Funds purchase limits of $27.0 million with four correspondent banks, of which Wolverine had $27.0 million in Federal Funds purchased as of December 31, 2016.

Wolverine Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2016, Wolverine Bank exceeded all regulatory capital requirements. Wolverine Bank is considered “well capitalized” under regulatory guidelines.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, Wolverine routinely is a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent Wolverine’s future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans Wolverine makes.

Contractual Obligations. In the ordinary course of Wolverine’s operations, it enters into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Impact of Inflation and Changing Prices

Wolverine’s financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Wolverine’s operations. Unlike industrial companies, Wolverine’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Additional Information Regarding Eric P. Blackhurst

As noted under “The Merger Agreement – Management and Operations After the Merger,” Eric P. Blackhurst, a current member of the boards of directors of Wolverine and Wolverine Bank, will be appointed to the Horizon and Horizon Bank boards of directors effective upon the closing of the merger. Mr. Blackhurst is expected to meet the standards to be considered an “independent director” of Horizon under the Listing Standards for the NASDAQ Stock Exchange, as he is not expected to be an employee of either Horizon or Horizon Bank. Set forth below is information regarding the business background of Mr. Blackhurst, followed by information regarding compensation earned by Mr. Blackhurst during Wolverine’s fiscal year ended December 31, 2016.

Business Background

Eric P. Blackhurst, age 56, is a member of the boards of directors of Wolverine and Wolverine Bank, positions he has held since 2009. Mr. Blackhurst also is Assistant General Counsel, Corporate and Financial Law, of The Dow Chemical Company, a global material science company with 2016 annual sales of $48 billion and headquartered in Midland, Michigan. Mr. Blackhurst has held his current position with Dow since 2015; was the Assistant General Counsel, Chemicals and Energy, Performance Products and Systems from 2009 to 2014; and has held positions of increasing importance with Dow since 1990. Mr. Blackhurst’s extensive corporate, legal and international experience, including experience serving as legal counsel to executives at a major corporation, provides the Wolverine board with general business acumen and critical insights into legal matters involving Wolverine and Wolverine Bank.

Executive Compensation

The following table presents information for compensation earned by, awarded to, or paid to Mr. Blackhurst for the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Eric P. Blackhurst	28,500	14,325	42,825

(1)	The amount represents the aggregate grant date fair value for outstanding stock option awards granted during 2016 computed in accordance with Financial Accounting Standards Board Accounting Standards Classification Topic 718. The assumptions used to determine the value of stock option awards are described in Note 14 of the notes to the consolidated financial statements of Wolverine for the year ended December 31, 2016 included in this document. Amounts reported are grant date fair values computed based upon the Black-Scholes option valuation model, which estimated the present dollar value of Wolverine’s stock options at the time of the grant. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value realized by Mr. Blackhurst will be at or near the value shown above.
(2)	As of December 31, 2016, Mr. Blackhurst held 9,006 unvested stock options.

Each person who serves as a director of Wolverine also serves as a director of Wolverine Bank and earns director and committee fees only in his or her capacity as a board or committee member of Wolverine Bank.

Each individual who serves as a director of Wolverine Bank earns an annual retainer, attendance and committee fees. For the year ended December 31, 2016, an annual retainer of $17,500 was paid to each director. In addition, each director was paid a fee of $750 for each board meeting attended. Additionally, for each committee meeting attended, each director was paid a fee of $1,500 if the director served as chairperson of the committee or $750 if the director served as a member of the committee.

Transactions With Certain Related Persons

In the ordinary course of business, Wolverine Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to other borrowers not related to Wolverine Bank. Management of Wolverine Bank believes that these loans neither involve more than the normal risk of collectability nor present other unfavorable features.

The Sarbanes-Oxley Act of 2002 generally prohibits a public company from making loans to its executive officers and directors, but it contains a specific exemption from such prohibition for loans made by a federally insured financial institution such as Wolverine Bank to Wolverine’s executive officers and directors in compliance with federal banking regulations. As of the date of this document, all of Wolverine Bank’s loans to directors and executive officers, including loans to Mr. Blackhurst, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Wolverine Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

(PROPOSAL NO. 2)

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, Wolverine is required to submit a proposal to its stockholders for a non-binding advisory vote to approve the payment of certain compensation to the named executive officers of Wolverine that is based on or otherwise relates to the merger. This proposal gives Wolverine stockholders the opportunity to express their views on the compensation that Wolverine’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

The compensation that Wolverine’s named executive officers may be entitled to receive that is based on or otherwise relates to the merger is summarized in “Interests of Certain Directors and Officers of Wolverine in the Merger,” beginning on page 80. This summary and the related table include all compensation and benefits that may be paid or provided in connection with the completion of the merger.

Therefore, Wolverine is requesting the approval of Wolverine’s stockholders, on a non-binding advisory basis, of the compensation of the named executive officers of Wolverine based on or related to the merger and the agreements and understandings concerning such compensation. As required by Rule 14a-21(c) of the Exchange Act, Wolverine is asking its stockholders to adopt the following resolution:

“RESOLVED, that the compensation to be paid or become payable to the named executive officers of Wolverine Bancorp, Inc. that is based on or otherwise relates to the merger of Wolverine Bancorp, Inc. with and into Horizon Bancorp, and the agreements and understandings concerning such compensation, as disclosed in the section captioned “Interests of Certain Directors and Officers of Wolverine in the Merger” beginning on page 80 and the related table and narratives pursuant to Item 402(t) of Regulation S-K and the associated narrative discussion, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve and adopt the Merger Agreement. Accordingly, you may vote to approve this Merger-Related Compensation Proposal and vote not to approve Proposal 1 on the Merger Agreement and vice versa. Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either Wolverine or Horizon regardless of whether the merger is approved. Accordingly, as the compensation to be paid to the named executive officers of Wolverine based on or related to the merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed. This proposal includes compensation that would be paid or provided by Wolverine if paid or provided prior to or upon the closing of the merger, and which would be paid or provided by Horizon if paid or provided following closing of the merger. If the merger is not completed, Wolverine’s board of directors will consider the results of the vote in making future executive compensation decisions.

For the Merger-Related Compensation Proposal to be approved, more votes must be cast by Wolverine’s stockholders in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal.

Wolverine’s board of directors unanimously recommends that stockholders vote “FOR” the approval of the non-binding advisory resolution approving the merger-related compensation of Wolverine’s named executive officers, and the agreements or understandings concerning such compensation.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL NO. 3)

In addition to the proposal to approve the Merger Agreement, the stockholders of Wolverine also are being asked to approve a proposal to adjourn or postpone the Special Meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

A majority of the outstanding shares of Wolverine common stock is required to be represented at the Special Meeting, in person or by proxy, for a quorum to be present. In the event that stockholder participation at the Special Meeting is lower than expected, Wolverine would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If Wolverine desires to adjourn the Special Meeting, Wolverine will request a motion that the Special Meeting be adjourned, and delay the vote on the Merger Agreement proposal described herein until the Special Meeting is reconvened. If Wolverine adjourns the Special Meeting for 30 days or less, Wolverine will not set a new record date and will announce prior to adjournment the date, time, and location at which the Special Meeting will be reconvened. No other notice will be provided. Unless revoked prior to its use, any proxy solicited for the Special Meeting will continue to be valid for any adjourned or postponed Special Meeting, and will be voted in accordance with the shareholder’s instructions and, if no contrary instructions are given, for the Merger Agreement proposal.

Any adjournment will permit Wolverine to solicit additional proxies and will permit a greater expression of the views of Wolverine’s stockholders with respect to the merger. Such an adjournment would be disadvantageous to stockholders who are against the proposal to approve the Merger Agreement because an adjournment will give Wolverine additional time to solicit favorable votes and increase the chances of approving that proposal. Wolverine has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.

Wolverine’s board of directors recommends that shareholders vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND EXPERTS

The consolidated financial statements of Horizon incorporated by reference from Horizon’s Annual Report on Form 10-K for the three years ended December 31, 2016, have been audited by BKD LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference into this proxy statement/prospectus in reliance upon such report given on the authority of BKD LLP as experts in accounting and auditing.

The consolidated financial statements of Wolverine as of and for the fiscal years ended December 31, 2016 and 2015 included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus is a part have been audited by BKD LLP, independent registered public accounting firm, as set forth in their report thereon in reliance upon such report given on the authority of BKD LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Horizon common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon for Horizon by Barnes & Thornburg LLP, Indianapolis, Indiana. Certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon for Wolverine by Luse Gorman, PC, Washington, D.C.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Horizon

If the merger is completed, the Wolverine stockholders receiving the stock consideration in the merger will become stockholders of Horizon. To be included in Horizon’s proxy statement and voted on at Horizon’s regularly scheduled 2018 annual meeting of stockholders, stockholder proposals must be submitted in writing by November 17, 2017, to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360, which date is 120 calendar days before the anniversary date of the release of the proxy statement relating to Horizon’s 2017 Annual Meeting. If notice of any other stockholder proposal intended to be presented at the 2018 annual meeting is not received by Horizon on or before November 17, 2017, the proxy solicited by the Horizon board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Horizon proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934, as amended. If the date of the 2018 annual meeting is changed, the dates set forth above may change.

Horizon’s Bylaws also provide that a stockholder wishing to nominate a candidate for election as a director or to have any other matter considered by the stockholders at the annual meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, which nomination or proposal date for the 2018 annual meeting is November 17, 2017. Stockholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the stockholders must include a brief description of the proposal and the other information required by the Bylaws. Copies of the Bylaws are available to stockholders free of charge upon request to Horizon’s Secretary.

Wolverine

If the merger occurs, there will be no Wolverine annual meeting of stockholders for 2018 or thereafter. In that case, stockholder proposals must be submitted to Horizon in accordance with the procedures described above. If the merger is not completed, Wolverine will provide notice of the record date and annual meeting date for its 2018 annual stockholders’ meeting.

WHERE YOU CAN FIND MORE INFORMATION

Horizon and Wolverine file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Horizon and Wolverine file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Horizon’s and Wolverine’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the SEC at “http://www.sec.gov.” Shares of Horizon common stock are listed on the NASDAQ Global Select Market under the symbol “HBNC,” and shares of Wolverine common stock are listed on the NASDAQ Capital Market under the symbol “WBKC.”

Horizon has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the common stock of Horizon being offered in the merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the SEC. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the SEC.

The SEC allows Horizon to “incorporate by reference” the information filed by Horizon with the SEC, which means that Horizon can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

Horizon incorporates by reference the following documents and information that it has filed previously with the SEC (excluding any Form 8-K reports that have not been “filed” but instead have been “furnished” to the SEC):

•	Horizon’s Annual Report on Form 10-K for the year ended December 31, 2016;

•	Horizon’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2017;

•	Horizon’s Current Reports on Form 8-K filed on February 6, March 27, May 4, May 5, May 24, May 26, June 13, June 14, June 26, July 19, and August 16, 2017;

•	The information concerning share ownership of principal shareholders, directors, and executive officers of Horizon under the caption “Common Share Ownership of Management and Certain Beneficial Owners” in Horizon’s Proxy Statement for the 2017 Annual Meeting of Shareholders; and

•	The description of Horizon’s common stock under the caption “Description of Common Stock” in the Registration Statement on Form S-3 filed with the SEC on January 14, 2015, including any amendment or report filed for the purpose of updating that description.

Horizon is also incorporating by reference additional documents that it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date hereof and the date of Wolverine’s Special Meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information Horizon discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that Horizon may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement/prospectus.

These documents may be obtained as explained above, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Horizon at the following address or telephone number or via the Internet at:

Horizon Bancorp

515 Franklin Square

Michigan City, Indiana 46360

Attn: Shareholder Relations

(219) 879-0211

Website: www.horizonbank.com

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding Horizon in this proxy statement/prospectus has been provided by Horizon, and all information regarding Wolverine in this proxy statement/prospectus has been provided by Wolverine.

WOLVERINE BANCORP, INC. AND SUBSIDIARIES

Wolverine Bancorp, Inc.

Condensed Consolidated Balance Sheets

(Amounts in Thousands, except per share data)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Cash and due from banks	$395	$318
Interest-earning demand deposits	61,753	103,316

Cash and cash equivalents	62,148	103,634
Investment securities held to maturity	–	499
Loans held for sale	–	238
Loans, net of allowance for loan losses of $7,288 and $9,326	314,432	320,606
Premises and equipment, net	1,051	1,127
Federal Home Loan Bank stock	2,700	2,700
Other real estate owned	198	86
Accrued interest receivable	865	846
Other assets	4,495	4,699

Total assets	$385,889	$434,435

Liabilities and Stockholders’ Equity Liabilities
Deposits	$262,673	$280,548
Federal Home Loan Bank advances	42,000	60,000
Federal funds purchased	12,000	27,000
Interest payable and other liabilities	7,003	5,913

Total liabilities	323,676	373,461

Commitments and Contingencies Stockholders’ Equity
Common Stock, $0.01 par value per share:
Authorized – 100,000,000 shares
Issued and outstanding – 2,105,981 and 2,106,153 at June 30, 2017 and December 31, 2016, respectively	21	21
Unearned employee stock ownership plan (ESOP)	(1,164)	(1,215)
Additional paid-in capital	15,842	15,577
Retained earnings	47,514	46,591

Total stockholders’ equity	62,213	60,974

Total liabilities and stockholders’ equity	$385,889	$434,435

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wolverine Bancorp, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(Amounts in Thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Loans	$4,210	$4,069	$8,216	$8,001
Investment securities and other	126	100	262	229

Total interest and dividend income	4,336	4,169	8,478	8,230

Interest Expense
Deposits	548	508	1,103	1,016
Borrowings	391	465	826	924

Total interest expense	939	973	1,929	1,940

Net Interest Income	3,397	3,196	6,549	6,290
Credit for Loan Losses	(1,450)	(200)	(2,050)	(200)

Net Interest Income After Provision for Loan Losses	4,847	3,396	8,599	6,490

Noninterest Income
Service charges and fees	60	59	129	139
Net gain on loan sales	51	112	83	208
Net gain on sale of real estate owned	–	10	1	37
Other	186	97	254	177

Total noninterest income	297	278	467	561

Noninterest Expense
Salaries and employee benefits	1,426	1,165	2,500	2,255
Net occupancy and equipment expense	194	196	385	403
Information technology expense	59	59	116	121
Federal deposit insurance corporation premiums (recovery)	(24)	55	6	109
Professional and services fees	826	129	1,024	223
Other real estate owned expense (recovery)	1	9	(2)	33
Loan legal expense	64	(11)	80	70
Advertising expense	27	33	58	54
Michigan business tax	45	45	90	90
Other	318	223	565	432

Total noninterest expense	2,936	1,903	4,822	3,790

Income Before Income Tax	2,208	1,771	4,244	3,261
Provision for Income Taxes	932	587	1,636	1,110

Net Income and Comprehensive Income	$1,276	$1,184	$2,608	$2,151

Earnings Per Share:
Basic	$0.65	$0.59	$1.32	$1.07

Diluted	$0.63	$0.58	$1.28	$1.05

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wolverine Bancorp, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in Thousands, except per share data)

	Six months ended June 30,
	2017	2016
	(Unaudited)
Operating Activities
Net income	$2,608	$2,151
Items not requiring (providing) cash
Depreciation	102	114
Credit for loan losses	(2,050)	(200)
Gain on other real estate owned	(1)	(37)
Loans originated for sale	(3,551)	(6,826)
Proceeds from loans sold	3,871	6,758
Net gain on sale of loans	(83)	(208)
Share based compensation	154	173
Earned ESOP shares	168	131
Changes in
Interest receivable and other assets	162	(263)
Interest payable and other liabilities	2,468	355

Net cash provided by operating activities	3,848	2,148

Investing Activities
Net change in interest-bearing time deposits	–	22,850
Purchase of held to maturity securities	–	(498)
Proceeds from calls, maturities and pay-downs of held to maturity securities	500	500
Net change in loans	8,224	(17,210)
Proceeds from sale of real estate owned	79	119
Purchase of premises and equipment	(26)	(35)

Net cash provided by investing activities	8,777	5,726

Financing Activities
Net change in demand deposits, money market, checking and savings accounts	(16,775)	(11,567)
Net change in certificates of deposit	(1,100)	(5,633)
Repayment of Federal Home Loan Bank advances	(18,000)	–
Net change in Fed funds purchased	(15,000)	(24,000)
Proceeds from stock options exercised	–	27
Purchase of common stock	(6)	(268)
Dividends paid	(3,229)	–

Net cash used in financing activities	(54,110)	(41,441)

Change in Cash and Cash Equivalents	(41,485)	(33,567)
Cash and Cash Equivalents, Beginning of Period	103,634	52,865

Cash and Cash Equivalents, End of Period	$62,148	$19,298

Supplemental Disclosures of Cash Flows Information
Interest paid	$1,906	$1,876
Income taxes paid	875	600
Loans transferred to real estate owned	190	192
Dividends declared, not paid	1,685	–

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wolverine Bancorp, Inc.

Condensed Consolidated Statement of Change in Stockholders’ Equity

(Unaudited)

(Amounts in Thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Total Stockholders’ Equity
Balances at January 1, 2017	$21	$15,577	$(1,215)	$46,591	$60,974
Net income	–	–	–	2,608	2,608
Purchase of 172 shares of common stock	–	(6)	–	–	(6)
Share based compensation expense	–	154	–	–	154
ESOP shares earned	–	117	51	–	168
Dividends ($.80 per share)	–	–	–	(1,685)	(1,685)

Balances at June 30, 2017	$21	$15,842	$(1,164)	$47,514	$62,213

The accompanying notes are an integral part of these condensed consolidated financial statements.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Note 1:	Basis of Presentation

The unaudited condensed consolidated financial statements of Wolverine Bancorp, Inc. (the “Company”), the holding company of Wolverine Bank (the “Bank”), have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) believed necessary for a fair presentation have been included. The condensed consolidated balance sheet of the Company as of December 31, 2016 has been derived from the audited consolidated balance sheet of the Company as of that date. Operating results for the three and six month periods ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017 or for any other period. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto filed as part of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 31, 2017.

Note 2:	Accounting Developments

FASB Accounting Standards Update No. 2017-09, Compensation – Stock Compensation (Topic 718), Scope Modification

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-09, Compensation – Stock Compensation (Topic 718), Scope of Modification Accounting. These amendments provide guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. The guidance is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The amendments should be applied on a prospective basis to an award modified on or after the adoption date. The Company is assessing the impact of ASU 2017-09 and does not expect it to have a material impact on its accounting and disclosures.

FASB ASU No. 2017-08, Receivable – Nonrefundable Fees and Other Costs (Subtopic 310-20)

The FASB issued ASU No. 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The guidance provides amendments to shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. These amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity.

The guidance is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments should be applied on a modified retrospective basis, with a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350)

The FASB has issued ASU No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance is intended to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

In addition, the income tax effects of tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The amendments also eliminate the requirements for any reporting unit with a zero or negative carrying amount to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the qualitative impairment test is necessary. The amendments should be applied on a prospective basis. The nature of and reason for the change in accounting principle should be disclosed upon transition.

The amendments in this update should be adopted for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted on testing dates after January 1, 2017. The Company does not expect adoption of this ASU to have a material impact on its consolidated financial statements.

FASB ASU No. 2017-01, Business Combinations (Topic 805)

The FASB has issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. Because the current definition of a business is interpreted broadly and can be difficult to apply, stakeholders indicated that analyzing transactions is inefficient and costly and that the definition does not permit the use of reasonable judgment. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable.

The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

FASB ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)

The FASB has issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flow. In November 2016, the FASB issued ASU No. 2016-18, which gave clarification on how restricted cash was to be presented in the cash flow statement.

The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

The FASB has issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The main objective of this amendment is to provide

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.

The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates.

Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances.

The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements.

In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.

For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company will be evaluating the impact of adopting this ASU and has not determined the anticipated impact on the consolidated financial statements.

FASB ASU No. 2016-09, Compensation – Stock Compensation (Topic 718)

The FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

The ASU is intended to improve the accounting for employee shared-base payments and affects all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows.

For public business entities, the amendments became effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. The amendments in this update became effective for the Company on January 1, 2017 and did not have a material impact on the consolidated financial statements.

FASB ASU No. 2016-08, 2016-10, 2016-12, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In March 2016, the FASB issued ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies the guidance in determining revenue

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

recognition as principal versus agent. In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing,” which provides guidance in accounting for immaterial performance obligations and shipping and handling. In May 2016, the FASB issued ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients,” which provides clarification on assessing the collectability criterion, presentation of sales taxes, measurement date for noncash consideration and completed contracts at transition. This ASU also provides a practical expedient for contract modifications.

For public business entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods with that reporting period, as deferred by ASU 2015-14. Early application is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within the reporting period.

All other entities should apply the guidance to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early application is permitted for all other entities as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which the entity first applies the guidance in Update 2014-09. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-07, Investments – Equity Method and Joint Ventures (Topic 323)

In March 2016, the FASB issued ASU 2016-07, Investments – Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting. The amendments eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held.

The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required.

The amendments require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method.

The amendments became effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments were applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Adoption of the ASU did not have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments

The FASB has issued ASU No. 2016-05, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations and Existing Hedge Accounting Relationships. The amendments apply to all reporting entities for which there is a change in the counterparty to a derivative instrument that has been designated as a hedging instrument.

The amendments clarify what steps are required when assessing whether the economic characteristics and risks of call (put) options are clearly and closely related to the economic characteristics and risks of their

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

debt hosts, which is one of the criteria for bifurcating an embedded derivative. Consequently, when a call (put) option is contingently exercisable, an entity does not have to assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks.

This standard became effective for public business entities for fiscal year beginning after December 15, 2016 including interim periods within those fiscal years. Nonpublic business entities should apply the amendments for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early application is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. Adoption of the ASU did not have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-02 – Leases (Topic 842)

The FASB has issued ASU No. 2016-02, Leases. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

•	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing.

This standard will be effective for public business entities for fiscal year beginning after December 15, 2018 including interim periods within those fiscal years. Nonpublic business entities should apply the amendments for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020.

Early application is permitted for all business entities upon issuance.

Lessees (for capital and operating leases) and lessors (for sales-type, direct financing and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements.

The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach.

Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB Accounting Standards Updates No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

The FASB has issued ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance is intended to improve the recognition and measurement of financial instruments. The ASU affects public and private companies, not-for-profit organizations, and employee benefit plans that hold financial assets or owe financial liabilities.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The new guidance makes targeted improvements to existing U.S. GAAP by:

•	Requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income;

•	Requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes;

•	Requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements;

•	Eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities;

•	Eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and

•	Requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance permits early adoption of the own credit provision. In addition, the new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

Note 3:	Securities

There were no held to maturity securities as of June 30, 2017.

The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity Securities:

June 30, 2017
Treasury bond	$–	$–	$–	$–

December 31, 2016
Treasury bond	$499	$1	$–	$500

There were no sales of securities during the six months ended June 30, 2017 and 2016.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Note 4:	Loans and Allowance for Loan Losses

Categories of loans include:

	June 30, 2017	December 31, 2016
Real Estate
One-to four-family	$32,185	$35,389
Home equity	3,567	4,031
Commercial mortgage loans
Commercial real estate	202,513	195,924
Multifamily	52,896	54,827
Land	11,075	11,547
Construction	10,417	13,475
Commercial non-mortgage	14,850	20,047
Consumer	1,044	1,074

Total loans	328,547	336,314
Less
Net deferred loan costs, premiums and discounts	540	563
Undisbursed portion of loan	6,287	5,819
Allowance for loan losses	7,288	9,326

Net Loans	$314,432	$320,606

The risk characteristics of each loan portfolio segment are as follows:

1-4 family, home equity, and consumer

With respect to residential loans that are secured by one-to four-family residences and are primarily owner-occupied, we generally establish a maximum loan-to-value ratio and require Private Mortgage Insurance (“PMI”) if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in one-to four-family residences, and consumer loans are typically secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties.

Home equity loans secured by second mortgages have greater risk than one- to four-family residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers.

Particularly with respect to our home equity loans, decreases in real estate values could adversely affect the value of property used as collateral for our loans.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Commercial real estate and multifamily

Commercial real estate and multifamily loans generally have greater credit risk than the owner-occupied one- to four-family residential mortgage loans that we originate for retention in our loan portfolio. Repayment of these loans generally depends, in large part, on sufficient income from the property securing the loan or the borrower’s business to cover operating expenses and debt service. These types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower may affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. Additionally, due to declining property values in our primary market area and in Michigan, the loan to value ratios of many of our commercial real estate and multifamily loans have increased significantly from the loan to value ratios that were assigned to these loans at the time of origination.

Land

Land loans generally have greater credit risk than the owner-occupied one-to four-family residential mortgage loans that we originate for retention in our portfolio. Repayment of these loans generally depends, in large part, on the sale of the land. The sale of land can either take place when the land is undeveloped or developed. Generally, other cash flow sources of the borrower are utilized to make additional payments on land loans. Changes in economic conditions that are beyond the control of the borrower may affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. Additionally, due to declining property values in our primary market area and in Michigan, the loan to value ratios of many of our land loans have increased significantly from the loan to value ratios that were assigned to these loans at the time of origination.

Construction

Construction loans include those for one- to four-family residential properties and commercial properties, including multifamily loans and commercial “mixed-use” buildings and homes built by developers on speculation. With respect to construction loans for one- to four-family residential properties and which are primarily owner-occupied, we generally establish a maximum loan-to-value ratio and require PMI if that ratio is exceeded. These are generally “interest-only” loans during the construction period which typically does not exceed nine months.

Construction loans for commercial real estate are made in accordance with a schedule reflecting the cost of construction, and are generally limited to a 75% loan-to-completed appraised value ratio. For all construction loans, we generally require that a commitment for permanent financing be in place prior to closing the construction loan

Repayment of one-to four-family residential property loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment of commercial property loans and homes built by developers on speculation is normally expected from the property’s eventual rental income, income from the borrower’s operations, the personal resources of the guarantor, or the sale of the subject property. Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We generally review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Commercial non-mortgage

Commercial non-mortgage loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial non-mortgage loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business.

As a result, the availability of funds for the repayment of commercial non-mortgage loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. In determining the appropriate level of allowance for loan loss, we analyze various components of our portfolio. The following components are analyzed: all substandard loans on an individual basis; all loans that are designated special mention or closely monitored; loans not classified according to purpose or collateral type; and overdrawn deposit account balances.

We also factor in historical loss experience and qualitative considerations, including trends in charge offs and recoveries; trends in delinquencies and impaired/classified loans; effects of credit concentrations; changes in underwriting standards and loan review system; experience in lending staff; current industry conditions; and current market conditions.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of June 30, 2017, December 31, 2016 and June 30, 2016:

Loan Class	1-4 Family	Home Equity	Commercial Real Estate	Multifamily	Land	Construction	Commercial Non- Mortgage	Consumer	Total
Year to date analysis as of June 30, 2017
Allowance for loan losses:
Balance, beginning of period	$798	$49	$5,422	$1,084	$1,142	$294	$524	$13	$9,326
Provision credited to expense	(214)	(13)	(317)	(337)	(889)	(86)	(191)	(3)	(2,050)
Losses charged off	–	–	–	–	–	–	–	–	–
Recoveries	11	–	–	–	–	–	–	1	12

Balance, end of period	$595	$36	$5,105	$747	$253	$208	$333	$11	$7,288

Ending Balance: individually evaluated for impairment	$–	$–	$250	$–	$–	$–	$–	$–	$250

Ending balance: collectively evaluated for impairment	$595	$36	$4,855	$747	$253	$208	$333	$11	$7,038

Loans:
Ending Balance	$32,185	$3,567	$202,513	$52,896	$11,075	$10,417	$14,850	$1,044	$328,547

Ending Balance: individually evaluated for impairment	$943	$–	$6,486	$6,150	$343	$–	$–	$–	$13,922

Ending balance: collectively evaluated for impairment	$31,242	$3,567	$196,027	$46,746	$10,732	$10,417	$14,850	$1,044	$314,625

Loan Class	1-4 Family	Home Equity	Commercial Real Estate	Multifamily	Land	Construction	Commercial Non- Mortgage	Consumer	Total
Quarter to date analysis as of June 30, 2017
Allowance for loan losses:
Balance, beginning of period	$753	$40	$5,870	$872	$540	$270	$375	$14	$8,734
Provision credited to expense	(162)	(4)	(765)	(125)	(287)	(62)	(42)	(3)	(1,450)
Losses charged off	–	–	–	–	–	–	–	–	–
Recoveries	4	–	–	–	–	–	–	–	4

Balance, end of period	$595	$36	$5,105	$747	$253	$208	$333	$11	$7,288

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Loan Class	1-4 Family	Home Equity	Commercial Real Estate	Multifamily	Land	Construction	Commercial Non- Mortgage	Consumer	Total
Year to date analysis as of December 31, 2016
Allowance for loan losses:
Balance, beginning of period	$948	$108	$4,913	$1,515	$1,605	$604	$344	$24	$10,061
Provision (credit) charged to expense	(137)	(59)	555	(431)	(544)	(310)	180	(14)	(760)
Losses charged off	(67)	–	(85)	–	–	–	–	(1)	(153)
Recoveries	54	–	39	–	81	–	–	4	178

Balance, end of period	$798	$49	$5,422	$1,084	$1,142	$294	$524	$13	$9,326

Ending Balance: individually evaluated for impairment	$–	$–	$235	$–	$550	$–	$–	$–	$785

Ending balance: collectively evaluated for impairment	$798	$49	$5,187	$1,084	$592	$294	$524	$13	$8,541

Loans:
Ending Balance	$35,389	$4,031	$195,924	$54,827	$11,547	$13,475	$20,047	$1,074	$336,314

Ending Balance: individually evaluated for impairment	$1,500	$–	$8,103	$6,311	$1,061	$–	$–	$–	$16,975

Ending balance: collectively evaluated for impairment	$33,889	$4,031	$187,821	$48,516	$10,486	$13,475	$20,047	$1,074	$319,339

Loan Class	1-4 Family	Home Equity	Commercial Real Estate	Multifamily	Land	Construction	Commercial Non- Mortgage	Consumer	Total
Year to date analysis as of June 30, 2016
Allowance for loan losses:
Balance, beginning of period	$948	$108	$4,913	$1,515	$1,605	$604	$344	$24	$10,061
Provision charged (credited) to expense	(190)	(45)	777	(250)	(168)	(354)	43	(13)	(200)
Losses charged off	(67)	–	(61)	–	–	–	–	–	(128)
Recoveries	27	–	39	–	29	–	–	1	96

Balance, end of period	$718	$63	$5,668	$1,265	$1,466	$250	$387	$12	$9,829

Ending Balance: individually evaluated for impairment	$–	$–	$315	$–	$750	$–	$–	$–	$1,065

Ending balance: collectively evaluated for impairment	$718	$63	$5,353	$1,265	$716	$250	$387	$12	$8,764

Loans:
Ending Balance	$38,088	$4,622	$198,480	$59,823	$12,197	$12,764	$19,135	$1,071	$346,180

Ending Balance: individually evaluated for impairment	$1,071	$–	$8,095	$7,003	$1,520	$–	$–	$–	$17,689

Ending balance: collectively evaluated for impairment	$37,017	$4,622	$190,385	$52,820	$10,677	$12,764	$19,135	$1,071	$328,491

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Loan Class	1-4 Family	Home Equity	Commercial Real Estate	Multifamily	Land	Construction	Commercial Non- Mortgage	Consumer	Total
Quarter to date analysis as of June 30, 2016
Allowance for loan losses:
Balance, beginning of period	$909	$99	$4,822	$1,409	$1,634	$736	$392	$23	$10,024
Provision charged (credited) to expense	(213)	(36)	891	(144)	(196)	(486)	(5)	(11)	(200)
Losses charged off	(1)	–	(45)	–	–	–	–	–	(46)
Recoveries	23	–	–	–	28	–	–	–	51

Balance, end of period	$718	$63	$5,668	$1,265	$1,466	$250	$387	$12	$9,829

Consistent with regulatory guidance, charge offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. Our policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

For all loan portfolio segments except one-to-four family residential loans and consumer loans, we promptly charge off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

We charge off one-to-four family residential and consumer loans, or portions thereof, when we reasonably determine the amount of the loss. We adhere to timeframes established by applicable regulatory guidance which provides for the charge off of one-to-four family first and junior lien mortgages to the net realizable value less costs to sell when the loan is more than 180 days past due, charge off of unsecured open-end loans when the loan is more than 180 days past due, and charge down to the net realizable value when other secured loans are more than 120 days past due. Loans at these respective delinquency thresholds for which we can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

The following table presents the credit risk profile of our loan portfolio based on rating category and payment activity as of June 30, 2017 and December 31, 2016:

	1-4 Family		Home Equity		Commercial Real Estate
	2017	2016	2017	2016	2017	2016
Pass	$30,888	$33,787	$3,567	$4,031	$181,794	$173,375
Pass (Closely Monitored)	331	490	–	–	14,438	14,349
Special Mention	239	241	–	–	1,247	2,630
Substandard	727	871	–	–	5,034	5,570
Doubtful	–	–	–	–	–	–
Loss	–	–	–	–	–	–

	$32,185	$35,389	$3,567	$4,031	$202,513	$195,924

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

	Multifamily		Land		Construction
	2017	2016	2017	2016	2017	2016
Pass	$49,741	$48,241	$9,932	$9,631	$10,417	$13,475
Pass (Closely Monitored)	3,155	6,586	801	855	–	–
Special Mention	–	–	–	–	–	–
Substandard	–	–	342	1,061	–	–
Doubtful	–	–	–	–	–	–
Loss	–	–	–	–	–	–

	$52,896	$54,827	$11,075	$11,547	$10,417	$13,475

	Commercial Non- Mortgage		Consumer		Total
	2017	2016	2017	2016	2017	2016
Pass	$12,152	$16,500	$1,044	$1,074	$299,535	$300,114
Pass (Closely Monitored)	488	658	–	–	19,213	22,938
Special Mention	2,210	2,889	–	–	3,696	5,760
Substandard	–	–	–	–	6,103	7,502
Doubtful	–	–	–	–	–	–
Loss	–	–	–	–	–	–

	$14,850	$20,047	$1,044	$1,074	$328,547	$336,314

We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation and current economic trends, among other factors. We analyze loans individually by classifying the loans as to credit risk. This analysis is performed during the loan approval process and is updated as circumstances warrant.

The Pass asset quality rating encompasses assets that have performed as expected. These assets generally do not have delinquency or servicing issues. Loans assigned this rating include loans to borrowers possessing solid credit quality with acceptable risk. Borrowers in these grades are differentiated from higher grades on the basis of size (capital and/or revenue), leverage, asset quality, stability of the industry or specific market area and quality/coverage of collateral. These borrowers generally have a history of consistent earnings and reasonable leverage.

The Closely Monitored asset quality rating encompasses assets that have been brought to the attention of management and may, if not corrected, warrant a more serious quality rating by management. These assets are usually in the first phase of a deficiency situation and may possess similar criteria as Special Mention assets. This grade includes loans to borrowers which require special monitoring because of deteriorating financial results, declining credit ratings, decreasing cash flow, increasing leverage, marginal collateral coverage or industry stress that has resulted or may result in a changing overall risk profile.

The Special Mention asset quality rating encompasses assets that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. This grade is intended to include loans to borrowers whose credit quality has clearly deteriorated and where risk of further decline is possible unless active measures are taken to correct the situation. Weaknesses are considered potential at this state and are not yet fully defined.

The Substandard asset quality rating encompasses assets that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any; assets having a well-defined

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

weakness(es) based upon objective evidence; assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected; or the possibility that liquidation will not be timely. Loans categorized in this grade possess a well-defined credit weakness and the likelihood of repayment from the primary source is uncertain. Significant financial deterioration has occurred and very close attention is warranted to ensure the full repayment without loss. Collateral coverage may be marginal and the accrual of interest has been suspended.

The Doubtful asset quality rating encompasses assets that have all of the weaknesses of those classified as Substandard. In addition, these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

The Loss asset quality rating encompasses assets that are considered uncollectible and of such little value that their continuance as assets of the Bank is not warranted. A loss classification does not mean that an asset has no recovery or salvage value; instead, it means that it is not practical or desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be realized in the future.

The following table is a summary of our past due and non-accrual loans as of June 30, 2017 and December 31, 2016:

As of June 30, 2017	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans >90 Days & Accruing	Total Nonaccrual
1-4 Family	$–	$70	$219	$289	$31,896	$32,185	$–	$335
Home Equity	11	–	–	11	3,556	3,567	–	–
Commercial Real Estate	184	635	–	819	201,694	202,513	–	3,789
Multifamily	–	–	–	–	52,896	52,896	–	–
Land	–	–	343	343	10,732	11,075	–	343
Construction	–	–	–	–	10,417	10,417	–	–
Commercial Non-Mortgage	–	–	–	–	14,850	14,850	–	–
Consumer	–	–	–	–	1,044	1,044	–	–

Total	$195	$705	$562	$1,462	$327,085	$328,547	$–	$4,467

As of December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans >90 Days & Accruing	Total Nonaccrual
1-4 Family	$165	$94	$137	$396	$34,993	$35,389	$–	$137
Home Equity	–	–	–	–	4,031	4,031	–	–
Commercial Real Estate	–	648	100	748	195,176	195,924	–	4,872
Multifamily	–	–	–	–	54,827	54,827	–	–
Land	–	–	1,061	1,061	10,486	11,547	–	1,061
Construction	–	–	–	–	13,475	13,475	–	–
Commercial Non-Mortgage	–	–	–	–	20,047	20,047	–	–
Consumer	–	–	–	–	1,074	1,074	–	–

Total	$165	$742	$1,298	$2,205	$334,109	$336,314	$–	$6,070

The accrual of interest is discontinued on all loan classes at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The entire balance of a loan is considered delinquent if the minimum payment contractually required to be made is not received by the specified due date.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Subsequent payments on non-accrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. We generally require a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable we will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include non-performing commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.

These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Interest income on loans individually classified as impaired is recognized on a cash basis after all past due and current principal payments have been made.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The following table presents impaired loans at June 30, 2017:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	QTD Average Balance	YTD Average Balance	QTD Interest Income	YTD Interest Income
Loans without a specific valuation allowance:
1-4 Family	$943	$1,067	$–	$1,155	$1,181	$4	$13
Home Equity	–	–	–	–	–	–	–
Commercial real estate	5,780	7,838	–	6,308	6,850	17	56
Multi Family	6,150	6,964	–	6,195	6,234	129	168
Land	343	2,507	–	510	694	31	31
Construction	–	–	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–	–	–
Consumer	–	–	–	–	–	–	–
Loans with a specific valuation allowance:
1-4 Family	$–	$–	$–	$120	$80	$–	$2
Home Equity	–	–	–	–	–	–	–
Commercial real estate	706	706	250	1,397	855	2	10
Multi Family	–	–	–	–	–	–	–
Land	–	–	–	–	–	–	–
Construction	–	–	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	1,264	842	–	35
Consumer	–	–	–	–	–	–	–
Totals
1-4 Family	$943	$1,067	$–	$1,275	$1,261	$4	$15
Home Equity	–	–	–	–	–	–	–
Commercial real estate	6,486	8,544	250	7,705	7,705	19	66
Multi Family	6,150	6,964	–	6,195	6,234	129	168
Land	343	2,507	–	510	694	31	31
Construction	–	–	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	1,264	842	–	35
Consumer	–	–	–	–	–	–	–

Total	$13,922	$19,082	$250	$16,949	$16,736	$183	$315

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The following table presents impaired loans at December 31, 2016:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	YTD Average Balance	YTD Interest Income
Loans without a specific valuation allowance:
1-4 Family	$1,500	$1,620	$–	$1,311	$70
Home Equity	–	–	–	–	–
Commercial real estate	7,494	9,669	–	8,296	426
Multi Family	6,311	7,125	–	6,884	402
Land	–	–	–	24	–
Construction	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–
Consumer	–	–	–	–	–
Loans with a specific valuation allowance:
1-4 Family	$–	$–	$–	$–	$–
Home Equity	–	–	–	–	–
Commercial real estate	609	695	235	385	41
Multi Family	–	–	–	–	–
Land	1,061	3,158	550	1,832	123
Construction	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–
Consumer	–	–	–	–	–
Totals
1-4 Family	$1,500	$1,620	$–	$1,311	$70
Home Equity	–	–	–	–	–
Commercial real estate	8,103	10,364	235	8,681	467
Multi Family	6,311	7,125	–	6,884	402
Land	1,061	3,158	550	1,856	123
Construction	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–
Consumer	–	–	–	–	–

Total	$16,975	$22,267	$785	$18,773	$1,062

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The following table presents impaired loans at June 30, 2016:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	QTD Average Balance	YTD Average Balance	QTD Interest Income	YTD Interest Income
Loans without a specific valuation allowance:
1-4 Family	$1,071	$1,198	$–	$1,184	$1,271	$14	$24
Home Equity	–	–	–	–	–	–	–
Commercial real estate	7,599	9,575	–	8,941	9,265	52	99
Multi Family	7,003	7,850	–	7,242	7,454	129	204
Land	–	–	–	48	45	–	–
Construction	–	–	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–	–	–
Consumer	–	–	–	–	–	–	–
Loans with a specific valuation allowance:
1-4 Family	$–	$–	$–	$–	$–	$–	$–
Home Equity	–	–	–	–	–	–	–
Commercial real estate	496	550	315	248	165	4	4
Multi Family	–	–	–	–	–	–	–
Land	1,520	3,417	750	1,598	1,680	–	–
Construction	–	–	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–	–	–
Consumer	–	–	–	–	–	–	–
Totals
1-4 Family	$1,071	$1,198	$–	$1,184	$1,271	$14	$24
Home Equity	–	–	–	–	–	–	–
Commercial real estate	8,095	10,125	315	9,189	9,430	56	103
Multi Family	7,003	7,850	–	7,242	7,454	129	204
Land	1,520	3,417	750	1,646	1,725	–	–
Construction	–	–	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–	–	–
Consumer	–	–	–	–	–	–	–

Total	$17,689	$22,590	$1,065	$19,261	$19,880	$199	$331

Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assumed, in which case interest is recognized on a cash basis and is reasonable compared to interest income noted above.

Troubled Debt Restructuring (TDR)

We may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that we would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring. We may modify loans through rate reductions, short-term extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.

We identify loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

For one-to-four family residential and home equity lines of credit, a restructure often occurs with past due loans and may be offered as an alternative to foreclosure. There are other situations where borrowers, who are not past due, experience a sudden job loss, become over-extended with credit obligations, or other problems, have indicated that they will be unable to make the required monthly payment and request payment relief.

When considering a loan restructure, management will determine if: (i) the financial distress is short or long term; (ii) loan concessions are necessary; and (iii) the restructure is a viable solution.

When a loan is restructured, the new terms often require a reduced monthly debt service payment. No TDRs that were on non-accrual status at the time the concessions were granted have been returned to accrual status. For commercial loans, management completes an analysis of the operating entity’s ability to repay the debt. If the operating entity is capable of servicing the new debt service requirements and the underlying collateral value is believed to be sufficient to repay the debt in the event of a future default, the new loan can be placed on accrual status after six months of performance with the new loan terms. To date, there have been no commercial loans restructured and immediately placed on accrual status after the execution of the TDR.

For retail loans, an analysis of the individual’s ability to service the new required payments is performed. If the borrower is capable of servicing the newly restructured debt and the underlying collateral value is believed to be sufficient to repay the debt in the event of a future default, the new loan can be placed on accrual status after six months of performance to the new loan terms. The reason for the TDR is also considered, such as paying past due real estate taxes or payments caused by a temporary job loss, when determining whether a retail TDR loan could be returned to accrual status. Retail TDRs remain on nonaccrual status until sufficient payments have been made to bring the past due principal and interest current and/or after six months of performance to the new loan terms at which point the loan could be transferred to accrual status.

There were no TDRs that had payment defaults during the six months ended June 30, 2017. Default occurs when a TDR is 90 days or more past due, transferred to nonaccrual status, or transferred to other real estate owned within twelve months of restructuring.

Management monitors the TDRs based on the type of modification or concession granted to the borrower. These types of modifications may include rate reductions, payment/term extensions, forgiveness of principal, forbearance, and other applicable actions. Management predominantly utilizes rate reductions and lower monthly payments, either from a longer amortization period or interest only repayment schedule, because these concessions provide needed payment relief without risking the loss of principal. Management will also agree to a forbearance agreement when it is deemed appropriate to avoid foreclosure.

The following table summarizes the loans that were restructured as TDRs during the three and six months ended June 30, 2017 and 2016:

	Three months ended June 30, 2017			Six months ended June 30, 2017
	Count	Balance prior to TDR	Balance after TDR	Count	Balance prior to TDR	Balance after TDR
	(Dollars in thousands)
One-to four Family	2	116	116	2	116	116

Total loans	2	$116	$116	2	$116	$116

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The one-to four-family TDRs in 2017 were modified with maturity extensions.

	Three months ended June 30, 2016			Six months ended June 30, 2016
	Count	Balance prior to TDR	Balance after TDR	Count	Balance prior to TDR	Balance after TDR
	(Dollars in thousands)
Commercial real estate	–	–	–	1	996	996

Total loans	–	$–	$–	1	$996	$996

The commercial real estate TDR in 2016 was modified with a forbearance agreement and maturity extension.

Note 5:	Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying condensed consolidated balance sheets, as well as the general classification of such assets under the valuation hierarchy. We have no assets or liabilities measured at fair value on a recurring basis and no liabilities measured at fair value on a nonrecurring basis.

Recurring and Nonrecurring Measurements

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2017 and December 31, 2016.

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2017
Collateral-dependent Impaired loans	$461	$–	$–	$461
December 31, 2016
Collateral-dependent Impaired loans	$885	$–	$–	$885

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Collateral-dependent Impaired Loans

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or an evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent or subsequently as deemed necessary and approved by management. Appraisals are reviewed for accuracy and consistency by the Credit Analysis department. Typically, appraisers are selected from the list of approved appraisers maintained by the Underwriting department. The appraised values may be reduced by discounts to consider a lack of marketability or estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by the Credit Analysis department and approved by management.

Unobservable (Level 3) inputs

The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements other than goodwill at June 30, 2017 and December 31, 2016.

	Collateral-dependent Impaired Loans
	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
As of June 30, 2017 Collateral-dependent impaired loans	$461	Market comparable properties	Marketability discount	0-17.5% (3%)
December 31, 2016 Collateral-dependent impaired loans	$885	Market comparable properties	Marketability discount	3-13% (6%)

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Fair Value of Financial Instruments

The following table presents estimated fair values of our financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value at the individual dates. The fair values of certain instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Because no market exists for certain financial instruments and because management does not intend to sell these financial instruments, we do not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of June 30, 2017
Financial Assets
Cash and cash equivalents	$62,148	$62,148	$–	$–
Loans, net of allowance for loan losses	314,432	–	–	317,161
Federal Home Loan Bank stock	2,700	–	2,700	–
Interest receivable	865	–	865	–
Financial liabilities
Deposits	$262,673	$152,139	$–	$111,646
Federal Home Loan Bank advances	42,000	–	41,381	–
Federal funds purchased	12,000	–	12,000	–
Interest payable	85	–	85	–

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of December 31, 2016
Financial Assets
Cash and cash equivalents	$103,634	$103,634	$–	$–
Interest-earning time deposits	–	–	–	–
Held to maturity securities	499	–	500	–
Loans held for sale	238	–	239	–
Loans, net of allowance for loan losses	320,606	–	–	323,601
Federal Home Loan Bank stock	2,700	–	2,700	–
Interest receivable	846	–	846	–
Financial liabilities
Deposits	$280,548	$153,290	$–	$128,655
Federal Home Loan Bank advances	60,000	–	59,187	–
Federal funds purchased	27,000	–	27,000	–
Interest payable	249	–	249	–

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

The following methods and assumptions were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Federal Home Loan Bank Stock, Federal Funds Purchased, Interest Receivable, and Interest Payable

The carrying amount approximates fair value.

Held to Maturity Securities

Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans Held for Sale

Fair value of loans held for sale is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar remaining maturities.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.

Deposits

Deposits include demand deposits, savings accounts, checking accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances

Rates currently available to us for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Loans, Letters of Credit and Lines of Credit

Loan commitments and letters-of-credit generally have short-term, variable rate features and contain clauses, which limit our exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

Note 6:	Earnings Per Share (In thousands except per share amounts)

Basic earnings per common share (“EPS”) excludes dilution and is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into additional common shares that would then share in the earnings of the entity. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the year, plus an incremental number of common-equivalent shares computed using the treasury stock method.

Unvested share-based payment awards, which include the right to receive non-forfeitable dividends or dividend equivalents, are considered to participate with common stock in undistributed earnings for purposes of computing EPS. Accordingly, the Company is required to calculate basic and diluted EPS using the two-class method. Restricted stock awards granted by the Company are considered participating securities. Calculations of EPS under the two-class method (i) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (ii) exclude from the denominator the dilutive impact of the participating securities.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Unearned ESOP shares, which are not vested and unvested restricted stock awards, are excluded from the computation of average shares outstanding.

Earnings per share analysis for the three and six months ended June 30, 2017 and 2016 is as follows (dollars in thousands, except per share data):

	Three months ended June 30, 2017	Three months ended June 30, 2016
Net Income	$1,276	$1,184
Dividends and undistributed earnings allocated to participating securities	(12)	(20)

Income attributable to common shareholders	$1,264	$1,164

Weighted average shares outstanding (in thousands)	2,106	2,152
Less: average unearned ESOP and unvested restricted stock	(148)	(177)

Average Shares	1,958	1,975
Effect of dilutive based awards	55	32

Average common and common-equivalent shares for diluted EPS (in thousands)	2,013	2,007

Basic EPS	$0.65	$0.59
Diluted EPS	$0.63	$0.58

	Six months ended June 30, 2017	Six months ended June 30, 2016
Net Income	$2,608	$2,151
Dividends and undistributed earnings allocated to participating securities	(25)	(37)

Income attributable to common shareholders	$2,583	$2,114

Weighted average shares outstanding (in thousands)	2,106	2,154
Less: average unearned ESOP and unvested restricted stock	(148)	(177)

Average Shares	1,958	1,977
Effect of dilutive based awards	54	32

Average common and common-equivalent shares for diluted EPS (in thousands)	2,012	2,009

Basic EPS	$1.32	$1.07
Diluted EPS	$1.28	$1.05

Note 7:	Share-Based Compensation

In May 2012, the Company’s stockholders approved the Wolverine Bancorp, Inc. 2012 Equity Incentive Plan (“Plan”) which provides for awards of stock options and restricted stock to key officers and outside directors. The cost of the Plan is based on the fair value of the awards on the grant date. The fair value of restricted stock awards is based on the closing price of the Company’s stock on the grant date. The fair value of stock options is estimated using a Black-Scholes option pricing model using assumptions for dividend yield, stock price volatility, risk-free interest rate, and option term. These assumptions are based on management’s judgments regarding future events, are subjective in nature, and contain uncertainties inherent in an estimate. The cost of the awards are being recognized on a straight-line basis over the five-year vesting period during which participants are required to provide services in exchange for the awards.

Until such time as awards of stock are granted and vest or options are exercised, shares of the Company’s common stock under the Plan shall be authorized but unissued shares. The maximum number of

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

shares authorized under the Plan is 351,050. Total shared-based compensation expense for the six months ended June 30, 2017 and 2016 was $154 and $173, respectively.

Stock Options

The table below presents the stock option activity for the period shown:

	Options	Weighted average exercise price	Remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Options outstanding at January 1, 2017	181,585	$20.76	7	$1,956
Granted	–	–	–	–
Exercised	–	–	–	–
Forfeited	–	–	–	–
Expired	–	–	–	–

Options outstanding at June 30, 2017	181,585	$20.87	7	$3,496

Exercisable at June 30, 2017	93,248	$17.49	5	$2,110

As of June 30, 2017, the Company had $140 of unrecognized compensation expense related to stock options. Stock option expense for the three and six months ended June 30, 2017 was $16 and $33, respectively. Stock option expense for the three and six months ended June 30, 2016 was $17 and $33 respectively.

Restricted Stock Awards

Restricted stock awards are accounted for as fixed grants using the fair value of the Company’s stock at the time of grant. Unvested restricted stock awards may not be disposed of or transferred during the vesting period. Restricted stock awards carry with them the right to receive dividends.

The table below presents the restricted stock award activity for the period shown:

	Service-Based Restricted stock awards	Weighted average grant date fair value
Non-vested at January 1, 2017	26,572	$22.38
Granted	–	–
Vested	(509)	24.97
Forfeited	–	–

Non-vested at June 30, 2017	26,063	22.33

As of June 30, 2017, the Company had $391 of unrecognized compensation expense related to restricted stock awards. The cost of the restricted stock awards will be amortized in monthly installments over the five-year vesting period. Restricted stock expense for the three and six months ended June 30, 2017 was $58 and $121 respectively. Restricted stock expense for the three and six months ended June 30, 2016 was $69 and $140 respectively.

Note 8:	Pending Merger

On June 13, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Horizon Bancorp (“Horizon”), an Indiana corporation. Pursuant to the Merger Agreement, the Company will merge with and into Horizon, with Horizon as the surviving corporation (the “Merger”). Immediately following the Merger, Wolverine Bank, a federally chartered savings bank and wholly-owned subsidiary of the Company, will merge with and into Horizon Bank, National Association, the wholly-owned national bank subsidiary of Horizon (“Horizon Bank”), with Horizon Bank as the surviving bank.

Wolverine Bancorp, Inc.

Notes to Condensed Consolidated Interim Financial Statements (Unaudited)

(Amounts in Thousands, except per share amounts)

Subject to the terms and conditions of the Merger Agreement, upon the completion of the Merger, each share of outstanding Company common stock, $0.01 par value per share, will be converted into 1.0152 shares (the “Exchange Ratio”) of Horizon common stock, no par value, and $14.00 per share in cash. The Merger remains subject to regulatory approvals, Company stockholder approval and other customary closing conditions. Based on Horizon’s June 13, 2017 closing price of $27.50 per share as reported on the NASDAQ Global Select Market, the transaction value is estimated at $91.8 million.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Wolverine Bancorp, Inc.

Midland, Michigan

We have audited the accompanying consolidated balance sheets of Wolverine Bancorp, Inc. (Company) as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wolverine Bancorp, Inc. as of December 31, 2016, and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Indianapolis, Indiana

March 31, 2017

Wolverine Bancorp, Inc.

Consolidated Balance Sheets

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

	December 31, 2016	December 31, 2015
Assets
Cash and due from banks	$318	$334
Interest-earning demand deposits	103,316	52,531

Cash and cash equivalents	103,634	52,865
Interest-earning time deposits	–	39,021
Investment securities held to maturity	499	500
Loans held for sale	238	581
Loans, net of allowance for loan losses of $9,326 and $10,061	320,606	314,613
Premises and equipment, net	1,127	1,285
Federal Home Loan Bank stock	2,700	2,700
Other real estate owned	86	130
Accrued interest receivable	846	967
Other assets	4,699	5,151

Total assets	$434,435	$417,813

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$280,548	$281,701
Federal Home Loan Bank advances	60,000	47,000
Federal funds purchased	27,000	24,000
Interest payable and other liabilities	5,913	4,632

Total liabilities	373,461	357,333

Commitments and Contingencies
Stockholders’ Equity
Common Stock, $0.01 par value per share:
Authorized – 100,000,000 shares Issued and outstanding – 2,106,153 and 2,158,034 at December 31, 2016 and December 31, 2015	21	22
Unearned employee stock ownership plan (ESOP)	(1,215)	(1,410)
Additional paid-in capital	15,577	16,401
Retained earnings	46,591	45,467

Total stockholders’ equity	60,974	60,480

Total liabilities and stockholders’ equity	$434,435	$417,813

Wolverine Bancorp, Inc.

Consolidated Statements of Income and Comprehensive Income

Years Ended December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

	2016	2015
Interest and Dividend Income
Loans	$16,435	$15,372
Investment securities and other	384	244

Total interest and dividend income	16,819	15,616

Interest Expense
Deposits	2,033	1,451
Borrowings	1,850	2,000

Total interest expense	3,883	3,451

Net Interest Income	12,936	12,165
Provision (Credit) for Loan Losses	(760)	800

Net Interest Income After Provision for Loan Losses	13,696	11,365

Noninterest Income
Service charges and fees	260	297
Net gain on loan sales	469	660
Net gain (loss) on sale of real estate owned	32	(116)
Other	296	382

Total noninterest income	1,057	1,223

Noninterest Expense
Salaries and employee benefits	4,953	4,541
Net occupancy and equipment expense	818	811
Information technology expense	240	236
Federal deposit insurance corporation premiums	214	217
Professional and services fees	584	398
Other real estate owned expense	25	50
Loan legal expense (recovery)	(74)	322
Advertising expense	126	144
Michigan business tax	195	186
Other	915	953

Total noninterest expense	7,996	7,858

Income Before Income Tax	6,757	4,730
Provision for Income Taxes	2,404	1,544

Net Income and Comprehensive Income	$4,353	$3,186

Earnings Per Share:
Basic	$2.20	$1.57

Diluted	$2.16	$1.55

Wolverine Bancorp, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Retained Earnings	Total Stockholders’ Equity
Balances at January 1, 2015	$23	$18,640	$(1,564)	$44,439	$61,538
Net Income	–	–	–	3,186	3,186
Purchase of 112,814 shares of common stock	(1)	(2,795)	–	–	(2,796)
Share based compensation expense	–	319	–	–	319
ESOP shares earned	–	237	154	–	391
Dividends ($1.00 per share)	–	–	–	(2,158)	(2,158)

Balances at December 31, 2015	22	16,401	(1,410)	45,467	60,480

Net Income	–	–	–	4,353	4,353
Purchase of 57,557 shares of common stock	(1)	(1,517)	–	–	(1,518)
Exercised options	–	26	–	–	26
Share based compensation expense	–	334	–	–	334
ESOP shares earned	–	333	195	–	528
Dividends ($1.60 per share)	–	–	–	(3,229)	(3,229)

Balances at December 31, 2016	$21	$15,577	$(1,215)	$46,591	$60,974

Wolverine Bancorp, Inc.

Consolidated Statements of Cash Flows

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

	2016	2015
Operating Activities
Net income	$4,353	$3,186
Items not requiring (providing) cash
Depreciation	223	232
Provision (credit) for loan losses	(760)	800
(Gain) loss on other real estate owned	(32)	116
Loans originated for sale	(17,309)	(20,073)
Deferred income taxes	348	(215)
Proceeds from loans sold	18,121	20,722
Net gain on sale of loans	(469)	(660)
Share based compensation	334	319
Earned ESOP shares	528	391
Changes in
Interest receivable and other assets	225	249
Interest payable and other liabilities	210	429

Net cash provided by operating activities	5,772	5,496

Investing Activities
Net change in interest-earning time deposits	39,021	(39,021)
Purchase of held to maturity securities	(499)	(500)
Proceeds from calls, maturities and pay-downs of held to maturity securities	500	–
Net change in loans	(5,425)	(19,111)
Proceeds from sale of real estate owned	268	272
Purchase of FHLB stock	–	(200)
Purchase of premises and equipment	(65)	(133)

Net cash provided by (used in) investing activities	33,800	(58,693)

Financing Activities
Net change in demand deposits, money market, checking and savings accounts	35,413	3,499
Net change in certificates of deposit	(36,566)	54,673
Repayment of Federal Home Loan Bank advances	–	(13,000)
Proceeds from Federal Home Loan Bank advances	13,000	10,000
Net change in Fed funds purchased	3,000	24,000
Proceeds from stock options exercised	26	–
Purchase of common stock	(1,518)	(2,796)
Dividends paid	(2,158)	–

Net cash provided by financing activities	11,197	76,376

Change in Cash and Cash Equivalents	50,769	23,179
Cash and Cash Equivalents, Beginning of Period	52,865	29,686

Cash and Cash Equivalents, End of Period	$103,634	$52,865

Supplemental Disclosures of Cash Flows Information
Interest paid	$3,937	$3,375
Income taxes paid	1,981	1,847
Loans transferred to real estate owned	192	176
Dividends declared, not paid	2,305	2,158

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Wolverine Bank (the “Bank”), a wholly owned subsidiary of Wolverine Bancorp, Inc. (the “Company”), is a federally chartered savings bank primarily engaged in providing a full range of banking and financial services to individual and business customers in the Great Lakes Bay Region and beyond. The Company is subject to competition from other financial institutions. The Company is subject to the regulation of the Federal Reserve Board and the Bank is subject to the regulation of the Officer of the Comptroller of the Currency, and both undergo periodic examinations.

The Bank’s additional wholly owned subsidiaries, Wolserv Corporation, a Michigan corporation which has a membership interest in a title company, and Wolverine Commercial Holdings LLC, a Michigan LLC owned by Wolverine Bank which holds certain real estate, are included in the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and financial instruments.

Cash Equivalents

We consider all liquid investments with original maturities of three months or less to be cash equivalents.

Securities

Held-to-maturity securities, which include any security for which we have the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on securities are determined on the specific-identification method.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on nonaccrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured. Accrued interest for loans placed on nonaccrual status is reversed against interest income.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from our internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, we do not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line and accelerated methods over the estimated useful lives of the assets ranging from 3 to 39 years.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost, and evaluated for impairment.

Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Earnings Per Common Share

Basic earnings per common share (“EPS”) excludes dilution and is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into additional common shares that would then share in the earnings of the entity. Diluted EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the year, plus an incremental number of common-equivalent shares computed using the treasury stock method.

Unvested share-based payment awards, which include the right to receive non-forfeitable dividends or dividend equivalents, are considered to participate with common stock in undistributed earnings for purposes of computing EPS. Accordingly, the Company is required to calculate basic and diluted EPS using the two-class method. Restricted stock awards granted by the Company are considered participating securities. Calculations of EPS under the two-class method (i) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (ii) exclude from the denominator the dilutive impact of the participating securities.

Unearned ESOP shares, which are not vested, and unvested restricted stock awards are excluded from the computation of average shares outstanding.

Income Taxes

We account for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. We determine deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

We recognize interest and penalties on income taxes as a component of income tax expense.

We file consolidated income tax returns with our subsidiaries.

Recently Issued Accounting Standards

FASB Accounting Standards Updates No. 2017-04, Intangibles – Goodwill and Other (Topic 350)

The FASB has issued Accounting Standards Update (ASU) No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance is intended to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test.

The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, the income tax effects of tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The amendments also eliminate the requirements for any reporting unit with a zero or negative carrying amount to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the qualitative impairment test is necessary. The amendments should be applied on a prospective basis. The nature of and reason for the change in accounting principle should be disclosed upon transition.

The amendments in this update should be adopted for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted on testing dates after January 1, 2017. The Company does not expect adoption of this ASU to have a material impact on its consolidated financial statements.

FASB Accounting Standards Updates No. 2017-01, Business Combinations (Topic 805)

The FASB has issued Accounting Standards Update (ASU) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. Because the current definition of a business is interpreted broadly and can be difficult to apply, stakeholders indicated that analyzing transactions is inefficient and costly and that the definition does not permit the use of reasonable judgment. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable.

The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

FASB ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)

The FASB has issued Accounting Standards Update (ASU) No. 2016-15, Statement of Cash Flows (Topic 230). This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flow. In November 2016, the FASB issued ASU No. 2016-18, which gave clarification on how restricted cash was to be presented in the cash flow statement.

The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

The FASB has issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The main objective of this amendment is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date.

The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates.

Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances.

The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements.

In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration.

For public business entities that are U.S. Securities and Exchange Commission (SEC) filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company will be evaluating the impact of adopting this ASU and has not determined the anticipated impact on the consolidated financial statements.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

FASB ASU No. 2016-09, Compensation – Stock Compensation (Topic 718)

The FASB issued ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

The ASU is intended to improve the accounting for employee shared-base payments and affects all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payment award transactions are simplified, including the income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. The amendments in this update became effective on January 1, 2017 and did not have a material impact on the consolidated financial statements.

For public business entities, the amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. The amendments in this update became effective on January 1, 2017 and did not have a material impact on the consolidated financial statements.

FASB ASU No. 2016-08, 2016-10, 2016-12, Revenue from Contracts with Customers (Topic 606)

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In March 2016, the FASB issued ASU 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” which clarifies the guidance in determining revenue recognition as principal versus agent. In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing,” which provides guidance in accounting for immaterial performance obligations and shipping and handling. In May 2016, the FASB issued ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients,” which provides clarification on assessing the collectability criterion, presentation of sales taxes, measurement date for noncash consideration and completed contracts at transition. This ASU also provides a practical expedient for contract modifications.

For public business entities, the amendments are effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods with that reporting period, as deferred by ASU 2015-14. Early application is permitted as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within the reporting period.

All other entities should apply the guidance to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early application is permitted for all other entities as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within annual reporting periods beginning one year after the annual reporting period in which the entity first applies the guidance in Update 2014-09. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-07, Investments – Equity Method and Joint Ventures (Topic 323)

The amendments eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required.

The amendments require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method.

The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments

The FASB has issued Accounting Standards Update (ASU) No. 2016-05, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations and Existing Hedge Accounting Relationships. The amendments apply to all reporting entities for which there is a change in the counterparty to a derivative instrument that has been designated as a hedging instrument.

The amendments clarify what steps are required when assessing whether the economic characteristics and risks of call (put) options are clearly and closely related to the economic characteristics and risks of their debt hosts, which is one of the criteria for bifurcating an embedded derivative. Consequently, when a call (put) option is contingently exercisable, an entity does not have to assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks.

This standard will be effective for public business entities for fiscal year beginning after December 15, 2016 including interim periods within those fiscal years. Nonpublic business entities should apply the amendments for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early application is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB ASU No. 2016-02 – Leases (Topic 842)

The FASB has issued Accounting Standards Update (ASU) No. 2016-02, Leases. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date:

•	A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and

•	A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing.

This standard will be effective for public business entities for fiscal year beginning after December 15, 2018 including interim periods within those fiscal years. Nonpublic business entities should apply the amendments for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020.

Early application is permitted for all public business entities and all nonpublic business entities upon issuance.

Lessees (for capital and operating leases) and lessors (for sales-type, direct financing and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach.

Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

FASB Accounting Standards Updates No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

The FASB has issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The new guidance is intended to improve the recognition and measurement of financial instruments. The ASU affects public and private companies, not-for-profit organizations, and employee benefit plans that hold financial assets or owe financial liabilities.

The new guidance makes targeted improvements to existing U.S. GAAP by:

•	Requiring equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income;

•	Requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes;

•	Requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements;

•	Eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities;

•	Eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and

•	Requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The new guidance is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance permits early adoption of the own credit provision. In addition, the new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. Adoption of the ASU is not expected to have a significant effect on the Company’s consolidated financial statements.

Note 2:	Restriction on Cash and Due From Banks

We are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2016 was $459.

At December 31, 2016, the Company’s cash accounts exceeded federally insured limits by approximately $391. Additionally, the Company had approximately $1,733 and $98,665 on deposit with the Federal Home Loan Bank of Indianapolis and Federal Reserve Bank of Chicago, as of December 31, 2016, which are not federally insured.

Note 3:	Securities

The amortized cost and approximate fair values of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Held to Maturity Securities:
December 31, 2016
Treasury bond	$499	$1	$–	$500

December 31, 2015
Treasury bond	$500	$–	$–	$500

The treasury bond held at December 31, 2016 matured on January 5th, 2017.

There were no sales of securities during 2016 or 2015.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Note 4:	Loans and Allowance for Loan Losses

Categories of loans include:

	December 31, 2016	December 31, 2015
Real Estate
One-to four-family	$35,389	$39,719
Home equity	4,031	5,459
Commercial mortgage loans
Commercial real estate	195,924	183,934
Multifamily	54,827	58,804
Land	11,547	12,543
Construction	13,475	14,785
Commercial non-mortgage	20,047	14,826
Consumer	1,074	1,221

Total loans	336,314	331,291
Less
Net deferred loan costs, premiums and discounts	563	567
Undisbursed portion of loan	5,819	6,050
Allowance for loan losses	9,326	10,061

Net Loans	$320,606	$314,613

The risk characteristics of each loan portfolio segment are as follows:

1-4 Family, Home Equity, and Consumer

With respect to residential loans that are secured by 1-4 family residences and are primarily owner occupied, we generally establish a maximum loan-to-value ratio and require PMI if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer loans are typically secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties.

Home equity loans secured by second mortgages have greater risk than one-to-four family residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure. When customers default on their loans, we attempt to foreclose on the property and resell the property as soon as possible to minimize foreclosure and carrying costs. However, the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans, decreases in real estate values could adversely affect the value of property used as collateral for our loans.

Consumer and other loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Commercial real estate and multi-family

Commercial real estate and multi-family loans generally have greater credit risk than the owner-occupied one-to-four family residential mortgage loans that we originate for retention in our loan portfolio. Repayment of these loans generally depends, in large part, on sufficient income from the property securing the loan or the borrower’s business to cover operating expenses and debt service. These types of loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one-to-four family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower may affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. Additionally, due to declining property values in our primary market area and in Michigan, the loan to value ratios of many of our commercial real estate and multi-family have increased significantly from the loan to value ratios that were assigned to these loans at the time of origination.

Land

Land loans generally have greater credit risk than the owner-occupied one-to four-family residential mortgage loans that we originate for retention in our portfolio. Repayment of these loans generally depends, in large part, on the sale of the land.

The sale of land can either take place when the land is undeveloped, or developed. Generally, other cash flow sources of the borrower are utilized to make additional payments on land loans. Changes in economic conditions that are beyond the control of the borrower may affect the value of the security for the loan, the future cash flow of the affected property or business, or the marketability of a construction project with respect to loans originated for the acquisition and development of property. Additionally, due to declining property values in our primary market area and in Michigan, the loan to value ratios of many of our land loans have increased significantly from the loan to value ratios that were assigned to these loans at the time of origination.

Construction

Construction loans include those for one-to-four family residential properties and commercial properties, including multifamily loans and commercial “mixed-use” buildings and homes built by developers on speculation. Construction loans for one-to-four family residential properties are originated with a maximum loan to value ratio of 70% and are generally “interest-only” loans during the construction period which typically does not exceed nine months. Construction loans for commercial real estate are made in accordance with a schedule reflecting the cost of construction, and are generally limited to a 70% loan-to-completed appraised value ratio. For all construction loans, we generally require that a commitment for permanent financing be in place prior to closing the construction loan.

Repayment of one-to four-family residential property loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment of commercial property loans and homes built by developers on speculation is normally expected from the property’s eventual rental income, income from the borrower’s operations, the personal resources of the guarantor, or the sale of the subject property. Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Commercial non-mortgage

Commercial non-mortgage loans generally have a greater credit risk than residential mortgage loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial non-mortgage loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial non-mortgage loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

In determining the appropriate level of allowance for loan loss, we analyze various components of our portfolio. The following components are analyzed: all substandard loans on an individual basis; all loans that are designated special mention or closely monitored; loans not classified according to purpose or collateral type; and overdrawn deposit account balances. We also factor in historical loss experience and qualitative considerations, including trends in charge offs and recoveries; trends in delinquencies and impaired/classified loans; effects of credit concentrations; changes in underwriting standards and loan review system; experience in lending staff; current industry conditions; current market conditions; and change in regional employment conditions.

In instances where risk and loss exposure is clearly identified with a particular asset, a specific valuation allowance will be established or the asset or a portion of the asset will be charged off.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2016 and 2015:

Loan Class	1-4 Family	Home Equity	Commercial Real Estate	Multifamily	Land	Construction	Commercial Non-Mortgage	Consumer	Total
Year to date analysis as of December 31, 2016
Allowance for loan losses:
Balance, beginning of period	$948	$108	$4,913	$1,515	$1,605	$604	$344	$24	$10,061
Provision charged to expense	(137)	(59)	555	(431)	(544)	(310)	180	(14)	(760)
Losses charged off	(67)	–	(85)	–	–	–	–	(1)	(153)
Recoveries	54	–	39	–	81	–	–	4	178

Balance, end of period	$798	$49	$5,422	$1,084	$1,142	$294	$524	$13	$9,326

Ending Balance: individually evaluated for impairment	$–	$–	$235	$–	$550	$–	$–	$–	$785

Ending balance: collectively evaluated for impairment	$798	$49	$5,187	$1,084	$592	$294	$524	$13	$8,541

Loans:
Ending Balance	$35,389	$4,031	$195,924	$54,827	$11,547	$13,475	$20,047	$1,074	$336,314

Ending Balance: individually evaluated for impairment	$1,500	$–	$8,103	$6,311	$1,061	$–	$–	$–	$16,975

Ending balance: collectively evaluated for impairment	$33,889	$4,031	$187,821	$48,516	$10,486	$13,475	$20,047	$1,074	$319,339

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Loan Class	1-4 Family	Home Equity	Commercial Real Estate	Multifamily	Land	Construction	Commercial Non-Mortgage	Consumer	Total
Year to date analysis as of December 31, 2015
Allowance for loan losses:
Balance, beginning of period	$881	$100	$3,573	$1,391	$1,205	$539	$269	$18	$7,976
Provision (credit) charged to expense	79	8	72	124	374	65	75	3	800
Losses charged off	(45)	–	–	–	–	–	–	(1)	(46)
Recoveries	33	–	1,268	–	26	–	–	4	1,331

Balance, end of period	$948	$108	$4,913	$1,515	$1,605	$604	$344	$24	$10,061

Ending Balance: individually evaluated for impairment	$–	$–	$200	$100	$850	$–	$–	$–	$1,150

Ending balance: collectively evaluated for impairment	$948	$108	$4,713	$1,415	$755	$604	$344	$24	$8,911

Loans:
Ending Balance	$39,719	$5,459	$183,934	$58,804	$12,543	$14,785	$14,826	$1,221	$331,291

Ending Balance: individually evaluated for impairment	$1,504	$–	$12,280	$7,877	$1,883	$–	$295	$–	$23,839

Ending balance: collectively evaluated for impairment	$38,215	$5,459	$171,654	$50,927	$10,660	$14,785	$14,531	$1,221	$307,452

Consistent with regulatory guidance, charge offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. Our policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

For all loan portfolio segments except one-to-four family residential loans and consumer loans, we promptly charge off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

We charge off one-to-four family residential and consumer loans, or portions thereof, when we reasonably determine the amount of the loss. We adhere to timeframes established by applicable regulatory guidance which provides for the charge off of one-to-four family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge off of unsecured open-end loans when the loan is 180 days past due, and charge down to the net realizable value when other secured loans are 120 days past due. Loans at these respective delinquency thresholds for which we can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The following table presents the credit risk profile of our loan portfolio based on rating category and payment activity as of December 31, 2016 and 2015:

	1-4 Family		Home Equity		Commercial Real Estate		Multifamily
	2016	2015	2016	2015	2016	2015	2016	2015
Pass	$33,787	$36,941	$4,031	$5,459	$173,375	$150,122	$48,241	$46,230
Pass (Closely Monitored)	490	1,437	–	–	14,349	21,156	6,586	8,142
Special Mention	241	225	–	–	2,630	751	–	–
Substandard	871	1,116	–	–	5,570	11,905	–	4,432
Doubtful	–	–	–	–	–	–	–	–
Loss	–	–	–	–	–	–	–	–

	$35,389	$39,719	$4,031	$5,459	$195,924	$183,934	$54,827	$58,804

	Land		Construction		Commercial Non-Mortgage		Consumer		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Pass	$9,631	$9,462	$13,475	$14,785	$16,500	$9,626	$1,074	$1,221	$300,114	$273,846
Pass (Closely Monitored)	855	1,239	–	–	658	4,904	–	–	22,938	36,878
Special Mention	–	–	–	–	2,889	–	–	–	5,760	976
Substandard	1,061	1,842	–	–	–	296	–	–	7,502	19,591
Doubtful	–	–	–	–	–	–	–	–	–	–
Loss	–	–	–	–	–	–	–	–	–	–

	$11,547	$12,543	$13,475	$14,785	$20,047	$14,826	$1,074	$1,221	$336,314	$331,291

We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation and current economic trends, among other factors. We analyze loans individually by classifying the loans as to credit risk. This analysis is performed during the loan approval process and is updated as circumstances warrant.

The Pass asset quality rating encompasses assets that have performed as expected. These assets generally do not have delinquency or servicing issues. Loans assigned this rating include loans to borrowers possessing solid credit quality with acceptable risk. Borrowers in these grades are differentiated from higher grades on the basis of size (capital and/or revenue), leverage, asset quality, stability of the industry or specific market area and quality/coverage of collateral. These borrowers generally have a history of consistent earnings and reasonable leverage.

The Closely Monitored asset quality rating encompasses assets that have been brought to the attention of management and may, if not corrected, warrant a more serious quality rating by management. These assets are usually in the first phase of a deficiency situation and may possess similar criteria as Special Mention assets. This grade includes “pass grade” loans to borrowers which require special monitoring because of deteriorating financial results, declining credit ratings, decreasing cash flow, increasing leverage, marginal collateral coverage or industry stress that has resulted or may result in a changing overall risk profile.

The Special Mention asset quality rating encompasses assets that have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. This grade is intended to include loans to borrowers whose credit quality has clearly deteriorated and where risk of further decline is possible unless active measures are taken to correct the situation. Weaknesses are considered potential at this state and are not yet fully defined.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The Substandard asset quality rating encompasses assets that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any; assets having a well-defined weakness(es) based upon objective evidence; assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected; or the possibility that liquidation will not be timely. Loans categorized in this grade possess a well-defined credit weakness and the likelihood of repayment from the primary source is uncertain. Significant financial deterioration has occurred and very close attention is warranted to ensure the full repayment without loss. Collateral coverage may be marginal and the accrual of interest has been suspended.

The Doubtful asset quality rating encompasses assets that have all of the weaknesses of those classified as Substandard. In addition, these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable.

The Loss asset quality rating encompasses assets that are considered uncollectible and of such little value that their continuance as assets of the bank is not warranted. A loss classification does not mean that an asset has no recovery or salvage value; instead, it means that it is not practical or desirable to defer writing off or reserving all or a portion of a basically worthless asset, even though partial recovery may be realized in the future.

The following table is a summary of our past due and non-accrual loans as of December 31, 2016 and 2015:

As of December 31, 2016	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans >90 Days & Accruing	Total Nonaccrual
1-4 Family	$165	$94	$137	$396	$34,993	$35,389	$–	$137
Home Equity	–	–	–	–	4,031	4,031	–	–
Commercial Real Estate	–	648	100	748	195,176	195,924	–	4,872
Multifamily	–	–	–	–	54,827	54,827	–	–
Land	–	–	1,061	1,061	10,486	11,547	–	1,061
Construction	–	–	–	–	13,475	13,475	–	–
Commercial Non-Mortgage	–	–	–	–	20,047	20,047	–	–
Consumer	–	–	–	–	1,074	1,074	–	–

Total	$165	$742	$1,298	$2,205	$334,109	$336,314	$–	$6,070

As of December 31, 2015	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans >90 Days & Accruing	Total Nonaccrual
1-4 Family	$151	$152	$–	$303	$39,416	$39,719	$–	$99
Home Equity	–	–	–	–	5,459	5,459	–	–
Commercial Real Estate	6	1,011	–	1,017	182,917	183,934	–	5,188
Multifamily	1,291	–	–	1,291	57,513	58,804	–	–
Land	–	–	1,842	1,842	10,701	12,543	–	1,842
Construction	–	–	–	–	14,785	14,785	–	–
Commercial Non-Mortgage	–	–	–	–	14,826	14,826	–	–
Consumer	–	–	–	–	1,221	1,221	–	–

Total	$1,448	$1,163	$1,842	$4,453	$326,838	$331,291	$–	$7,129

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Nonaccrual Loan and Past Due Loans. The accrual of interest is discontinued on all loan classes at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. The entire balance of a loan is considered delinquent if the minimum payment contractually required to be made is not received by the specified due date.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Subsequent payments on non-accrual loans are recorded as a reduction of principal, and interest income is recorded only after principal recovery is reasonably assured. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. We generally require a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable we will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Interest income on loans individually classified as impaired is recognized on a cash basis after all past due and current principal payments have been made.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The following table present impaired loans for the year ended December 31, 2016:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	YTD Average Balance	YTD Interest Income
Loans without a specific valuation allowance:
1-4 Family	$1,500	$1,620	$–	$1,311	$70
Home Equity	–	–	–	–	–
Commercial real estate	7,494	9,669	–	8,296	426
Multi Family	6,311	7,125	–	6,884	402
Land	–	–	–	24	–
Construction	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–
Consumer	–	–	–	–	–
Loans with a specific valuation allowance:
1-4 Family	$–	$–	$–	$–	$–
Home Equity	–	–	–	–	–
Commercial real estate	609	695	235	385	41
Multi Family	–	–	–	–	–
Land	1,061	3,158	550	1,832	123
Construction	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–
Consumer	–	–	–	–	–
Totals
1-4 Family	$1,500	$1,620	$–	$1,311	$70
Home Equity	–	–	–	–	–
Commercial real estate	8,103	10,364	235	8,681	467
Multi Family	6,311	7,125	–	6,884	402
Land	1,061	3,158	550	1,856	123
Construction	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–
Consumer	–	–	–	–	–

Total	$16,975	$22,267	$785	$18,733	$1,062

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The following table present impaired loans for the year ended December 31, 2015:

	Recorded Balance	Unpaid Principal Balance	Specific Allowance	YTD Average Balance	YTD Interest Income
Loans without a specific valuation allowance:
1-4 Family	$1,504	$1,633	$–	$1,791	$80
Home Equity	–	–	–	15	–
Commercial real estate	9,912	11,820	–	10,508	289
Multi Family	6,586	7,400	–	6,685	359
Land	41	96	–	371	22
Construction	–	–	–	–	–
Commercial Non-Mortgage	295	295	–	311	22
Consumer	–	–	–	–	–
Loans with a specific valuation allowance:
1-4 Family	$–	$–	$–	$–	$–
Home Equity	–	–	–	–	–
Commercial real estate	2,368	2,368	200	2,499	175
Multi Family	1,291	1,291	100	1,319	77
Land	1,842	3,640	850	2,115	–
Construction	–	–	–	–	–
Commercial Non-Mortgage	–	–	–	–	–
Consumer	–	–	–	–	–
Totals
1-4 Family	$1,504	$1,633	$–	$1,791	$80
Home Equity	–	–	–	15	–
Commercial real estate	12,280	14,188	200	13,007	464
Multi Family	7,877	8,691	100	8,004	436
Land	1,883	3,736	850	2,486	22
Construction	–	–	–	–	–
Commercial Non-Mortgage	295	295	–	311	22
Consumer	–	–	–	–	–

Total	$23,839	$28,543	$1,150	$25,614	$1,024

We have entered into transactions with certain executive officers, directors and their affiliates (related parties). In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Loans to related parties totaled $8,083 and $7,248 at December 31, 2016 and 2015, respectively. The increase was due to $3,148 in new loans and refinances and $2,313 in payoffs and repayments.

Troubled Debt Restructuring (TDR)

We may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that we would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring. We may modify loans through rate reductions, short-term extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.

We identify loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

For one-to-four family residential and home equity lines of credit, a restructure often occurs with past due loans and may be offered as an alternative to foreclosure. There are other situations where borrowers, who are not past due, experience a sudden job loss, become over-extended with credit obligations, or other problems, have indicated that they will be unable to make the required monthly payment and request payment relief.

When considering a loan restructure, management will determine if: (i) the financial distress is short or long term; (ii) loan concessions are necessary; and (iii) the restructure is a viable solution.

When a loan is restructured, the new terms often require a reduced monthly debt service payment. No TDRs that were on non-accrual status at the time the concessions were granted have been returned to accrual status. For commercial loans, management completes an analysis of the operating entity’s ability to repay the debt. If the operating entity is capable of servicing the new debt service requirements and the underlying collateral value is believed to be sufficient to repay the debt in the event of a future default, the new loan can be placed on accrual status after six months of performance with the new loan terms. To date, there have been no commercial loans restructured and immediately placed on accrual.

For retail loans, an analysis of the individual’s ability to service the new required payments is performed. If the borrower is capable of servicing the newly restructured debt and the underlying collateral value is believed to be sufficient to repay the debt in the event of a future default, the new loan can be placed on accrual status after six months of performance to the new loan terms. The reason for the TDR is also considered, such as paying past due real estate taxes or payments caused by a temporary job loss, when determining whether a retail TDR loan could be returned to accrual status. Retail TDRs remain on nonaccrual status until sufficient payments have been made to bring the past due principal and interest current and/or after six months of performance to the new loan terms at which point the loan could be transferred to accrual status.

The following tables summarize the loans that have been restructured as TDRs during the twelve months ended December 31, 2016 and 2015:

	Twelve Months Ended December 31, 2016
	Count	Balance prior to TDR	Balance after TDR
	(Amounts in Thousands, except per share data)
Commercial real estate	2	$826	$826

Total	2	$826	$826

	Twelve Months Ended December 31, 2015
	Count	Balance prior to TDR	Balance after TDR
	(Amounts in Thousands, except per share data)
Commercial real estate	3	$817	$817

Total	3	$817	$817

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The TDRs described above for the twelve months ended December 31, 2016 did not have a material impact on the allowance for loan losses or a material charge-off.

A default on a TDR occurs when a TDR is 90 days or more past due, transferred to nonaccrual status, or transferred to other real estate owned. The Company did not have any TDR loans default during the past 12 months. The Company had no TDR loans that defaulted in 2016.

The following tables summarize the loans that have been restructured as TDRs based on the type of modification or concession granted to the borrower during the twelve months ending December 31, 2016 and 2015:

As of December 31, 2016	Payment Extension		Rate Reduction		Combination		Totals
	Number	Amount	Number	Amount	Number	Amount
Commercial Real Estate	2	826	–	–	–	–	826

Total	2	$826	–	$–	–	$–	$826

As of December 31, 2015	Payment Extension		Rate Reduction		Combination		Totals
	Number	Amount	Number	Amount	Number	Amount
Commercial Real Estate	–	–	–	–	3	817	817

Total	–	$–	–	$–	3	$817	$817

Management monitors the TDRs based on the type of modification or concession granted to the borrower. These types of modifications may include rate reductions, payment/term extensions, forgiveness of principal, forbearance, and other applicable actions. During the year ended December 31, 2016 and 2015, management predominantly utilized rate reductions and lower monthly payments, either from a longer amortization period or interest only repayment schedule, because these concessions provide needed payment relief without risking the loss of principal. Management will also agree to a forbearance agreement when it is deemed appropriate to avoid foreclosure.

Note 5:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2016	2015
Land	$514	$514
Buildings and improvements	3,156	3,146
Furniture, fixtures, and equipment	3,021	3,308

	6,691	6,968
Less accumulated depreciation	(5,564)	(5,683)

Net premises and equipment	$1,127	$1,285

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Note 6:	Deposits

Deposits at year-end are summarized as follows:

	2016	2015
Savings accounts	$13,923	$13,626
Checking accounts	34,608	33,934
Money market accounts	104,798	70,356
Certificates of deposit	127,219	163,785

Total Deposits	$280,548	$281,701

Brokered certificates of deposit totaled $20,955 and $43,612 at December 31, 2016 and 2015.

At December 31, 2016, scheduled maturities of certificates of deposit are as follows:

2017	75,405
2018	23,134
2019	17,749
2020	10,143
2021	676
Thereafter	112
Total	127,219

Time deposits of $250 or more were $33,402 and $39,061 at December 31, 2016 and 2015.

Note 7:	Federal Home Loan Bank Advances

Federal Home Loan Bank advances totaled $60,000 and $47,000 at December 31, 2016 and 2015. At December 31, 2016, the advances are at fixed rates and bear interest at rates ranging from 0.90% to 5.25% and are secured by loans under a blanket collateral agreement as well as specific deposits at the Federal Home Loan Bank totaling $148,999. Advances are subject to restrictions or penalties in the event of prepayment.

Aggregate annual maturities of our Federal Home Loan Bank advances at December 31, 2016, are:

2017	$23,000,000
2018	5,000,000
2019	–
2020	10,000,000
2021	–
Thereafter	22,000,000

Total	$60,000,000

Note 8:	Income Taxes

The provision for income taxes includes these components:

	2016	2015
Taxes currently payable	$2,056	$1,759
Deferred income taxes	348	(215)

Income tax expense	$2,404	$1,544

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2016	2015
Computed at the statutory rate (34%)	$2,297	$1,608
Increase (decrease) resulting from Tax exempt interest	(49)	(49)
Other	(156)	(15)

Actual tax expense	$2,404	$1,544

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2016	2015
Deferred tax asset
Allowance for loan losses	$2,725	$2,984
Depreciation	142	134
Deferred loan fees	195	195
Deferred compensation	186	197
Real estate owned	3	27
Other	–	62

	3,251	3,599

Deferred tax liabilities
FHLB stock dividends	31	31

Net deferred tax asset	$3,220	$3,568

Retained earnings at December 31, 2016 include approximately $2,019 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $686 at December 31, 2016.

ASC Topic 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides b on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not identify any uncertain tax positions that it believes should be recognized in the consolidated financial statements.

Note 9:	Regulatory Matters

We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach.

The Basel III Capital Rules were effective for the Bank on January 1, 2015 (subject to a four-year phase-in period). The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations. Under the Basel III Capital Rules, the initial minimum capital ratios as of January 1, 2015, will be as follows:

4.5% CET1 to risk-weighted assets

6.0% Tier 1 capital to risk-weighted assets

8.0% Total capital to risk-weighted assets

4.0% Minimum leverage ratio

Implementation of the deductions and other adjustments to CET1 began on January 1, 2015, and will phase in over a four-year period (beginning at 40% on January 1, 2015, and an additional 20% per year thereafter). Under the new rule, in order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of CET1 capital above its minimum risk-based capital requirements. The implementation of the capital conservation buffer began on January 1, 2016, at the 0.625% level and will phase in over a four-year period (increasing by that amount on each subsequent January 1 until it reaches 2.5% on January 1, 2019).

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2016 and 2015, that we meet all capital adequacy requirements to which we are subject including the capital conservation buffer.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Our actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total risk-based capital (to risk-weighted assets)	63,829	22.02%	23,188	8.0%	28,985	10.0%
Tier I capital (to risk-weighted assets)	60,131	20.75	17,391	6.0	23,188	8.0
Common equity tier 1 capital (to risk-weighted assets)	60,131	20.75	16,650	4.5	24,050	6.5
Tier I capital (to adjusted total assets)	60,131	16.25	14,800	4.0	18,500	5.0

As of December 31, 2015
Total risk-based capital (to risk-weighted assets)	61,810	20.7%	23,848	8.0%	29,810	10.0%
Tier I capital (to risk-weighted assets)	57,990	19.45	17,886	6.0	23,848	8.0
Common equity tier 1 capital (to risk-weighted assets)	57,990	19.45	16,172	4.5	23,360	6.5
Tier I capital (to adjusted total assets)	57,990	16.14	14,375	4.0	17,969	5.0

Dividend Restriction

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2016 the bank may not make a dividend declaration without prior regulatory approval.

Note 10:	Employee Benefits

We have a retirement savings 401(k) plan covering substantially all employees. Employees may contribute up to 100% of their compensation with us matching 100% of the employee’s contribution on the first 3% of the employee’s compensation and 50% of the employee’s contributions that exceed 3% but does not exceed 5%. Additionally, we can make discretionary contributions to our 401 (k) plan. Employer contributions charged to expense for the years ended 2016 and 2015 were $83 and $75 respectively.

Employee Stock Ownership Plan (ESOP)

As part of the conversion, we established an ESOP covering substantially all of our employees. The ESOP acquired 200,600 shares of WBKC common stock at $10.00 per share in the conversion with funds provided by a loan from the Company. Accordingly, $2,006 of common stock acquired by the ESOP reduced stockholders’ equity. Shares are released to participants proportionately as the loan is repaid. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by our Board of Directors, are made to the ESOP. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan.

ESOP expense for the years ended December 31, 2016 and 2015 was $555 and $391, respectively.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The ESOP shares as of December 31 were as follows:

	2016	2015
Allocated shares	73,220	55,665
Unearned shares	121,755	141,255

Total ESOP shares	194,975	196,920

Fair value of unearned shares at December 31	$3,847	$3,763

We are obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary’s termination or after retirement. At December 31, 2016 and 2015, the fair value of the 73,220 and 55,665 allocated shares held by the ESOP was $2,314 and $1,483.

Note 11:	Disclosures About Fair Value of Assets and Liabilities

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets under the valuation hierarchy. We have no assets or liabilities measured at fair value on a recurring basis and no liabilities measured at fair value on a nonrecurring basis.

Impaired Loans (Collateral Dependent)

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value.

Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016 and 2015:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2016
Collateral-dependent Impaired loans	$885	$–	$–	$885

Unobservable (Level 3) inputs

The following table presents quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements other than goodwill.

	Fair Value at December 31, 2016	Valuation Technique	Unobservable Inputs	Range
December 31, 2016
Collateral-dependent Impaired loans	$885	Market comparable properties	Marketability discount	3% - 13% (6%)

There were no collateral-dependent impaired loans in the year ended December 31, 2015.

Fair Value of Financial Instruments

The following table presents estimated fair values of the Company’s financial instruments and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2016.

		Fair Value Measurements Using
As of December 31, 2016	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash and cash equivalents	$103,634	$103,634	$–	$–
Held to maturity securities	499	–	500	–
Loans held for sale	238	–	239	–
Loans, net of allowance for loan losses	320,606	–	–	323,601
Federal Home Loan Bank stock	2,700	–	2,700	–
Interest receivable	846	–	846	–

Financial liabilities
Deposits	$280,548	$153,290	$–	$128,655
Federal Home Loan Bank advances	60,000	–	59,187	–
Federal funds purchased	27,000	–	27,000	–
Interest payable	249	–	249	–

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

		Fair Value Measurements Using
As of December 31, 2015	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash and cash equivalents	$52,865	$52,865	$–	$–
Interest-earning time deposits	39,021	39,021	–	–
Held to maturity securities	500	–	500	–
Loans held for sale	581	–	583	–
Loans, net of allowance for loan losses	314,613	–	–	318,525
Federal Home Loan Bank stock	2,700	–	2,700	–
Interest receivable	967	–	967	–

Financial liabilities
Deposits	$281,701	$117,916	$–	$165,657
Federal Home Loan Bank advances	47,000	–	46,390	–
Federal funds purchased	24,000	–	24,000	–
Interest payable	233	–	233	–

The following methods and assumptions were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Federal Home Loan Bank Stock, Federal Funds Purchased, Interest Receivable, and Interest Payable

The carrying amount approximates fair value.

Held to Maturity Securities

Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans and Loans held for sale

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Commitments to Originate Loans, Letters of Credit and Lines of Credit

Loan commitments and letters-of-credit generally have short-term, variable rate features and contain clauses which limit the Company’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

Note 12:	Commitments and Contingent Liabilities

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

At year-end, these financial instruments are summarized as follows:

	2016	2015
Commitments to extend credit	$6,111	$7,133
Unused portions of lines of credit	6,268	6,778
Standby letters of credit	787	990

Commitments to make loans generally expire within thirty to ninety days, while unused lines of credit expire at the maturity date of the individual loans.

Note 13:	Earnings Per Share (In thousands except per share amounts)

Years ended December 31	2016	2015
Net Income	$4,353	$3,186
Dividends and undistributed earnings allocated to participating securities	(47)	(50)

Income attributable to common shareholders	4,306	3,136

Weighted average shares outstanding (in thousands)	2,132	2,200
Less: average unearned ESOP and unvested restricted stock	(171)	(203)

Average Shares	1,961	1,997
Effect of dilutive based awards	32	25

Average common and common-equivalent shares for diluted EPS (in thousands)	1,993	2,022

Basic EPS	$2.20	$1.57
Diluted EPS	$2.16	$1.55

Note 14:	Share Based Compensation

In May 2012, the Company’s stockholders approved the Wolverine Bancorp, Inc. 2012 Equity Incentive Plan (“Plan”) which provides for awards of stock options and restricted stock to key officers and outside directors. The cost of the Plan is based on the fair value of the awards on the grant date. The fair value of restricted stock awards is based on the closing price of the Company’s stock on the grant date. The fair value of stock options is estimated using a Black-Scholes option pricing model using assumptions for dividend yield, stock price volatility, risk-free interest rate, and option term. These assumptions are based on management’s judgments regarding future events, are subjective in nature, and contain uncertainties inherent in an estimate. The cost of the awards are being recognized on a straight-line basis over the five-year vesting period during which participants are required to provide services in exchange for the awards.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Until such time as awards of stock are granted and vest or options are exercised, shares of the Company’s common stock under the Plan are authorized but unissued shares. The maximum number of shares authorized under the Plan is 351,050. Total share-based compensation expense pursuant to the Plan for the years ended December 31, 2016 and 2015 was $334 and $319, respectively.

Stock Options

The table below presents the stock option activity for the period shown:

	Options	Weighted average exercise price	Remaining contractual life (years)	Aggregate intrinsic value
Options outstanding at January 1, 2016	128,949	$17.91	7	$1,123
Granted	60,000	26.66	10	–
Exercised	(1,503)	17.30	–	–
Forfeited	(3,888)	19.58	–	–
Expired	(1,973)	18.42	–	–

Options outstanding at December 31, 2016	181,585	$20.76	7	$1,956

Exercisable at December 31, 2016	92,748	$17.44	6	$1,305

The fair value of the Company’s stock options granted on September 9, 2016 was determined using the Black-Scholes option pricing formula. The following assumptions were used in the formula:

Expected volatility	17.80%
Risk-free interest rate	1.59%
Expected dividend yield	5.00%
Expected life (in years)	7.50
Exercise price for the stock options	$26.75
Grant date fair value	$1.91

The fair value of the Company’s stock options granted on December 15, 2016 was determined using the Black-Scholes option pricing formula. The following assumptions were used in the formula:

Expected volatility	18.10%
Risk-free interest rate	2.51%
Expected dividend yield	5.00%
Expected life (in years)	7.50
Exercise price for the stock options	$26.03
Grant date fair value	$2.58

Expected volatility – Based on the historical volatility of share price.

Risk-free interest rate – Based on the U.S. Treasury yield curve and expected life of the options at the time of grant.

Expected dividend yield – The Company currently has a Cash Dividend Policy whereby the Company expects to pay a cash dividend to shareholders on an annual basis. The expected dividend yield was estimated for the portion of the life of the options that the Company expects to pay a dividend.

Expected life – Based on an average of the five year vesting period and the ten year contractual term of the stock option plan.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Exercise price for the stock options – Based on the closing price of the Company’s stock on the date of grant.

As of December 31, 2016, the Bank had $179 of unrecognized compensation expense related to stock options. The cost is expected to be recognized over a weighted-average period of 8.96 years. The total fair value of options vested in the year ended December 31, 2016 was $768. Stock option expense for the years ended December 31, 2016 and 2015 was $62 and $62, respectively.

Restricted Stock Awards

Restricted stock awards are accounted for as fixed grants using the fair value of the Company’s stock at the time of grant. Unvested restricted stock awards may not be disposed of or transferred during the vesting period. Restricted stock awards carry with them the right to receive dividends.

The table below presents the restricted stock award activity for the period shown:

	Service-Based Restricted stock awards	Weighted average grant date fair value
Non-vested at January 1, 2016	36,534	$19.16
Granted	7,500	28.61
Vested	(14,745)	18.14
Forfeited	(2,717)	19.02

Non-vested at December 31, 2016	26,572	22.38

As of December 31, 2016, the Company had $505 of unrecognized compensation expense related to restricted stock awards. The cost of the restricted stock awards will be amortized in monthly installments over the five-year vesting period. Restricted stock expense for the years ended December 31, 2016 and 2015 were $272 and $257, respectively.

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Note 15:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$3,190	$2,386
Investment in subsidiary	61,127	60,073
Other assets	205	199

Total assets	$64,522	$62,658

Liabilities – Other	$3,548	$2,178
Stockholders’ Equity	60,974	60,480

Total liabilities and stockholders’ equity	$64,522	$62,658

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Condensed Statements of Income and Comprehensive Income

	December 31, 2016	December 31, 2015
Income – Dividends from subsidiary	$4,500	$4,500

Expense	344	260

Income Before Income Tax and Equity in Undistributed Income of Subsidiaries	4,156	4,240
Income Tax Benefit	5	73

Income Before Equity in Undistributed Income (Distribution in Excess of Income) of Subsidiaries	4,161	4,313
Equity in Undistributed Income (Distribution in Excess of Income) of Subsidiaries	192	(1,127)

Net Income and Comprehensive Income	$4,353	$3,186

Wolverine Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2016 and 2015

(Amounts in Thousands, except per share data)

Condensed Statements of Cash Flows

	December 31, 2016	December 31, 2015
Operating Activities
Net income	$4,353	$3,186
Items not requiring (providing) cash:
(Equity in undistributed income) distributions in excess of income of subsidiaries	(192)	1,127
Change in other assets	(6)	(74)
Change in other liabilities	299	(47)

Net cash provided by operating activities	4,454	4,192

Financing Activities
Purchase of common stock	(1,518)	(2,796)
Dividends paid	(2,158)	–
Proceeds from stock options exercised	26	–

Net cash used in financing activities	(3,650)	(2,796)

Net Change in Cash and Cash Equivalents	804	1,396
Cash and Cash Equivalents, Beginning of Period	2,386	990

Cash and Cash Equivalents, End of Period	$3,190	$2,386

Supplemental Disclosures of Cash Flows Information
Dividends Declared, not paid	$3,229	$2,158

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HORIZON BANCORP

AND

WOLVERINE BANCORP, INC.

DATED AS OF JUNE 13, 2017

A-i

ARTICLE I. THE MERGER		A-2

1.01	THE MERGER	A-2
1.02	RESERVATION OF RIGHT TO REVISE STRUCTURE	A-3
1.03	TAX FREE REORGANIZATION	A-3
1.04	ABSENCE OF CONTROL	A-3
1.05	BANK MERGER	A-3
1.06	SALE OF REAL ESTATE SUBSIDIARY	A-4
1.07	DISSOLUTION OF TITLE BUSINESS HOLDING COMPANY	A-4
1.08	NO DISSENTERS’ RIGHTS	A-4

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		A-4

2.01	MERGER CONSIDERATION	A-4
2.02	TREATMENT OF WBKC EQUITY AWARDS	A-5
2.03	ANTI-DILUTION ADJUSTMENTS	A-5
2.04	NO FRACTIONAL SHARES	A-6
2.05	EXCHANGE PROCEDURES	A-6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF WBKC		A-8

3.01	ORGANIZATION AND AUTHORITY	A-9
3.02	AUTHORIZATION	A-10
3.03	CAPITALIZATION	A-11
3.04	ORGANIZATIONAL DOCUMENTS	A-12
3.05	COMPLIANCE WITH LAW	A-12
3.06	ACCURACY OF INFORMATION PROVIDED TO HORIZON	A-13
3.07	LITIGATION AND PENDING PROCEEDINGS	A-13
3.08	FINANCIAL STATEMENTS AND REPORTS	A-14
3.09	MATERIAL CONTRACTS	A-14
3.10	ABSENCE OF UNDISCLOSED LIABILITIES	A-16
3.11	TITLE TO PROPERTIES AND ENVIRONMENTAL LAWS	A-16
3.12	LOANS AND INVESTMENTS	A-18
3.13	INDEBTEDNESS	A-19
3.14	NO SHAREHOLDER RIGHTS PLAN	A-19
3.15	EMPLOYEE BENEFIT PLANS	A-19
3.16	LABOR AND EMPLOYMENT MATTERS	A-24
3.17	OBLIGATIONS TO EMPLOYEES	A-25
3.18	TAXES, RETURNS AND REPORTS	A-25
3.19	DEPOSIT INSURANCE	A-25
3.20	INSURANCE	A-26
3.21	BOOKS AND RECORDS	A-26
3.22	BROKER’S, FINDER’S, OR OTHER FEES	A-26
3.23	INTERIM EVENTS	A-26
3.24	INSIDER TRANSACTIONS	A-28
3.25	INDEMNIFICATION AGREEMENTS	A-28
3.26	SHAREHOLDER APPROVAL	A-28
3.27	INTELLECTUAL PROPERTY	A-28
3.28	INFORMATION SECURITY	A-30
3.29	COMMUNITY REINVESTMENT ACT	A-30
3.30	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	A-31
3.31	AGREEMENTS WITH REGULATORY AGENCIES	A-31
3.32	APPROVAL DELAYS	A-31

A-ii

3.33	INTERNAL CONTROLS	A-31
3.34	FIDUCIARY ACCOUNTS	A-32
3.35	FAIRNESS OPINION	A-32
3.36	WBKC SECURITIES AND EXCHANGE COMMISSION FILINGS	A-32

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HORIZON		A-32

4.01	ORGANIZATION AND AUTHORITY	A-34
4.02	AUTHORIZATION	A-34
4.03	CAPITALIZATION	A-35
4.04	COMPLIANCE WITH LAW	A-35
4.05	ABSENCE OF UNDISCLOSED LIABILITIES	A-36
4.06	ACCURACY OF INFORMATION PROVIDED TO WBKC	A-36
4.07	FINANCIAL STATEMENTS AND REPORTS	A-37
4.08	ADEQUACY OF RESERVES	A-37
4.09	LITIGATION AND PENDING PROCEEDINGS	A-38
4.10	TAXES, RETURNS AND REPORTS	A-38
4.11	DEPOSIT INSURANCE	A-39
4.12	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	A-39
4.13	COMMUNITY REINVESTMENT ACT	A-39
4.14	APPROVAL DELAYS	A-39
4.15	HORIZON SECURITIES AND EXCHANGE COMMISSION FILINGS	A-39
4.16	NO SHAREHOLDER APPROVAL	A-39
4.17	ANTITAKEOVER PROVISIONS INAPPLICABLE	A-39
4.18	BOOKS AND RECORDS	A-40
4.19	ENVIRONMENTAL MATTERS	A-40
4.20	INTERIM EVENTS	A-40
4.21	WELL-CAPITALIZED	A-40
4.22	INTERNAL CONTROLS	A-40
4.23	EMPLOYEE BENEFIT PLANS	A-41
4.24	INFORMATION SECURITY	A-43
4.25	AGREEMENTS WITH REGULATORY AGENCIES	A-44
4.26	INSURANCE	A-45

ARTICLE V. CERTAIN COVENANTS		A-45

5.01	SHAREHOLDER APPROVAL	A-45
5.02	OTHER APPROVALS	A-45
5.03	CONDUCT OF BUSINESS	A-46
5.04	INSURANCE	A-51
5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES	A-51
5.06	ACQUISITION PROPOSALS	A-52
5.07	PRESS RELEASES	A-55
5.08	CHANGES AND SUPPLEMENTS TO DISCLOSURE SCHEDULES	A-55
5.09	FAILURE TO FULFILL CONDITIONS	A-55
5.10	ACCESS; INFORMATION	A-55
5.11	FINANCIAL STATEMENTS	A-56
5.12	ENVIRONMENTAL	A-57
5.13	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION	A-57
5.14	ADVERSE ACTIONS	A-57
5.15	EMPLOYEE BENEFITS AND EMPLOYEES	A-58
5.16	AMENDMENT AND TERMINATION OF BANK ESOP	A-58
5.17	TERMINATION OF WOLVERINE BANK 401(K) PLAN	A-60
5.18	DISPOSITION OF WELFARE BENEFIT AND SEC. 125 PLANS	A-62

A-iii

5.19	LONG-TERM INCENTIVE PLANS	A-62
5.20	CHANGE IN CONTROL PAYMENTS, MUTUAL TERMINATION OF EMPLOYMENT AGREEMENTS AND NEW EMPLOYMENT AGREEMENTS; HONORING WBKC PLANS	A-63
5.21	SUBSIDIARY MERGER, COMMERCIAL HOLDINGS TERMINATION AND WOLSERV TERMINATION	A-64
5.22	COOPERATION ON CONVERSION OF SYSTEMS	A-64
5.23	INSTALLATION/CONVERSION OF EQUIPMENT; TRAINING	A-64

ARTICLE VI. COVENANTS OF HORIZON		A-65

6.01	APPROVALS	A-65
6.02	SEC REGISTRATION	A-65
6.03	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS	A-66
6.04	ADVERSE ACTIONS	A-68
6.05	D&O INSURANCE AND INDEMNIFICATION	A-69
6.06	CHANGES AND SUPPLEMENTS TO HORIZON DISCLOSURE SCHEDULE	A-70
6.07	GREAT LAKES BAY REGION ADVISORY BOARD	A-70
6.08	HORIZON AND HORIZON BANK BOARD	A-70
6.09	ISSUANCE OF HORIZON COMMON STOCK	A-71
6.10	COMMUNITY INVESTMENT	A-71
6.11	CONSIDERATION AVAILABILITY	A-71
6.12	SHORT-SWING TRADING EXEMPTION	A-71
6.13	FAILURE TO FULFILL CONDITIONS	A-71

ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		A-72

7.01	CONDITIONS PRECEDENT TO HORIZON’S OBLIGATIONS	A-72
7.02	CONDITIONS PRECEDENT TO WBKC’S OBLIGATIONS	A-75

ARTICLE VIII. TERMINATION OF MERGER		A-77

8.01	TERMINATION	A-77
8.02	EFFECT OF TERMINATION	A-80

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		A-81

ARTICLE X. CLOSING		A-82

10.01	CLOSING DATE AND PLACE	A-82
10.02	DELIVERIES	A-82

ARTICLE XI. MISCELLANEOUS		A-83

11.01	NO ASSIGNMENT	A-83
11.02	WAIVER; AMENDMENT	A-83
11.03	NOTICES	A-84
11.04	HEADINGS	A-84
11.05	SEVERABILITY	A-84
11.06	COUNTERPARTS; FACSIMILE	A-84
11.07	GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL	A-84
11.08	WAIVER OF JURY TRIAL	A-85
11.09	ENTIRE AGREEMENT	A-85
11.10	SURVIVAL OF REPRESENTATIONS, WARRANTIES OR COVENANTS	A-85
11.11	EXPENSES	A-85
11.12	CERTAIN REFERENCES	A-86

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 13th day of June, 2017, by and between HORIZON BANCORP, an Indiana corporation (“Horizon”), and WOLVERINE BANCORP, INC., a Maryland corporation (“WBKC”).

WITNESSETH:

WHEREAS, Horizon is an Indiana corporation registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and

WHEREAS, WBKC is a Maryland corporation registered as a savings and loan holding company with the FRB under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), with its principal office located in Midland, Michigan; and

WHEREAS, Horizon and WBKC seek to consummate a merger whereby WBKC will merge with and into Horizon, and immediately following the merger, Wolverine Bank, a federally-chartered savings bank and wholly-owned subsidiary of WBKC (“Wolverine Bank”), will be merged with and into Horizon Bank, National Association, a national banking association and wholly-owned subsidiary of Horizon that is converting to an Indiana state-chartered bank (“Horizon Bank”); and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders (with references in this Agreement to “shareholders” to include “stockholders” as appropriate in the context) to consummate the merger provided for herein; and

WHEREAS, the Board of Directors of each of the parties hereto has approved this Agreement and authorized its execution; and

WHEREAS, the Board of Directors of each of the parties hereto intends this Agreement to be designated a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and a plan of merger; and

WHEREAS, as an inducement for Horizon to enter into this Agreement, each of the directors and executive officers of WBKC has entered into a Voting Agreement with Horizon substantially in the form of Exhibit 5.01 hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of WBKC owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

1.01    The Merger.

(a)      General Description.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX), WBKC shall merge with and into Horizon (the “Merger”). Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the “IBCL”), as amended.

(b)      Name, Officers, and Directors.  The name of the Surviving Corporation shall be “Horizon Bancorp.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided, however, that Horizon shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon, Eric P. Blackhurst (or such other director as shall be mutually agreed upon), shall be appointed as a director of Horizon.

(c)      Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.

(d)      Effect of the Merger.  At the Effective Time, the title to all assets, real estate, and other property owned by WBKC shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of WBKC shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

(e)      Integration.  Subject to the terms and conditions of this Agreement, the parties hereto intend to effectuate at the Effective Time, or cause to be effectuated at the Effective Time, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23-1-40-1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23-1-40-1. The parties agree to cooperate and to take all reasonable actions prior to the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and subject to the conditions hereof.

1.02    Reservation of Right to Revise Structure.  At Horizon’s election, the Merger may alternatively be structured so that (a) WBKC is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon, or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into WBKC; provided, however, that no such change shall: (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01), or the treatment of the holders of common stock, $0.01 par value per share, of WBKC (the “WBKC Common Stock”) (including the holders of WBKC Restricted Stock Awards, as defined in Section 2.02(b)), or the holders of options for WBKC Common Stock; (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03 or adversely affect the tax treatment of WBKC’s shareholders pursuant to this Agreement; or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such a revision, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such revision.

1.03    Tax Free Reorganization.  Horizon and WBKC intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and they agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04    Absence of Control.  Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor WBKC by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and that neither shall exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05    Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of Wolverine Bank with and into Horizon Bank (the “Bank Merger”) immediately following the Effective Time pursuant to a merger agreement to be mutually agreed upon between the parties. At the effective time of the Bank Merger, the separate corporate existence of Wolverine Bank will terminate. Horizon Bank will be the surviving bank (the “Surviving Bank”) and will continue its corporate existence under applicable law. The Articles of Association or other governing charter document of Horizon Bank, as then in effect, will be the Articles of Association or other governing charter document of the Surviving Bank, and the Bylaws of Horizon Bank, as then in effect, will be the Bylaws of the Surviving Bank. The directors of Horizon Bank following the effective time of the Bank Merger shall be those individuals serving as directors of Horizon Bank at the effective time of the Bank Merger, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director; provided, however, that Horizon Bank shall take all appropriate action so that, as of the effective time of the Bank Merger, and subject to and in accordance with the Bylaws of Horizon Bank, Eric P. Blackhurst (or such other director as shall be mutually agreed upon), shall be appointed as a director of Horizon Bank. The officers of Horizon Bank serving at the effective time of the Bank Merger shall continue to serve as the officers of the Surviving Bank, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office.

1.06    Sale of Real Estate Subsidiary.  Prior to the Effective Time, WBKC shall cause Wolverine Bank to use its reasonable best efforts to take all steps necessary to sell Wolverine Commercial Holdings, LLC, a Michigan limited liability company (“Commercial Holdings”), as of the Effective Time (the “Commercial Holdings Termination”).

1.07    Dissolution of Title Business Holding Company.  Prior to the Effective Time, WBKC shall cause Wolverine Bank to use its reasonable best efforts to take all steps necessary to dissolve Wolserv Corp., a Michigan corporation (“Wolserv”), as of the Effective Time (the “Wolserv Termination”).

1.08    No Dissenters’ Rights.  Shareholders of WBKC are not entitled to any dissenters’ rights under Title 3 of the Maryland General Corporation Law, as amended. WBKC shall take no action which would result in the loss of such exemption prior to the Effective Time.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01    Merger Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of WBKC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of WBKC, shares held by the Bank ESOP that are remitted to WBKC prior to the Effective Time for purposes of repayment of the ESOP loan balance as contemplated by Section 5.16(c) and shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt WBKC Stock”) shall become and be converted into the right to receive in accordance with this Article II both: (i) 1.0152 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”); and (ii) $14.00 in cash (the cash consideration to be paid in the Merger is referred to herein as the “Cash

Consideration”) (with the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”).

2.02    Treatment of WBKC Equity Awards.

(a)      Stock Options. All outstanding options to purchase WBKC Common Stock, whether or not vested (“WBKC Options”), shall be converted into the right to receive from Horizon, at the Effective Time, an amount in cash equal to $40.00 minus the per share exercise price for each share of WBKC Common Stock subject to a WBKC Option; provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law. Such payment shall be made by WBKC immediately prior to the Effective Time. The Compensation Committee of WBKC shall take any required action under the WBKC Equity Plan regarding this treatment of the WBKC Options, and WBKC shall use its best efforts to obtain from all holders of an option or agreement their agreement to the treatment of their options in the manner contemplated by this Section on or before thirty (30) days after the date of this Agreement (the “Conversion Deadline”) by executing and delivering to Horizon an agreement in the same form as Exhibit 2.02 attached hereto. WBKC shall amend any such plan accordingly (or take such other action as is necessary to cause all outstanding WBKC Options to terminate as of the Effective Time) prior to the Effective Time. Each such option shall be canceled and cease to exist by virtue of such payment. Execution of a cancellation agreement by every holder of WBKC Options shall not be a condition precedent to consummation of the transactions contemplated herein.

(b)      Restricted Stock. At the Effective Time, each award of shares of WBKC Common Stock granted under the WBKC 2012 Equity Incentive Plan, whether or not vested, that is outstanding immediately prior to the Effective Time (a “WBKC Restricted Stock Award”) shall fully vest and be canceled and be converted automatically into the right to receive the Merger Consideration. Horizon shall issue the consideration described in this Section 2.02(b), less applicable tax withholdings, in the same manner as the Merger Consideration is delivered to other WBKC shareholders.

2.03    Anti-Dilution Adjustments.  If Horizon changes (or establishes a record date for changing) the number of shares of Horizon common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to the outstanding Horizon common stock, and the record date therefor is prior to the Effective Time, the Exchange Ratio shall be adjusted accordingly so that each shareholder of WBKC at the Effective Time shall receive, in the aggregate, such number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock that such shareholders would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.03 solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock, provided it receives fair market value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.

2.04    No Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Horizon common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of WBKC Common Stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Select Market.

2.05    Exchange Procedures.

(a)      Horizon shall appoint its transfer agent, Computershare, Inc. (“Exchange Agent”), as the exchange agent for the surrender of certificates formerly representing WBKC Common Stock in exchange for the Merger Consideration.

(b)      At and after the Effective Time, each physical certificate or book-entry account statement evidencing outstanding shares of WBKC Common Stock (each an “Old Certificate”) (other than the Exempt WBKC Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. No later than the business day prior to the Closing Date, Horizon shall provide the Exchange Agent with the irrevocable authorization to issue a sufficient number of shares of Horizon common stock to be used to issue the aggregate Stock Consideration to holders of WBKC Common Stock and deposit, or cause to be deposited, with the Exchange Agent, an amount in cash sufficient to pay the aggregate Cash Consideration payable to holders of WBKC Common Stock (together with cash for any fractional shares pursuant to Section 2.04).

(c)      No later than five (5) business days after the Effective Time (and provided WBKC has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of WBKC Common Stock a letter of transmittal providing instructions to the WBKC shareholder as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Merger Consideration applicable thereto pursuant to the terms of this Agreement.

(d)      Horizon shall cause a book-entry account statement representing that number of whole shares of Horizon common stock that each holder of WBKC Common Stock has the right to receive pursuant to Section 2.01 as the holder’s aggregate Stock Consideration and a check in the amount of such holder’s aggregate Cash Consideration, along with any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after the shareholder delivers to Horizon the Old Certificates (or bond or other indemnity satisfactory to Horizon if any of such Old Certificates are lost, stolen or destroyed) owned by such shareholder, accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to Horizon, and any other documents required by this Agreement or reasonably requested by Horizon or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder is entitled to receive pursuant to this Article II.

(e)      No dividends or other distributions on Horizon common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of WBKC Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.05, the record holder thereof also shall be entitled to receive any dividends or other distributions, without any interest thereon, that were previously payable with respect to shares of Horizon common stock that such holder had the right to receive upon surrender of the Old Certificate.

(f)      The stock transfer books of WBKC shall be closed at the Effective Time, and from and after the Effective Time, there shall be no transfers on the stock transfer records of WBKC of any shares of WBKC Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.

(g)      Horizon shall be entitled to rely upon WBKC’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.

(h)      If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.

(i)      Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of WBKC Common Stock that are held as treasury stock of WBKC or owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be canceled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

(j)      Notwithstanding the foregoing, no party hereto, nor the Exchange Agent, shall be liable to any former holder of WBKC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(k)      If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Horizon (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Any former shareholder of WBKC who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Horizon’s Common Stock deliverable in respect of each former share of WBKC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of WBKC Common Stock for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF WBKC

On or prior to the date hereof, WBKC has delivered to Horizon a schedule (the “WBKC Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. However, for purposes of the WBKC Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant, but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable Horizon to identify the items to which it applies.

For the purpose of this Agreement, and in relation to WBKC, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of WBKC and its Subsidiaries (as defined below in this introduction to Article III) on a consolidated basis, or (ii) would materially impair the ability of WBKC or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on WBKC shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks, savings associations, or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in United States generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) the expenses incurred by WBKC and Wolverine Bank in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement, (e) the announcement of this Agreement and the transactions contemplated hereby, and the effect of compliance with this Agreement, on the business, financial condition, or results of operations of WBKC and its Subsidiaries, (f) any changes in general economic or capital market conditions affecting banks, savings associations and their holding companies generally, including, without limitation, changes in interest rates, and (g) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices, or upon any military installation, equipment, or personnel of the United States, unless it uniquely affects WBKC or any of its Subsidiaries, taken as a whole.

For the purpose of this Agreement, and in relation to WBKC and its Subsidiaries, “knowledge” means those facts that are actually known by the officers of WBKC and its Subsidiaries who are listed on Section 3.0 of the WBKC Disclosure Schedule. Additionally, for the purpose of this Agreement, and in relation to WBKC, its “Subsidiaries” shall mean any entity which is required to be consolidated with WBKC for financial reporting purposes pursuant to GAAP.

Accordingly, WBKC hereby represents and warrants to Horizon as follows, except as set forth in the WBKC Disclosure Schedule:

3.01    Organization and Authority.

(a)      WBKC is a corporation duly organized and validly existing under the laws of the state of Maryland and is a registered savings and loan holding company under the HOLA. WBKC has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Section 3.01(a) of the WBKC Disclosure Schedule sets forth a complete list of WBKC’s Subsidiaries. Except as provided in Section 3.01(a) of the WBKC Disclosure Schedule, WBKC owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity.

(b)      Wolverine Bank is a federally chartered savings bank existing under the laws of the United States. Wolverine Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in Section 3.01(b) of the WBKC Disclosure Schedule, no Subsidiary owns voting stock or equity securities of any corporation, partnership, association, or other entity.

3.02    Authorization.

(a)      WBKC has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. This Agreement and its execution and delivery by WBKC have been duly authorized and approved by the Board of Directors of WBKC and, assuming the accuracy of the representation contained in Section 4.02(a), constitutes a valid and binding obligation of WBKC, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)      Except as set forth in Section 3.02(b) of the WBKC Disclosure Schedule, and subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of WBKC or the charter documents of any of WBKC’s Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal, or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under, or requires any notice or consent under, any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which WBKC or any of its Subsidiaries is a party or by which WBKC or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property, or asset of WBKC or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which WBKC or any of its Subsidiaries is bound or with respect to which WBKC or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except for such conflicts, breaches, defaults, notices, consent, liens, charges, claims, encumbrances, security interests, adverse interests, terminations, accelerations, amendments, modifications or refusals to perform under (iii), (iv) or (v) of this Section 3.02(b) that, either individually or in the aggregate, will not have a Material Adverse Effect on WBKC.

(c)      Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by WBKC.

(d)      The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination,” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the Maryland General Corporation Law applicable to WBKC.

3.03    Capitalization.

(a)      As of the date of this Agreement or as otherwise indicated below, the authorized capital stock of WBKC consists of 100,000,000 shares of WBKC Common Stock, $0.01 par value per share, 2,105,981 shares of which are issued and outstanding (including 55,665 allocated shares of WBKC Common Stock and 141,255 unallocated shares of WBKC Common Stock held by the Bank ESOP (as defined in Section 3.15(k)) (as of December 31, 2016); 9,140 shares of WBKC Common Stock held by the Bank 401(k) Plan (as defined in Section 3.15(l)) (as of June 1, 2017); 40,773 shares of WBKC Common Stock held by the LTIPs (as defined in Section 5.19); and 26,063 shares of unvested restricted stock), and 50,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. As of the date of this Agreement, and as described in Section 3.03(a) of the WBKC Disclosure Schedule, there are WBKC Options to purchase 181,585 shares of WBKC Common Stock outstanding, all of which are vested (or will, as of the Effective Time, be vested) and issuable as shares of WBKC Common Stock. As of the date of this Agreement, the WBKC Options have a weighted average exercise price of $20.87 per share. Such issued and outstanding shares of WBKC Common Stock and the shares underlying the WBKC Options have been duly and validly authorized by all necessary corporate action of WBKC, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive rights. WBKC has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of WBKC Common Stock is entitled to one vote per share.

(b)      Except as set forth in Section 3.03(b) of the WBKC Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of WBKC are owned by WBKC, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and preemptive rights and of all other rights or claims of any other Person with respect thereto.

(c)      Other than the WBKC Options and except as set forth in Section 3.03(c) of the WBKC Disclosure Schedule, there are no options, warrants, commitments, calls, puts, plans, agreements, understandings, arrangements, or subscription rights relating to any shares of capital stock of WBKC (whether outstanding or to be issued), or any shares of capital stock of WBKC’s Subsidiaries (whether outstanding or to be issued), or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of WBKC or its Subsidiaries, by which WBKC is or may become bound or may, or is required to, issue any additional securities of WBKC or any Subsidiary. Except for the withholding of shares to satisfy tax obligations in connection with the vesting of WBKC Restricted Stock or the exercise of WBKC Options, WBKC does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of WBKC Common Stock. WBKC is not a party to any voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of WBKC or its Subsidiaries.

(d)      WBKC has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of WBKC Common Stock.

3.04    Organizational Documents. The Articles of Incorporation and Bylaws of WBKC and any similar governing documents for each of WBKC’s Subsidiaries, represent true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement and have previously been delivered to Horizon.

3.05    Compliance with Law.

(a)      None of WBKC or any of its Subsidiaries is currently in material violation of, and during the preceding five (5) years, none has been in material violation of, any applicable local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”) except where such violation would not have a Material Adverse Effect on WBKC. WBKC and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on WBKC, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any material restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)      Section 3.05(b) of the WBKC Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of WBKC who have outstanding loans from WBKC or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c)      Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and WBKC’s incorporation in 2010, WBKC has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)      All of the existing offices and branches of Wolverine Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on WBKC. Wolverine Bank has no approved but unopened offices or branches.

3.06    Accuracy of Information Provided to Horizon. WBKC agrees that the information concerning WBKC or any of its Subsidiaries that is provided or to be provided by WBKC to Horizon for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the WBKC Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, WBKC shall have no responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.

3.07    Litigation and Pending Proceedings.

(a)      Except for lawsuits described in Section 3.07(a) of the WBKC Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no material claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of WBKC, threatened against WBKC or any of its Subsidiaries, and to WBKC’s knowledge, there is no basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation against WBKC or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on WBKC.

(b)      Neither WBKC nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with, or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance (other than immaterial violations raised as part of examinations by banking regulators in the ordinary course of operating a banking business); or (iii) the subject of any pending or, to the knowledge of WBKC, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

3.08    Financial Statements and Reports.

(a)      WBKC has previously delivered to Horizon copies of the following financial statements and reports of WBKC and its Subsidiaries, including the notes thereto (collectively, the “WBKC Financial Statements”):

(i)      Consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of WBKC as of and for the fiscal years ended December 31, 2014, 2015, and 2016;

(ii)      Unaudited interim consolidated financial statements of WBKC for the three months ended March 31, 2017; and

(iii)      Call Reports (“Call Reports”) for Wolverine Bank for the periods ending on December 31, 2014, 2015, 2016, and for the three months ended March 31, 2017.

(b)      The WBKC Financial Statements described in clauses (i) and (ii) above present fairly in all material respects the consolidated financial position of WBKC as of and at the dates shown and the consolidated results of operations, cash flows, and changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of WBKC and its Subsidiaries. The WBKC Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

3.09    Material Contracts.

(a)      As of the date of this Agreement, and except as disclosed by Section 3.09(a) of the WBKC Disclosure Schedule, neither WBKC nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):

(i)      any contract relating to the borrowing of money in excess of $100,000 by WBKC or any of its Subsidiaries or the guarantee by WBKC or any of its Subsidiaries of any such obligation (other than FHLB of Indianapolis advances, contracts pertaining to fully-secured securities repurchase agreements, trade payables, bankers’ acceptances, and contracts relating to borrowings or guarantees made in the ordinary course of business);

(ii)      any contract containing covenants that limit the ability of WBKC or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, WBKC or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract;

(iii)      any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to WBKC or any of its Subsidiaries;

(iv)      any lease of real or personal property providing for total aggregate lease payments by or to WBKC or its Subsidiaries during the remaining term of the agreement in excess of $50,000 or having a remaining term in excess of two years, other than financing leases entered into in the ordinary course of business in which WBKC or any of its Subsidiaries is the lessor;

(v)      any contract that involves total aggregate expenditures or receipts by WBKC or any of its Subsidiaries in excess of $100,000 during the remaining term of the agreement or having a remaining term in excess of two years, excluding agreements relating to loans and deposits with Wolverine Bank customers;

(vi)      any material licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements (other than off-the-shelf and similar software generally available to the public) and including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of its intellectual property; or

(vii)      any other document, instrument or agreement that is required to be filed as an exhibit to any WBKC SEC Report (as defined in Section 3.36) (pursuant to Items 601(b)(4) or 601(b)(10) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to, or incorporated by reference in, WBKC’s SEC Reports filed prior to the date of this Agreement.

(b)      With respect to each of WBKC’s Material Contracts: (i) each Material Contract is in full force and effect (subject to iv), below); (ii) neither WBKC nor any of its Subsidiaries is in material default thereunder, as such term or concept may be defined in each Material Contract; (iii) neither WBKC nor any of its Subsidiaries has repudiated or waived any material provision of any Material Contract; (iv) to WBKC’s knowledge, no other party to any Material Contract is in default or otherwise not in compliance with any material term or condition of any Material Contract; and (v) a true and complete copy of each Material Contract has been previously delivered to Horizon.

(c)      Except as disclosed in Section 3.09(c) of the WBKC Disclosure Schedule, neither WBKC nor any of its Subsidiaries have entered into any interest rate swaps, caps,

floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for WBKC’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10    Absence of Undisclosed Liabilities. Except (i) as provided in the WBKC Financial Statements or WBKC SEC Reports (as defined in Section 3.36), (ii) for unfunded loan commitments and obligations on letters of credit to customers of WBKC’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) for any other transactions which would not result in a material liability; none of WBKC or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business, nor, to WBKC’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such material obligation, agreement, contract, commitment, liability, lease, or license. None of WBKC or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.

3.11    Title to Properties and Environmental Laws.

(a)      Section 3.11(a) of the WBKC Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by WBKC or any Subsidiary. WBKC or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all material personal property reflected in the WBKC Financial Statements as of March 31, 2017, other than personal property disposed of in the ordinary course of business since March 31, 2017; the right to use by valid and enforceable written lease or contract all other real property which WBKC or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since March 31, 2017. All of such owned real estate properties and all other non-real estate assets are owned by WBKC or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (i) as set forth in Section 3.11(a) of the WBKC Disclosure Schedule; (ii) as specifically noted in reasonable detail in the WBKC Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances, and liens and other matters of record, imperfections of title, and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. To the knowledge of WBKC, all real property owned or leased by WBKC or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. To the knowledge of WBKC, all such properties also comply in all material respects with all applicable private agreements, zoning requirements, and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. To the knowledge of WBKC, all real property, machinery, equipment, furniture, and fixtures owned or leased by WBKC or its Subsidiaries that is material to their respective businesses is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b)      After the date hereof, Horizon shall be entitled, at its own cost, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by WBKC or its Subsidiaries.

(c)      With respect to all real property presently or formerly owned, leased, or used by WBKC or any of its Subsidiaries, WBKC, its Subsidiaries and, to WBKC’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county, and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions, and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water, or otherwise relating to the environment, air, water, soil, or toxic or hazardous substances, or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service, and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of WBKC, threatened claims, actions, or proceedings by any local municipality, sewage district, or other governmental entity against WBKC or any of its Subsidiaries with respect to the Environmental Laws, and, to WBKC’s knowledge, there is no reasonable basis or grounds for any such claim, action, or proceeding. No environmental clearances are required for the conduct of the business of WBKC or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Except as disclosed in Section 3.11(c) of the WBKC Disclosure Schedule, neither WBKC nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at, or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither WBKC nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12    Loans and Investments.

(a)      Section 3.12(a) of the WBKC Disclosure Schedule contains (i) a list of each loan by Wolverine Bank that has been classified by regulatory examiners or management as “Special Mention,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of March 31, 2017, (ii) the most recent loan watch list of Wolverine Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts for which consent would be required under Section 5.03(b)(iv) of this Agreement. Section 3.12(a) of the WBKC Disclosure Schedule also contains a true, accurate, and complete list of all loans in which Wolverine Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Wolverine Bank.

(b)      All loans reflected in the WBKC Financial Statements as of March 31, 2017, and which have been made, extended, renewed, restructured, approved, amended, or acquired since March 31, 2017: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be in all material respects; and (iv) are secured by perfected security interests or recorded mortgages naming Wolverine Bank as the secured party or mortgagee (unless by written agreement to the contrary).

(c)      The allowance for loan and lease losses and the carrying value for OREO which are shown on the WBKC Financial Statements are, in the judgment of management of WBKC, adequate in all material respects under the requirements of GAAP as of the respective dates.

(d)      Except as set forth in Section 3.12(d) of the WBKC Disclosure Schedule, none of the investments reflected in the WBKC Financial Statements as of and for the three months ended March 31, 2017, and none of the investments made by any Subsidiary of WBKC since March 31, 2017 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither WBKC nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by WBKC and Wolverine Bank, as reflected in the latest balance sheet in the WBKC Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by WBKC and Wolverine Bank, as reflected in the latest balance sheet in the WBKC Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.

3.13    Indebtedness. Except as set forth in Section 3.13 of the WBKC Disclosure Schedule and except for customer deposits and ordinary trade payables and FHLB advances, neither WBKC nor any of its Subsidiaries has any indebtedness for borrowed money.

3.14    No Shareholder Rights Plan. WBKC has no outstanding shareholder rights plan or any other plan, program, or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of WBKC or which reasonably could be considered an anti-takeover mechanism.

3.15    Employee Benefit Plans(a).

(a)      With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which WBKC is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with WBKC under Code Section 414(c), and all other entities which together with WBKC are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which WBKC or any ERISA Affiliate participates as a participating employer, or to which WBKC or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock, or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of WBKC or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen, or discontinued since January 1, 2011 (individually, a “WBKC Plan” and collectively, “WBKC Plans”), WBKC represents and warrants, except as set forth in Section 3.15(a) of the WBKC Disclosure Schedule:

(i)      All such WBKC Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders, and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)      All WBKC Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which WBKC may rely regarding such plan’s tax-qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii)      All WBKC Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (drafted and operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005. Neither WBKC nor any ERISA Affiliate has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

(iv)      All WBKC Options were granted with a per share exercise price that was not less than the “fair market value” of WBKC Common Stock on the date of such grant, as determined in accordance with the terms of the applicable WBKC Plan. All WBKC Options, and WBKC Restricted Stock Awards have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation, or inquiry by any governmental agency or authority or by WBKC (directly or indirectly) with respect to WBKC’s stock option or restricted stock granting practices or other equity compensation practices.

(v)      Section 3.15(a)(iv) of the WBKC Disclosure Schedule sets forth and describes the holdings of all WBKC Plans (and related trusts) that hold any stock or other securities of WBKC and all WBKC Plans that allow for the granting of any awards over or with respect to any stock or other securities of WBKC.

(vi)      Neither WBKC, an ERISA Affiliate nor to WBKC’s knowledge, any other fiduciary, as defined in ERISA Section 3(21)(A), of an WBKC Plan has engaged in any transaction that may subject WBKC, any ERISA Affiliate, or any WBKC Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979, or 4980B.

(vii)      All obligations required to be performed by WBKC or any ERISA Affiliate under any provision of any WBKC Plan have been performed by it in all material respects, and WBKC has contributed and has paid all amounts accrued and premiums due with respect to the WBKC Plans, and neither WBKC nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any WBKC Plan.

(viii)      All required reports and descriptions for the WBKC Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all WBKC Plans have been proper as to form and timely given.

(ix)      No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any WBKC Plan.

(x)      There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending or threatened by any governmental agency involving any WBKC Plan.

(xi)      There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or threatened against WBKC or any ERISA Affiliate in connection with any WBKC Plan or the assets of any WBKC Plan.

(xii)      Except as provided in Section 3.15(a)(xii) of the WBKC Disclosure Schedule, any WBKC Plan may be amended and terminated at any time without any material liability, and these rights have always been maintained by WBKC and its ERISA Affiliates.

(b)      WBKC has provided or made available to Horizon true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following WBKC Plans, as applicable:

(i)      All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share, and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii)      All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining agreements, arrangements, or understandings;

(iii)      All current executive and other incentive compensation plans, programs, and agreements;

(iv)      All current group insurance, medical, and prescription drug arrangements, policies, or plans;

(v)      All other current incentive, welfare, or employee benefit plans, understandings, arrangements, or agreements maintained or sponsored, participated in, or contributed to by WBKC for its current or former directors, officers, or employees;

(vi)      All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by WBKC or any ERISA Affiliate with respect to any WBKC Plan;

(vii)      All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii)      Valuations or allocation reports for any defined contribution plans as of the most recent allocation and valuation dates.

(c)      Except as disclosed in Section 3.15(c) of the WBKC Disclosure Schedule, no current or former director, officer, or employee of WBKC or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any WBKC Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with WBKC or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a WBKC Plan maintained by WBKC or an ERISA Affiliate.

(d)      With respect to all WBKC Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by WBKC or any ERISA Affiliate, to WBKC’s knowledge, no director, officer, employee, or agent of WBKC or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on WBKC or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by WBKC or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e)      Except as disclosed in Section 3.15(e) of the WBKC Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance, or similar plans or agreements, commitments, or understandings, or any employee benefit or retirement plan or agreement, binding upon WBKC or any ERISA Affiliate, and no such agreement, commitment, understanding, or plan is under discussion or negotiation by management with any employee or group of employees, any member of management, or any other Person.

(f)      No Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by WBKC or any ERISA Affiliate.

(g)      Except as contemplated in this Agreement or as disclosed in Section 3.15(g) of the WBKC Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h)      Except as disclosed in Section 3.15(h) of the WBKC Disclosure Schedule, neither WBKC nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither WBKC nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(i)      Except as disclosed in Section 3.15(i) of the WBKC Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), WBKC, its ERISA Affiliates, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(j)      Except as contemplated by this Agreement, neither WBKC nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way WBKC Plans.

(k)      With respect to the Wolverine Bank FSB Employee Stock Ownership Plan (the “Bank ESOP”):

(i)      The Wolverine Bank Compensation Committee (the “ESOP Committee”) has the authority to take all actions and provide such direction as contemplated by this Agreement.

(ii)      No event of default has occurred or presently exists under the ESOP Term Loan Agreement dated January 19, 2011, by and between the Bank ESOP and WBKC (the “ESOP Loan Agreement”), the Term Note dated January 19, 2011 issued by the Bank ESOP (the “Exempt Note”), or the Pledge and Security Agreement dated January 19, 2011, by and between the Bank ESOP and WBKC (the “ESOP Pledge Agreement”) (the ESOP Loan Agreement, Exempt Note, and ESOP Pledge Agreement referred to collectively as the “ESOP Loan Documents”).

(iii)      The Bank ESOP has the right under the ESOP Loan Agreement to prepay at any time the principal amount of the Exempt Note without penalty and subject only to payment of accrued interest through the date of prepayment, as contemplated by Section 5.16(c).

(iv)      The Bank ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7).

(v)      All shares of WBKC Common Stock owned by the Bank ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA.

(vi)      Except for the Indebtedness under the ESOP Loan Documents, there is no existing Indebtedness of the Bank ESOP, WBKC, or Wolverine Bank relating to the ESOP.

(vii)      The ESOP Trustee has been duly and properly appointed and granted full authority to act as trustee of the Bank ESOP and exercise trust powers thereunder.

(l)      With respect to the Wolverine Bank 401(k) Plan (the “Bank 401(k) Plan”), the Wolverine Bank Compensation Committee has been duly appointed as the representative of the plan administrator (the “401(k) Trustee”) and has the authority to take all actions and provide such direction as contemplated by this Agreement.

(m)      Wolverine Bank’s participation in the Pentegra Defined Benefit Plan for Financial Institutions (the “Terminated Defined Benefit Plan”) terminated in 2010. Benefits under the Terminated Defined Benefit Plan are fully funded through the group annuity contract with Principal Life Insurance Company, effective December 1, 2010, and neither WBKC nor Wolverine Bank has any further financial obligation with respect to the Terminated Defined Benefit Plan.

3.16      Labor and Employment Matters. WBKC is and has been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment, and withholding of taxes. To the knowledge of WBKC, no employee with annual compensation of $75,000 or more plans to terminate his or her employment with WBKC or any Subsidiary. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of WBKC, threatened, any labor dispute, work stoppage, labor strike, or lockout against WBKC. No employee of WBKC or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To WBKC’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on Section 3.16 of the WBKC Disclosure Schedule, no employee or independent contractor of WBKC or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure, or proprietary information agreement, non-compete agreement, non-solicitation agreement, or any similar agreement with WBKC or any of its Subsidiaries (the “Employee Agreements”),

and neither WBKC, any Subsidiary, or any employee or independent contractor is in violation of any such Employee Agreements. WBKC is in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.

3.17      Obligations to Employees. All material obligations and liabilities of and all payments by WBKC or any ERISA Affiliate and all WBKC Plans, whether arising by operation of law, by contract, or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract, or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by WBKC or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) WBKC Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the WBKC Financial Statements and the books, statements, and records of WBKC.

3.18      Taxes, Returns and Reports. Each of WBKC and its Subsidiaries has, since January 1, 2010, (a) duly and timely filed or extended (before its due date) all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force), other than as permitted under (a), above. WBKC has established, and shall establish in the Subsequent WBKC Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the WBKC Financial Statements adequate to cover all of WBKC’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither WBKC nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent WBKC Financial Statements (as defined in Section 5.11) or as accrued or reserved for on the books and records of WBKC or its Subsidiaries. Except as set forth in Section 3.18 of the WBKC Disclosure Schedule, neither WBKC nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth in Section 3.18 of the WBKC Disclosure Schedule, no federal, state, or local tax returns of WBKC or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.19      Deposit Insurance. The deposits of Wolverine Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act,

as amended, to the fullest extent provided by applicable law, and WBKC or Wolverine Bank has paid, prepaid, or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.20      Insurance. Section 3.20 of the WBKC Disclosure Schedule contains a true, accurate, and complete list of all policies of insurance, self-insured arrangements, and pooled or shared risk arrangements (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, banker’s blanket bond for third-party mortgage brokers, property and casualty insurance, group health or hospitalization insurance, and insurance providing benefits for employees) owned, held, or participated in by WBKC or any of its Subsidiaries on the date hereof or with respect to which WBKC or any of its Subsidiaries pays any premiums. Except as set forth in Section 3.20 of the WBKC Disclosure Schedule, each banker’s bond for third-party brokers satisfies the applicable requirements of Section 5.04(b) of this Agreement. All of the aforementioned policies and arrangements are in full force and effect and all premiums due thereon have been paid when due.

3.21      Books and Records. The books of account, minute books, stock record books, and other records of WBKC and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the WBKC’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of WBKC and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held, and corporate action taken by, its respective shareholders, boards of directors, and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of WBKC and its Subsidiaries.

3.22      Broker’s, Finder’s, or Other Fees. Except for reasonable fees and expenses of WBKC’s attorneys, accountants and other advisors and the contractually-agreed fees and expenses of Keefe, Bruyette & Woods, Inc. (“KBW”) and WBKC’s other financial advisor with respect to this Agreement, which financial advisory fees are identified on Section 3.22 of the WBKC Disclosure Schedule, and all of which fees and expenses shall be paid or accrued by WBKC at or prior to the Effective Time, no agent, broker, or other Person acting on behalf of WBKC or any of its Subsidiaries or under any authority of WBKC or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee, or any other similar form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

3.23      Interim Events. Except as otherwise permitted hereunder or disclosed on Section 3.23 of the WBKC Disclosure Schedule, since March 31, 2017, neither WBKC nor any of its Subsidiaries has:

(a)      Experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on WBKC;

(b)      Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;

(c)      Declared, distributed, or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(b)(ii) hereof;

(d)      Repurchased, redeemed, or otherwise acquired shares of its common stock (other than the withholding of shares to satisfy tax obligations in connection with the vesting of WBKC Restricted Stock or the exercise of WBKC Options), issued any shares of its common stock or stock appreciation rights, or sold or agreed to issue or sell any shares of its common stock (excluding the exercise of any stock options), including the issuance of stock options, or any right to purchase or acquire any such stock or any security convertible into such stock, or taken any action to reclassify, recapitalize, or split its stock;

(e)      Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of WBKC or a Subsidiary, except in the ordinary course of business;

(f)      Increased the salary of (or granted any bonus to) any director, officer, or employee, except for normal increases (and bonuses) in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement, or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement;

(g)      Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased, or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)      Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate WBKC or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock, or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party;

(i)      Incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)      Mortgaged, pledged, or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Wolverine Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k)      Canceled, released, or compromised any material loan, debt, obligation, claim, or receivable other than in the ordinary course of business;

(l)      Except for this Agreement, entered into any transaction, contract, or commitment other than in the ordinary course of business;

(m)      Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;

(n)      Amended their articles of incorporation, charter, or bylaws (or other similar governance documents) or adopted any resolutions by their board of directors or shareholders with respect to the same; or

(o)      Conducted its business in any manner other than substantially as it was being conducted prior to March 31, 2017.

3.24      Insider Transactions. Except as set forth in Section 3.24 of the WBKC Disclosure Schedule, during the preceding five (5) years, no executive officer or director of WBKC or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such executive officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business, or right which is owned, leased, held, or used by WBKC or any Subsidiary or in any liability, obligation, or indebtedness of WBKC or any Subsidiary, except for deposits of Wolverine Bank, securities issued by WBKC, and interests in compensatory arrangements.

3.25    Indemnification Agreements.

(a)      Except as set forth in Section 3.25(a) of the WBKC Disclosure Schedule, neither WBKC nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment, or understanding to indemnify any present or former director, officer, employee, shareholder, or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of WBKC or the charter documents of a Subsidiary.

(b)      During the preceding five (5) years, no claims have been made against or filed with WBKC or any of its Subsidiaries, nor have any claims been threatened against WBKC or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee, or agent of WBKC or any of its Subsidiaries.

3.26      Shareholder Approval. The affirmative vote of the holders of a majority of the shares of WBKC Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) and entitled to vote on this Agreement and the Merger is required for shareholder approval of this Agreement and the Merger.

3.27    Intellectual Property.

(a)      WBKC and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(g)) that is used by WBKC or its Subsidiaries in their respective businesses as currently conducted. Neither WBKC nor any of its Subsidiaries has (i) licensed any

Intellectual Property owned by it or its Subsidiaries to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b)      WBKC and its Subsidiaries have not, to the knowledge of WBKC, infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. There is no claim asserted or threatened against WBKC and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.

(c)      During the preceding five (5) years, to the knowledge of WBKC, no third party has infringed, misappropriated, or otherwise violated WBKC or its Subsidiaries’ Intellectual Property rights. There are no claims asserted or threatened by WBKC or its Subsidiaries, nor has WBKC or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.

(d)      To the extent WBKC has designated any of its information, materials, or processes a trade secret, WBKC and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.

(e)      None of the Software (as defined in subsection (g) below): (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) that has not been patched and fixed by the Software provider and installed and applied by WBKC and its Subsidiaries, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system or, in the case of (i) and (ii), would not have a Material Adverse Effect on WBKC.

(f)      No Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent (collectively, “Malicious Code”), which in the case of (i) and (ii), has not been patched or fixed by the Software provider and installed and applied by WBKC and its Subsidiaries or would not have a Material Adverse Effect on WBKC.

(g)      For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, social media handles and related accounts, database rights, copyrights and any applications therefor, mask works, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form) (collectively, “Software”), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights of any kind, whether or not registered.

3.28      Information Security. The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by WBKC or Wolverine Bank (collectively, “WBKC IT Assets”) (i) operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required for the conduct of WBKC’s and Wolverine Bank’s businesses and have not materially malfunctioned or failed within the past three (3) years; and (ii) do not contain any Defective Code, Malicious Code, or open source code, other than any such Defective Code, Malicious Code, or open source code which does not or could not have a Material Adverse Effect on WBKC. WBKC and Wolverine Bank take reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the WBKC IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including, but not limited to, (A) the use of robust encryption technology, and (B) the implementation of a comprehensive security plan which (x) promptly identify any and all internal and external risks to the security of WBKC’s and/or Wolverine Bank’s confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. WBKC and its Subsidiaries have devised and maintain a system of internal controls sufficient, in the reasonable opinion of management of WBKC and Wolverine Bank, to maintain its Information System, as defined in the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control – Integrated Framework (“2013 Framework”), to meet the standards for Information Systems under the COSO 2013 Framework and have achieved a “baseline” maturity level in all domains according to the Federal Financial Institutions Examination Council (“FFIEC”) Cybersecurity Assessment Tool. WBKC has implemented reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against WBKC or Wolverine Bank alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information, other than violations that, individually or in the aggregate, would not have a Material Adverse Effect on WBKC.

3.29      Community Reinvestment Act. Wolverine Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.30      Bank Secrecy and Anti-Money Laundering Compliance. During the last three (3) years, neither WBKC nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). WBKC and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of WBKC and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against WBKC or its Subsidiaries under any BSA/AML Law that, if determined adversely to WBKC or its Subsidiaries, would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on WBKC.

3.31      Agreements with Regulatory Agencies. Except as set forth in Section 3.31 of the WBKC Disclosure Schedule, neither WBKC nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order, or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts (or restricted), in any material respect, the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “WBKC Regulatory Agreement”), nor has WBKC or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such WBKC Regulatory Agreement. There are no refunds or restitutions required to be paid or corrective actions (including items designated as “matters requiring attention”) required to be taken as a result of any criticism of any regulatory agency or body cited in any examination report of WBKC or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to WBKC or any of its Subsidiaries.

3.32      Approval Delays. To WBKC’s knowledge, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.

3.33      Internal Controls. WBKC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither WBKC nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of WBKC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that WBKC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing WBKC or any of its Subsidiaries, whether or not employed by WBKC or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by WBKC or any of its officers, directors, employees, or agents to the Board of Directors of WBKC or any committee thereof or to any director or officer of WBKC.

3.34      Fiduciary Accounts. WBKC and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither WBKC nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.35      Fairness Opinion. The board of directors of WBKC has received an opinion of KBW (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and qualifications contained therein, the Merger Consideration to be received by the common stockholders of WBKC in the Merger is fair to such common stockholders, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement..

3.36      WBKC Securities and Exchange Commission Filings. For the past five (5) years, WBKC has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“WBKC SEC Reports”). All such WBKC SEC Reports were true, accurate, and complete in all material respects as of the dates of the WBKC SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by WBKC, and to the knowledge of WBKC, none of the WBKC SEC Reports is the subject of any ongoing review by the SEC.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON

On or prior to the date hereof, Horizon has delivered to WBKC a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI. However, for purposes of the Horizon Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to other sections of this Agreement under which such item may be relevant, but only to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement, and such item is described in sufficient detail to enable WBKC to identify the items to which it applies.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as defined in this introduction to Article IV), a “Material Adverse Effect on Horizon” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks, savings associations, or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of WBKC or at the direction of WBKC, (d) the announcement of this Agreement and the transactions contemplated hereby, and the effect of compliance with this Agreement, on the business, financial condition, or results of operations of Horizon and its Subsidiaries, (e) the expenses incurred by Horizon or Horizon Bank in negotiating, documenting, effecting, and consummating the transactions contemplated by this Agreement, (f) any changes in general economic or capital market conditions affecting banks, savings associations, and their holding companies generally, including, without limitation, changes in interest rates, and (g) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices, or upon any military installation, equipment, or personnel of the United States, unless it uniquely affects Horizon or any of its Subsidiaries, taken as a whole.

For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the officers of Horizon who are listed on Section 4.0 of the Horizon Disclosure Schedule. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.

Accordingly, Horizon represents and warrants to WBKC as follows, except as set forth in the Horizon Disclosure Schedule:

4.01    Organization and Authority.

(a)      Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)      Horizon Bank is currently a national bank chartered and existing under the laws of the United States but is expected to be an Indiana state-chartered bank as of the Effective Time. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(c)      Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(d)      The Articles of Incorporation and Bylaws of Horizon and Horizon Bank, representing true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, have been previously delivered to WBKC.

4.02    Authorization.

(a)      Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), and (f) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming the accuracy of the representation contained in Section 3.02(a), constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)      Subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f), neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Horizon or the charter documents of any of Horizon’s Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under, or requires any notice or consent under, any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than WBKC) or any other adverse interest, upon any right, property, or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except for such conflicts, breaches, defaults, notices, consent, liens, charges, claims, encumbrances, security interests, adverse interests, terminations, accelerations, amendments, modifications or refusals to perform under (iii), (iv) or (v) of this Section 4.02(b) that, either individually or in the aggregate, will not have a Material Adverse Effect on Horizon.

(c)      Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.

4.03    Capitalization.

(a)      As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 66,000,000 shares of Horizon common stock, 22,195,715 shares of which are issued and outstanding (and which includes shares of restricted stock), (ii) 1,000,000 shares of preferred stock, none of which are issued and outstanding, and (iii) options to purchase 363,538 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive rights. Each share of Horizon common stock is entitled to one vote per share.

(b)      All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Horizon are owned by Horizon, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and preemptive rights and of all other rights or claims of any other Person with respect thereto.

4.04    Compliance with Law.

(a)      None of Horizon or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.

(b)      Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets, or capital of Horizon or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

(c)      Since the enactment of the Sarbanes-Oxley Act, Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)      All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements, except such as would not have a Material Adverse Effect on Horizon.

4.05    Absence of Undisclosed Liabilities. Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.15), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability or have a material impact on Horizon; none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business nor, to Horizon’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such material obligation, agreement, contract, commitment, liability, lease, or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.

4.06    Accuracy of Information Provided to WBKC. Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided or to be provided by Horizon to WBKC for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02) and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the WBKC Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to WBKC or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental entity.

4.07    Financial Statements and Reports.

(a)      The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:

(i)      consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2014, 2015, and 2016;

(ii)      Unaudited interim consolidated financial statements for the three months ended March 31, 2017; and

(iii)      Call Reports for Horizon Bank as of the close of business on December 31, 2014, 2015, and 2016 and for the three months ended March 31, 2017.

(b)      The Horizon Financial Statements described in clauses (i) and (ii) above present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c)      Since March 31, 2017, on a consolidated basis, Horizon and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.08    Adequacy of Reserves. The reserves, the allowance for loan and lease losses, and the carrying value for real estate owned which are shown on the Horizon Financial

Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.09    Litigation and Pending Proceedings.

(a)      There are no material claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to the knowledge of Horizon, threatened against Horizon or any of its Subsidiaries, and to Horizon’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation against Horizon or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Horizon.

(b)      Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance (other than examinations by banking regulators in the ordinary course of operating a banking business); or (iii) the subject of any pending or, to the knowledge of Horizon, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

4.10    Taxes, Returns and Reports. Each of Horizon and its Subsidiaries has, since January 1, 2010, (a) duly and timely filed or extended (before its due date) all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) except as disclosed in Section 4.10 of the Horizon Disclosure Schedule, paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force) (other than as permitted by (a), above). Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries. Neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Section 4.10 of the Horizon Disclosure Schedule, no federal, state, or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority during the preceding five (5) years.

4.11    Deposit Insurance. The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.12    Bank Secrecy and Anti-Money Laundering Compliance. During the last three (3) years, neither Horizon nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. Horizon and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of Horizon and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Horizon or its Subsidiaries under any BSA/AML Law that, if determined adversely to Horizon or its Subsidiaries, would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Horizon.

4.13    Community Reinvestment Act. Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

4.14    Approval Delays. To the knowledge of Horizon, as of the date hereof, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

4.15    Horizon Securities and Exchange Commission Filings. For the past five (5) years, Horizon has filed all material reports and other filings with the SEC required to be filed by it (“Horizon SEC Reports”). All such Horizon SEC Reports were true, accurate, and complete in all material respects as of the dates of the Horizon SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the Horizon SEC Reports is the subject of any ongoing review by the SEC.

4.16    No Shareholder Approval. No vote or consent of any of the holders of Horizon’s capital stock is required by law, agreement, or NASDAQ Global Select Market listing requirements for Horizon to enter into this Agreement and to consummate the Merger.

4.17    Antitakeover Provisions Inapplicable. The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Indiana, including the provisions of the IBCL applicable to Horizon.

4.18    Books and Records. The books of account, minute books, stock record books, and other records of Horizon and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Horizon’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of Horizon and each of its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held, and corporate action taken by, its respective shareholders, boards of directors, and committees of the boards of directors.

4.19    Environmental Matters. Horizon and its Subsidiaries are in material compliance with all Environmental Laws. There are no legal, administrative, arbitral, or other proceedings, claims, or actions, or to the knowledge of Horizon, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on Horizon or any of its Subsidiaries any material liability or material obligation arising under any Environmental Law, pending or to Horizon’s knowledge, threatened against Horizon. To the knowledge of Horizon, there is no reasonable basis for any such proceeding, claim, action, or governmental investigation on Horizon or any of its Subsidiaries of any material liability or material obligation arising under any Environmental Law.

4.20    Interim Events. Since March 31, 2017, neither Horizon nor any of its Subsidiaries has experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Horizon.

4.21    Well-Capitalized. Horizon Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 6.4(c)(1)). Horizon Bank has not been informed that its status as “well capitalized” will change and has no basis for believing that its status will change due to this Merger.

4.22    Internal Controls. Horizon and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither Horizon nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Horizon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Horizon or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Horizon or any of its Subsidiaries, whether or not employed by Horizon or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty, or similar violation by Horizon or any of its officers, directors, employees, or agents to the Board of Directors of Horizon or any committee thereof or to any director or officer of Horizon.

4.23    Employee Benefit Plans.

(a)      With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Horizon is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Horizon under Code Section 414(c), and all other entities which together with Horizon are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Horizon or any ERISA Affiliate participates as a participating employer, or to which Horizon or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock, or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Horizon or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen, or discontinued since January 1, 2011 (individually, a “Horizon Plan” and collectively, “Horizon Plans”), Horizon represents and warrants:

(i)      All such Horizon Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders, and governmental rules or regulations, including without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii)      All Horizon Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which Horizon may rely regarding such plan’s tax-qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service.

(iii)      All Horizon Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been drafted and operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005.

(iv)      All options to purchase shares of Horizon Common Stock were granted with a per share exercise price that was not less than the “fair market value” of Horizon Common Stock on the date of such grant, as determined in accordance with the terms of the applicable Horizon Plan. All Horizon stock options, restricted stock units, and shares of restricted stock have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation, or inquiry by any governmental agency or authority or by Horizon (directly or indirectly) with respect to Horizon’s stock option or restricted stock granting practices or other equity compensation practices.

(v)      No Horizon Plan (or its related trust) holds any stock or other securities of Horizon and no Horizon Plan allows for the granting of any awards over or with respect to any stock or other securities of Horizon.

(vi)      Neither Horizon, an ERISA Affiliate nor to Horizon’s knowledge, any other fiduciary as defined in ERISA Section 3(21)(A) of a Horizon Plan, has engaged in any transaction that may subject Horizon, any ERISA Affiliate, or any Horizon Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979, or 4980B.

(vii)      All obligations required to be performed by Horizon or any ERISA Affiliate under any provision of any Horizon Plan have been performed by it in all material respects, and Horizon has contributed and has paid all amounts accrued and premiums due with respect to the Horizon Plans, and neither Horizon nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any Horizon Plan.

(viii)      All required reports and descriptions for the Horizon Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Horizon Plans have been proper as to form and timely given.

(ix)      No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Horizon Plan.

(x)      There are no examinations, audits, enforcement actions, or proceedings, or any other investigations, pending or threatened by any governmental agency involving any Horizon Plan.

(xi)      There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or threatened against Horizon or any ERISA Affiliate in connection with any Horizon Plan or the assets of any Horizon Plan.

(b)      Horizon has provided or made available to WBKC true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following Horizon Plans, as applicable:

(i)      All current pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit,

phantom stock, performance share, and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);

(ii)      All current employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, bonus, severance, and collective bargaining agreements, arrangements, or understandings;

(iii)      All current executive and other incentive compensation plans, programs, and agreements;

(iv)      All current group insurance, medical, and prescription drug arrangements, policies, or plans;

(v)      All other current incentive, welfare, or employee benefit plans, understandings, arrangements, or agreements maintained or sponsored, participated in, or contributed to by Horizon for its current or former directors, officers, or employees;

(vi)      All reports filed with the Internal Revenue Service or the Department within the preceding three (3) years by Horizon or any ERISA Affiliate with respect to any Horizon Plan;

(vii)      All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii)      Valuations or allocation reports for any defined contribution plans as of the most recent allocation and valuation dates.

(c)      With respect to all Horizon Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by Horizon or any ERISA Affiliate, to Horizon’s knowledge, no director, officer, employee, or agent of Horizon or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Horizon or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by Horizon or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

4.24    Information Security. The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, repair and refurbishment equipment, and all other information technology equipment owned, used, or held for use by Horizon or Horizon Bank (collectively, “Horizon IT Assets”) (i) operate and perform, in all material respects, in accordance with their documentation and functional specifications and otherwise as required for the conduct of Horizon’s and Horizon Bank’s businesses and have not materially malfunctioned or failed within the past three (3) years; and (ii) do not contain any Defective Code, Malicious Code, or open source code which does not or could not have a Material Adverse Effect on Horizon. Horizon and Horizon Bank take reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the Horizon IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including, but not limited to, (A) the use of robust encryption technology, and (B) the implementation of a comprehensive security plan which (x) promptly identify any and all internal and external risks to the security of Horizon’s and/or Horizon Bank’s confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. Horizon and its Subsidiaries have devised and maintain a system of internal controls sufficient, in the reasonable opinion of management of Horizon and Horizon Bank, to maintain its Information System, as defined in the COSO 2013 Framework, to meet the standards for Information Systems under the COSO 2013 Framework and have achieved a “baseline” maturity level in all domains according to the FFIEC Cybersecurity Assessment Tool. Horizon has implemented reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against Horizon or Horizon Bank alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information, other than violations that, individually or in the aggregate, would not have a Material Adverse Effect on Horizon.

4.25    Agreements with Regulatory Agencies. Neither Horizon nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order, or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts (or restricted), in any material respect, the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “Horizon Regulatory Agreement”), nor has Horizon or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Horizon Regulatory Agreement. There are no refunds or restitutions required to be paid or corrective actions (including items designated as “matters requiring attention”) required to be taken as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

4.26    Insurance. All policies of insurance, self-insured arrangements, and pooled or shared risk arrangements (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, banker’s blanket bond for third-party mortgage brokers, property and casualty insurance, group health or hospitalization insurance, and insurance providing benefits for employees) owned, held, or participated in by Horizon or any of its Subsidiaries on the date hereof or with respect to which Horizon or any of its Subsidiaries pays any premiums are in full force and effect and all premiums due thereon have been paid when due.

ARTICLE V.

CERTAIN COVENANTS

WBKC covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows, and Horizon covenants and agrees with WBKC as follows:

5.01    Shareholder Approval. Unless this Agreement has been terminated in accordance with its terms, WBKC shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of WBKC (the “WBKC Shareholders’ Meeting”) as soon as reasonably practicable after the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of WBKC shall recommend to WBKC’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from WBKC’s shareholders.

5.02    Other Approvals.

(a)      WBKC and Horizon shall cooperate fully and use reasonable best efforts to procure, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications, and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)      WBKC will use reasonable best efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents described in the WBKC Disclosure Schedule and which WBKC and Horizon agree are material.

(c)      Any written materials or information provided by WBKC or Horizon for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03    Conduct of Business.

(a)      After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of WBKC and its Subsidiaries shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use reasonable best efforts to preserve its business organization intact in all material respects, keep available the services of the present officers and employees, and preserve its present relationships with customers and Persons having business dealings with it; (iii) use reasonable best efforts to maintain all of the properties and assets that it owns or utilizes, and which are material to the operation of its business, in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with past practice and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and (v) not knowingly do or fail to do anything which will cause a breach of, or default in, any material contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound.

(b)      From the date hereof until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.03(b) of the WBKC Disclosure Schedule, without the prior written consent (including consent delivered by email) of Horizon, which consent shall not be unreasonably withheld, WBKC will not and will cause its Subsidiaries to not:

(i)      make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock (other than pursuant to the exercise of any WBKC Options outstanding as of the date hereof), issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities (other than the withholding of shares to satisfy tax obligations in connection with the vesting of WBKC Restricted Stock or the exercise of WBKC Options);

(ii)      distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders except for semi-annual or quarterly dividends paid by WBKC to its common shareholders in amounts that, when combined, do not to exceed $0.80 per share of WBKC Common Stock; provided, however, each of the Subsidiaries may pay cash dividends to WBKC or Wolverine Bank in the ordinary course of business for payment of reasonable and necessary business and operating expenses of WBKC or Wolverine Bank and expenses of the Merger; provided further, at Horizon’s request in accordance with the terms described in Section 7.01(q), and except to the extent prohibited by Law or any bank regulatory agency, Wolverine Bank shall pay dividends to WBKC; provided further, no dividend may be paid by WBKC to its shareholders for the quarterly period in which the Merger is scheduled to be consummated or consummated if during such period WBKC’s shareholders will become entitled to receive dividends on their shares of Horizon common stock received pursuant to this Agreement, and provided, further, that WBKC may pay additional dividends up to $0.80 per share in the aggregate to its common shareholders before March 31, 2018, if the Closing has not occurred prior to December 31, 2017, and the WBKC 2017 consolidated annual net income, as agreed upon by Horizon and WBKC, is equal to or greater than 95% of the WBKC 2016 consolidated audited annual net income without taking into account the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by WBKC or any Subsidiary of WBKC in connection with this Agreement or the transactions contemplated hereby;

(iii)      purchase or otherwise acquire any investment security for their own account that exceeds $2,000,000 individually, or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations, or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;

(iv)      except for binding commitments in effect as of the date of this Agreement, make, renew, or otherwise modify any loan, loan commitment, letter of credit, or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of WBKC or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful” or “Loss” in an amount in excess of $500,000. Wolverine Bank also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan in excess of $1,000,000; provided, that Wolverine Bank may, without the consent of Horizon, renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with existing principal balances of $1,500,000 or less, (2) unless such mortgage loan is saleable in the secondary market, any mortgage loan with a loan to value in excess of 80% (unless private mortgage insurance is obtained) or any other mortgage loan in excess of $424,000, (3) any consumer Loan in excess of $75,000, (4) any home equity Loan or line of credit in excess of $100,000, (5) any Loan participation, or (6) any agreement to purchase mortgage loans from any third-party originator; provided, however, that Wolverine Bank may take any such action with respect to any such Loan or Loans if the Chief Credit Officer of Horizon Bank, or his designee, is provided with notice of the proposed action in writing (together will complete information regarding such Loan) and Horizon Bank has not provided written objection to the taking of such proposed action within five (5) business days thereafter (the lack of such objection being deemed prior written consent of Horizon Bank for purposes of this Section);

(v)      acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to Wolverine Bank) or foreclose upon or otherwise take title to, or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to Horizon, which indicates that the real property is free of pollutants, contaminants, or hazardous materials; provided, however, that neither WBKC nor Wolverine Bank shall be required to obtain such a report with respect to single-family, non-agricultural residential property to be foreclosed upon unless WBKC has reason to believe that such property might contain such hazardous materials or otherwise might be contaminated;

(vi)      pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or salaried employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any WBKC Plan or other arrangement (including any agreement for indemnification) or payment made to, for, or with any of such consultants, directors, officers, or employees, except (1) as contemplated by this Agreement (including severance and change in control payments anticipated to be paid as described in Section 5.20 and Section 6.03(h) hereof), (2) as may be required pursuant to commitments existing on the date hereof or pursuant to any WBKC employee benefit plan or arrangement described on Section 3.15(e) of the WBKC Disclosure Schedules, (3) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, due to a material change in position or duties or which are typically given based upon merit or on an employee’s anniversary date of hire or the anniversary date in the current position, in either case which do not involve increases of more than 4% in connection therewith, (4) the payment of bonuses for the year ended December 31, 2016, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice, all of which are set forth in Section 5.03(b)(vi) of the WBKC Disclosure Schedule, and (5) the payment of bonuses for the partial year commencing January 1, 2017 and ending on the date of the Effective Time, to the extent such bonuses have been accrued in accordance with GAAP through the Effective Time and provided that such bonuses are consistent, as to amount and persons covered, with past practice, all of which are set forth in Section 5.03(b)(vi) of the WBKC Disclosure Schedule;

(vii)      fail to accrue, pay, discharge, and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

(viii)      except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by Wolverine Bank, trade payables and similar liabilities, and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the WBKC Financial Statements or the Subsequent WBKC Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $100,000;

(ix)      change its accounting methods, except as may be necessary and appropriate to conform to (1) changes in law and regulation, (2) changes in GAAP or regulatory accounting principles, (3) changes required by WBKC’s independent auditors or its regulatory authorities, or (4) changes requested by Horizon pursuant to this Agreement, provided any such changes are consistent with GAAP and/or regulatory accounting principles, as appropriate;

(x)      make, change, or revoke any material tax election, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;

(xi)      make application for the opening or closing of any, or open or close any, branch or automated banking facility, except as contemplated by any application filed with any bank regulatory authority in connection with the Merger;

(xii)      waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by this Agreement and legal, accounting, and investment banking or financial advisory fees related to the Merger) requiring payments by WBKC or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate, other than trade payables or otherwise incurred in the ordinary course of business, or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;

(xiii)      except as already committed in writing as of the date of this Agreement and other than expenditures necessary to maintain existing assets in good repair, make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(xiv)      except as required by applicable law, regulation, or its regulatory authorities: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(xv)      maintain an allowance for loan and lease losses which is not adequate, in all material respects, under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off or take any action that would change Wolverine Bank’s loan loss reserves that is not in compliance with Wolverine Bank’s policy and past practices consistently applied and in material compliance with GAAP;

(xvi)      except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $100,000 owing to WBKC or any Subsidiary or any claims which WBKC or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;

(xvii)      pay, discharge, settle or compromise any litigation, claim, action, arbitration, or other proceeding against WBKC or any Subsidiary other than (1) any such payment, discharge, settlement, or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, or (2) with regard to a settlement exceeding $50,000 individually or $100,000 in the aggregate, where such settlement is fully covered by insurance; and in all such cases contemplated by (1) and (2) above: (A) does not create precedent for other pending or potential claims, actions, litigation, arbitration, or proceedings, (B) neither WBKC nor Wolverine Bank consents to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations, and (C) involves a complete and unconditional release from liability with respect to WBKC and/or Wolverine Bank, as applicable, with no admission of fault;

(xviii)      take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied in any material respect, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law or regulation;

(xix)      maintain the rate of interest paid by Wolverine Bank on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices or outside reasonable local market area interest rates paid by local competing banks;

(xx)      amend the Articles of Incorporation or Bylaws of WBKC, or similar governing documents of any of its Subsidiaries;

(xxi)      knowingly take any action or fail to take any action that would, or would be likely to, prevent, impede or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code; or

(xxii)      agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section.

5.04    Insurance.

(a)      WBKC and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties, and operations, fidelity coverage, and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by WBKC or its Subsidiaries as of the date of this Agreement.

(b)      Except as set forth on Section 5.04(b) of the WBKC Disclosure Schedule, WBKC and its Subsidiaries shall maintain in full force and effect blanket bond insurance coverage against loss or damage relating to or resulting from any breach of fidelity by any third-party mortgage broker compensated by WBKC or any of its Subsidiaries in connection with the origination of any mortgage loan, such policy to have a single loss coverage limit of no less than $5,000,000 and a deductible of no more than $1,000,000.

5.05    Accruals for Loan Loss Reserve and Expenses.

(a)      Prior to the Effective Time, WBKC shall make and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use reasonable best efforts to take such other actions as WBKC and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b)      WBKC recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof, WBKC shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of WBKC to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to WBKC, based upon such consultation and subject to the conditions in Section 5.05(d).

(c)      Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), WBKC shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to WBKC, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of WBKC’s expenses of the Merger.

(d)      Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), WBKC and Wolverine Bank shall make such conforming changes and entries as contemplated in Section 5.05(a), Section 5.05(b), and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to WBKC that Horizon will at the Effective Time deliver to WBKC the certificate contemplated in Section 7.02(g).

(e)      WBKC’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).

5.06    Acquisition Proposals.

(a)      WBKC will, and will cause each of its Subsidiaries to, and its and their respective officers, directors, and representatives (including KBW) to, immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, WBKC shall not terminate, amend, modify, or waive any material provision of any confidentiality or similar agreement to which WBKC or any of its Subsidiaries is a party (other than any involving Horizon).

(b)      Except as permitted in this Section 5.06, WBKC shall not, and shall cause its Subsidiaries and any of their respective directors, officers, and representatives (including KBW) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to, facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by WBKC’s shareholders, if WBKC receives a bona fide Acquisition Proposal that the WBKC Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined in Section 5.06(f)) that was not solicited after the date hereof and did not otherwise result from a breach of WBKC’s obligations under this Section 5.06, WBKC may furnish, or cause to be furnished, non-public information with respect to WBKC and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to Horizon prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the WBKC Board of Directors determines in good faith, and following consultation with its outside legal counsel and financial advisor, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to WBKC’s shareholders under applicable law, and (B) prior to taking such action, WBKC has used its reasonable best efforts to enter into a confidentiality agreement with such Person containing terms no less favorable to WBKC than those contained in the Confidentiality Agreement (as defined in Section 11.09) and which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with WBKC. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including KBW) of WBKC or its Subsidiaries shall be a breach of this Section 5.06 by WBKC.

(c)      Neither the WBKC Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw, or modify in a manner adverse to Horizon, or propose to withdraw or modify in a manner adverse to Horizon (or take any action inconsistent with), the recommendation by such WBKC Board of Directors or any such committee regarding this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit WBKC or Wolverine Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of WBKC’s shareholders to approve the Merger, the WBKC Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the WBKC Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of WBKC under applicable Law, and provided, further, that the WBKC Board of Directors may not effect such an Adverse Recommendation Change unless (A) the WBKC Board shall have first provided prior written notice to Horizon (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five (5) business day period), and (B) Horizon does not make, within five (5) business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the WBKC Board of Directors (after consultation with outside legal counsel and WBKC’s financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required in order to comply with the WBKC Board’s fiduciary duties to the shareholders of WBKC under applicable Law. WBKC agrees that, during the five (5) business day period prior to its effecting an Adverse Recommendation Change, WBKC and its officers, directors, and representatives shall negotiate in good faith with Horizon and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Horizon.

(d)      In addition to the obligations of WBKC set forth in paragraphs (a), (b), and (c) of this Section 5.06, WBKC shall as promptly as possible, and in any event within two (2) business days after WBKC first obtains knowledge of the receipt thereof, advise Horizon orally and in writing of (i) any Acquisition Proposal or any request for information that WBKC reasonably believes could lead to or contemplates an Acquisition Proposal, or (ii) any inquiry WBKC reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions), and the identity of the Person making any such Acquisition Proposal or request, or inquiry. In connection with any such Acquisition Proposal, request, or inquiry, if there occurs or is presented to WBKC any offer, material change, modification, or development to a previously made offer, letter of intent, or any other material development, WBKC (or its outside counsel) shall (A) advise and confer with Horizon (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto, and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request, or inquiry, and (B) promptly upon receipt or delivery thereof, provide Horizon with true, correct, and complete copies of any document or communication related thereto.

(e)      For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 25% or more of the revenues, net income, or assets of WBKC and its Subsidiaries, taken as a whole, or (B) 25% or more of any class of equity securities of WBKC or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 25% or more of any class of equity securities of WBKC or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving WBKC, Wolverine Bank, or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 25% or more of any class of equity securities of WBKC, Wolverine Bank, or any of WBKC’s other Subsidiaries or of any resulting parent company of WBKC or Wolverine Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(f)      For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “25% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the WBKC Board determines in good faith (after having received the advice of its financial advisor), to be (i) materially more favorable to the shareholders of WBKC from a financial point of view and its other constituencies than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions, and conditions to consummation and any changes to the financial terms of this Agreement proposed by Horizon in response to such offer or otherwise)), and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory, and other aspects of such proposal.

5.07    Press Releases. Horizon and WBKC shall use reasonable best efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Stock Market, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.08    Changes and Supplements to Disclosure Schedules. WBKC shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the WBKC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the WBKC Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of WBKC contained herein materially incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII.

5.09    Failure to Fulfill Conditions. In the event WBKC determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Horizon.

5.10    Access; Information.

(a)      Horizon and WBKC, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books, and records of the other party (other than minutes that discuss any of the transactions contemplated by this Agreement). Horizon and WBKC, and their representatives and agents, may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties, and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of WBKC or Horizon or either of their Subsidiaries; provided further, neither WBKC, Horizon, nor any of their Subsidiaries shall be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or other person or would result in the waiver by any of them of the privilege protecting communications between any of them and any of their counsel. In addition, after receipt of all Regulatory Approvals and the necessary shareholders’ approval, WBKC shall cooperate with Horizon to facilitate introductions to Wolverine Bank’s customers and key business partners and referral sources.

(b)      No investigation by Horizon or WBKC shall affect the representations and warranties made by WBKC or Horizon herein.

(c)      Any confidential information or trade secrets received by Horizon, WBKC, or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or WBKC, as applicable, or at Horizon’s or WBKC’s request, returned to Horizon or WBKC, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements and any such retained information must be treated confidentially. Additionally, any confidential information or trade secrets received by Horizon or WBKC, or either of their agents or representatives, in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09). This Section 5.10 will not require the disclosure of any information to Horizon or WBKC which would be prohibited by law or regulation.

(d)      WBKC shall also provide Horizon with copies of minutes and consents from all Board of Director and committee meetings no later than two (2) business days after such minutes are approved at the next monthly meeting of the Board of Directors (other than minutes that discuss any of the transactions contemplated by this Agreement and other than portions of minutes that contain information that is expressly exempt from disclosure pursuant to this Section 5.10).

5.11    Financial Statements. As soon as internally available after the date of this Agreement, WBKC will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of WBKC prepared for its internal use, Wolverine Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by Horizon (collectively, “Subsequent WBKC Financial Statements”). The Subsequent WBKC Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year-end adjustments).

5.12    Environmental. If requested by Horizon, WBKC will cooperate with an environmental consulting firm designated by Horizon (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably requested by Horizon on all real property (except single family, non-agricultural residential property of one acre or less) owned or leased by WBKC or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO, to the extent not prohibited by any lease governing Wolverine Bank’s lease of any branch. Horizon will proceed with such assessments, testing, and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing, and investigations through completion. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any WBKC property, promptly upon Horizon’s receipt of such reports. Horizon shall be responsible for the costs of the Phase I environmental site assessments, and Horizon and WBKC shall each bear 50% of the costs of any additional environmental investigation or testing as determined to be advisable or recommended by the Designated Environmental Consultant as a result of an actual or suspected “Recognized Environmental Condition” (as such term is defined by the American Society for Testing Materials).

5.13    Governmental Reports and Shareholder Information.  Promptly upon its becoming available, WBKC shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by WBKC to any Governmental Authority or to WBKC’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which WBKC is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations, or properties.

5.14    Adverse Actions.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Horizon, which consent will not be unreasonably withheld, WBKC will, and it will cause each of its Subsidiaries to, use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement in any material respect; or (iii) result in the representations and warranties contained in Article III of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (subject to the standards set forth in Section 7.01(a) hereof) or in any of the conditions set forth in Article VII hereof not being satisfied; provided, however, that the foregoing shall not be deemed to require WBKC to take any action which would otherwise violate any other provision of this Agreement.

5.15     Employee Benefits and Employees.

(a)      Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of WBKC or any of its Subsidiaries shall: (a) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of WBKC or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.

(b)      Before the date that is forty-five (45) days after the public announcement of the Merger, Horizon will use its reasonable best efforts to notify WBKC of the employees Horizon intends to retain after the Effective Time. Prior to the Closing Date, WBKC shall be responsible for timely giving any notices to, and terminating (but in no event earlier than the date all Regulatory Approvals are received), any employees whose employment will not be continued by Horizon, and Horizon or WBKC shall pay any and all amounts which are due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation and sick pay and the severance amounts contemplated by Section 6.03(h) of this Agreement.

(c)      Before Closing, with WBKC’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of WBKC.

5.16    Amendment and Termination of Bank ESOP.

(a)      WBKC shall make contributions to the Bank ESOP between the date hereof and the Effective Time consistent with the terms of the Bank ESOP and past practices, including, without limitation, any contributions required pursuant to the terms and conditions of the ESOP Loan Documents.

(b)      No later than ten (10) days prior to the Closing Date, WBKC, pursuant to the provisions of the Bank ESOP, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the Bank ESOP, effective as of the Closing Date (the “ESOP Termination Date”); (ii) amend the Bank ESOP effective as of a date not later than the ESOP Termination Date to freeze participation under the Bank ESOP and to provide that no distributions of accrued benefits shall be made from the Bank ESOP, or its related employee benefit trust, subsequent to the ESOP Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the Bank ESOP’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the Bank ESOP upon the occurrence of retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the Bank ESOP; (iii) amend the Bank ESOP to provide that the excess of the proceeds from the sale or remittance of shares of WBKC Common Stock held by the Bank ESOP in the Bank ESOP’s unallocated suspense account (“Suspense Shares”) over the unpaid principal and accrued interest of the Exempt Note attributable to the Suspense Shares shall (after repayment of the Exempt Note as contemplated in Section 5.16(c) of this Agreement) be allocated to the accounts of the Bank ESOP’s active participants according to each active participant’s proportionate Bank ESOP account balance as of the day before the ESOP Termination Date.

(c)      As soon as practicable following the execution of this Agreement, WBKC will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the Bank ESOP requesting the issuance to WBKC of the favorable determination letter described in Section 5.16(b). A copy of the completed and filed application shall be provided to Horizon at least five (5) business days prior to the Effective Time. On the Closing Date, immediately prior to the Effective Time, WBKC shall direct the Trustee of the Bank ESOP to cause the unpaid principal balance and accrued interest through the Closing Date of the Exempt Note (such unpaid principal and accrued interest shall be referred to as the “ESOP Loan Balance”) to be repaid by remitting a sufficient number of Suspense Shares to WBKC or any other lender (including Horizon, as successor in interest to WBKC, as applicable) to repay the ESOP Loan Balance, with each remitted share to be valued in an amount equal to the cash equivalent of the Merger Consideration. All remaining shares of WBKC Common Stock held by the ESOP (including the remaining Suspense Shares) shall be converted into the right to receive the Merger Consideration.

(d)      Following the Effective Time, Horizon shall use its reasonable best efforts in good faith to obtain the Internal Revenue Service favorable determination letter as promptly as possible, including adopting any amendments to the Bank ESOP that may be required by the Internal Revenue Service. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the Bank ESOP upon its termination, the remaining account balances in the Bank ESOP shall either be distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(e)      On or before the Effective Time, the Bank ESOP Committee shall have directed Pentegra Trust Company (the “ESOP Trustee”), as directed trustee of the Bank ESOP, to (i) provide to the Bank ESOP participants similar notices and materials provided to other WBKC shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the Bank ESOP’s participants as to how to vote those shares of WBKC Common Stock allocated to the accounts of the Bank ESOP’s participants with respect to those matters for which a shareholder vote is required under this Agreement; (iii) vote those shares of WBKC Common Stock in accordance with the direction of the Bank ESOP’s participants and in accordance with the Bank ESOP; and (iv) vote the Suspense Shares and allocated shares of WBKC Common Stock for which no participant investment direction has been timely received by the ESOP Trustee in accordance with the Bank ESOP.

(f)      WBKC shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to WBKC as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Bank ESOP.

(g)      As soon as practicable following the execution of this Agreement, Horizon will amend the Horizon Employee Stock Ownership Plan (the “Horizon ESOP”) to permit Continuing Employees to enter the Horizon ESOP as of the Effective Time, and Continuing Employees will be credited with prior years of service with WBKC for purposes of eligibility and vesting (but not benefit accruals).

5.17    Termination of Wolverine Bank 401(k) Plan.

(a)      WBKC maintains the Bank 401(k) Plan. WBKC shall make contributions to the Bank 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the Bank 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those Bank 401(k) Plan participants who are employed by WBKC or its Subsidiaries.

(b)      As soon as practicable following the execution of this Agreement, WBKC, pursuant to the provisions of the Bank 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the Bank 401(k) Plan effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and to provide that the 401(k) Trustee shall designate the then- current Horizon 401(k) plan trustee as the named fiduciary with respect to the Bank 401(k) Plan until assets of the Bank 401(k) Plan are distributed fully, and (ii) amend the Bank 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the Bank 401(k) Plan, to vest fully all accrued benefits, and to provide that no distributions of accrued benefits shall be made from the Bank 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the Bank 401(k) Plan’s qualification for favorable income tax treatment under the Code, except distributions may be made earlier if required by the terms of the Bank 401(k) Plan upon the occurrence of retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the Bank 401(k) Plan. Notwithstanding the preceding provisions, participants with outstanding plan loans under the Bank 401(k) Plan as of the Effective Time shall be permitted to continue repaying such outstanding loans (subject to the terms and conditions of such plan and the related loan procedures) on and after the Effective Time and until such time as plan termination distributions are paid pursuant to the preceding sentence. At such time as the loans are required to be repaid or will be taxed to the borrower if not repaid (the “401(k) Loan Repayment Date”), Horizon, if any, shall cause loans to be made, outside of any tax-qualified retirement plan, to those WBKC employees who had loans outstanding under the Bank 401(k) Plan as of the 401(k) Loan Repayment Date, in an amount not to exceed the outstanding loan balance as of the 401(k) Loan Repayment Date, provided that any such WBKC employee completes any necessary documentation and is determined to qualify for such loan under applicable loan policies and underwriting standards of Horizon. Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the Bank 401(k) Plan.

(c)      As soon as practicable following the execution of this Agreement, WBKC will file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination letter upon termination of the Bank 401(k) Plan (IRS Form 5310 and related attachments) requesting the issuance to WBKC of the favorable determination letter described in Section 5.17(b). A copy of the completed and filed IRS Form 5310 shall be provided to Horizon at least five (5) business days prior to the Effective Time. Following the Effective Time, Horizon shall use its reasonable best efforts in good faith to obtain the Internal Revenue Service favorable determination letter as promptly as possible, including adopting any amendments to the Bank 401(k) Plan that may be required by the Internal Revenue Service. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the Bank 401(k) Plan upon its termination, the remaining account balances in the Bank 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(d)      Any contributions due to the Bank 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by WBKC, or by Horizon Bank if after the Effective Time, as soon as administratively feasible following the Plan Termination Date.

(e)      WBKC shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to WBKC as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Bank 401(k) Plan.

(f)      On or before the Effective Time, WBKC shall have directed the 401(k) Trustee or plan administrators to (i) provide to the Bank 401(k) Plan participants similar notices and materials provided to other WBKC shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the Bank 401(k) Plan participants as to how to vote those shares of WBKC Common Stock allocated to the accounts of the Bank 401(k) Plan participants with respect to those matters for which a shareholder vote is required under this Agreement; (iii) vote those shares of WBKC Common Stock in accordance with the Bank 401(k) Plan participants and in accordance with the Bank 401(k) Plan; and (iv) vote the shares of WBKC Common Stock for which no participant investment direction has been timely received by the 401(k) Trustee or plan administrators in accordance with the Bank 401(k) Plan.

(g)      As soon as practicable following the execution of this Agreement, Horizon will amend the Horizon Employees’ Thrift Plan (“Horizon 401(k) Plan”) to permit Continuing Employees to enter the Horizon 401(k) Plan as of the Effective Time, and Continuing Employees will be credited with prior years of service with WBKC for purposes of eligibility and vesting (but not benefit accruals). Horizon agrees to permit Bank 401(k) Plan participants who become employees of Horizon to roll over their account balances in the Bank 401(k) Plan to the Horizon 401(k) Plan, subject to the terms of the Horizon 401(k) Plan, including any rollover restrictions.

5.18    Disposition of Welfare Benefit and Sec. 125 Plans.

(a)      All fully insured welfare benefit (health, dental, vision, prescription drug, EAP, life/AD&D, LTD) and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by WBKC or Wolverine Bank shall be terminated as of the Effective Time, unless Horizon determines that any such plan shall be continued past the Effective Time. WBKC shall take, or cause to be taken, all actions necessary to terminate all of WBKC’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed in writing by Horizon.

(b)      As of the Effective Time, and to the extent not prohibited by applicable law, WBKC shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual, and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, unless Horizon determines that any or all of the group insurance policies should be terminated as of the Effective Time.

(c)      From the date of this Agreement through the Effective Time, WBKC shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under WBKC’s fully insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.

(d)      As of the date of the termination of the WBKC cafeteria plan, if any, and if directed by Horizon, the balances in the health flexible spending accounts of Continuing Employees thereunder shall be transferred to the applicable components of the Horizon cafeteria plan. Benefit and compensation deferral elections in effect at that time shall be continued under the Horizon cafeteria plan, subject to subsequent changes as provided in the Horizon plan. All benefit payments related to the transferred balances shall be made in accordance with the Horizon cafeteria plan.

5.19    Long-Term Incentive Plans.  At the Effective Time, Horizon shall assume those certain Long-Term Incentive Plans with David H. Dunn and Rick A. Rosinski

(collectively, the “LTIPs”) and the timing and amount of the payments thereunder will be made in accordance with the LTIP plan documents and election forms, as detailed in Section 5.19 of the WBKC Disclosure Schedule. WBKC agrees to amend the LTIPs effective as soon as administratively feasible after the date of this Agreement to: (i) delete the provisions which permit the election of subsequent voluntary deferral periods (including the subsequent deferral of any installment payments); (ii) prohibit WBKC, Horizon or any affiliate or successor from terminating the LTIPs and/or accelerate the timing of payments thereunder without participant consent; and (iii) permit current LTIP owners to make deemed investment elections for amounts payable under the LTIPs (with the investment options of cash or Horizon common stock), including amounts previously credited to the Stock Units Accounts under the LTIPs (subject to the ability of Horizon to override the investment elections at its sole discretion). Horizon and WBKC agree that all amounts payable under the LTIPs as of the Closing Date will be maintained by Horizon or any affiliate or successor in a separate irrevocable grantor trust (which shall meet the requirements of Internal Revenue Service Revenue Procedure 92-65, as amended or superseded from time to time), the trustee of which grantor trust shall be determined by Horizon at the Effective Time, and all payments due under such LTIPs will be made from such trust in accordance with the LTIPs and applicable election forms, provided that the current owners of the LTIPs shall be provided the opportunity to make deemed investment elections applicable to amounts payable under the LTIPs following the completion of the Merger.

5.20    Change in Control Payments, Mutual Termination of Employment Agreements and New Employment Agreements; Honoring WBKC Plans.  WBKC will pay out all amounts payable upon a change in control pursuant to the employment agreements between Wolverine Bank and (i) David H. Dunn, dated July 1, 2016, and (ii) Rick A. Rosinski, dated July 1, 2016 (collectively, the “Employment Agreements”), as identified in the WBKC Disclosure Schedule, as if the change in control payments contemplated by the Employment Agreements had been triggered by the Merger, provided, however, that, if required, all such agreements shall be amended with the written consent of the affected parties prior to the Effective Time to ensure and expressly provide that no payment shall be made under such agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The payment of such amounts shall be contingent upon each of the two (2) above-named officers entering into (x) a mutual termination of employment agreement in a form reasonably acceptable to Horizon and executed concurrently with the execution of this Agreement (the “Mutual Termination of Employment Agreements”), and (y) an employment agreement with Horizon Bank in a form reasonably acceptable to Horizon and executed concurrently with the execution of this Agreement (the “Horizon Executive Employment Agreements”). The change in control payments will be made in a lump sum no later than the Closing Date. Horizon shall honor the employment agreements between Wolverine Bank and (i) Brian Cherry, dated June 30, 2016; (ii) Jeremy Clark, dated December 15, 2016; and (iii) John W. Schmitt, dated June 30, 2016, and the

WBKC Plans identified in the WBKC Disclosure Schedules, except to the such extent any such agreement or plan is superseded or terminated, as of, or following, the Effective Time.

5.21    Subsidiary Merger, Commercial Holdings Termination and Wolserv Termination.  Prior to the Effective Time, WBKC shall, and shall cause each Subsidiary to, use its reasonable best efforts to take such action as necessary to (i) prepare to effectuate the Bank Merger as contemplated in Section 1.05 hereof; (ii) effectuate the Commercial Holdings Termination as contemplated in Section 1.06 hereof; (iii) effectuate the Wolserv Termination as contemplated in Section 1.07 hereof; and (iv) reconstitute the directors and officers of WBKC or any Subsidiary, amend the articles of incorporation or bylaws of WBKC or any Subsidiary, or make such other changes as Horizon may request if necessary to accomplish the same.

5.22    Cooperation on Conversion of Systems.  WBKC agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its reasonable best efforts to ensure an orderly transfer of information, processes, systems, and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of WBKC’s systems into, or to conform with, Horizon’s systems (including cooperating with Horizon in the training of WBKC’s and its Subsidiaries’ employees on Horizon’s systems), so that, as of the Closing, the systems of WBKC are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing. WBKC and Horizon shall meet on a regular basis to discuss and plan for the conversion of WBKC’s data processing and related electronic informational systems to those used by Horizon, which planning shall include, without limitation: (i) discussion of possible termination by WBKC of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by WBKC in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services. In the event that WBKC takes, at the request of Horizon, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, Horizon Bank shall pay any such fees, expenses and charges directly to such third parties.

5.23    Installation/Conversion of Equipment; Training.  Prior to Closing, at times mutually agreeable to Horizon and WBKC, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the WBKC and Wolverine Bank offices, branches, and ATM locations, and WBKC shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of WBKC or Wolverine Bank or require material alterations to WBKC’s or Wolverine Bank’s facilities; provided further, in the event of the termination of this Agreement, Horizon shall remove all such installed computers and equipment at Horizon’s sole expense. In addition, prior to Closing, at times mutually agreeable to Horizon and WBKC, Horizon may conduct such training and other programs as it may, in its sole discretion and at its expense, elect to provide for those employees that Horizon elects to offer employment; provided, however, that such training and other programs shall not interfere with the normal business activities and operations of WBKC or Wolverine Bank.

ARTICLE VI.

COVENANTS OF HORIZON

Horizon covenants and agrees with WBKC and covenants and agrees to cause its Subsidiaries to act as follows (and, where applicable, WBKC covenants and agrees with Horizon as follows):

6.01    Approvals.  Horizon shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger (except those only applicable to WBKC or Wolverine Bank, if any), and all parties shall file such applications as promptly as practicable after the execution of this Agreement (provided that each party has timely provided all information requested in writing by the other party or its counsel), and in no event later than forty-five (45) days after the execution of this Agreement; provided, however, that the parties acknowledge and agree that Horizon has made application to convert Horizon Bank from a national bank to an Indiana-state chartered bank, and all regulatory applications may, at Horizon’s election, be filed after such conversion is consummated (presently anticipated to occur on or before June 30, 2017). Horizon shall provide WBKC and its counsel appropriate opportunity to review and comment on such bank regulatory applications, including any supplements or amendments to such filings and all responses for additional information and replies to comments, prior to such filings being filed with a bank regulatory agency. Horizon shall promptly notify WBKC upon the receipt of any comments on such bank regulatory agencies and shall provide WBKC with copies of all correspondence between Horizon and any bank regulatory agency. Horizon and WBKC shall cooperate fully and use reasonable best efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. Horizon agrees that it will consult with WBKC with respect to such consents, authorizations, approvals, registrations, and certificates, and agrees that it will keep WBKC apprised of the status of matters relating to completion of the transactions contemplated hereby.

6.02    SEC Registration.

(a)      For the purposes (x) of registering the Horizon Common Stock to be offered to holders of WBKC Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the WBKC shareholders meeting, as soon as practicable following the date of this Agreement, but no later than thirty (30) business days after the date of this Agreement, WBKC (with the assistance of Horizon as appropriate) shall prepare the required proxy disclosures, in accordance with the rules and regulations of the SEC, to be used in connection with the WBKC shareholders meeting to obtain approval for the Merger (the “Proxy Statement”), and as soon as reasonably practicable thereafter, Horizon shall prepare and file with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “1933 Act”) covering the shares of Horizon Common Stock to be issued pursuant to this Agreement, in which the Proxy Statement will be included as a prospectus. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” Horizon shall provide WBKC and its counsel with appropriate opportunity to review and comment on the Registration Statement, and shall incorporate all appropriate comments thereto prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Horizon shall use its reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Horizon shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of Horizon common stock.

(b)      The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. Horizon shall promptly notify WBKC upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Registration Statement or Proxy Statement, as the case may be, and shall provide WBKC with copies of all correspondence between Horizon and the SEC. Horizon shall provide WBKC and its counsel with appropriate opportunity to review and comment on such response and shall incorporate all appropriate comments thereto prior to filing its response with the SEC. If prior to the Effective Time any event occurs with respect to WBKC, Horizon or any Subsidiary of WBKC or Horizon, respectively, or any change occurs with respect to information supplied by or on behalf of WBKC or Horizon, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, WBKC or Horizon, as applicable, shall promptly notify the other of such event, and WBKC or Horizon, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to WBKC’s shareholders and to Horizon’s shareholders.

(c)      Horizon shall cause the shares of Horizon Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market (subject to official notice of issuance) prior to the Effective Time.

6.03    Employee Benefit Plans and Employee Payments.

(a)      Horizon shall make available to the officers and employees of WBKC or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to similarly-situated Horizon employees.

(b)      Horizon and WBKC agree to address any issues related to the differences between the vacation and paid time off policies of WBKC and any Subsidiary (including,

without limitation, any banked paid time) and the vacation and paid time off policies of Horizon and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with WBKC or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.

(c)      Continuing Employees will receive credit for prior service with WBKC or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries. The Horizon 401(k) Plan will be amended as provided in Section 5.17(f) of this Agreement and the Horizon ESOP will be amended as provided in Section 5.16(g) of this Agreement.

(d)      To the extent a WBKC employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans, if any, as of the Effective Time. To the extent a WBKC employee benefit plan is terminated after the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans, if any, on the date of such plan termination. Horizon will use its reasonable best efforts to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of WBKC; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding WBKC plan during the balance of the then current 12-month period of coverage.

(e)      To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the Bank 401(k) Plan with respect to any Continuing Employees.

(f)      Horizon may elect to continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(g)      Until the Effective Time, WBKC or a Subsidiary of WBKC, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon

Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of WBKC or a Subsidiary of WBKC who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of WBKC or a Subsidiary of WBKC who incurs a qualifying event before the Effective Time.

(h)      Except for the employees identified in Section 5.20 and any other employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of Wolverine Bank as of the Effective Time: (i) who are still employed by Wolverine Bank and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated other than for cause (as determined by Horizon and/or pursuant to its policies or any agreement applicable to the employee) within twelve (12) months after the Effective Date or who resign because they are not being offered a comparable position with Horizon Bank that is within a twenty-five (25) mile radius of the current address of their primary work location at Wolverine Bank; and (ii) who sign and deliver a termination and release agreement in a form substantially similar to the agreement provided in Section 6.03(h) of the Horizon Disclosure Schedule, shall be entitled to severance pay in the amount described in Section 6.03(h) of the Horizon Disclosure Schedule. Such employees, who sign and deliver the termination and release agreement, will receive their severance in a lump-sum payment within sixty (60) days of termination of employment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense, will provide group career counseling for the Wolverine Bank employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program for up to four (4) visits per employee. Nothing in this Section shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at-will employment status.

6.04    Adverse Actions.  During the period from the date of this Agreement to the Effective Time, except with the written consent of WBKC, which consent will not be unreasonably withheld, Horizon will, and it will cause each of its Subsidiaries to, use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement in any material respect; or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date (subject to the standards set forth in Section 7.02(a) hereof) or in any of the conditions set forth in Article VII hereof not being satisfied; provided, however, that the foregoing shall not be deemed to require Horizon to take any action which would otherwise violate any other provision of this Agreement.

6.05    D&O Insurance and Indemnification.

(a)      Subject to the limits of applicable federal banking law and regulations, Horizon shall indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of WBKC and its Subsidiaries, including Wolverine Bank (each, an “Indemnified Party”) for a period of six (6) years following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent (and subject to the making of the same findings as to eligibility for such indemnification and/or advancement of expenses) that such Indemnified Party would have been indemnified (or entitled to advancement of expenses) as a director or officer of WBKC or any of its Subsidiaries under applicable law or WBKC’s, or any such Subsidiaries’, articles of incorporation or bylaws as in effect as of the date of this Agreement.

(b)      Provided WBKC has historically carried directors’ and officers’ liability insurance and subject to the conditions of this Section 6.05(b), Horizon shall to cause the persons serving as officers and directors of WBKC and Wolverine Bank immediately prior to the Effective Time to be covered for a period of up to six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by WBKC (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, WBKC shall cause the applicable broker of record designation for its Existing Policy and its existing Financial Institution Bond to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by WBKC with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if Horizon is unable to maintain or obtain the insurance called for by this Section 6.05(b), Horizon shall obtain as much comparable insurance as is available for the Maximum Amount. Horizon’s obligations within this Section 6.05(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premiums as of the date of this Agreement, and which must be continuously maintained in force by WBKC without interruption, cancellation, or amendment until the Effective Time or Horizon’s obligations within this Section shall cease.

(c)      The provisions of this Section 6.05 shall survive the Effective Time and the obligations of Horizon provided under this Section 6.05 are intended to be enforceable against Horizon directly by each Indemnified Party and his or her heirs and personal representatives.

Horizon shall pay all reasonable costs, including attorneys’ fees, upon the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.05 to the fullest extent permitted under applicable law, the articles of incorporation of WBKC or the bylaws of WBKC; provided, however, such payment of costs shall be paid by Horizon in advance of the final disposition of such claim, action, suit, proceeding or investigation upon receipt of: (i) written affirmation of an Indemnified Party’s good faith belief that the Indemnified Party is eligible to receive the indemnification provided for in this Section 6.05; and (ii) an unconditional written undertaking by or on behalf of the Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Horizon as authorized in this Section 6.05.

(d)      In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.

6.06    Changes and Supplements to Horizon Disclosure Schedule.  Horizon shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events after the date of this Agreement arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII.

6.07    Great Lakes Bay Region Advisory Board.  As soon as reasonably practical after the Effective Time, Horizon agrees to form a Great Lakes Bay Region Advisory Board comprised of three to five members and add representatives to the advisory board from the communities served by Wolverine Bank. Each member of the Great Lakes Bay Region Advisory Board will receive fees and shares of Horizon Common Stock in amounts equal to those received by members of Horizon’s other advisory boards of directors.

6.08    Horizon and Horizon Bank Board.  Horizon and Horizon Bank shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the Bylaws of Horizon and Horizon Bank, Eric P. Blackhurst (or such other director as shall be mutually agreed upon), shall be appointed as a director of Horizon and Horizon Bank. If the term of the class of directors to which he is appointed shall expire less than three (3) years from the Effective Time, Horizon and Horizon Bank agree to cause him to be nominated and recommended for election by the shareholders at the next election of directors as long as he continues to meet all of Horizon’s and Horizon Bank’s director qualifications, is otherwise qualified to serve as a director of Horizon and Horizon Bank under all applicable laws and regulations, and is not prohibited from serving in such a capacity by any bank or securities regulatory authority or similar self-governing body with jurisdiction over Horizon or Horizon Bank.

6.09    Issuance of Horizon Common Stock.  The Horizon Common Stock to be issued by Horizon to the shareholders of WBKC pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The shares of Horizon Common Stock to be issued to the shareholders of WBKC pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other person, firm, or entity. The Horizon Common Stock to be issued to the shareholders of WBKC pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for Horizon Common Stock issued to any shareholder of WBKC who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.

6.10    Community Investment.  Horizon agrees that for a period of five (5) years following the Effective Time, it shall cause Horizon Bank to donate $50,000 annually to nonprofit organizations and/or community schools in the markets served by Wolverine Bank. The continuation of these annual donations will be dependent upon Horizon’s continued financial performance, and their permissibility under applicable law, including all banking regulations. These donations shall be administered by Horizon’s Great Lakes Bay Region Advisory Board, subject to oversight by the Horizon Bank Board of Directors and/or Horizon’s Chief Executive Officer.

6.11    Consideration Availability.  Horizon agrees at all times from the date of this Agreement until the Stock Consideration has been paid in full to reserve a sufficient number of shares of Horizon Common Stock to be issued as the Stock Consideration. Horizon has no reason to believe it will not have a sufficient amount of cash, or have access to a sufficient amount of cash, to fulfill its obligations with respect to cash payments under this Agreement.

6.12    Short-Swing Trading Exemption.  Horizon shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article II and any other dispositions of equity securities of WBKC (including derivative securities) or acquisitions of equity securities of Horizon in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3(d) promulgated under the Exchange Act.

6.13    Failure to Fulfill Conditions.  In the event Horizon determines that a condition to its obligation to complete the Merger cannot be fulfilled, and that it will not waive that condition, it will promptly notify WBKC.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01    Conditions Precedent to Horizon’s Obligations.  The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon, provided, however, that the conditions set forth in Sections 7.01(d), (e), (f), (h), and (k) cannot be waived by Horizon:

(a)      Representations and Warranties.  Each of the representations and warranties of WBKC set forth in the first three (3) sentences of Section 3.01(a), the first two sentences of Section 3.01(b) and Sections 3.02(a), 3.02(b)(i), 3.03, 3.23(a) and 3.23(n) (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate, and correct (other than, in the case of Section 3.03(a), such failures to be true, accurate and correct as are de minimis) in accordance with its terms at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the representations and warranties of WBKC set forth in Sections 3.02(b)(ii), 3.08, 3.10, 3.18, 3.22, 3.35, and 3.36 (in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct in all material respects in accordance with its terms at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except to the extent such representations and warranties speak as of an earlier date). All other representations and warranties of WBKC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the first paragraph of Article III) shall be true, accurate and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate and correct unless the failure or failures of such representations and warranties to be so true, accurate and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on WBKC.

(b)      Covenants.  Each of the covenants and agreements of WBKC shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c)      Deliveries at Closing.  Horizon shall have received from WBKC at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b).

(d)      Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of WBKC in accordance with this

Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)      Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions, or requirements which would (i) following the Effective Time, have a Material Adverse Effect on Horizon, or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.

(f)      Shareholder Approval.  The shareholders of WBKC shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.

(g)      Officers’ Certificate. WBKC shall have delivered to Horizon a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of WBKC contained in Article III are true, accurate, and correct subject to the standard specified in Section 7.01(a); (ii) all the covenants of WBKC have been complied with in all material respects at or prior to the Effective Time; and (iii) WBKC has satisfied and fully complied with all conditions necessary to consummate the transactions contemplated by this Agreement.

(h)      Tax Opinion.  The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Closing Date, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of WBKC. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)      [Intentionally Omitted.]

(j)      Material Proceedings.  None of Horizon, WBKC, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no claim, litigation, or proceeding which is likely, in the reasonable, good faith judgment of Horizon, to have a Material Adverse Effect on WBKC, shall have been initiated relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

(k)      Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(l)      Execution of Mutual Termination of Employment Agreements.  The Wolverine Bank employees identified in Section 5.20 shall have executed and delivered the Mutual Termination of Employment Agreements to Horizon.

(m)      Execution of Horizon Executive Employment Agreements.  The Wolverine Bank employees identified in Section 5.20 shall have executed and delivered the Horizon Executive Employment Agreements to Horizon.

(n)      Notice of Termination of Data Processing Agreement.  Wolverine Bank shall have provided notice of termination to Fiserv Solutions, Inc. (“Fiserv”) under that certain Master Agreement, dated October 1, 2010 (including related exhibits and schedules), as amended, between Wolverine Bank and Fiserv.

(o)      WBKC Consolidated Shareholders’ Equity.  As of the end of the month prior to the Effective Time, the WBKC Consolidated Shareholders’ Equity (as defined in this Section 7.01(o)), shall not be less than $62.8 million, representing the amount outstanding as of May 31, 2017. “WBKC Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of WBKC and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established or expenses taken by WBKC or any Subsidiary of WBKC pursuant to Sections 5.05(b) or 5.05(c); (B) any changes to the valuation of the Wolverine Bank investment portfolio attributed to ASC 320, whether upward or downward, from March 31, 2017, until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by WBKC or any Subsidiary of WBKC in connection with this Agreement or the transactions contemplated hereby, including those incurred prior to the execution of this Agreement; (D) any amounts paid or payable to any director, officer, or employee of WBKC or any Subsidiary of WBKC under any contract, severance arrangement, benefit plan, or employment practice of WBKC or any Subsidiary of WBKC and all other payroll and non-payroll related costs and expenses; (E) costs associated with the termination of the Bank 401(k) Plan, the Bank ESOP and any other employee benefit plan, except as otherwise expressly provided herein; (F) costs associated with the termination of the Fiserv data processing agreement; (G) cash dividends permitted to be paid to shareholders of WBKC pursuant to Section 5.03(b)(ii); and (H) any other expenses incurred in connection with the transactions contemplated hereby; in each case incurred or to be incurred by WBKC or any WBKC Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the WBKC Consolidated Shareholders’ Equity for purposes of this Section. All such excluded amounts shall also be determined in accordance with GAAP.

(p)      Consents.  WBKC shall have obtained or caused to be obtained (a) all written consents, if any, required under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.

(q)      [Intentionally Omitted.]

(r)      Special Wolverine Bank Dividend to WBKC.  Wolverine Bank shall have sought and received all necessary regulatory approvals for a cash dividend to WBKC in the amount of excess capital as determined and requested by Horizon (which cash dividend amount may not exceed an amount that would result in Wolverine Bank failing to be considered “well capitalized” under applicable banking laws and regulations and after giving effect to costs, fees, expenses and other amounts to be paid and liabilities to be incurred pursuant to the terms of this Agreement, calculated on a fully-phased in basis for requirements that are not fully phased in as of the date of this Agreement), and such dividend shall have been paid by Wolverine Bank to WBKC at least one (1) business day prior to the Closing Date.

7.02    Conditions Precedent to WBKC’s Obligations.  The obligation of WBKC to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by WBKC provided, however, that the conditions set forth in Sections 7.02(d), (e), (f), (i), and (j) cannot be waived by WBKC:

(a)      Representations and Warranties.  The representations and warranties of Horizon set forth in Sections 4.01(a)), (b), and (c), 4.03(a) and 4.20 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct (other than, in the case of Section 4.03(a), such failures to be true, accurate and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Horizon set forth in Sections 4.02(b)(ii), 4.05, 4.07, 4.10 and 4.15 (in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Horizon set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the first paragraph of Article IV) shall be true, accurate and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true, accurate and correct unless the failure or failures of such representations and warranties to be so true, accurate and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Horizon.

(b)      Covenants.  Each of the covenants and agreements of Horizon shall have been fulfilled or complied with, in all material respects, at or prior to the Effective Time.

(c)      Deliveries at Closing.  WBKC shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to WBKC, listed in Section 10.02(a) hereof.

(d)      Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of WBKC in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)      Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f)      Shareholder Approval.  The shareholders of WBKC shall have approved and adopted this Agreement as required by applicable law and the terms of this Agreement.

(g)      Officers’ Certificate.  Horizon shall have delivered to WBKC a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Closing Date, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate, and correct subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with in all material respects at or prior to the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as of the Closing Date.

(h)      Tax Opinion.  The Board of Directors of WBKC shall have received a written opinion of the law firm of Luse Gorman, PC, dated as of the Effective Time, in form and content reasonably satisfactory to WBKC, to the effect that the Merger to be effected pursuant to this Agreement will qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of WBKC. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i)      Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(j)      Material Proceedings.  None of Horizon, WBKC, or any Subsidiary of Horizon or WBKC, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no claim, litigation, or proceeding which is likely, in the reasonable, good faith judgment of WBKC, to have a Material Adverse Effect on Horizon, shall have been initiated relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01    Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a)      by the mutual written consent of Horizon and WBKC;

(b)      by either of WBKC or Horizon by written notice to the other:

(i)     if this Agreement and the Merger are not approved by the requisite vote of the shareholders of WBKC at the meeting of shareholders of WBKC contemplated in Section 5.01;

(ii)     (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable, or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above;

(iii)     if the consummation of the Merger shall not have occurred on or before May 31, 2018 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any representation, warranty, covenant, or other agreement contained in this Agreement causes the failure of the Merger to occur on or before the Outside Date; or

(c)      by written notice from Horizon to WBKC, if:

(i)      any event shall have occurred which is not capable of being cured prior to or on the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to or on the Outside Date (provided, that Horizon is not then in material breach of any representation, warranty, covenant, or other agreement contained herein);

(ii)     WBKC breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied prior to or on the Outside Date or such breach has not been cured by WBKC within twenty (20) business days after WBKC’s receipt of written notice of such breach from Horizon (provided, that Horizon is not then in material breach of any representation, warranty, covenant, or other agreement contained herein); or

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has had, individually or in the aggregate, a Material Adverse Effect on WBKC.

(d)      by written notice from WBKC to Horizon if:

(i)      any event shall have occurred which is not capable of being cured prior to or on the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to or on the Outside Date (provided, that WBKC is not then in material breach of any representation, warranty, covenant, or other agreement contained herein);

(ii)     Horizon breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied prior to or on the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from WBKC (provided, that WBKC is not then in material breach of any representation, warranty, covenant, or other agreement contained herein); or

(iii)    there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts that has had, individually or in the aggregate, a Material Adverse Effect on Horizon.

(e)      by written notice from Horizon to WBKC:

(i)      if the WBKC Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;

(ii)     in the event of an Adverse Recommendation Change;

(iii)    if the WBKC Board shall approve any Acquisition Proposal or publicly recommend that the holders of WBKC Common Stock accept or approve any Acquisition Proposal; or

(iv)    if WBKC shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.

(f)      by written notice by Horizon to WBKC if a quorum could not be convened at the meeting of shareholders of WBKC contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g)      by written notice by WBKC to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if, both of the following conditions are satisfied, such termination to be effective on the fifth (5th) business day following the date WBKC provides notice to Horizon after the Determination Date as set forth below:

(i)      the Horizon Market Value (as determined on the Determination Date) is less than $23.02; and

(ii)      the number obtained by [dividing the Horizon Market Value by the Initial Horizon Market Value] shall be less than the number obtained by [dividing ((A) the Final Index Price by (B) the Initial Index Price) minus 0.15];

subject, however, to the following three sentences. If WBKC elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the [Index Ratio minus 0.15] and the denominator of which is equal to the Horizon Market Value (as determined on the Determination Date); or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value (as determined on the Determination Date), and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If within such five (5) business day period, Horizon delivers written notice to WBKC that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies WBKC of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.

“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Horizon Market Value” means $27.08, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

“Horizon Market Value” means the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on the NASDAQ Global Select Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

(h)      By written notice from WBKC to Horizon if the WBKC Board has approved any Acquisition Proposal or if WBKC shall have entered into a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.

8.02    Effect of Termination.

(a)      Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or WBKC and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Section 5.06, this Section 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (a), (c), or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional or willful breach by such party of any of its representations, warranties, covenants, or other agreements contained in this Agreement or any related agreement.

(b)      WBKC shall pay to Horizon an amount in cash equal to $3,539,000 (the “Termination Fee”) if:

(i)      this Agreement is terminated by Horizon pursuant to Section 8.01(e); or

(ii)      this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of WBKC’s shareholders to approve the Agreement and the Merger by the requisite vote or by Horizon pursuant to

Section 8.01(f) and, in each case, (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, WBKC or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii)      this Agreement is terminated by either WBKC or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination WBKC or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(iv)      this Agreement is terminated by Horizon pursuant to Section 8.01(c)(ii) or (iii), and prior to the date that is twelve (12) months after such termination, WBKC or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(v)      This Agreement is terminated by WBKC pursuant to Section 8.01(h).

(c)      Any fee due under Section 8.02(a) shall be paid by WBKC by wire transfer of same day funds within three business days after written demand for payment is made by Horizon.

(d)      In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(a), then Horizon may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full. WBKC acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if WBKC fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against WBKC for the Termination Fee, WBKC shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and WBKC as filed with the Indiana Secretary of State and the Maryland Department

of Assessments and Taxation (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.

ARTICLE X.

CLOSING

10.01    Closing Date and Place.  So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.

10.02    Deliveries.

(a)      At the Closing, Horizon will deliver to WBKC the following:

(i)      the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)      copies of all Regulatory Approvals necessary to consummate the Merger;

(iii)      copies of the resolutions adopted by the Board of Directors of Horizon, certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;

(iv)      the tax opinion required by Section 7.02(h) hereof;

(v)      evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and

(vi)      such other documents and information as WBKC or its legal counsel may reasonably request.

(b)      At the Closing, WBKC will deliver to Horizon the following:

(i)      the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii)      copies of the resolutions adopted by the Board of Directors and shareholders of WBKC certified by the Secretary of WBKC relative to the approval of this Agreement and the Merger;

(iii)      the tax opinion required by Section 7.01(h) hereof; and

(iv)      such other documents and information as Horizon or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01    No Assignment.  This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage provided to certain persons), the representations, warranties, covenants, and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of WBKC, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02    Waiver; Amendment.

(a)      The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions, or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any permitted condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)      This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03    Notices.  All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:

If to Horizon:	with a copy (which shall not constitute notice) to:

Horizon Bancorp 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight CEO and Chairman	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: Curt W. Hidde

And

If to WBKC:	with a copy (which shall not constitute notice) to:

Wolverine Bancorp, Inc. 5710 Eastman Avenue Midland, MI 48640 Attn: David H. Dunn President and CEO	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attn: Eric Luse

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests, or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.

11.04    Headings.  The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05    Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

11.06    Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07    Governing Law; Enforcement; Specific Performance; Jury Trial.  This Agreement (and any and all other documents, agreements, and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried, and litigated only in the Circuit or Superior Courts of LaPorte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

11.08    WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.

11.09    Entire Agreement.  This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the confidentiality letter agreement dated January 23, 2017, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.10    Survival of Representations, Warranties or Covenants.  Except as set forth in the following sentence, none of the representations, warranties, or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06, 5.07, and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.05, 2.05, 5.16(d), 5.17, 5.18, 5.19, 5.20, 6.03, 6.05, 6.07, 6.08, and all of the provisions of this Article XI shall survive the Effective Time.

11.11    Expenses.  Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.12    Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine, and neuter genders. Except as expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business, except Saturday and Sunday.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Horizon and WBKC have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

HORIZON BANCORP

By:	/s/ Craig M. Dwight
Craig M. Dwight
CEO & Chairman

WOLVERINE BANCORP, INC.

By:	/s/ David H. Dunn
David H. Dunn
CEO & President

INDEX OF EXHIBITS

Exhibit 2.02	Option Cancellation Agreement
Exhibit 5.01	Voting Agreement

INDEX OF SCHEDULES

Schedule 3.0	WBKC Knowledge Group

Schedule 3.01(a)	Subsidiaries of WBKC

Schedule 3.01(b)	Subsidiaries of Wolverine Bank

Schedule 3.02(b)	Conflicts/Authorization

Schedule 3.03(a)	Options and Restricted Stock

Schedule 3.03(b)	Liens on Subsidiary Stock

Schedule 3.03(c)	Other Securities and Stock Option and Similar Plans

Schedule 3.05(b)	Insider Loans

Schedule 3.07(a)	Litigation and Pending Proceedings

Schedule 3.09(a)	Material Contracts

Schedule 3.09(c)	Interest Rate Hedging

Schedule 3.11(a)	Owned and Leased Real Property

Schedule 3.11(c)	Environmental Liabilities

Schedule 3.12(a)	Loans

Schedule 3.12(d)	Securities

Schedule 3.13	Indebtedness

Schedule 3.15(a)	Non-Compliance with Employee Benefit Plans

Schedule 3.15(a)(iv)	Employee Benefit Plans with Stock and Other Securities

Schedule 3.15(a)(xii)	Restrictions on Amendments to Employee Benefit Plans

Schedule 3.15(e)	Employee Benefit Plans and Agreements

Schedule 3.15(g)	Acceleration of Employee Benefits

Schedule 3.15(h)	Multiemployer Plans

Schedule 3.15(i)	280G Payments

Schedule 3.16	Employee Agreements

Schedule 3.18	Tax Audits

Schedule 3.20	List of Insurance Policies

Schedule 3.22	Broker’s, Finder’s, or Other Fees

Schedule 3.23	WBKC Interim Events

Schedule 3.24	Insider Transactions

Schedule 3.25(a)	WBKC Indemnification Agreements

Schedule 3.31	WBKC and Wolverine Bank Agreements with Regulatory Agencies

Schedule 4.0	Horizon Knowledge Group

Schedule 4.10	Horizon Tax Audits

Schedule 5.03(b)(vi)	Interim Incentive Compensation

Schedule 5.04(b)	Insurance Limits

Schedule 5.19	WBKC LTIP Agreements

Schedule 5.21	Employment Agreement Payments

Schedule 6.03(h)	Form of Termination and Release Agreement and Severance

EXHIBIT 2.02

OPTION CANCELLATION AGREEMENT

(See attached)

OPTION CANCELLATION AGREEMENT

The undersigned represents and warrants that he/she is the legal and beneficial owner of one or more options to purchase shares of common stock, $0.01 par value, of WOLVERINE BANCORP, INC. (“WBKC”) which was issued to the undersigned under the Wolverine Bancorp, Inc. 2012 Equity Incentive Plan as described on Schedule 1 attached hereto (the “Options”). The Options are evidenced by one or more stock option grant agreements (the “Stock Option Agreements”).

The undersigned acknowledges that WBKC has agreed to merge with Horizon Bancorp, and acknowledges and agrees that in connection therewith, the holders of the WBKC stock options are required to convert their stock options into cash pursuant to Section 2.02 of the Agreement and Plan of Merger dated June     , 2017.

The undersigned (i) acknowledges and agrees that he/she shall be entitled to receive, in connection with the merger, a cash payment equal to the difference between $40.00 and the per share exercise price for each share of WBKC common stock subject to the Options owned by the undersigned, provided, however, that there shall be withheld from such cash payment any taxes required to be withheld by applicable law; and (ii) recognizes and agrees that the Stock Option Agreements (and all other agreements or instruments evidencing the ownership of the Options held by the undersigned) shall be canceled and be of no further force and effect upon the payment noted above.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the      day of                     , 2017.

OPTIONHOLDER

Signature

Name Printed

ACCEPTED AND AGREED to this      day of                     , 2017.

HORIZON BANCORP

By:

Printed:

Title:

SCHEDULE 1

STOCK OPTIONS

Date of Grant:	No. of Options:	Exercise Price:
$
$
$
$
$

EXHIBIT 5.01

VOTING AGREEMENT

(See attached)

VOTING AGREEMENT

Each of the undersigned, being all of the directors and executive officers of WOLVERINE BANCORP, INC. (“WBKC”) and WOLVERINE BANK, a federally-chartered savings bank and wholly-owned subsidiary of WBKC (“Wolverine Bank”) having, in the case of the WBKC directors, voted for the approval and adoption by WBKC of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among WBKC and HORIZON BANCORP (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of WBKC in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to WBKC and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a) will support the consummation of the Holding Company Merger and any merger of any WBKC subsidiaries, including Wolverine Bank, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of WBKC;

(b) will vote all shares of common stock of WBKC (“WBKC Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of WBKC or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger (provided that the term “WBKC Common Stock” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary except where the undersigned has sole voting discretion over such shares, and (2) any unexercised stock options to purchase shares of WBKC Common Stock); and

(c) until such time as the Agreement and the Merger have been approved at a meeting of the shareholders of WBKC, or an adjournment thereof, will not transfer any shares of WBKC Common Stock, or any right or option with respect thereto or any interest therein, including any shares of restricted stock, other than: (1) transfers by will or operation of law; or (2) such transfers as Horizon may otherwise permit in its sole discretion, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made, as applicable, and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of WBKC Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of WBKC’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of WBKC.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of LaPorte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of June 13, 2017.

EXECUTIVE OFFICERS:

(76,104 shares)
David H. Dunn

(26,043 shares)
Rick A. Rosinski

DIRECTORS:

(10,804 shares)
Roberta N. Arnold

(5,106 shares)
Eric P. Blackhurst

(4,078 shares)
James W. Fisher

(42,021 shares)
Richard M. Reynolds

(15,015 shares)
J. Donald Sheets

(5,507 shares)
Howard I. Ungerleider

(31,615 shares)
Joseph M. VanderKelen

Appendix B

June 13, 2017

The Board of Directors

Wolverine Bancorp, Inc.

5710 Eastman Ave.

Midland, MI 48640

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Wolverine Bancorp, Inc., (“Wolverine”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of Wolverine with and into Horizon Bancorp (“Horizon”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Wolverine and Horizon. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), each share of common stock, par value $0.01 per share, of Wolverine (“Wolverine Common Stock”) that is issued and outstanding immediately prior to the Effective Time (other than Exempt WBKC Stock (as defined in the Agreement)) shall become and be converted into the right to receive both: (i) 1.0152 shares of common stock, no par value per share, of Horizon (“Horizon Common Stock,” and such number of shares of Horizon Common Stock issuable per share of Wolverine Common Stock, the “Stock Consideration”) and (ii) $14.00 in cash (the “Cash Consideration”). The Cash Consideration and the Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that for the merger, immediately following the Effective Time, of Wolverine Bank, a wholly-owned subsidiary of Wolverine, with and into Horizon Bank, National Association, a wholly-owned subsidiary of Horizon (“Horizon Bank”), with Horizon Bank as the surviving entity, pursuant to a separate merger agreement(such transaction, the “Bank Merger”).

KBW has acted as financial advisor to Wolverine and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to certain existing sales and trading relationships between KBW and Wolverine and between Horizon and a KBW broker-dealer affiliate, respectively), may from time to time purchase securities from, and sell securities to, Wolverine and Horizon. In addition, as market makers in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Wolverine or Horizon for our and their own accounts and for the accounts of our and their respective customers and clients. KBW employees may also maintain individual positions in Wolverine Common Stock and Horizon Common Stock. As Wolverine has previously been informed by KBW, such positions currently include an individual position in shares of Horizon Common Stock held by a

Keefe, Bruyette & Woods, a Stifel Company  •  70 W. Madison St., Suite 2401  •  Chicago, IL 60602

312.423.8200  •  www.kbw.com

The Board of Directors – Wolverine Bancorp, Inc.

June 13, 2017

senior member of the KBW advisory team providing services to Wolverine in connection with the proposed Merger. We have acted exclusively for the board of directors of Wolverine (the “Board”) in rendering this opinion and will receive a fee from Wolverine for our services. A portion of our fee was payable promptly after execution of the engagement agreement by and between KBW and Wolverine, a portion is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Wolverine has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Wolverine. In the past two years, KBW has not provided investment banking and financial advisory services to Horizon and received compensation for such services. We may in the future provide investment banking and financial advisory services to Wolverine or Horizon and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Wolverine and Horizon and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated June 13, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Wolverine; (iii) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Wolverine; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Horizon; (v) the unaudited quarterly financial statements and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 of Horizon; (vi) certain regulatory filings of Wolverine, Horizon and their respective subsidiaries, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three-year period ended December 31, 2016 and the quarter ended March 31, 2017; (vii) certain other interim reports and other communications of Wolverine and Horizon to their respective shareholders; and (viii) other financial information concerning the businesses and operations of Wolverine and Horizon that was furnished to us by Wolverine and Horizon or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Wolverine and Horizon; (ii) the assets and liabilities of Wolverine and Horizon; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Wolverine and Horizon with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Wolverine that were prepared by, and provided to us and discussed with us by, Wolverine management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Horizon (which estimates reflect the estimated pro forma impact of Horizon’s pending acquisition of Lafayette Community Bancorp, which acquisition was publicly announced on May 23, 2017 (the “Lafayette Acquisition”)), as well as assumed long-term Horizon growth rates provided to us by Horizon management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of Wolverine management and with the consent of the Board; (vii) projected balance sheet and capital data of Horizon, giving effect to Horizon’s estimates and assumptions regarding the pro forma impact of the Lafayette Acquisition, that was prepared by Horizon management, provided to and discussed with us by such management and used and relied upon by us based on such discussions at the direction of Wolverine

Keefe, Bruyette & Woods, a Stifel Company  •  70 W. Madison St., Suite 2401  •  Chicago, IL 60602

312.423.8200  •  www.kbw.com

The Board of Directors – Wolverine Bancorp, Inc.

June 13, 2017

management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on Horizon (including, without limitation, the cost savings and related expenses expected to result from or be derived from the Merger) that were prepared by, and provided to and discussed with us by, the management of Horizon and used and relied upon by us based on such discussions, at the direction of Wolverine management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of Wolverine and Horizon regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. As you are aware, although we have assisted with the efforts undertaken by Wolverine to solicit indications of interest from third parties regarding a potential transaction with Wolverine, we have not been requested to, and have not, engaged in further discussions with parties other than Horizon since Wolverine and Horizon entered into a period of exclusivity notwithstanding the existence of another interested party which recently indicated it may still have an interest in a potential transaction with Wolverine. We express no opinion as to whether any alternative sale or other transaction resulting from further discussions with parties other than Horizon could have been more favorable in any respect to holders of Wolverine Common Stock than the Merger or whether the Merger Consideration would be more favorable to holders of Wolverine Common Stock than the consideration that could have been received by such holders in any such alternative transaction.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Wolverine as to the reasonableness and achievability of the financial and operating forecasts and projections of Wolverine referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Wolverine, upon Horizon management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Horizon, the assumed Horizon long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Horizon, all referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), and we have assumed that all such information was reasonably prepared and represents, or in the case of the Horizon “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Horizon management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We express no view or opinion as to the Lafayette Acquisition (or any terms, aspects or implications thereof) and have assumed, with the consent of Wolverine, that the Lafayette Acquisition will be consummated as described to us by Horizon management in the third quarter of 2017.

It is understood that the portion of the foregoing financial information of Wolverine and Horizon that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Horizon, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general

Keefe, Bruyette & Woods, a Stifel Company  •  70 W. Madison St., Suite 2401  •  Chicago, IL 60602

312.423.8200  •  www.kbw.com

The Board of Directors – Wolverine Bancorp, Inc.

June 13, 2017

economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Wolverine and Horizon and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Wolverine or Horizon since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Wolverine and Horizon are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Wolverine or Horizon, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Wolverine or Horizon under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no additional payments or adjustments to the Merger Consideration (including the allocation between cash and stock); (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any such related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Wolverine, Horizon or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Wolverine that Wolverine has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Wolverine, Horizon, the Merger and any related transaction (including the Bank Merger), the Agreement and the Lafayette Acquisition. KBW has not provided advice with respect to any such matters.

Keefe, Bruyette & Woods, a Stifel Company  •  70 W. Madison St., Suite 2401  •  Chicago, IL 60602

312.423.8200  •  www.kbw.com

The Board of Directors – Wolverine Bancorp, Inc.

June 13, 2017

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Wolverine Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation of the Merger Consideration between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to Wolverine, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. For purposes of our analyses, we have not incorporated recently-announced proposed changes to United States tax laws regarding corporate tax rates. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Wolverine to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Wolverine or the Board, (iii) the fairness of the amount or nature of any compensation to any of Wolverine’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Wolverine Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Wolverine (other than the holders of Wolverine Common Stock, solely with respect to the Merger Consideration as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Horizon or any other party to any transaction contemplated by the Agreement, (v) any adjustment (as provided in the Agreement) to the Merger Consideration assumed to be paid in the Merger for purposes of our opinion, (vi) whether Horizon has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of the Cash Consideration to the holders of Wolverine Common Stock at the closing of the Merger, (vii) the actual value of Horizon Common Stock to be issued in the Merger, (viii) the prices, trading range or volume at which Wolverine Common Stock or Horizon Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Horizon Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Wolverine, Horizon, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), or the Lafayette Acquisition, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Wolverine Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

Keefe, Bruyette & Woods, a Stifel Company  •  70 W. Madison St., Suite 2401  •  Chicago, IL 60602

312.423.8200  •  www.kbw.com

The Board of Directors – Wolverine Bancorp, Inc.

June 13, 2017

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Wolverine Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, a Stifel Company  •  70 W. Madison St., Suite 2401  •  Chicago, IL 60602

312.423.8200  •  www.kbw.com

Appendix C

VOTING AGREEMENT

Each of the undersigned, being all of the directors and executive officers of WOLVERINE BANCORP, INC. (“WBKC”) and WOLVERINE BANK, a federally-chartered savings bank and wholly-owned subsidiary of WBKC (“Wolverine Bank”) having, in the case of the WBKC directors, voted for the approval and adoption by WBKC of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among WBKC and HORIZON BANCORP (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of WBKC in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to WBKC and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned:

(a)      will support the consummation of the Holding Company Merger and any merger of any WBKC subsidiaries, including Wolverine Bank, and, subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of WBKC;

(b)      will vote all shares of common stock of WBKC (“WBKC Common Stock”) now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of WBKC or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger (provided that the term “WBKC Common Stock” shall not include: (1) any securities beneficially owned by the undersigned as a trustee or fiduciary except where the undersigned has sole voting discretion over such shares, and (2) any unexercised stock options to purchase shares of WBKC Common Stock); and

(c)      until such time as the Agreement and the Merger have been approved at a meeting of the shareholders of WBKC, or an adjournment thereof, will not transfer any shares of WBKC Common Stock, or any right or option with respect thereto or any interest therein, including any shares of restricted stock, other than: (1) transfers by will or operation of law; or (2) such transfers as Horizon may otherwise permit in its sole discretion, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made, as applicable, and in form and substance acceptable to Horizon.

The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of WBKC Common Stock indicated beside his or her signature below.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of WBKC’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of WBKC.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits, and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of LaPorte County, Indiana or the United States District Court for the Northern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of June 13, 2017.

EXECUTIVE OFFICERS:

/s/ David H. Dunn	(76,104 shares)
David H. Dunn

/s/ Rick A. Rosinski	(26,043 shares)
Rick A. Rosinski

DIRECTORS:

/s/ Roberta N. Arnold	(10,804 shares)
Roberta N. Arnold

/s/ Eric P. Blackhurst	(5,106 shares)
Eric P. Blackhurst

/s/ James W. Fisher	(4,078 shares)
James W. Fisher

/s/ Richard M. Reynolds	(42,021 shares)
Richard M. Reynolds

/s/ J. Donald Sheets	(15,015 shares)
J. Donald Sheets

/s/ Howard I. Ungerleider	(5,507 shares)
Howard I. Ungerleider

/s/ Joseph M. VanderKelen	(31,615 shares)
Joseph M. VanderKelen

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet must be received by 1:00 a.m., Eastern Time, on October 3, 2017.

Vote by Internet
• Go to www.investorvote.com/WBKC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote “FOR” each of Proposals 1, 2 and 3.

		For	Against	Abstain			For	Against	Abstain
1.	To approve and adopt the Agreement and Plan of Merger dated June 13, 2017 (the “Merger Agreement”), by and between Horizon Bancorp (“Horizon”) and Wolverine Bancorp, Inc. (“Wolverine”), pursuant to which Wolverine will merge with and into Horizon, and to approve the merger.	☐	☐	☐	2.	To approve a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Wolverine in connection with the merger.	☐	☐	☐

3.	To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting to approve the Merger Agreement and the merger.	☐	☐	☐	4.	Such other matters as may properly come before the Special Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign, but only one signature is required.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — WOLVERINE BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS

October 3, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of Wolverine Bancorp, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders (the “Special Meeting”) to be held at The Midland Center for the Arts, Auditorium Lobby, located at 1801 West St. Andrews, Midland, Michigan 48640 at 3:00 p.m., Eastern time on Tuesday, October 3, 2017. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of Wolverine Bancorp, Inc. at the Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of Wolverine Bancorp, Inc. at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting.

The undersigned acknowledges receipt from Wolverine Bancorp, Inc. prior to the execution of this proxy of a Notice of the Meeting and a proxy statement/prospectus dated August 29, 2017.

Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.